Securities and Exchange Commission
450 5 Street, N.W.
Washington, DC  20549


RE:  Midland National Life Separate Account C; Form N-4
Registration Statement:
     333-71800

Commissioners:

Enclosed for filing under the Securities Act of 1940 and the Securities Act of 1933, please find a copy of Pre-Effective
Amendment #1 to the above referenced Registration Statement on Form N-4.

The Midland National Life Separate Account C ("Separate Account ") has previously registered as a unit investment trust under the Investment
Company Act of 1940 (File Number 811-07772) in connection with other variable annuity products.

Financial statements and exhibits not previously provided are included herein, and certain other revisions have been made in response to staff comments.

If you have any questions about this filing, please contact Fred
Bellamy
of Sutherland Asbill and Brennan LLP at 202-383-0126.



Sincerely,



Paul M. Phalen, CLU, FLMI
Assistant Vice-President
Variable Services

VA3CvrPre1.txt




As filed with the Securities and Exchange Commission on January
11,
2002
                            	 Registration Nos. 333-71800
                               and   811-07772
__________________________________________________________________
____________

          SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C.
20549
__________________________________________________________________
____________

                             FORM N-4

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___
                    Pre-Effective Amendment No.  __1__
                    Post-Effective Amendment No. _____
                                and
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF
1940
                          Amendment No. 13     _X_

                MIDLAND NATIONAL LIFE SEPARATE ACCOUNT C
                      (Exact Name of Registrant)

                MIDLAND NATIONAL LIFE INSURANCE COMPANY
                       (Name of Depositor)

One Midland Plaza, Sioux Falls, South Dakota 57193
(Address of Depositor's Principal Executive Offices)

Depositor's Telephone Number, including Area Code:
(605) 335-5700

Name and Address of Agent for Service:	Copy to:

Jack L. Briggs, Vice President, Secretary Frederick R. Bellamy
and General Counsel	             	Sutherland Asbill &
Brennan LLP
Midland National Life Insurance Company	1275 Pennsylvania
Avenue, N.W
One Midland Plaza					Washington, D.C. 20004-
2415.
Sioux Falls, South Dakota 57193


Approximate date of proposed public offering:
As soon as practicable after effectiveness of the Registration
Statement.

Title of securities being registered:
Flexible premium deferred variable annuity contracts and the guarantee of Midland National Life Insurance Company relating thereto.


___________________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with
Section 8(a) of
the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), shall determine.

VA3N4Pre1.txt

National Advantage Variable Annuity III
Prospectus
[DATE]


Flexible Premium Deferred Variable Annuity issued by
Midland National Life Insurance Company
through the
Midland National Life Separate Account C

Please read this prospectus for details on the contract being offered to You and keep it for future reference. This prospectus sets forth the information that a prospective investor should know before investing. This prospectus is valid only when accompanied by the Funds'funds' current prospectuses.
The National Advantage Variable AnnuityIII (the "contract
") offers You a unique menu of
benefits and riders that may be particularly useful to You in meeting Your long-term savings and retirement needs. There are, however, costs and charges associated with these optional riders. We
(Midland National Life Insurance Company) encourage youYou to carefully consider the costs and benefits of each rider You select to ensure that these riders are consistent with Your personal investment goals and needs. The minimum initial premium for a non-qualified contract is $10,000
(unless You elect an optional rider, at an additional cost). The minimum initial premium for a qualified contract is $2,000.
If You elect the 4% bonus credit rider, We will add a bonus credit to each premium payment that You make in the first contract year. Electing a bonus credit rider may be beneficial to You only if You own the contract for a sufficient length of time, and the investment performance of the underlying portfolios is sufficient to compensate for the additional charge associated with the bonus credit rider. Over time, the value of the bonus may be more than offset by higher charges associated with the bonus credit.


You may allocate Your premiums to Our Fixed Account and/or to the
Separate Account
investment divisions (see Definitions) that invest in the
following portfolios.
1.	VIP Money Market Portfolio
2.	VIP High Income Portfolio
3.	VIP Equity-Income Portfolio
4.	VIP Growth Portfolio
5.	VIP Overseas Portfolio
6.	VIP MidCap Portfolio
7.	VIP II Asset Manager SM Portfolio
8.	VIP II Investment Grade Bond Portfolio
9.	VIP II Contrafund Portfolio
10.	VIP II Asset Manager: Growth (r) Portfolio
11.	VIP II Index 500 Portfolio
12.	VIP III Growth & Income Portfolio
13.	VIP III Balanced Portfolio
14.	VIP III Growth Opportunities Portfolio
15.	American Century VP Capital Appreciation Portfolio
16.	American Century VP Value Portfolio
17.	American Century VP Balanced Portfolio
18.	American Century VP International Portfolio
19.	American Century VP Income & Growth Portfolio
20.	MFS VIT Emerging Growth Series
21.	MFS VIT Research Series
22.	MFS VIT Investors Trust Series
23.	MFS VIT New Discovery Series
24.	Lord Abbett Series Fund, Inc. Growth and Income Portfolio
(hereinafter referred to as Lord
Abbett VC Growth and Income Portfolio)
25.	Lord Abbett Series Fund Inc. Mid-Cap Value Portfolio
(hereinafter referred to as Lord Abbett
VC Mid-Cap Value Portfolio)
26.	Lord Abbett Series Fund Inc. International Portfolio
(hereinafter referred to as Lord Abbett
VC International Portfolio)
27.	Alger American Small Capitalization Portfolio
28.	Alger American MidCap Growth Portfolio
29.	Alger American Growth Portfolio
30.	Alger American Leveraged AllCap Portfolio]
31.	 Van Eck Worldwide Hard Assets Fund
32.	 LEVCO Equity Value Fund
33.	 INVESCO VIF-Financial Services Fund
34.	 INVESCO VIF-Health Sciences Fund

The contracts involve investment risk, including possible loss of principal. The contracts are not a deposit of, or guaranteed or endorsed by, any bank or depository institution, and the contract is not federally insured by the federal deposit insurance corporation or any other agency.



A Statement of Additional Information ("SAI") about the contract and the Midland National Life
Separate Account C is available by checking the appropriate box on the application form or by writing to Us at:
Midland National Life Insurance Company
4601 Westown Parkway, Suite 300
West Des Moines, IA 50266
1-877-586-0240.

The SAI, dated [____], has been filed with the U.S. Securities and Exchange Commission ("SEC"), and is incorporated herein by reference. The table of contents of the SAI is included at the end of this prospectus.
The SEC maintains an Internet website  (http://www.sec.gov)
 that contains the SAI, material
incorporated by reference, and other information. You may also read and copy these materials at the SEC's public reference room in Washington, D.C. Call 1-800-SEC-0330 for information about the
SEC's public reference room.
The SEC has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




TABLE OF CONTENTS
	Page
DEFINITIONS	5
SUMMARY	8
Features of Variable Annuity III	8
YOUR "FREE LOOK" RIGHT	8DEFINITIONS	5
SUMMARY	8
Features of National Advantage Variable Annuity	8
Your "Free Look" Right	8
Your Accumulation Value	9
Flexible Premium Payments	9
Bonus Credit Rider	9
Minimum Premium Rider	10
Investment Choices	10
Transfers	13
Surrenders	13
Charges and Fees	14
Fee Table - Summary of Basic Contract  Fees	17
Fees for Optional Riders	17
Fee Table Including All Optional Riders	20
Expense Examples	23
Suitability of the Contracts	30
Death Benefit	30
Other Products	31
Inquiries And Correspondence	31
State Variations	32
Financial Information	32
SEPARATE ACCOUNT C AND THE FUNDS	32
Our Separate Account And Its Investment Divisions	32
The Funds	32
Investment Policies Of The Funds' Portfolios	33
We Own The Assets Of Our Separate Account	38
Our Right To Change How We Operate Our Separate Account	38
DETAILED INFORMATION ABOUT THE CONTRACT	40
Requirements for Issuance of a Contract	40
Minimum Premium Rider	40
Free Look	41
Tax-Free "Section 1035" Exchanges	41
Allocation of Premium Payments	42
Changing Your Premium Allocation Percentages	42
Bonus Credit Rider	42
Your Accumulation Value	43
Amounts In Our Separate Account	43
The Fixed Account	44
Transfers of Accumulation Value	45
Market Timing and Excessive Trading Limits	46
Surrenders	47
Dollar Cost Averaging	49
Fixed Account Dollar Cost Averaging ("Fixed Account DCA")	50
Portfolio Rebalancing	51
Fixed Account Earnings Sweep Program	52
Systematic Withdrawals	52
Free Surrender Amount	53
Partial Waiver of Surrender Charge - Charitable Remainder Trust
Endorsement	54
Death Benefit	54
Guaranteed Minimum Death Benefit (GMDB)	55
Payment of Death Benefits	55
Higher Education Rider	56
Estate Planning Rider	56
CHARGES, FEES AND DEDUCTIONS	57
Surrender Charges on Surrenders	57
Mortality and Expense Risk Charge	58
Annual Maintenance Fee	58
Rider Charges	59
Transfer Charge	59
Charges In The Funds	59
Premium Taxes	59
Other Taxes	60
FEDERAL TAX STATUS	60
Introduction	60
Annuity Contracts in General	60
Qualified and Nonqualified Contracts	61
Diversification and Distribution Requirements	62
Surrenders - Nonqualified Contracts	62
Taxation of Death Benefit Proceeds	63
Annuity Payments	64
Annuity Contracts Purchased by Nonresident Aliens and Foreign
Corporations	65
Transfers, Assignments or Exchange of Contracts	65
Possible Tax Law Changes	65
Separate Account Charges	65
MATURITY DATE	66
SELECTING AN ANNUITY OPTION	66
Fixed Options	67
Variable Options	68
Payout Options	69
Transfers after the Maturity Date	70
ADDITIONAL INFORMATION	70
Midland National Life Insurance Company	70
Fund Voting Rights	71
Our Reports to Owners	72
Contract Periods, Anniversaries	72
Dividends	73
Performance	73
Your Beneficiary	74
Assigning Your Contract	74
When We Pay Proceeds From This Contract	75
Sales Agreements	75
Regulation	76
Discount for Employees of Sammons Enterprises, Inc.	77
Legal Matters	77
Financial Statements	77






Definitions
Accumulation Unit means the units credited to each investment division in the Separate Account before the maturity date.
Accumulation Value means the sum of the amounts You have in Our Fixed Account and in the investment divisions of Our Separate Account less any administration fees under Your in force contract.
Annuitant means the person(s), designated by the owner, to whom periodic income will be paid. This is the person whose life is used to determine the amount and duration of any periodic income involving life contingencies. The annuitant will be considered the owner unless otherwise stated.
Annuity Unit means the units in the Separate Account, after the maturity date that are used to determine the amount of the annuity payment.
Attained Age means the issue age plus the number of complete contract years since the issue date.
Beneficiary means the person or persons to whom the contract's death benefit is paid when the owner or annuitant dies before the maturity date.
Business Day means any day the New York Stock Exchange is open. Our business day ends when the New York Stock Exchange closes for regular trading.
Contract Anniversary means the same date in each contract year as the issue date.
Contract Month means a month that starts on the same date as the issue date in each month.
Contract Year means a year that starts on the issue date or on each anniversary thereafter.
Death Benefit means the amount We will pay when We receive due proof of the death of the owner or annuitant, prior to the maturity date and an election of how the death benefit is to be paid.
EarningsGain means the difference, if any, between Your accumulation value and the net premiums paid into this contract.
Executive Office means ourOur office located at One Midland
Plaza, Sioux Falls, SD 57193.
Please use ourOur Principal Office address and telephone number for all correspondence, payments, and inquiries.
Funds mean the investment companies, more commonly called mutual funds, available for investment by
Our Separate Account on the issue date or as later changed by Us. Investment Division means a division of Our Separate Account which invests exclusively in the shares of a specified portfolio of the funds.
Issue Age means the age of the annuitant on the last birthday before the issue date.
Issue Date means the date the contract goes into effect and from which contract anniversaries and contract years are determined.
Maturity Date means the date, specified in the contract, when annuity payments are to begin. The earliest possible maturity date is the 8th contract anniversary at which time you may annuitize your full accumulation value. The maximum maturity date is thelater of
(a) the contract anniversary
immediately following the annuitant's 100th birthday or (b) the first day of the eighth contract year.
birthday.
Net Premium means Your premium payment(s) minus any partial surrenders and any surrender charges.
Owner means the person who purchases a National Advantage Variable Annuity III contract and makes the premium payments and is referred to as "You." The owner is entitled to exercise all rights and privileges provided in the contract.
Payee means the person who is entitled to receive annuity payments after an annuity is effected. On or after the maturity date, the annuitant will be the payee. If the annuitant or the owner dies prior to the maturity date, then the beneficiary is the payee.
Principal Office means where You write to Us to pay premiums or take other action, such as transfers between investment divisions. The address is:

Midland National Life Insurance Company Company
4601 Westown Parkway, Suite 300
West Des Moines, IA 50266
1-877-586-0240.
Separate Account means the Midland National Life Separate Account C which receives and invests
Your premiums under the contract.
Surrender Value means the Fixed Account accumulation value plus the Separate Account accumulation value on the date of surrender minus any surrender charge, premium tax and annual maintenance fee.
Valuation Period means the time beginning at the close of the New York Stock Exchange on one business day and ending at the close of the New York Stock Exchange on the next business day.


SUMMARY
In this prospectus "We", "Our", and "Us" mean Midland National Life Insurance Company. "You" and
"Your" mean the owner of the contract. We refer to the person who is covered by the contract as the "annuitant", because the annuitant and the owner might not be the same.
The detailed information appearing later in this prospectus further explains the following summary. This summary must be read along with that detailed information. Unless otherwise indicated, the description of the contract in this prospectus assumes that the contract is in force.
Features of Variable Annuity IIINational Advantage Variable
Annuity
The Variable Annuity IIINational Advantage Variable Annuity contract provides You with a basic contract to which You can add optional riders. For each optional rider You choose, a corresponding charge will be deducted. The flexible premium deferred variable annuity contract s described in this prospectus provide s for accumulation of the accumulation value and payment of annuity payments on a fixed or variable basis.
Variable payment options are not available in certain states. The contracts arecontract is designed to aid individuals in long-term planning for retirement or other long-term purposes.
The contracts arecontract is available for situations that do not qualify for the special federal tax advantages available under the Internal Revenue Code (non-qualified contract) and for retirement plans which do qualify for those tax advantages (qualified contract).
This prospectus generally describes only the variable portion of the contract, except where the Fixed
Account is specifically mentioned.
Your "Free Look" Right
You have a right to examine the contract and return it to Us.
Your request generally must be postmarked no later than 10 days (or as required by state law) after You receive Your contract. (See "Free Look" on page 3641 for more details.)
Your Accumulation Value
Your accumulation value depends on:
	the amount and frequency of premium payments, the selected portfolio's investment experience, interest earned on amounts allocated to the Fixed Account,
	 partial surrenders, and
	charges and deductions.
You bear the investment risk under the contract (except for amounts in the Fixed Account). There is no minimum guaranteed accumulation value with respect to any amounts allocated to the Separate Account.
(See "Your Accumulation Value" on page 43 .)
Flexible Premium Payments
You may pay premiums whenever You want and in whatever amount You want, within certain limits.
We generally require an initial minimum premium of at least $10,000. However, if You elect the minimum premium rider (at an additional cost) or purchase a qualified contract, We may accept an initial premium of only $2,000. Other premium payments must be at least $50.
You may choose a planned periodic premium. You need not pay premiums according to the planned schedule.

Bonus Credit Rider

If You select the bonus credit rider, then We will apply a credit of 4.0% to each premium payment that You make in the first contract year. In exchange for this credit, We will charge an additional fee against Your Separate Account accumulation value during the first
87 contract years.  Over time, the
amount of the fees may exceed the amount of the Bonusbonus Credits. credits. In general, in order to receive a benefit from this rider, the Separate Account performance must be at least 8.34% annually. Generally, the higher the rate of return the more advantageous the Bonus Credit Rider becomes and vise versa. Because the 0.60% charge associated with the Bonus Credit Rider will be assessed against the entire Separate Account value for the first seven contract years, contract owners who anticipate making additional premium payments after the first contract year should carefully examine the Bonus Credit Rider and consult their financial adviser regarding its desirability. Note carefully that the charge will be assessed against the Separate Account accumulated value attributable premium payment s made in years two through seven, but no bonus will be credited with respect to premium payments made anytime after the first contract year.

If you
exercise Your free look right and cancel the contract, We will retain that proportion of the accumulation value provided by any bonus credits above Your premium
payments.
Minimum Premium Rider
If You elect this rider, Your minimum initial premium requirement under a non-qualified contract will be only $2,000. You will incur an additional charge against Your Separate Account accumulation value until Your net premium (premiums less partial surrenders)
is equal to or greater than the regular
premium requirement of $10,000. Once Your net premium exceeds $10,000 the additional charge against Your Separate Account accumulation value will end, even if in the future Your Separate Account accumulation value falls below $10,000 due to negative investment performance. If, however, Your net premium never becomes greater than $10,000, then You will continue to incur the additional charge against Your Separate Account accumulation value until the
maturity date.
Investment Choices
You may allocate Your accumulation value to the investment divisions of Our Separate Account or to
Our Fixed Account, which pays interest at a declared rate, or to a combination of these options.
Each of the Separate Account investment divisions invests in shares of a corresponding portfolio of one of the following "series" type mutual funds:
(1) Fidelity's Variable Insurance Products Fund (VIP), (2) Fidelity's Variable Insurance Products Fund II
(VIP II), (3) Fidelity's Variable Insurance Products Fund III (VIP
III), (4) American Century's Variable
Portfolios, Inc., (5) MFS(r) Variable Insurance Trusts, (6) Lord Abbett's Series Fund, Inc., and
(7) Alger American Fund, (8) Van Eck Global Fund.Worldwide Insurance Trust, (9) LEVCO
Series Trust, and (10). INVESCO Variable Investment Funds
(VIF).  The portfolios have different
investment policies and objectives.
For a full description of the portfolios, see the
Funds'funds' prospectuses, which accompany
this prospectus.  (See The Funds on page 2832. )
The investment divisions that invest in portfolios of Fidelity's Variable Insurance Products Fund are:
	VIP Money Market Portfolio
	VIP High Income Portfolio
	VIP Equity-Income Portfolio
	VIP Growth Portfolio
	VIP Overseas Portfolio
	VIP MidCap Portfolio
The investment divisions that invest in portfolios of Fidelity's Variable Insurance Product Fund II are:
	VIP II Asset Manager Portfolio
	VIP II Investment Grade Bond Portfolio
	VIP II Contrafund Portfolio
	VIP II Asset Manager: Growth Portfolio
	VIP II Index 500 Portfolio
The investment divisions that invest in portfolios of Fidelity's Variable Insurance Products Fund III are:
	VIP III Growth & Income Portfolio
	VIP III Balanced Portfolio
	VIP III Growth Opportunities Portfolio
The investment divisions that invest in portfolios of the American Century Variable Portfolios, Inc. are:
	VP Capital Appreciation Portfolio
	VP Value Portfolio
	VP Balanced Portfolio
	VP International Portfolio
	VP Income & Growth Portfolio
The investment divisions that invest in portfolios of the MFS(r) Variable Insurance Trusts are:
	VIT Emerging Growth Series
	VIT Research Series
	VIT Investors Trust Series
	VIT New Discovery Series
The investment divisions that invest in portfolios of the Lord Abbett Series Fund, Inc. are:
	Lord Abbett VC Growth & Income Portfolio
	Lord Abbett VC Mid-Cap Value Portfolio
	Lord Abbett VC International Portfolio
The investment divisions that invest in portfolios of the Alger
American Fund are:
	Alger American Small Capitalization Portfolio
	Alger American MidCap Growth Portfolio
	Alger American Growth Portfolio
	Alger American Leveraged AllCap Portfolio
The investment divisions that invest in portfolios of the Van
Eck Global Worldwide Insurance Trust
are:
	Worldwide Hard Assets Fund
The investment divisions that invest in portfolios of the LEVCO
Series Trust are:
	LEVCO Equity Value Fund
The investment divisions that invest in portfolios of the INVESCO Variable Investment Funds are:
	VIF-Financial Services Fund
	VIF-Health Sciences Fund
Each portfolio pays a different investment management or advisory fee and different operating expenses.
The fees and expenses for the year ending December 31, 2000 are shown under the table of Portfolio
Annual Expenses.
See "Investment Policies Of The Funds' Portfolios" on page
2933, and "Charges In The Funds"
on page 5359.
Transfers
You may transfer Your accumulation value among the investment divisions and between the Fixed
Account and the investment divisions before the maturity date (although weWe may restrict or eliminate this transfer privilege at any time). After the maturity date, You may make two transfers each year among the Separate Account investment divisions.
We require a minimum amount, usually $200 (or 100% of an investment division if less than $200), for each transfer.
Currently, We do not charge for making transfers. However, We reserve the right to assess a $15 administrative charge after the 12th transfer in a contract year. Transfer requests received before the New York Stock Exchange closes will take effect on the same day if that day is a business day. Otherwise, the request will take effect on the business day following the day We receive Your request. Unit values are determined at the close of business on the day the request takes effect.  See definition of "business day.  day."
For limitations on transfers to and from the Fixed Account, see "The Fixed Account" on page
3944.
Surrenders
You may generally withdraw all or part of Your surrender value at any time, before annuity payments begin. You may also elect a systematic withdrawal option (See "Systematic Withdrawals" on page
4752. ) (Your retirement plan may restrict surrenders.)  You may withdraw up to 10% of Your
net premiums (premiums less prior partial surrenders, as determined on the date of the surrender),withdrawal request) , once each contract year
without incurring a surrender charge.
(See " Free Surrender AmountFree Surrender AmountFree Surrender AmountFree Surrender
AmountFree Surrender Amount" on Page 29)." on Page 53).  We
may impose a surrender charge on
any surrender in excess of the free surrender amount (including surrenders to begin annuity payments), and upon full surrender We may also deduct an annual maintenance fee. The amount You request plus any surrender charge will be deducted from Your accumulation value. You may take a surrender in a lump sum or use it to purchase an annuity that will continue as long as You live or for some other period
You select. A surrender may have negative tax consequences, including a 10% tax penalty on certain surrenders prior to age 59 1/2. Under non-qualified contracts, earnings,gain, if any, areis withdrawn first for tax purposes and are taxed as ordinary
income.  (See "Surrender Charges on
Surrenders" on page 5157,  "FEDERAL TAX STATUS" on page
5460, and
"SELECTING AN ANNUITY OPTION" on page 6066 .)  Surrenders
from contracts used for
tax-qualified retirement plans may be restricted or penalized by the terms of the plan or applicable law.
Partial Waiver of Surrender Charge - Terminal Illness.
This benefit provides a one time free partial surrender of up to 50% of Your accumulation value if the annuitant is expected to live less than 12 months. A certification is required from a qualified medical practitioner for this benefit. There is no charge for this benefit and it is not available during the first contract year. It is also not applicable if the annuitant's attained age is greater than 75 at the time of issue.
Partial Waiver of Surrender Charge - Charitable Remainder Trust. This benefit provides for a potential increase in the free surrender amount allowed each contract year . Under this benefit, the free surrender amount is the greater of: a) Your accumulation value less Your net premiums at the close of the prior business day or
b) 10% of Your net premiums at the
time of the partial surrender. There is no charge for this benefit and it is only available if the owner is a Charitable Remainder Trust.
Charges and Fees
Sales expenses are not deducted from premium payments. However, a surrender charge may be assessed against premium payments when they are withdrawn, including
full and partial surrenders to
effect an annuity and systematic withdrawals. (See "Surrender Charges on Surrenders" on page
5157.)
The length of time between the receipt of each premium payment and the surrender determines the surrender charge. For this purpose, premium payments will be deemed to be withdrawn in the order in which they are received and all partial surrenders will be
made first from premium payments
and then from other accumulation values. The charge is a percentage of the premium withdrawn and is as follows:
	Length of Time	Surrender
	From Premium Payment 	Charge
	(Number of Years)
	1	7%
	2	7%
	3	6%
	4	5%
	5	4%
	6	3%
	7	2%
	 8+	0%
	No surrender charge will be assessed upon:
(a)	payment of death benefits; or
(b)	exercise of the free look right.
In addition, the surrender charge may be partially waived pursuant to the Terminal Illness and
Charitable Remainder Trust rider s.
Certain conditions may apply to these waivers.this waiver.
Please refer to Your contract  for
details.
Surrenders may be subject to tax consequences. (See "FEDERAL TAX
STATUS" on page
5460.)

Mortality and Expense Risk Charge

We currently deduct a 0.95% per annum charge against all accumulation values held in the Separate
Account for assuming the mortality and expense risks under the contract.
 The maximum mortality and
expense risk charge is X.XX%.0.95%. (See "Mortality and Expense
Risk Charge" on page
5258.)

Annual Maintenance Fee

We deduct an annual  maintenance fee of $30 from each contract.
We reserve the right to increase this
charge, however, it will not exceed $60 per contract year. Currently, We waive the $30 annual maintenance fee for contracts with net premiums of $50,000 or more on the contract anniversary. (See
"CHARGES, FEES AND DEDUCTIONS" on page 5157.)
Transfer Fee
There may be a $15 charge for each transfer in excess of 12 in any one contract year.
Premium Taxes
We will deduct from Your accumulation value at surrender, death or annuitization the amount of any premium taxes levied by a state or any government entity. (See "Premium Taxes" on page
5459) .
Optional Rider Charges
We deduct an additional fee for each optional rider You select. For a list of these charges, see " Fees for Optional RidersFees for Optional RidersFees for Optional RidersFees for Optional RidersFees for
Optional Riders""on page 17 and the description of each rider.


Fee Table - Summary of Basic Contract  Fees
This information is intended to assist You in understanding the various costs and expenses that You will bear under the basic contract with no optional riders
elected.  It reflects expenses of the
Separate Account as well as the portfolios.
Contract Owner Transaction Expenses
Sales Load Imposed on Purchases		None
Transfer Fee (There is currently no charge for transfers.  We reserve the right to charge
$15 for each transfer in excess of 12 in one contract year).
	$0 - $15
Maximum Surrender Charge (as a percentage of premium withdrawn)
	7.00%
Annual Maintenance Fee (current charge) (1)		$30.00
Annual Maintenance Fee (maximum charge) (1)		$60.00
Separate Account Annual Expenses (as a percentage of average daily accumulation value)
Mortality and Expense Risk Charge (current charge)		0.95%
Mortality and Expense Risk Charge (maximum charge)
	 X.XX%0
 .95%
Total Separate Account Expenses for the Basic Contract (currently)
		0.95%
(1) The annual maintenance fee is deducted proportionally from the accumulation value at the time of the charge. We reserve the right to change this fee, however, it will not exceed $60 per contract year. The annual maintenance fee is reflected in the examples below by a method intended to show the "average" impact of the annual maintenance fee on an investment in the Separate Account. The annual maintenance fee is deducted only when the net premiums are less than $50,000. In the example, the annual maintenance fee is approximated as a [X.XX%][0.09%] annual asset charge based on the anticipated average net premiums of the contracts.

Fees for Optional Riders
You may add various riders to the basic contract. You must elect these riders on Your contract supplemental application.  We will deduct a corresponding
charge for each optional rider You
elect.  These are daily charges, as a percentage of
yourYour daily accumulation value, at the
annual rates specified below. Charges for these optional riders are in addition to the charges for the basic contract (stated above). If You elect all of these riders, the total Separate Account expenses would be X.XX%3.60% per year.  We reserve the right to change the
charge for each optional rider.
Once elected, these optional riders may not be terminated.
The following brief descriptions of the riders are only summaries. Each rider is subject to particular terms and conditions that are specified in the rider itself, so youYou should read each rider carefully if youYou are interested in it.
Bonus Credit Rider
If You elect this rider on Your supplemental application,
then We will credit a 4.0% bonus
credit to Your premium payments received during the first contract year. We will deduct an additional daily charge assessed against Your Separate Account accumulation value during the first
87 contract years at the annual rate noted below:
4.0% Bonus Credit Charge (current charge)
	 X.XX%0
 .60%
4.0% Bonus Credit Charge (maximum charge)
	 X.XX%0
 .70%
Minimum Premium Rider
If You elect this rider on Your supplemental application,
then We will lower the amount of
the minimum initial premium required for non-qualified contracts from $10,000 to $2,000 for an additional daily charge against Your Separate Account accumulation value until Your net premium is greater than the regular minimum premium requirement of $10,000. If the net premium is never greater than $10,000, then the additional daily charge will continue until the maturity date. The charge for this rider is at the annual rate noted below:
Minimum Premium Rider Charge (current charge)
	 X.XX%0
 .25%
Minimum Premium Rider Charge (maximum charge)
	 X.XX%0
 .50%

Guaranteed Minimum Death Benefit Rider

If You elect this rider on Your supplemental application,
then We will guarantee that the
death benefit will be the greater of total premiums minus partial surrenders accumulated at
7%6% per year (limited to an additional 100% of premiums
minus adjustments for
partial surrenders) or the accumulation value.  Adjustments
for any partial surrenders will
reduce the Death Benefit by the same proportion the accumulation value was reduced by the partial surrender.  We will deduct an additional daily charge against
Your Separate Account
accumulation value (until the maturity date) at the annual rate noted below:
Guaranteed Minimum Death Benefit Rider Charge (current charge)
	 X.XX%0
 .50%
Guaranteed Minimum Death Benefit Rider Charge (maximum charge)
	 X.XX%0
 .75%

Higher Education Rider

If You elect this rider on Your supplemental application,
then We will provide an extra
benefit equal to  38% of the taxable surrender amount in order to help compensate for any
estimated tax liability for early surrender.10% of the gain, under this contract, of the partial or full
surrender amount.   This rider is only available for non-
qualified contracts.  Under this rider,
You may request surrenders,a partial or full surrender,
made directly payable to a United
States accredited institution of higher education, at any time after the 5th7th contract anniversary and prior to the maturity date.  If the amount of the withdrawal exceeds the 10%
penalty-free withdrawal amount, surrender charges may apply.
We will deduct an additional
daily charge against Your Separate Account accumulation value (until the maturity date) at the annual rate noted below:
Higher Education Rider Charge (current charge)
	 X.XX%0
 .95%
Higher Education Rider Charge (maximum charge)
	 X.XX%4
 .00%
Estate Planning Rider
If You elect this rider on Your supplemental application,
then We will provide an extra
death benefit of 40% of taxable earnings in order to help compensate for any tax liability at
death.the gain in this contract upon the death of the owner or annuitant prior to the maturity date.  This rider is only available for non-qualified
contracts.   The maximum extra death
benefit is limited to 50% of the net premiums. If You have no earningsgain when the death benefit is calculated, then You will receive no benefit. We will deduct an additional daily charge against Your Separate Account accumulation value (until the maturity date) at the annual
rate listed below:
Estate Planning Rider Charge (current charge)
	 X.XX%0
 .35%
Estate Planning Rider Charge (maximum charge)
	 X.XX%0
 .75%
Fee Table Including All Optional Riders
This information is intended to assist You in understanding the various costs and expenses that You will bear if You elect all of the optional riders.
Contract Owner Transaction Expenses
Sales Load Imposed on Purchases		None
Transfer Fee (There is currently no charge for transfers. We reserve the right to charge
$15 for each transfer in excess of 12 in one contract year).
	$0 - $15
Maximum Surrender Charge (as a percentage of premium withdrawn)
	7.00%
Annual Maintenance Fee  (current; see footnote 1 above)
	$30.00
Annual Maintenance Fee (maximum charge; see footnote 1 above)
	$60.00
Separate Account Annual Expenses (as a percentage of average daily accumulation value)
	Current	Maximum
Mortality and Expense Risk Charge		0.95%
	 X.XX%0.95%
Bonus Credit Rider Charge		 X.XX%
	X.XX%0.60%
	0.70%
Minimum Premium Rider Charge		 X.XX%
	X.XX%0.25%
	0.50%
Guaranteed Minimum Death Benefit Rider Charge		 X.XX%
	X.XX%0.50%
	0.75%
Higher Education Rider Charge		 X.XX%
	X.XX%0.95%
	4.00%
Estate Planning Rider Charge		 X.XX%
	X.XX%0.35%
	0.75%
Total Separate Account Expenses for a Contract
with all of the Optional Riders		 X.XX%
	X.XX%3.60%
	7.65%

[PORTFOLIO ANNUAL EXPENSES(1)
(as a percentage of Portfolio average net assets after fee waivers and expense reimbursement but before any reductions for custodian and other expense offsets.)
				TOTAL
	MANAGEMENT	12b-1	OTHER	ANNUAL
	FEES	FEES	EXPENSES	EXPENSES(2)
VIP Money Market(8) Portfolio	0.27%	0.00%	0.08%	0.35%
VIP High Income Portfolio	0.58%	0.00%	0.10%	0.68%
VIP Equity-Income(3) Portfolio	0.48%	0.00%	0.08%	0.56%
VIP Growth(3) Portfolio	0.57%	0.00%	0.08%	0.65%
VIP Overseas(3) Portfolio	0.72%	0.00%	0.17%	0.89%
VIP MidCap(3)  Portfolio	0.57%	0.00%	0.17%	0.74%
VIP II Asset Manager Portfolio	0.53%	0.00%	0.08%	0.61%
VIP High Income Portfolio	0.58%	0.25%	0.18%	1.01%

VIP Equity-Income(3) Portfolio	0.48%	0.25%	0.10%	0.83%

VIP Growth(3) Portfolio	0.57%	0.25%	0.09%	0.91%

VIP Overseas(3) Portfolio	0.72%	0.25%	0.18%	1.15%

VIP MidCap(3)  Portfolio	0.57%	0.25%	0.17%	0.99%

VIP II Asset Manager Portfolio	0.53%	0.25%	0.10%	0.88%

VIP II Investment Grade Bond Portfolio	0.43%	0.00%	0.11%
	0.54%Bond(4)
Portfolio	0.43%	0.25%	0.37%	1.05%

VIP II Contrafund (3) Portfolio	0.57%	 0.00%	0.09%
	0.66%0.25%
	0.10%	0.92%

VIP II Asset Manager:  Growth(3) Portfolio	0.58%	 0.00%
	0.11%	0.69%0.25%
	0.14%	0.97%

VIP II Index 500(4) Portfolio	0.24%	 0.00%	0.04%	0.28%0.25%
	0.04%	0.53%

VIP III Growth & Income(4) Portfolio	0.48%	 0.00%	0.10%
	0.58%0.25%
	0.12%	0.85%

VIP III Balanced(3) Portfolio	0.43%	 0.00%	0.15%	0.58%0.25%
	0.17%	0.85%

VIP III Growth Opportunities(3) Portfolio	0.58%	 0.00%	0.10%
	0.68%0.25%
	0.12%	0.95%

American Century VP Capital Appreciation
Portfolio	0.98%	0.00%	0.00%	0.98%
American Century VP Value Portfolio	1.00%	0.00%	0.00%	1.00%

American Century VP Value Portfolio	0.90%	0.25%	0.00%
	1.15%

American Century VP Balanced Portfolio	0.90%	0.00%	0.00%	0.90%

American Century VP International Portfolio	 1.23%	0.00%
	0.00%	1.23%1.40%
	0.25%	0.00%	1.65%

American Century VP Income & Growth Portfolio	0.70%	 0.00%
	0.00%	0.70%0.25%
	0.00%	0.95%

MFS VIT Emerging Growth(5) Series	0.75%	 0.00%	0.10%
	0.85%0.20%
	0.10%	1.05%

MFS VIT Research(5) Series	0.75%	 0.00%	0.10%	0.85%0.20%
	0.10%	1.05%

MFS VIT Investors Trust(5) Series	0.75%	 0.00%	0.12%
	0.87%0.20%
	0.12%	1.07%

MFS VIT New Discovery(5) (6) Series	0.90%	 0.00%	0.16%
	1.06%0.20%
	0.19%	1.29%

Lord Abbett VC Growth & Income Portfolio	0.50%	0.00%	 0.53%
	1.03%0.52%
	1.02%

Lord Abbett VC Mid-Cap Value(7) Portfolio	0.00%	0.00%	 0.35%
	0.35%0.00%
	0.00%

Lord Abbett VC International(7) Portfolio	0.00%	0.00%	 0.35%
	0.35%0.00%
	0.00%

Alger American Small Capitalization Portfolio	0.85%	0.00%	0.05%
	0.90%

Alger American MidCap Growth Portfolio	0.80%	0.00%	0.04%	0.84%

Alger American Growth Portfolio	0.75%	0.00%	0.04%	0.79%

Alger American Leveraged AllCap Portfolio	0.85%	0.00%	0.05%	0.90%

Van Eck Worldwide Hard Assets Fund	1.00%	0.00%	0.16%	1.16%

LEVCO Equity Value(9) Fund	0.85%	0.00%	0.52%	1.37%\

INVESCO VIF-Financial Services Fund	0.75%	0.00%	0.34%	1.09%

INVESCO VIF-Health Sciences Fund	0.75%	0.00%	0.32%	1.07%

(1)	The portfolio expense data was provided by the funds or
their managers.  Midland has not independently verified the
accuracy of the Fund data.
(2)	The annual expenses shown are based on actual expenses for
 20002001 except as noted for the Lord Abbett
VC Mid-Cap Portfolio and the Lord Abbett VC International
Portfolio.  The expenses shown for Fidelity's VIP, VIP II and VIP
III Portfolios are those applicable to the  Service Class 2, except for the VIP Money Market Portfolio which is the
Initial Class.
(3)	Actual annual class operating expenses were lower because a
portion of the brokerage commissions that the Fund paid
was used to reduce the Fund's expenses, and/or because through
arrangements with   theeach  Fund's custodian, credits
realized as a result of uninvested cash balances were used to reduce a portion of the Fund's custodial expenses.  Including these
reductions, total operating expenses would have been as follows:
VIP Equity-Income Portfolio	 0.55% 0.82%
VIP Growth Portfolio	0.64%
VIP Overseas Portfolio	0.87%
VIP MidCap Portfolio	0.69% 0.90%
VIP Overseas Portfolio	 1.13%
VIP MidCap Portfolio	 0.94%
VIP II Contrafund Portfolio	0.63% 0.90%
VIP II Asset Manager: Growth Portfolio	0.68% 0.95%
VIP III Growth & Income Portfolio	0.57% 0.84%
VIP III Balanced Portfolio	0.56% 0.83%
VIP III Growth Opportunities Portfolio	0.66% 0.93%
(4)	Fidelity Management and Research agreed to reimburse a
portion of the VIP II Index 500  Portfolio and VIP
Investment Grade Bond Portfolio  expenses   duringeffective
January 12,   2000.  Without this reimbursement, the
VIP II Index 500 would have had total expenses of  0.33%.0.76%
and the VIP Investment Grade Bond would have had total
expenses of 1.75%.   This arrangement may be discontinued by
the Fund's manager at any time.
(5)	Each  of the  MFS Series has an expense offset
arrangement, whicharrangement that   reduces the
series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend-disbursing agent.
 EachThe  series may enter into other   suchsimilar
arrangements and directed brokerage arrangements,
which would also have the effect of reducing the series' expenses.
  The expenses shown above"Other Expenses"   do
not take into account these expense reductions, and are therefore
higher than the actual expenses of the series.   Including
these reductions, the total expenses would have been as
follows:Had these fee reductions been taken into account, "Total
Annual Expenses" or "Net Expenses" would be lower, and for service class shares would be estimated to be :
MFS VIT Emerging Growth Series	0.84%  1.04%
MFS VIT Research Series	0.84%  1.04%
MFS VIT Investors Trust Series	0.86%  1.06%
MFS VIT New Discovery Series	1.05%  1.25%
This arrangement may be discontinued by the fund's manager at any time.
(6)	MFS has  agreed to bear expenses for this portfolio, such
that the portfolio's other expenses shall not
exceed 0.15%.  Without this limitation, the other expenses and total expenses would have been 0.19% and 1.09% for the
MFS VIT New Discovery.
contractually agreed, subject to reimbursement, to bear the
series' expenses such that "Other Expenses" (after taking into account
the expense offset arrangement described above)  do not exceed
0.15% annually.  This contractual fee arrangement will continue until at least May 1, 2002, unless changed with the consent of the fund manager's board of trustees which oversees the series.
The current Expense Reimbursement is 0.03% and the adjusted "Total
Annual Expenses" or "Net Expenses" figure is
1.26%.
(7)	For the year 2000, Lord Abbett & Co. voluntarily waived its
management fees from the VC Mid-Cap Value and VC
International portfolios and reimbursed a portion of each
portfolio's expenses.  Without these waivers and reimbursements, the
total expenses would have been 1.56% for the VC Mid-Cap Value and
2.37% for the VC International Portfolios.  For the year
2001,Lord Abbett & Co. has agreed formally to continue to
reimburse a portion of each of those Portfolio's expenses to the extent necessary to maintain its "Other Expenses" at 0.35% of its average net assets.  This agreement may be discontinued by
Lord Abbett & Co. at any time.
(8)	The annual class operating expenses provided are based on
historical expenses, adjusted to reflect the current
management fee structure.]
 (9)	The investment adviser voluntarily has undertaken to
limit expenses of the Fund (exclusive of taxes, interest, Rule
18b-
1 fees, brokerage commissions and extraordinary expenses) to 1.10%
of its average net assets.  Such arrangements typically take the form of either a reimbursement of expenses or a fee waiver by the investment adviser.  For 2000, the investment adviser
waived $78,221 of its $246,029 management fee under this
arrangement.  The investment adviser has reserved the right to discontinue this arrangement at any time.
Expense Examples
The following tables show what Your costs would be under this contract under certain assumptions.
These examples are based on the actual charges and expenses for the contract, the elective riders, and the
portfolios (for the year 2000) as stated in the Fee Table above.
These examples assume that the
applicable portfolio fee waivers and expense reimbursements will continue for the length of time shown
in the examples.  We cannot guarantee that they will continue.
EXAMPLE 1 (Contract surrendered, No riders)
Example 1 below shows the dollar amount of expenses that You would pay if You:
	invested $1,000 in a investment division;
	earned a 5% annual return on Your investment;
	fully surrendered or annuitized Your contract at the end of
the period and We deducted
the basic contract's surrender charge and a $30 annual maintenance fee; and
	selected none of the optional riders thereby resulting in
maximum Separate Account
charges of  0.95% per year.
							ONE	       THREE
	YEAR	YEARS
VIP Money Market(8) Portfolio	78	99
VIP High Income Portfolio	84	119
VIP Equity-Income(3) Portfolio	82	113
VIP Growth(3) Portfolio	83	116
VIP Overseas(3) Portfolio	86	123
VIP MidCap(3)  Portfolio	84	118
VIP II Asset Manager Portfolio	83	115
VIP II Investment Grade Bond(4) Portfolio	85	120
VIP II Contrafund (3) Portfolio	83	116
VIP II Asset Manager: Growth(3) Portfolio	84	118
VIP II Index 500(4)  Portfolio	79	104
VIP III Growth & Income(4) Portfolio	83	114
VIP III Balanced (3) Portfolio	83	114
VIP III Growth Opportunities(3) Portfolio	84	117
American Century VP Capital Appreciation Portfolio	84	118
American Century VP Value Portfolio	86	123
American Century VP Balanced Portfolio	83	115
American Century VP International Portfolio	91	138
American Century VP Income & Growth Portfolio	84	117
MFS VIT Emerging Growth(5) Series	85	120
MFS VIT Research(5) Series	85	120
MFS VIT Investors Trust(5) Series	85	121
MFS VIT New Discovery (5)(6) Series	87	127
Lord Abbett VC Growth and Income Portfolio	84	119
Lord Abbett VC Mid-Cap Value(7) Portfolio	74	88
Lord Abbett VC International(7) Portfolio	74	88
Alger American Small Capitalization Portfolio	83	115
Alger American MidCap Growth Portfolio	83	114
Alger American Growth Portfolio	82	112
Alger American Leveraged AllCap Portfolio	83	115
Van Eck Worldwide Hard Assets Fund	86	123
LEVCO Equity Value(9) Fund	88	130
INVESCO VIF-Financial Services Fund	85	121
INVESCO VIF-Health Sciences Fund	85	121

EXAMPLE 2 (Contract surrendered, All riders, Current charges)
Example 2 has the same assumptions as Example 1, except that it assumes You selected all of the optional riders for maximum Separate Account charges of [X.XX%]3.60 % at current rates.


	Example 1			Example 2
	(No Riders)			(All Riders)
	1 Year	3 Years	1 Year	3 Years
[VIP Money Market Portfolio
VIP High Income Portfolio
VIP Equity-Income Portfolio
VIP Growth Portfolio
VIP Overseas Portfolio
VIP MidCap Portfolio	ONE	THREE
	YEAR	YEARS
VIP Money Market(8) Portfolio	106	182
VIP High Income Portfolio	112	202
VIP Equity-Income(3) Portfolio	111	197
VIP Growth(3) Portfolio	111	199
VIP Overseas(3) Portfolio	114	206
VIP MidCap(3)  Portfolio	112	201
VIP II Asset Manager Portfolio	111	198
VIP II Investment Grade Bond PortfolioBond(4) Portfolio	113
	203
VIP II Asset Manager Portfolio
VIP II Index 500 Portfolio
VIP II Contrafund PortfolioContrafund (3) Portfolio	112	199
VIP II Asset Manager: Growth PortfolioGrowth(3) Portfolio	112
	201
VIP II Index 500(4)  Portfolio	108	188
VIP III Growth & Income(4) Portfolio	111	197
VIP III Balanced Portfolio(3) Portfolio	111	197
VIP III Growth Opportunities Portfolio
VIP III Growth & Income PortfolioOpportunities(3) Portfolio	112
	200
American Century VP Capital Appreciation Portfolio	112	202
PortfolioAmerican Century VP Value Portfolio	114	206
American Century VP Balanced Portfolio	111	199
American Century VP Value Portfolio
American Century VP International Portfolio	119	220
American Century VP Income & Growth Portfolio	112	200
MFS VIT Emerging Growth SeriesGrowth(5) Series	113	203
MFS VIT Research SeriesResearch(5) Series	113	203
MFS VIT Investors Trust SeriesTrust(5) Series	113	204
MFS VIT New Discovery Series(5)(6) Series	115	210
Lord Abbett VC Growth and Income Portfolio	113	202
Lord Abbett VC Mid-Cap Value PortfolioValue(7) Portfolio	102
	172
Lord Abbett VC International PortfolioInternational(7) Portfolio
	102	172
Alger American Small Capitalization Portfolio	111	199
Alger American MidCap Growth Portfolio	111	197
Alger American Growth Portfolio	110	195
Alger American Leveraged AllCap Portfolio	111	199
Van Eck Worldwide Hard Assets Fund	114	206
LEVCO Equity Value(9)  Fund	116	212
INVESCO VIF-Financial Services Fund	113	204
INVESCO VIF-Health Sciences Fund	113	204

EXAMPLE 3 (No surrender, No riders)
Example 3 has the same assumptions as Example 1, except that You do not surrender or annuitize Your contract. Surrender charges are not deducted. Like Example 1, We assume that You selected the basic contract only and none of the optional riders, resulting in total Separate Account charges of 0.95% per year.
	ONE	THREE
	YEAR	YEARS
VIP Money Market(8) Portfolio	15	45
VIP High Income Portfolio	21	65
VIP Equity-Income(3) Portfolio	19	59
VIP Growth(3) Portfolio	20	62
VIP Overseas(3) Portfolio	23	69
VIP MidCap(3)  Portfolio	21	64
VIP II Asset Manager Portfolio	20	61
VIP II Investment Grade Bond(4) Portfolio	22	66
VIP II Contrafund (3) Portfolio	20	62
VIP II Asset Manager: Growth(3) Portfolio	21	64
VIP II Index 500(4)  Portfolio	16	50
VIP III Growth & Income(4) Portfolio	20	60
VIP III Balanced (3) Portfolio	20	60
VIP III Growth Opportunities(3) Portfolio	21	63
American Century VP Capital Appreciation Portfolio	21	64
American Century VP Value Portfolio	23	69
American Century VP Balanced Portfolio	20	61
American Century VP International Portfolio	28	84
American Century VP Income & Growth Portfolio	21	63
MFS VIT Emerging Growth(5) Series	22	66
MFS VIT Research(5) Series	22	66
MFS VIT Investors Trust(5) Series	22	67
MFS VIT New Discovery (5)(6) Series	24	73
Lord Abbett VC Growth and Income Portfolio	21	65
Lord Abbett VC Mid-Cap Value(7) Portfolio	11	34
Lord Abbett VC International(7) Portfolio	11	34
Alger American Small Capitalization Portfolio	20	61
Alger American MidCap Growth Portfolio	20	60
Alger American Growth Portfolio	19	58
Alger American Leveraged AllCap Portfolio	20	61
Van Eck Worldwide Hard Assets Fund	23	69
LEVCO Equity Value(9)  Fund	25	76
INVESCO VIF-Financial Services Fund	22	67
INVESCO VIF-Health Sciences Fund	22	67

EXAMPLE 4 (No surrenders, All riders, Current charges)
Example 4 has the same assumptions as Example 2, except that You do not surrender or annuitize Your
contract. Surrender charges are not deducted. Like Example 2, We assume that You selected the optional riders for maximum Separate Account charges of
X.XX%3.60%  (at current rates).
	 Example 3	Example 4
	(No Riders)	(All Riders)

	1 Year	3 Years	1 Year	3 Years
[VIP Money Market Portfolio
VIP High Income Portfolio
VIP Equity-Income Portfolio
VIP Growth Portfolio
VIP Overseas Portfolio
VIP MidCap PortfolioONE	THREE
	YEAR	YEARS
VIP Money Market(8) Portfolio	43	128
VIP High Income Portfolio	49	148
VIP Equity-Income(3) Portfolio	48	143
VIP Growth(3) Portfolio	48	145
VIP Overseas(3) Portfolio	51	152
VIP MidCap(3)  Portfolio	49	147
VIP II Asset Manager Portfolio	48	144
VIP II Investment Grade Bond PortfolioBond(4) Portfolio	50
	149
VIP II Asset Manager Portfolio
VIP II Index 500 Portfolio
VIP II Contrafund PortfolioContrafund (3) Portfolio	49	145
VIP II Asset Manager: Growth PortfolioGrowth(3) Portfolio	49
	147
VIP II Index 500(4)  Portfolio	45	134
VIP III Growth & Income(4) Portfolio	48	143
VIP III Balanced Portfolio(3) Portfolio	48	143
VIP III Growth Opportunities Portfolio
VIP III Growth & Income PortfolioOpportunities(3) Portfolio	49
	146
American Century VP Capital Appreciation Portfolio	49	148
PortfolioAmerican Century VP Value Portfolio	51	152
American Century VP Balanced Portfolio	48	145
American Century VP Value Portfolio
American Century VP International Portfolio	56	166
American Century VP Income & Growth Portfolio	49	146
MFS VIT Emerging Growth SeriesGrowth(5) Series	50	149
MFS VIT Research SeriesResearch(5) Series	50	149
MFS VIT Investors Trust SeriesTrust(5) Series	50	150
MFS VIT New Discovery Series(5)(6) Series	52	156
Lord Abbett VC Growth and Income Portfolio	50	148
Lord Abbett VC Mid-Cap Value PortfolioValue(7) Portfolio	39
	118
Lord Abbett VC International PortfolioInternational(7) Portfolio
	39	118
Alger American Small Capitalization Portfolio	48	145
Alger American MidCap Growth Portfolio	48	143
Alger American Growth Portfolio	47	141
Alger American Leveraged AllCap Portfolio	48	145
Van Eck Worldwide Hard Assets Fund	51	152
LEVCO Equity Value(9)  Fund	53	158
INVESCO VIF-Financial Services Fund	50	150
INVESCO VIF-Health Sciences Fund	50	150

EXAMPLE 5 (Contract surrendered, All riders, All maximum rider charges)
Example 5 below shows the dollar amount of expenses that You would pay if You:
	invested $1,000 in a investment division;
	earned a 5% annual return on Your investment;
	fully surrendered or annuitized Your contract at the end of the period and We deducted the contract's surrender charge, maximum mortality and expense risk charge of
X.XX%0.95%  and a $60 annual maintenance fee; and
	selected all of the optional riders thereby resulting in
maximum Separate Account
charges of   X.XX%7.65%  per year (at maximum rates).
	 		Example 5
			(All Riders)
			1 Year	3 Years
[VIP Money Market Portfolio
VIP High Income Portfolio
VIP Equity-Income Portfolio
VIP Growth Portfolio
VIP Overseas Portfolio
VIP MidCap PortfolioONE	THREE
	YEAR	YEARS
VIP Money Market(8) Portfolio	147	297
VIP High Income Portfolio	154	315
VIP Equity-Income(3) Portfolio	152	310
VIP Growth(3) Portfolio	153	312
VIP Overseas(3) Portfolio	155	318
VIP MidCap(3)  Portfolio	153	314
VIP II Asset Manager Portfolio	152	311
VIP II Investment Grade Bond PortfolioBond(4) Portfolio	154
	316
VIP II Asset Manager Portfolio
VIP II Index 500 Portfolio
VIP II Contrafund PortfolioContrafund(3) Portfolio	153	312
VIP II Asset Manager: Growth PortfolioGrowth(3) Portfolio	153
	313
VIP II Index 500(4)  Portfolio	149	302
VIP III Growth & Income(4) Portfolio	152	310
VIP III Balanced Portfolio(3) Portfolio	152	310
VIP III Growth Opportunities Portfolio
VIP III Growth & Income PortfolioOpportunities(3) Portfolio	153
	313
American Century VP Capital Appreciation Portfolio	153	314
American Century VP Balanced Portfolio
American Century VP Value Portfolio	155	318
American Century VP Balanced Portfolio	153	312
American Century VP International Portfolio	160	331
American Century VP Income & Growth Portfolio	153	313
MFS VIT Emerging Growth SeriesGrowth(5) Series	154	316
MFS VIT Research SeriesResearch(5) Series	154	316
MFS VIT Investors Trust SeriesTrust(5) Series	154	316
MFS VIT New Discovery Series(5)(6) Series	156	322
Lord Abbett VC Growth and Income Portfolio	154	315
Lord Abbett VC Mid-Cap Value PortfolioValue(7) Portfolio	144
	288
Lord Abbett VC International PortfolioInternational(7) Portfolio
	144	288
Alger American Small Capitalization Portfolio	153	312
Alger American MidCap Growth Portfolio	152	310
Alger American Growth Portfolio	151	309
Alger American Leveraged AllCap Portfolio	153	312
Van Eck Worldwide Hard Assets Fund	155	318
LEVCO Equity Value(9)  Fund	157	324
INVESCO VIF-Financial Services Fund	154	317
INVESCO VIF-Health Sciences Fund	154	316

The examples are based on actual expenses for 2000 except as noted in footnote (7) in the Table of "Portfolio Annual Expenses" for the Lord Abbett VC Mid-Cap Portfolio and the Lord Abbett VC
International Portfolio. Actual expenses reflected are before any fee waivers and after expense reimbursements.
The examples should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown. The assumed 5% annual return is hypothetical; past or future annual returns may be greater or lesser than the assumed amount.



Suitability of the Contracts
Because of the surrender charge and other expenses, the contracts are not appropriate for short-term investment. The contracts may be most appropriate for those who have already made maximum use of other tax favored investment plans such as IRAs and 401(k) plans. The tax-deferred feature of the contracts is most favorable to those in high tax brackets. The tax-deferred feature is not necessary for a tax-qualified plan. In such instances, purchasers should consider whether other features, such as the death benefit, lifetime annuity payments, and optional riders make the contract appropriate for their purposes.
purposes. The issue age limitation is age 75 on the Guaranteed Minimum Death Benefit Rider and the
Estate Planning Rider.
Death Benefit
The   National Advantage Variable AnnuityIII  contract pays
a death benefit when the annuitant
or owner's dies before the maturity date if the contract is still in force. The death benefit is equal to the greater of (a) the accumulation value, (b) net premiums, or (c) if elected, the guaranteed minimum death benefit.  Premium taxes may be deducted from the death benefit proceeds.
Other Products
We may offer other variable annuity contracts through Our Separate Account that also invest in some of the same portfolios. These contracts may have different charges and may offer different benefits. We encourage You to carefully consider the costs and benefits of the contract to ensure that it is consistent with Your personal investment goals and needs. To obtain more information about these contracts, contact Your agent, or call  usUs  at 1-877-586-0240.
Inquiries And Correspondence
If You have any questions about Your contract or need to make changes, then contact Your financial representative who sold You the contract, or contact Us at Our Principal Office at:
Midland National Life Insurance Company
4601 Westown Parkway, Suite 300
West Des Moines, IA 50266
Phone #:  1-877-586-0240
Fax #:   XXX-XXX-XXXX866-270-9565
You may send correspondence and transaction requests to Us by facsimile or telephone. The procedures
We follow for facsimile requests include a written confirmation sent directly to You following any transaction request. We will employ reasonable procedures to confirm that instructions communicated by telephone or facsimile are genuine.
The procedures We follow for transactions initiated by telephone may include requirements that callers identify themselves and the contract owner by name, social security number, date of birth of the owner or the  insured,annuitant,  or other identifying information.
We disclaim any liability for losses
resulting from allegedly unauthorized facsimile or telephone requests that We believe to be genuine. We may record all telephone requests. There are risks associated with requests made by facsimile
(possible falsification of faxed documents by others) or telephone (possible falsification of contract owner identity) when the original signed  request is not sent to Our Principal Office.  You bear those
risks.
State Variations
Certain provisions of the contracts may be different than the general description in this prospectus, and certain riders and options may not be available, because of legal restrictions in Your state. See Your contract for specific variations since any such state variations will be included in Your contract or in riders or endorsements attached to Your contract. See Your agent or contact ourOur Principal
Office for additional information that may be applicable to Your state.
Financial Information
Our financial statements, and financial statements for the Separate Account, are in the Statement of
Additional Information.
SEPARATE ACCOUNT C AND THE FUNDS
Our Separate Account And Its
Investment Divisions
The "Separate Account" is the Midland National Life Separate Account C, established under the insurance laws of the State of South Dakota in March, 1991 and now governed by Iowa law. It is a unit investment trust registered with the Securities and Exchange Commission (SEC) under the Investment
Company Act of 1940. This registration does not involve any SEC supervision of its management or investment contracts. The Separate Account has a number of investment divisions, each of which invests in shares of a corresponding portfolio of the
Funds.funds.   You may allocate part or all
of Your net premiums to any of the investment divisions of Our
Separate Account.
The Funds
Each of the   3034  portfolios available under the contract
is commonly called a mutual fund.
Each one is a "series" of one of the following open-end diversified investment companies:
(a)	Fidelity's Variable Insurance Products Fund  Initial
Class,
(b)	Fidelity's Variable Insurance Products Fund II  Initial
Class,
(c)	Fidelity's Variable Insurance Products Fund III  Initial
Class ,
(d)	American Century Variable Portfolios, Inc.,
(e)	MFS  Variable Insurance Trusts, and
(f)	Lord Abbett Series Fund, Inc.
(g)	Alger American Fund
 Van Eck Worldwide Insurance Trust
(h)	LEVCO Series Trust
(i)	INVESCO Variable Investment Funds, Inc.
Our Separate Account buys and sells the shares of each portfolio at net asset value (with no sales or surrender charge). More detailed information about the portfolios and their investment objectives, policies, risks, expenses and other aspects of their operations, appear in their prospectuses, which accompany this prospectus and in the Funds'funds'
Statements of Additional Information. You should read the Funds'funds' prospectuses carefully before allocating or transferring money to any portfolio.
We may from time to time receive revenue from the Fundsfunds and/or from their managers.
The amounts of the revenue, if any, may be substantial and may vary from portfolio to portfolio and may be based on the amount of Our investments in the Funds.funds.

Investment Policies Of The Funds' Portfolios
Each portfolio tries to achieve a specified investment objective by following certain investment policies.
A portfolio's objectives and policies affect its returns and risks. Each investment division's performance depends on the experience of the corresponding portfolio. The objectives of the portfolios are as follows:

Portfolio
Objective
VIP Market
Money Portfolio
Seeks as high a level of
current income as is
consistent with preservation
of capital and liquidity by
investing in U.S. dollar-
denominated money market
securities.
VIP Market Money
Portfolio
Seeks as high a level of current income as is consistent with preservation of capital and liquidity by investing in U.S. dollar-denominated money market securities and repurchase agreements, and entering into reverse repurchase agreements.
VIP High Income
Portfolio
Seeks a high level of current
income by investing primarily
in income-producing debt
securities while also
considering growth of capital.
Contract owners should
understand that the fund's
unit price may be volatile due
to the nature of the high yield
bond marketplace.
VIP Equity-
Income Portfolio
Seeks reasonable income by
investing primarily in income-
producing equity securities. In
choosing these securities, the
investment manager will
consider the potential for
capital appreciation. The
Portfolio's goal is to achieve a
yield which exceeds the
composite yield on the
securities comprising the
Standard & Poor's Composite
Index of 500 Stocks.
VIP High Income
Portfolio
Seeks a high level of current income by investing primarily in income-producing debt securities while also considering growth of capital. Contract owners should understand that the fund's unit price may be volatile due to the nature of the high yield bond marketplace
VIP Equity-Income
Portfolio
Seeks reasonable income by investing primarily in income-producing equity securities. In choosing these securities, the Investment Manager will consider the potential for capital appreciation. The Portfolio's goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard
& Poor's Composite Index of 500 Stocks.
VIP Growth
Portfolio
Seeks capital appreciation by
investing in common stocks.
The adviser invests the fund's
assets in companies the
adviser believes have above-
average growth potential.
VIP Growth
Portfolio
Seeks capital appreciation by investing in common stocks. The adviser invests the fund's assets in companies the adviser believes have above-average growth potential.
VIP Overseas
Portfolio
Seeks long-term growth of capital, primarily through investments in foreign securities.
VIP MidCap
Portfolio
Seeks long-term growth of
capital.
VIP MidCap
Portfolio
Seeks long term growth of capital.
VIP II Asset
Manager
Portfolio
Seeks high total return with
reduced risk over the long-
term by allocating its assets
among domestic and foreign
stocks, bonds and short-term
instruments.
VIP II Asset
Manager Portfolio
Seeks high total return with reduced risk over the long term by allocating its assets among domestic and foreign stocks, bonds and short-term instruments.
VIP II
Investment
Grade Bond
Portfolio
Seeks as high a level of
current income as is
consistent with the
preservation of capital by
investing in U.S. dollar-
denominated investment-
grade bonds.
VIP II Investment
Grade Bond
Portfolio
Seeks as high a level of current income as is consistent with the preservation of capital by investing in U.S. dollar-denominated investment-grade bonds.
VIP II
Contrafund
Portfolio
Seeks to achieve capital
appreciation over the long-
term by investing in common
stocks and securities of
companies whose value the
manager believes is not fully
recognized by the public.
VIP II
Contrafund
Portfolio
Seeks to achieve capital appreciation over the long term by investing in common stocks and securities of companies whose value the manager believes is not fully recognized by the public.
VIP II Asset
Manager:
Growth Portfolio
Seeks to maximize total return
by allocating its assets among
stocks, bonds, short-term
instruments, and other
investments.
VIP II Asset
Manager: Growth
Portfolio
Seeks to maximize total return by allocating its assets among stocks, bonds, short-term instruments, and other investments.
VIP II Index 500
Portfolio
Seeks to provide investment results that correspond to the total return of common stocks publicly traded in the United States by duplicating the composition and total return of the Standard & Poor's Composite Index of
500 Stocks.
VIP III Growth &
Income Portfolio
Seeks high total return, combining current income and capital appreciation.
Invests mainly in stocks that pay current dividends and show potential for capital appreciation.
VIP III Balanced
Portfolio
Seeks both income and
growth of capital. When the
investment manager's outlook
is neutral, it will invest
approximately 60% of the
fund's assets in equity
securities and will always
invest at least 25% of the
fund's assets in fixed-income
senior securities.
VIP III Balanced
Portfolio
Seeks both income and growth of capital. When the Investment Manager's outlook is neutral, it will invest approximately 60% of the fund's assets in equity securities and will always invest at least 25% of the fund's assets in fixed-income senior securities.
VIP III Growth
Opportunities
Portfolio
Seeks capital growth by investing primarily in common stocks. Although the fund invests primarily in common stocks, it has the ability to purchase other securities, including bonds, which may be lower-quality debt securities.
American Century
VP Capital
Appreciation
Portfolio
Seeks capital growth by investing primarily in common stocks that management considers to have better-than-average prospects for appreciation.
American
Century VP
Value Portfolio
Seeks long-term capital
growth with income as a
secondary objective.  Invests
primarily in equity securities
of well-established companies
that management believes to
be under-valued.

American Century
VP Value Portfolio
Seeks long-term capital growth with income as a secondary objective. Invests primarily in equity securities of well-established companies that management believes to be under-valued.
American Century
VP Balanced
Portfolio
Seeks capital growth and current income. Invests approximately 60 percent of its assets in common stocks that management considers to have better than average potential for appreciation and the rest in fixed income securities.
American Century
VP International
Portfolio
Seeks capital growth by investing primarily in securities of foreign companies that management believes to have potential for appreciation. American Century
VP Income &
Growth Portfolio
Seeks dividend growth, current income and capital appreciation.
The
Portfolio will seek to achieve its investment objective by investing in common stocks.
MFS VIT
Emerging Growth
Series
Seeks to provide long-term growth of capital.
MFS VIT Research
Series
Seeks to provide long-term growth of capital and future income.
MFS VIT
Investors Trust
Series
Seeks long-term growth of
capital with a secondary
objective to seek reasonable
current income.
MFS VIT Investors
Trust Series
Seeks to provide long-term growth of capital with a secondary objective to seek reasonable current income.
MFS VIT New
Discovery Series
Seeks capital appreciation.
Lord Abbett VC
Growth and
Income Portfolio
Seeks long-term growth of
capital and income without
excessive fluctuation in
market value.
Lord Abbett VC
Growth and
Income Portfolio
Seeks long-term growth of capital and income without excessive fluctuations in market value.
Lord Abbett VC
Mid-Cap
Portfolio
Seeks Capital Appreciation
through investments
primarily in equity securities
which are believed to be
undervalued in the
marketplace.
Lord Abbett VC
Mid-Cap Portfolio
Seeks capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the marketplace.
Lord Abbett VC
International
Seeks long-term capital
appreciation invests primarily
in equity securities of non-
U.S. issuers.
Lord Abbett VC
International
Seeks long-term capital appreciation, invests primarily in equity securities of non-U.S. issuers.
Alger American
Small
Capitalization
Portfolio
Seeks long-term capital
appreciation by focusing on
small, fast growing companies
that offer innovative products,
services or technologies to a
rapidly expanding
marketplace.  Under normal
circumstances, the portfolio
invests primarily in the equity
securities of small
capitalization companies.  A
small capitalization company
is one that has a market
capitalization within the range
of the Russell 2000 Growth
Index or the S&P SmallCap
600.
Alger American
Small
Capitalization
Portfolio
Seeks long-term capital appreciation by focusing on small, fast growing companies that offer innovative products, services or technologies to a rapidly expanding marketplace. Under normal circumstances, the portfolio invests primarily in the equity securities of small capitalization companies. A small capitalization company is one that has a market capitalization within the range of the Russell 2000 Growth Index or the S&P SmallCap 600 Index..
Alger American
MidCap Growth
Portfolio
Seeks long-term capital appreciation by focusing on midsize companies with promising growth potential. Under normal circumstances, the portfolio invests primarily in the equity securities of companies in the S&P MidCap
400 Index.
Alger American
Growth Portfolio
Seeks long-term capital appreciation by focusing on growing companies that generally have broad product lines, markets, financial resources and depth of management. Under normal circumstances, the portfolio invests primarily in the equity securities of large companies. The portfolio considers a large company to have a market capitalization of $1 billion or greater.

Alger American
Leveraged
AllCap Portfolio
Seeks long-term capital
appreciation by investing,
under normal circumstances,
in the equity securities of
companies of any size which
demonstrate promising
growth potential.  The
portfolio can leverage, that is,
borrow money, up to one-
third of its total assets to buy
additional securities.  By
borrowing money, the
portfolio has the potential to
increase its returns if the
increase in the value of the
securities purchased exceeds
the cost of borrowing
including interest paid on the
money borrowed.
Alger American
Leveraged AllCap
Portfolio
Seeks long-term capital appreciation by investing, under normal circumstances, in the equity securities of companies of any size which demonstrate promising growth potential.  The portfolio can
leverage, that is,
borrow money, up to one-third of its total assets to buy
additional securities.
By borrowing money, the portfolio has the potential to increase its returns if
the increase in the value of the securities purchased exceeds the cost of
borrowing including interest paid on the money borrowed.
Van Eck
Worldwide Hard
Assets Fund
Seeks long-term capital appreciation by investing primarily in
"hard asset
securities."  Income is a secondary consideration.  Hard asset securities are
the stocks, bonds, and other securities of companies that derive at least 50%
of gross revenue or profit from exploration, development,
production or
distribution of precious metals, natural resources, real estate,
and
commodities.
LEVCO Equity
Value Fund
Seeks long-term growth of capital by normally investing at least
85% of its
total assets in common stocks and other securities having equity characteristics, in issuers with market capitalizations of greater than $2 billion.
INVESCO VIF-
Financial Services
Fund
Seeks to make an investment grow by aggressive management.  The
Fund
invests primarily in equity securities of companies involved in the financial
services sector.
INVESCO VIF-
Health Sciences
Fund
Seeks to make an investment grow by aggressive management.  The
Fund
invests primarily in equity securities of companies that develop, produce, or
distribute products or services related to health care.
[Fidelity Management & Research Company manages the VIP, VIP II and VIP III portfolios.
American Century Investment Management, Inc. manages the American Century VP portfolios.
MFS(r) Services Company manages the MFS Variable Insurance Trusts. Lord Abbett & Co.
manages the Lord Abbett Series Fund, Inc. Fred Alger Management, Inc. manages the Alger
American Fund.]
 TheFund.  Van Eck Global manages the Van Eck
Worldwide Insurance Trust.  John A. Levin
& Co., Inc. manages the LEVCO Series Trust.  INVESCO
Funds Group, Inc.
manages the INVESCO Variable Insurance Funds, Inc.]
The funds  may make a material change in their investment
policies.  In that case, We will send You
notice of the change.  Within 60 days after You receive the
notice, or within 60 days after the effective
date of the change, if later, You may transfer any amount that You have in that investment division to another investment division.
 Such a transfer will not count as a transfer allowed after maturity, nor will it be counted for purposes of determining whether a $15 administrative fee will be assessed (see "Transfers of Accumulation
Value" on page 45).
The  Fundsfunds  sell their shares to  separate
accountsSeparate Accounts  of various
insurance companies to support both variable life insurance and variable annuity contracts, and to qualified retirement plans. We currently do not foresee any disadvantages to Our contract owners arising from this use of the  Fundsfunds  for mixed and shared
funding.  The  Fundsfunds  will
monitor for possible conflicts arising out of this practice.  If any such conflict or disadvantage does arise,
We and/or the applicable Fund may take appropriate action to protect Your interests.
The Fund portfolios available under these contracts are not available for purchase directly by the general public, and are not the same as the mutual funds with very similar or nearly identical names that are sold directly to the public. However, the investment objectives and policies of the portfolios are very similar to the investment objectives and policies of other (publicly available) mutual fund portfolios that have very similar or nearly identical names and that are or may be managed by the same investment adviser or manager. Nevertheless, the investment performance and results of any of the Funds'funds'
portfolios that are available under the contracts may be lower, or higher, than the investment results of such other (publicly available) portfolios. There can be no assurance, and no representation is made, that the investment results of any of the available portfolios will be comparable to the investment results of any other portfolio or mutual fund, even if the other portfolio or mutual fund has the same investment adviser or manager and the same investment objectives and policies and a very similar or nearly identical name.
We Own The Assets Of Our Separate Account
We own the assets of Our Separate Account and use them to support Your contract and other variable annuity contracts.  We may permit charges owed to Us to stay in the Separate Account.  Thus, We may
also participate proportionately in the Separate Account. These accumulated amounts belong to Us and
We may transfer them from the Separate Account to Our Fixed
Account.  The assets in the Separate
Account equal to the reserves and other liabilities of the
Separate Account may not be charged with
liabilities arising out of Our other business. The obligations under the contracts are Our obligations. The income, gains and losses (realized and unrealized) of the Separate Account are credited to or charged against the Separate Account without regard to Our other income, gains, or losses. Under certain unlikely circumstances, one investment division of the Separate Account may be liable for claims relating to the operations of another division.
Our Right To Change How We Operate Our Separate Account
We have the right to modify how We operate the Separate Account.
In making any changes, We may not
seek approval of contract owners (unless approval is required by law).  We have the right to:
	add investment divisions to, or remove investment divisions from Our Separate Account;
	combine two or more divisions within Our Separate Account; withdraw assets relating to Our variable annuities from one investment division and put them into
another;
	eliminate a portfolio's shares and substitute shares of another portfolio of the Fundsfunds or another open-end, registered investment company.  This may happen if the portfolio's shares are no
longer available for investment or, if in Our judgment, further investment in the portfolio is inappropriate in view of the Separate Account's purposes;
	end the registration of Our Separate Account under the Investment Company Act of 1940;
	operate Our Separate Account under the direction of a committee or discharge such a committee at any time (the committee may be composed entirely of "interested
persons" of Midland under the
Investment Company Act of 1940);
	disregard instructions from contract owners regarding a change in the investment objectives of the portfolio or the approval or disapproval of an investment advisory contract. (We would do so only if required by state insurance regulatory authorities, or otherwise pursuant to insurance law or regulation); and
	operate Our Separate Account or one or more of the investment divisions in any other form the law allows, including a form that allows Us to make direct
investments.  In addition, We may disapprove
any change in investment advisers or investment policies unless a law or regulation provides differently.
If any changes are made that result in a material change in the underlying investments of any investment division, then You will be notified.  We may, for example, cause the investment division to invest in a
mutual fund other than or in addition to the current portfolios.
You may want to transfer the amount in that investment division as a result of changes We have made.  If
You do wish to transfer the amount You have in that investment division to another division of Our
Separate Account, or to Our Fixed Account, then You may do so, without charge, by writing to Our
Principal Office. At the same time, You may also change how Your net premiums are allocated.
DETAILED INFORMATION ABOUT THE CONTRACT
Requirements for Issuance of a Contract
To buy a contract, You must send Us an application form and an initial premium payment of at least
$10,000 (unless You elect the minimum premium rider; see below), or $2,000 for a qualified contract.
This sale must take place through a representative who is licensed and registered to sell the contract.
Once We accept Your application, You will be issued a contract that sets forth precisely Your rights and
Our obligations.  Additional premium payments, of at least $50, may then be made  payable to Midland
National Life and mailed to the Principal  Office.
 If Your application is complete, then We will accept or reject it within two business days of receipt. If the application is incomplete, then We will attempt to complete it within five business days. If it is not complete at the end of this period (or cannot be accepted for some other reason), then We will inform
You of the reason for the delay and the premium payment will be returned immediately unless You let Us keep the premium payment until the application is complete.
Your initial premium payment will be allocated according to Your choice as of the business day We receive it or We accept Your application, whichever is later.
Each premium received  thereafter will be
allocated to Our Separate Account or Fixed Account on the day of receipt, according to Your instructions.
Minimum Premium Rider
At the time of application, You may select this rider which allows for a lower initial premium payment for non-qualified contracts. Under the minimum premium rider, You may make an initial premium payment of $2,000 (or more).  We currently deduct a daily charge of  [X.XX%]0.25%  per annum
against Your Separate Account accumulation value for this rider
(the maximum charge is
X.XX%).0.50%).   We will continue to assess a fee for this
benefit until Your net premium exceeds
the regular minimum premium requirement of $10,000. Once Your net premium exceeds $10,000,
weWe will cease imposing the additional charge even if Your accumulation value falls below
$10,000 in the future because of negative investment performance. This charge will continue indefinitely if Your net premium is never greater than $10,000.
This rider is only available for non-
qualified contracts.  We reserve the right to waive the charge for this rider.
Free Look
You generally have a 10-day Free Look period after You receive
Your contract.  You may review it and
decide whether to keep or cancel it. If You want to cancel the contract, then You must return it to the agent who sold it to You or to Our Principal Office.  If You cancel Your contract, then We will return:
(1)	the accumulation value less  a proportional adjustment
for  any premium bonus credit, or
(2)	if greater and if required by law, the full premium payment.
The length of the Free Look period may vary in certain states in compliance with specific regulations and legal requirements.
Tax-Free "Section 1035" Exchanges
You can generally exchange one annuity contract for another in a "tax-free exchange" under Section
1035 of the Internal Revenue Code. Before making an exchange, You should compare both annuities carefully. Remember that if You exchange another annuity for the one described in this prospectus, You might have to pay a surrender charge on Your old annuity, and there will be a new surrender charge period for this contract and other charges may be higher (or lower) and the benefits may be different.
You should not exchange another annuity for this one unless You determine, after knowing all the facts, that the exchange is in Your best interest and not just better for the person trying to sell You this contract
(that person will generally earn a commission if You buy this contract through an exchange or otherwise).
Allocation of Premium Payments
You will specify Your desired premium allocation on the contract's supplemental  application
form. Your instructions in Your supplemental application will dictate how to allocate Your premiums. Allocation percentages may be any whole number (from 0 to 100) and the sum must equal
100. The allocation instructions in Your supplemental application will apply to all other premiums You pay, unless You change subsequent premium allocations by providing Us with written instructions. We reserve the right to limit the number of investment divisions in which You have funds invested. In certain states, allocations to and transfers from the Fixed Account are not permitted.
Changing Your Premium Allocation Percentages
You may change the allocation percentages of Your premiums by writing to Our Principal Office and telling Us what changes You wish to make. These changes will affect transactions as of the date We receive Your request at Our Principal Office. While the Dollar
Cost Averaging (DCA) program is in
effect, the allocation percentages that apply to any premiums received will be the DCA allocation percentages unless You specify otherwise. (See "Dollar Cost Averaging" on page 4449).

Bonus Credit Rider

At the time of Your application, You may choose the bonus credit rider that will add a credit of 4% to Your premium payments received during the first contract year. We will deduct an additional daily
Separate Account charge at an annualized rate of X.XX%0.60% of the Daily Separate Account value for this rider. We deduct a daily charge against Your
Separate Account accumulation value only during the first
87  contract years.  We expect to
profit from this charge. Electing a bonus credit rider may be beneficial to You only if You own the contract for a sufficient length of time, and the investment performance of the underlying portfolios is sufficient to compensate for the additional charge associated with the bonus credit rider. In general, in order to receive a benefit from this rider, the Separate
Account charge may
exceed the amount of the bonus credits. [Midland has received exemptive relief to allow Us to recapture the full dollar amount of any Bonus Credit if You exercise Your free look right and cancel the contract.]performance must be at least 8.34% annually. Generally, the higher the rate of return the more advantageous the Bonus Credit Rider becomes and vise versa. Because the 0.60% charge associated with the Bonus Credit Rider will be assessed against the entire Separate Account value for the first seven contract years, contract owners who anticipate making additional premium payments after the first contract year should carefully examine the Bonus Credit Rider and consult their financial adviser regarding its desirability. Note carefully that the charge will be assessed against the Separate Account accumulated value attributable premium payment s made in years two through seven, but no bonus will be credited with respect to premium payments made anytime after the first contract year.

If you
exercise Your free look right and cancel the contract, We will retain that proportion of the accumulation value provided by any bonus credits above Your premium payments.

Your Accumulation Value

Your accumulation value is the sum of Your amounts in the various investment divisions and in the Fixed
Account. Your accumulation value reflects various charges. Transaction and surrender charges are made on the effective date of the transaction. Charges against Our Separate Account are reflected daily.
We guarantee amounts allocated to the Fixed Account. There is no guaranteed minimum accumulation value for amounts allocated to the investment divisions of Our Separate Account. You bear the investment risk. An investment division's performance will cause Your accumulation value to go up or down.

Amounts In Our Separate Account

The amount You have in each investment division is represented by the value of the accumulation units credited to Your accumulation value for that investment division. The value You have in an investment division is the accumulation unit value times the number of accumulation units credited to You.
Amounts allocated, transferred or added to the investment divisions are used to purchase accumulation units. Accumulation units of an investment division are purchased when You allocate net premiums or transfer amounts to that division. Accumulation units are sold or redeemed when You make surrendersa full or partial surrender  or transfer amounts
from an investment division, and to pay the
death benefit when the annuitant or owner dies. We also redeem units to pay for certain charges.
We calculate the number of accumulation units purchased or redeemed in an investment division by dividing the dollar amount of the transaction by the investment division's accumulation unit value at the end of that day. The number of accumulation units credited to You will not vary because of changes in accumulation unit values.
The accumulation units of each investment division have different accumulation unit values. We determine accumulation unit values for the investment divisions at the end of each business day. The accumulation unit value for each investment division is initially set at $10.00. Accumulation unit values fluctuate with the investment performance of the corresponding portfolios of the Funds.funds.
They reflect investment income, the portfolios' realized and unrealized capital gains and losses, and the
 Funds'funds' expenses. The accumulation unit values also reflect the daily asset charges We deduct from Our Separate Account at an effective annual rate of between 0.95% (for the basic contract only) and X.XX%3.60% (if youYou elect all of the optional riders). Additional information on the accumulation unit values is contained in the SAI.
The Fixed Account
You may allocate some or all of Your accumulation value to the Fixed Account, subject to certain limitations described below. The Fixed Account pays interest at a declared rate. Your surrender value from the Fixed Account is guaranteed to be equal to or higher than 100% of the premium accumulated at a guaranteed interest rate of at least 3% minus any surrender charges, partial surrenders or transfers. The Fixed Account supports Our insurance and annuity obligations. Certain states do not permit allocations to and transfers from the Fixed Account. Because of applicable exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the
Securities Act of 1933, and the Fixed Account has not been registered as an investment company under the Investment Company Act of 1940. Accordingly, neither the Fixed Account nor any interests therein are generally subject to regulation under the 1933 Act or the 1940 Act. We have been advised that the staff of the SEC has not reviewed the disclosures that are included in this prospectus which relate to the Fixed Account.
You may accumulate amounts in the Fixed Account by:
	allocating net premiums,
	transferring amounts from the investment divisions, or earning interest on amounts You already have in the Fixed
Account.
Transfers, partial surrenders and allocated deductions reduce this amount. We reserve the right to limit the amount that, over the contract's life, You can allocate to the Fixed Account through allocating premiums and net transfers (amounts transferred in minus amounts transferred out).
We pay interest on all Your amounts in the Fixed Account. The annual interest rate has a minimum guarantee of 3.0%. We may, at Our sole discretion, credit interest in excess of 3.0%. You assume the risk that interest credited may not exceed 3.0%.
Currently, We intend to guarantee the
interest rate for one-year periods.   We pay interest on all
Your amounts in the Fixed Account.
Currently, We intend to declare interest rates in advance and guarantee these rates for one-year periods.

You may transfer amounts among the investment divisions and
between the Fixed Account and any
investment divisions.  The total amount transferred out of the
Fixed Account in any contract year is
limited to 20% of the accumulation value in the Fixed Account at the beginning of the contract year.
This limit does not apply to transfers made in a Dollar Cost Averaging or Portfolio Rebalancing program.
The Fixed Account may not be available in all states.  Your state of issue will determine if the Fixed
Account is available on Your contract. Please check Your contract form to see if the Fixed Account is available on Your contract.
Transfers of Accumulation Value
You generally may transfer amounts among the investment divisions and between the Fixed Account and any investment division prior to maturity date.  Currently, You may make an unlimited number of
transfers of accumulation value in each contract year prior to the maturity date. However, We reserve the right to assess a $15 charge after the 12th transfer in a contract year.
The minimum transfer amount is $200 or 100% of an investment division if less than $200. The minimum amount does not have to come from or be transferred to just one investment division.  The only
requirement is that the total amount transferred that day equals the transfer minimum. Requests received
before the New York Stock Exchange closes will take effect on the same day if that day is a business day.
Otherwise, the request will take effect on the business day following the day We receive Your request.
Unit values are determined at the close of business on the day the request takes effect. For information regarding telephone or facsimile requests, see "Inquiries" on page 2731. For limitations on transfers to and from the Fixed Account, see "The Fixed Account" on page
3944.
After the maturity date, You can only make two transfers per contract year and only among the investment divisions of the Separate Account.
We reserve the right to restrict or eliminate this transfer
privilege at any time.
Market Timing and Excessive Trading Limits
The contracts are first and foremost annuity contracts, designed for retirement or other long-term
financial planning, and are not designed for or appropriate for market timers or other persons that use programmed, large, or frequent transfers.  The use of such
transfers can be disruptive to any underlying
portfolio and harmful to other contract owners invested in the portfolio. We therefore reserve the right to reject any transfer request (or premium payment) from any person if, in Our judgment, it has the potential
to adversely affect an underlying portfolio or other contract owners or if an underlying portfolio objects
to or would reject Our transaction order. We may impose severe restrictions on transfers or even prohibit them for particular contract owners who, in Our view, have abused or appear likely to abuse the transfer
privilege.
We may apply restrictions in any manner reasonably designed to prevent transfers that weWe consider disadvantageous to other owners.
Surrenders
You may withdraw all or part of Your surrender value by sending Us a written request. The surrender
value is the Separate Account accumulation value plus Fixed
Account accumulation value minus any
applicable surrender charges and annual maintenance fee. In some states a premium tax charge may also be deducted. (Surrenders may be restricted by a retirement plan under which You are covered.) Partial surrenders from an investment division or the Fixed Account must be made in amounts of $500 or more
(except for systematic withdrawals described below) and cannot reduce Your accumulation value to less than $500. If a partial surrender results in less than $500 remaining, then the entire accumulation value must be withdrawn.
Any applicable surrender charge and any required tax withholding will be deducted from the amount paid. In addition, upon full surrender an annual maintenance fee (and possibly a premium tax charge) is also subtracted.
Requests received before the New York Stock Exchange closes will take effect on the same day if that day is a business day. Otherwise, the request will take effect on the business day following the day We receive Your request. Unit values are determined at the close of business on the day the request takes effect.
We will generally pay the surrender amount from the Separate
Account within seven days after We
receive a properly completed surrender request. We may defer payment for a longer period only when:
	trading on the New York Stock Exchange is restricted as
defined by the SEC;
	the New York Stock Exchange is closed (other than customary weekend and holiday closing);
	an emergency exists as defined by the SEC as a result of which disposal of the Separate Account's securities or determination of the net asset value of each investment division is not reasonably practicable; or
	for such other periods as the SEC may by order permit for the protection of owners.
If We defer payment for 30 or more days, then during the period of deferment, We will pay interest at the rate required by the jurisdiction in which this contract is
delivered.
We expect to pay the surrender amount from the Fixed Account promptly, but We have the right to delay payment for up to six months.
Unless You specify otherwise, Your  partial  surrender will
be allocated among all investment
divisions and the Fixed Account in the same proportion as Your accumulation value bears to each investment division and the Fixed Account. This allocation is subject to minimum amount requirements.
The surrender charge will be determined without reference to the source of the partial surrender.
The charge will be based on the length of time between premium payments and surrenders. (See
"CHARGES, FEES AND DEDUCTIONS" on page 5157.)
A surrender will generally have Federal income tax consequences that can include tax penalties and tax
withholding. You should consult Your tax advisor before making a surrender. (See "FEDERAL TAX
STATUS" on page  5460.)
Under certain types of retirement arrangements, the Retirement Equity Act of 1984 provides that, in the case of a married participant, a surrender request must include the consent of the participant's spouse.
This consent must contain the participant's signature and the notarized or properly witnessed signature of the participant's spouse. These spousal consent requirements generally apply to married participants in most qualified pension plans, including plans for self-employed individuals that are considered employee pension benefit plans under the Employee Retirement Income
Security Act of 1974 (ERISA).  You
should check the terms of Your retirement plan and consult with a tax advisor before making a surrender.
(See "FEDERAL TAX STATUS" on page  5460.)
Dollar Cost Averaging
The Dollar Cost Averaging (DCA) program enables You to make
monthly or quarterly transfers of a
predetermined dollar amount from the DCA source account (any investment division or the Fixed
Account) into one or more of the investment divisions.  This program may reduce the impact of market
fluctuations by allocating monthly or quarterly, as opposed to allocating the total amount at one time.
This plan of investing does not insure a profit or protect against a loss in declining markets.  The
minimum monthly or quarterly amount to be transferred using DCA is
$200.
You can elect the DCA program at any time. You must complete the proper request forms and there must be a sufficient amount in the DCA source account.  You can get a sufficient amount by paying a
premium with the DCA request form, allocating premiums, or transferring amounts to the DCA source account. Copies of the DCA request form can be obtained by contacting Us at Our Principal Office. The election will specify:
(a)	The DCA source account from which transfers will be made,
(b)	That any money received with the form is to be placed into
the DCA source account,
(c)	The total monthly or quarterly amount to be transferred to
the other investment divisions, and
(d)	How that monthly or quarterly amount is to be allocated
among the investment divisions.
The DCA request form must be received with any premium payment You intend to apply to DCA.
Once You elect DCA, additional premiums can be deposited into the DCA source account by sending them in with a DCA request form. All amounts in the DCA source account will be available for transfer under the DCA program.
Any premium payments received while the DCA program is in effect will be allocated using the allocation percentages from the DCA request form, unless You specify otherwise.  You may change the
DCA allocation percentages or DCA transfer amounts twice during a contract year.
If it is requested when the contract is issued, then DCA will start at the beginning of the second contract
month. If it is requested after issue, then DCA will start at the beginning of the next contract month after the request is received.
We will process DCA transfers for a maximum of 24 months. You may continue to participate in the
DCA program beyond the 24 month period by providing Us with
written authorization at the end of each
24 month time period.  DCA automatically terminates on the
maturity date.
We do not charge any specific fees for You to participate in a DCA program. While We currently allow an unlimited number of free transfers, We do reserve the right to charge $15 for each transfer after the
12th in any contract year.
We reserve the right to end the DCA program by sending You one month's notice.
Fixed Account Dollar Cost Averaging ("Fixed Account DCA")
At the time of Your application, You may elect one of two Fixed Account DCA programs. These programs allow You to have a specified amount of Your initial premium transferred each month to the investment divisions of Your choice. These programs may only be elected at issue. While in the Fixed
Account DCA accounts, Your premiums will earn a higher rate of interest than is currently credited to the Our Fixed Account. The interest rate will vary depending upon the Fixed Account DCA program
You choose at the time You purchase the contract.  You may choose
1 of the following 2 Fixed Account
DCA programs:
The 6-month Fixed Account DCA program: Under this program, You allocate Your initial premium to the 6-Month DCA account and We will credit a guaranteed rate of interest on the diminishing balance of the premium remaining in the 6-Month DCA account for a six-month period beginning on the issue date.
Transfers will occur each month over the six-month period with the final transfer including all amounts remaining in the 6-Month DCA account.
The 12-month Fixed Account DCA program: Under this program, You allocate Your initial premium to the 12-Month DCA account and We will credit a guaranteed rate of interest on the diminishing balance of the premium remaining in the 12-Month DCA account for a twelve-month period beginning on the issue date. Transfers will occur each month over the twelve-month period with the final transfer including all amounts remaining in the 12-Month DCA account.
 Fixed Account Dollar Cost Averaging may not be available in all states.  Your state of issue will
determine if Fixed Account Dollar Cost Averaging is available on Your contract. Please check Your contract form to see if Fixed Account Dollar Cost Averaging is available on Your contract.
Portfolio Rebalancing
The Portfolio Rebalancing option allows contract owners, who are not Dollar Cost Averaging, to reset
the percentage of accumulation value allocated to each investment division to a pre-set percentage level on a quarterly, semi-annual, or annual basis. The accumulation value must be at least $5,000 on each contract anniversary to be eligible for this program.  If You elect this option, then on the contract
anniversary day, We will transfer the amounts needed to
"rebalance" the accumulation value to Your
specified percentages. Rebalancing may result in transferring amounts from an investment division earning a relatively high return to one earning a relatively low return.
We reserve the right to end the Portfolio Rebalancing option by sending You one month's notice. Contact
Us at Our Principal  Office to elect the Portfolio Rebalancing option.
There is no charge for Portfolio Rebalancing.
Fixed Account Earnings Sweep Program
You may elect to have any Fixed Account interest earnings transferred on a monthly or quarterly basis to one or more of the Separate Account investment divisions.
Transfers will be made on the contract
anniversary day each month or quarter to the investment divisions You select or according to the DCA program.  While this program is active, You may not allocate future premium payments to the Fixed
Account. There is no charge for earnings sweep transfers and an earnings sweep transfer is not considered a transfer for purposes of assessing a transfer charge. Amounts transferred out of the Fixed
Account due to an earnings sweep transfer are counted toward the
20% of Fixed Account accumulation
value that may be transferred out of the Fixed Account during any contract year.
 The Fixed Account Earnings Sweep Program may not be available in all states.  Your state of issue
will determine if The Fixed Account Earnings Sweep Program is available on Your contract.
Systematic Withdrawals
The Systematic Withdrawal feature allows You to have a portion of the accumulation value withdrawn automatically. These payments can be made only: (1) while the annuitant is living, (2) before the maturity date, and (3) after the Free Look period. You may elect this option by sending a properly completed Preauthorized Systematic Withdrawal Request Form to Our Principal Office. You may
designate the systematic withdrawal amount or the period for systematic withdrawal payments. You will also designate the desired frequency of the systematic
withdrawals, which may be monthly, quarterly,
semi-annually or annually. See Your contract for details on systematic withdrawal options and when each begins.
If the New York Stock Exchange is closed on the day when the withdrawal is otherwise to be made, then the withdrawal will be processed on the next business day. The deduction caused by the systematic withdrawal will be allocated proportionately to Your accumulation value in the investment divisions and the Fixed Account.
You can stop or modify the systematic withdrawals by sending Us a written request. A proper written request must include the written consent of any effective assignee or irrevocable beneficiary, if applicable.
Each systematic withdrawal must be at least $200. We reserve the right to change the frequency of payments or discontinue payments if the payment is less than $200. Upon payment, We reduce Your accumulation value by an amount equal to the payment proceeds plus any applicable surrender charge.
(See "Surrender Charges on Surrenders" on page  5157.)
The surrender charge applies to
systematic withdrawals in excess of the free  partial
surrender amount in the same manner as it
applies to other  partial s urrenders.
Systematic withdrawals taken to satisfy IRS required minimum surrenders and paid under a life expectancy option will not be subject to a surrender charge. Any systematic withdrawal that would equal or exceed the surrender value will be treated as a complete surrender. In no event will the payment of a systematic withdrawal exceed the surrender value. The contract will automatically terminate if a
systematic withdrawal causes the contract's surrender value to equal zero.
To the extent, if any, that there  are earningsis gain  in
the contract, systematic withdrawals
generally are included in the contract owner's gross income for tax purposes in the year in which the
surrenderwithdrawal  occurs, and may be subject to a penalty tax of 10% before age 59 1/2 .
Additional terms and conditions for the systematic withdrawal program are set forth in Your contract and in the application for the program.
Free Surrender Amount
You may withdraw up to 10% of Your net premiums (premiums less partial surrenders) once each contract year without incurring a surrender charge  in
each contract year .  The value of 10%
of the net premiums is determined on the date of the  first
 partial surrender.  If this option is not
exercised or if less than 10% is withdrawn, any unused amount will not be carried over to a subsequent contract year.  The free surrender amount is not subject to the
$500 minimum surrender amount.
Partial Waiver of Surrender Charge - Terminal Illness
This benefit provides a one time free partial surrender of up to
50% of Your accumulation value if the
annuitant is expected to live less than 12 months.  A
certification is required from a qualified medical
practitioner for this benefit.  There is no charge for this
benefit and it is not available during the first
contract year. It is also not applicable if the annuitant's attained age is greater then 75 at the time of issue.  Other conditions apply; see Your rider for details.
Partial Waiver of Surrender Charge - Charitable Remainder Trust
Endorsement
This benefit provides for a potential increase in the free
surrender amount allowed each contract year.
 Under this benefit, the free surrender amount is the greater of: a) Your accumulation value less Your
net premiums at the close of the prior business day or b) 10% of Your net premiums at the time of the partial surrender. There is no charge for this benefit and it is only available if the owner is a Charitable
Remainder Trust.
Death Benefit
If the annuitant or the owner dies before the maturity date, then the death benefit must be paid within 5 years of the annuitant's or owner's death (other than amounts payable to, or for the benefit of, the surviving spouse of the owner). For joint annuitants the death benefit is paid upon the second death. For joint owners the death benefit is paid upon the first death. The value of the death benefit, as described below, will be determined based on the accumulation value on the business day that Our Principal Office receives the later of:
(a)	due proof of death and
(b)	an election form of how the death benefit is to be paid.
Unless a payment option is selected within 90 days after We
receive due proof of death, the death benefit
will be paid as a lump sum calculated as of that date.
If an owner dies on or after the maturity date, then any remaining amounts, other than amounts payable to, or for the benefit of, the owner's surviving spouse, must be paid at least as rapidly as the benefits were being paid at the time of the owner's death. Other rules relating to distributions at death apply to qualified contracts.
 If joint owners or joint annuitants die within 24 hours of one another, they are considered to have died simultaneously and the eldest is presumed to have died first. In the even of simultaneous death of the owner and the annuitant, the owner is presumed to have died first, and the owner's beneficiary would be paid the death benefit.
The death benefit paid to the beneficiary will be the greatest of:
(a)	 the accumulation value; or
(b) 100% of the total net premium payments made to Your contract;
or
(c)	the guaranteed minimum death benefit, if elected, as defined below.
Premium taxes may be deducted from the death benefit proceeds. Guaranteed Minimum Death Benefit (GMDB)
If You elect the guaranteed minimum death benefit rider, then the death benefit will be the greater of total premiums paid minus adjustments for any partial surrenders accumulated at 7%6%
 (limited to an additional 100% of premiums minus adjustments for any partial surrenders) or the accumulation value. There currently is a charge of X.XX%0.50% per year against Your
Separate Account accumulation values for this rider (the maximum charge is XX.X%0.75% per year). You will incur this charge even during periods when the rider would pay no benefit.
Any partial surrender will immediately decrease Your guaranteed minimumadjustments for partial surrenders will reduce the death benefit by the percentage ofsame proportion the accumulation value being withdrawn. was reduced by the partial surrender.

Payment of Death Benefits
In most cases, when a death benefit is paid in a lump sum, We will pay the death benefit by establishing
an interest bearing account, called the "Midland Access Account,"
for the beneficiary, in the amount of
the death benefit.  We will send the beneficiary a checkbook, and the beneficiary will have access to the
account simply by writing a check for all or any part of the amount of the death benefit.  The Midland
Access Account is part of Our general account. It is not a bank account and it is not insured by the FDIC or any other government agency.  As part of Our general account, it is subject to the claims of Our
creditors.  We receive a benefit from all amounts left in the
Midland Access Account.
Higher Education Rider
At the time of application, You may select the higher education rider which provides an extra benefit
equal to 38% of the taxable surrender amount in order to help compensate for any estimated tax liability for early surrender.10% of the gain (accumulation value less premiums) in the contract  .
This rider is only available for non-qualified contracts.  Under this rider, You may request
surrenders,a partial or full surrender,   made directly to a
United States accredited institution of
higher education, at any time after the  5th7th contract
anniversary.  If the amount of the withdrawal
exceeds the 10% penalty-free withdrawal amount, surrender charges may apply.  We will deduct a fee
for this optional rider (of up to X.XX%4.00%  per year).  If
You select this rider, the fee is deducted
for the life of the contract, even if You never request a
withdrawal for higher education.
Estate Planning Rider
At the time of application, You may select the Estate Planning rider which provides an extra death
benefit of 40% of any taxable earnings that arethe gain (accumulation value less premiums) in the
contract that is  included in the death benefit.   The
maximum extra death benefit is limited to
50% of the net premiums.   We will deduct an additional daily
charge against Your Separate Account
accumulation value currently at the annual rate of  X.XX%0.35%
(the maximum is
X.XX%).0.75%).   You would pay this charge even during periods
when the rider would not pay any
benefit (because there  are no earnings).is no gain).
This rider only pays a benefit on
earnings.gain.    If You do not have any  earnings ongain
in  Your contract when the
death benefit is calculated, then You will not receive a benefit from this rider.
CHARGES, FEES AND DEDUCTIONS
Surrender Charges on Surrenders
We may deduct a surrender charge from any surrender of premiums (including a surrender to effect an annuity and on systematic withdrawals). This charge partially reimburses Us for the selling and distributing costs of this contract.  These include commissions and the costs of preparing sales literature
and printing prospectuses.   If the surrender charge is
insufficient to cover all distribution expenses, then
the deficiency will be met from Our surplus that may be, in part, derived from mortality and expense risks charges (described below).  For the purpose of determining the surrender charge, any amount that
You withdraw will be treated as being from premiums first, and then from investment income, if any (and
without regard to allocations of premiums or surrenders among investment divisions). There is no surrender charge on the investment income (if any) withdrawn.
The length of time between each premium payment and surrender determines the amount of the surrender charge.  Premium payments are considered withdrawn in the order that they were received.
The charge is a percentage of the premiums withdrawn and equals:
	Length of Time from
	Premium Payment	Surrender	(Number of Years)	Charge
	1	7%
	2	7%
	3	6%
	4	5%
	5	4%
	6	3%
	7	2%
	8+	0%
The surrender charge may be partially waived pursuant to the Terminal Illness and Charitable
Remainder Trust  riders.  These waivers are subjectEndorsement.
This waiver is subject to
certain conditions as detailed in the contract and to approval of state insurance authorities.
Amounts withdrawn under the contract to comply with IRS minimum distribution rules and paid under a life expectancy option will not be subject to a surrender charge. Amounts withdrawn to comply with IRS minimum distribution rules will reduce the amount available under the free surrender amount.

Mortality and Expense Risk Charge

We deduct a daily charge for mortality and expense risks at an effective annual rate of 0.95% of the accumulation values in the Separate Account. The investment divisions' accumulation unit values reflect this charge. We reserve the right to increase this charge to an effective annual rate of
X.XX%.0.95%.   We expect to profit from this charge.  We may
use the profit for any purpose
including paying distribution expenses.

Annual Maintenance Fee

We deduct an annual maintenance fee of $30 on each contract anniversary on or before the maturity date.
We reserve the right to increase this charge, however, it will not exceed $60 per contract year. We waive this charge if Your net premium is $50,000 or more on the contract anniversary. This charge is for Our record keeping and other expenses incurred in maintaining the contracts. At the end of each contract year We deduct this charge proportionally from each investment division and the Fixed Account. If the contract is surrendered during a contract year and the net premium is less than $50,000, then We will deduct the full annual maintenance fee for the current contract year at that time. We will not deduct the annual maintenance fee in the event of annuitization or death.
We may reduce the annual maintenance fee for contracts issued in a manner that results in a savings of administrative expenses. The amount of reductions will be considered on a case-by-case basis and reflect
Our expected reductions in administrative expenses.
Rider Charges
We deduct an extra charge on a daily or other periodic basis for each optional rider that You select, as a percentage of the accumulation values in the Separate Account. These charges are specified above in the
Summary section of this prospectus.
Transfer Charge
Currently, We do not charge You for making transfers of accumulation value among investment divisions. We reserve the right to assess a $15 charge after the 12th transfer in a contract year.
If We charge You for making a transfer, then We will allocate the charge proportionally to the investment divisions and Fixed Account from which the transfer is being made. All transfers included in one transfer request count as only one transfer for purposes of any fee.  For example, if the transfer is
made from two investment divisions and a charge applies, then a $7.50 transfer charge will be deducted from  each of the two investment divisions.
Charges In The Funds
The  Fundsfunds  charge their portfolios for managing
investments and providing services.  The
portfolios may also pay operating expenses. Each portfolios'portfolio's charges and expenses vary.
See the  Funds'funds'  prospectuses for more information.
Also see the  "Fee Table -
Summary of Basic Contract FeesFee Table - Summary of Basic Contract FeesFee Table - Summary of
Basic Contract FeesFee Table - Summary of Basic Contract FeesFee Table" on page 17.
Premium Taxes
Midland will deduct from Your accumulation value at surrender, death or annuitization a charge for any premium taxes levied by a state or any other governmental entity. Premium taxes currently levied by certain jurisdictions vary from 0% to 3.5%.  This range is subject to change.
Other Taxes
At the present time, We do not make any charges to the Separate Account for any federal, state, or local taxes (other than premium taxes) that We incur which may be attributable to such account or to the contracts. We reserve the right to make a charge for any such tax or other economic burden resulting from the application of the tax laws.
FEDERAL TAX STATUS
Introduction
NOTE: Midland has prepared the following information on federal income taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult Your own tax adviser about Your own circumstances. Midland has included an additional discussion regarding taxes in the SAI.
Annuity Contracts in General
Deferred annuities are a way of setting aside money for future needs like retirement. Congress recognized how important saving for retirement is and provided special rules in the Internal Revenue
Code for annuities.
Simply stated, these rules provide that generally  youYou
will not be taxed on the
earnings,gain,  if any, on the money held in  yourYour
annuity contract until You take the
money out. This is referred to as tax deferral. There are different rules as to how You will be taxed depending on how You take the money out and the type of contract
- qualified or nonqualified
(discussed below).
You will generally not be taxed on increases in the value of Your contract until a distribution occurs -
either as a surrender or as annuity payments.
When a non-natural person (e.g., corporation or certain other entities other than tax-qualified trusts)
owns a nonqualified contract, the contract will generally not be treated as an annuity for tax purposes.
Qualified and Nonqualified Contracts
If You purchase the contract under an individual retirement annuity, a pension plan, or specially
sponsored program,   yourYour  contract  is referred to as
a qualified contract.
Qualified contracts are issued in connection with the following plans:
	Individual Retirement Annuity (IRA): A traditional IRA allows individuals to make contributions, which may be deductible, to the contract. A Roth IRA also allows individuals to make contributions to the contract, but it does not allow a deduction for contributions, and distributions may be tax-free if the owner meets certain rules.
	Corporate Pension and Profit-Sharing and H.R. 10 Plan:
Employers and self-employed individuals
can establish pension or profit-sharing plans for their employees or themselves and make contributions to the contract  on a pre-tax basis.
	Deferred Compensation Plan (457 Plan): Certain governmental and tax-exempt organization can establish a plan to defer compensation on behalf of their
employees through contributions to the
contract.
The contract contains death benefit features  (such as the
Estate Planning Rider)   that in some
cases may exceed the greater of the premium payments or the accumulation value. The death benefit could be characterized as an incidental benefit, the amount of which is limited in any pension or profit-
sharing plan. Because the death benefit may exceed this limitation, anyone using the contract in connection with such plans should consult their tax adviser. The Internal Revenue Service has not reviewed the contract for qualification as an IRA, and has not addressed in a ruling of general applicability whether the death benefit provision, such as the provisions in the contract, comports with
IRA qualification requirements.
 The Internal Revenue Service may take the position that the death benefit adversely affects the
qualification of the policy as an IRA or Roth IRA.
Disqualification of the policy as an IRA or Roth IRA
could result in the immediate taxation of amounts held in the policy and the imposition of penalty taxes.
Qualified contracts are also subject to the terms of the
retirement plan in connection with which they are
issued. Qualified contracts have minimum distribution rules that govern the timing and amount of distributions. Distributions before age 591/2 may be subject to a 10% penalty tax. Also, distributions from qualified contracts are generally subject to withholding, and "eligible rollover distributions" from corporate pension and profit-sharing and H.R. 10 plans are subject to a mandatory 20% withholding except in the case of a direct rollover.
If You purchase the contract as an individual and not under an individual retirement annuity, 457 plan, or pension or profit sharing plan, Your contract is referred to as a nonqualified contract.
Diversification and Distribution Requirements
The Internal Revenue Code provides that the underlying investments for a nonqualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity. The annuity must also meet certain distribution requirements at the death of an owner in order to be treated as an
annuity contract. These diversification and distribution requirements are discussed in the SAI. Midland may modify the contract to attempt to maintain favorable tax treatment.
Surrenders - Nonqualified Contracts
If You make a surrender from a nonqualified contract before the annuity commencement date, the
Internal Revenue Code treats that surrender as first coming from earningsgain  and then from
Your premium payments. When You make a surrender You are taxed on the amount of the surrender
that is  earnings.gain.   If You make a full surrender, You
are generally taxed on the amount that
Your surrender proceeds exceeds the "investment in the contract," which is generally Your premiums paid (adjusted for any prior  partial  surrenders that came
out of premiums).  The bonus credit
will be considered  earnings.gain.    Different rules apply
for annuity payments.  See "Annuity
Payments" below.
The Internal Revenue Code also provides that surrendered earningsgain may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Some
surrenders will be exempt from the penalty.   The include any
amounts:This includes any amount:

	paid on or after the taxpayer reaches age 591/2;
	paid after an owner dies;
	paid if the taxpayer becomes totally disabled (as that term is defined in the Internal Revenue
Code);
	paid in a series of substantially equal payments made annually (or more frequently) under a lifetime annuity;
	paid under an immediate annuity; or
	which come from premium payments made prior to August 14, 1982.
All non-qualified deferred contracts that are issued by Midland
(or its affiliates) to the same owner
during any calendar year are treated as one annuity for purposes of determining the amount includable in the owner's income when a taxable distributions occurs.
Taxation of Death Benefit Proceeds
Amounts may be distributed from the contract because of the death of an owner or the annuitant.
Generally, such amounts should be includable in the income of the recipient:
	if distributed in a lump sum, these amounts are taxed in the same manner as a full surrender; or
	if distributed under an annuity payment option, these amounts are taxed in the same manner as annuity payments.
Annuity Payments
Although the tax consequences may vary depending on the annuity payment option You select, in general, for nonqualified and certain qualified contracts, only a portion of the annuity payments youYou receive will be includable in Your gross income.
In general, the excludable portion of each annuity payment youYou receive will be determined as follows:
	Fixed payments - by dividing the "investment in the contract" on the maturity date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable.
	Variable payments - by dividing the "investment in the contract" on the maturity date by the total number of expected periodic payments. This is the amount of each annuity payment that is excludable.
The remainder of each annuity payment is includable in gross income. Once the "investment in the contract" has been fully recovered, the full amount of any additional annuity payments is includable in gross income.
If You select more than one annuity payment option, special rules govern the allocation of the contract's entire "investment in the contract" to each such option, for purposes of determining the excludable amount of each payment received under that option. We advise You to consult a competent tax adviser as to the potential tax effects of allocating amounts to any particular annuity payment option.
If, after the annuity commencement date, annuity payments stop because an annuitant died, the excess (if any) of the "investment in the contract" as of the annuity maturity date over the aggregate amount of annuity payments received that was excluded from gross income is generally allowable as a deduction for Your last taxable year.
Annuity Contracts Purchased by Nonresident Aliens and Foreign
Corporations
The discussion above provided general information regarding U.S. federal income tax consequences to annuity owners that are U.S. persons. Taxable distributions made to owners who are not U.S. persons will generally be subject to U.S. federal income tax withholding at a 30% rate, unless a lower treaty rate applies. In addition, distributions may be subject to state and/or municipal taxes and taxes that may be imposed by the owner's country of citizenship or residence. Prospective foreign owners are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation for any annuity contract purchase.
Transfers, Assignments or Exchange of Contracts
A transfer of ownership or assignment of a contract, the designation of an annuitant or payee or other beneficiary who is not also the owner, the selection of certain maturity dates, or a change of annuitant, may result in certain income or gift tax consequences to the owner that are beyond the scope of this discussion. An owner contemplating any such transfer, assignment, selection, or change should contact a competent tax adviser with respect to the potential tax effects of such a transaction.
Possible Tax Law Changes
Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or otherwise. You should consult a tax adviser with respect to legal developments and their effect on the contract. Separate Account Charges
It is possible that the Internal Revenue Service may take a position that fees for certain optional benefits
(e.g. death benefits other than the return of premiums death benefit) are deemed to be taxable distributions to You. Although weWe do not believe that the fees associated with any optional benefit provided under the contract should be treated as taxable surrenders, You should consult Your tax advisor prior to selecting any optional benefit under the contract.

MATURITY DATE

The maturity date is the  date on which income payments will begin.  The earliest possible maturity
date is the 8th contract anniversary at which time you may
annuitize your full accumulation value. later of (a) The maximum maturity date is the contract anniversary immediately following the annuitant's 100th birthday, or (b) the first day of the eighth
contract year.  You may change the maturity date by sending
written notice to Our Principal Office. We
must receive Your written notice at least 30 days prior to the original maturity date.
If You have not previously specified otherwise and have not
elected certain systematic withdrawal
options, then on the maturity date You may:
1.	take the surrender value in one lump sum, or
2.	convert the surrender value into an annuity payable to the
annuitant under one or more of the
payment options described below.
SELECTING AN ANNUITY OPTION
You may apply the proceeds of a surrender to effect an annuity. Unless You choose otherwise, Your surrender value from the Fixed Account will be applied to a 10 year certain and life fixed payout and the
surrender value from the Separate Account will be applied to a 10 year certain and life variable payout.
The first monthly annuity payment will be made within one month after the maturity date. Variable payment options are not available in certain states.
Currently, the payment options are only available if the proceeds applied are $2,500 or more and the first periodic payment will be at least $50. We reserve the right to change the payment frequency so that payments are at least $50.
The payee's actual age will affect each payment amount for annuity income options involving life income.  The amount of each annuity payment to older payees will be greater than for younger payees
because payments to older payees are expected to be fewer in number.  For annuity income options that
do not involve life income, the length of the payment period will affect the amount of each payment.
With a shorter period, the amount of each annuity payment will be greater. Payments that occur more frequently will be smaller than those occurring less frequently.
The payee or any other person who is entitled to receive payments may name a beneficiary to receive any amount that We would otherwise pay to that person's estate if that person died. The person who is entitled to receive payment may change the beneficiary at any time.
Payment options will be subject to Our rules at the time of selection. We must approve any arrangements that involve more than one of the payment options, or a payee who is not a natural person (for example, a
corporation), or a payee who is a fiduciary or an assignee. Also, the details of all arrangements will be subject to Our rules at the time the arrangements take effect.
This includes
	rules on the minimum amount We will pay under an option, minimum amounts for installment payments, surrender or commutation rights (Your rights to receive
payments over time, for which We may offer You a lump sum
payment),
	the naming of people who are entitled to receive payment and their beneficiaries, and
	the ways of proving age, gender, and survival.
You choose a payment option when You apply for a contract and may change it by writing to Our
Principal Office.  You must elect the payment plan at least 30 days before the maturity date.
Fixed Options
Payments under the fixed options are not affected by the
investment experience of any investment
division. The surrender value as of the maturity date will be applied to the fixed option selected. We guarantee interest under the fixed options at a rate of 3.00% a year. We may also credit interest under the fixed deposit options at a rate that is above the 3.00% guaranteed rate (this is at Our complete discretion).
Thereafter, interest or payments are fixed according to the
options chosen.
Variable Options
Payments under the variable options will vary in amount depending on the investment experience of the
investment divisions.  Variable payment options are not available in certain states.
The annuity tables contained in the contract are based on a 3% (three percent) assumed investment rate.
This is a fulcrum rate around which variable annuity payments will fluctuate to reflect whether the investment experience of the investment divisions is better or worse than the assumed investment rate.  If
the actual investment experience exceeds the assumed investment rate, then the payment will increase.
Conversely, if the actual investment experience is less than the assumed investment rate, then payments will decrease.
We determine the amount of the first monthly variable payment by applying the value in each investment division (as of a date not more than 10 business days prior to the maturity date) to the appropriate rate
(from the annuity tables in the contract) for the payout options selected using the payee's age and sex
(where permissible). The amount of the first payment will then be used to determine the number of annuity units for each investment division. The number of annuity units is used to determine the amount of subsequent variable payments.
The annuity unit value for each investment division will be initially set at $10. Thereafter the annuity unit value will vary with the investment experience of the investment division and will reflect the mortality and expense risk charge We make at an effective annual rate of
0.95% (charges for optional riders
discontinue after the maturity date). The annuity unit value will increase if the net investment experience
(investment experience minus the asset charge) is greater than the 3% assumed investment rate. The annuity unit value will decrease if the net investment experience is less than the 3% assumed investment
rate.
The amount of each subsequent variable payment will be determined for each investment division by multiplying the number of annuity units by the annuity unit value. Additional information on the variable annuity payments is contained in the SAI that can be obtained by
writing to Our Principal Office.
Payout Options
The following four payout options are available:
1.	Income for Specified Period: We pay installments for a
specified period.  We will pay the amount
applied in equal installments plus applicable interest (excess interest may be paid at ourOur discretion), for a specified time, up to 20 years.
2.	Life Annuity: We will pay the money as monthly income for
life.  You may choose from 1 of 2 ways
to receive the income:
(a)	Life Annuity: We will pay equal monthly payments during the
lifetime of the payee.  With a life
annuity payment option, payments will only be made as long as the payee is alive. Therefore, if the payee dies after the first payment, then only one payment will be made.
(b)	With Certain Period: We will pay equal monthly payments for
a selected number of guaranteed
payments, and then for as long as the payee is living thereafter.
3. Income for a Specified Amount: We will pay income of the accumulation value until the principal and interest are exhausted. Payments will begin on the maturity date and will continue until the principal and interest, at the rate of 3% compounded per annum, are exhausted.
4.  Joint and Survivor Income:  We will make monthly payments until the last surviving payee's death.
Therefore, if both payees die after the first payment, then only one payment will be made.  The
annuitant must be at least 50 years old and the beneficiary/payee must be at least 45 years old, at the time of the first monthly payment.
Transfers after the Maturity Date
After the maturity date, two transfers per contract year may be made among the investment divisions.
Transfer requests received before the New York Stock Exchange closes will take effect on the same day
if that day is a business day. Otherwise, the request will take effect on the business day following the day We receive Your request. Unit values are determined at the close of business on the day the request takes effect. The transfer request must be received at least 10 business days before the due date of the first annuity payment to which the change will apply. Transfers after the annuity payments have started will be based on the annuity unit values.  There will be no
transfer charge for this transfer.  No transfers
are allowed to or from the Fixed Account.
ADDITIONAL INFORMATION
Midland National Life Insurance Company
We are Midland National Life Insurance Company, a stock life insurance company. Midland was organized in 1906, in South Dakota, as a mutual life insurance company at that time named "The Dakota
Mutual Life Insurance Company." We were reincorporated as a stock life insurance company, in 1909.
Our name "Midland" was adopted in 1925. We were redomesticated to Iowa in 1999. We are licensed to do business in 49 states, the District of Columbia ,and
Puerto Rico, the Virgin Islands, Guam and
the Mariana Islands.    Our address is:
Midland National Life Insurance Company
4601 Westown Parkway, Suite 300
West Des Moines, IA 50266
1-877-586-0240
Midland is a subsidiary of Sammons Enterprises, Inc., Dallas,
Texas.  Sammons Enterprises has
controlling or substantial stock interests in a large number of other companies engaged in the areas of insurance, corporate services, and industrial distribution.
Fund Voting Rights
We invest the assets of Our Separate Account investment divisions in shares of the  Funds'funds'
portfolios. Midland is the legal owner of the shares and has the right to vote on certain matters. Among other things, We may vote:
	to elect the  Funds'funds'  Board of Directors,
	to ratify the selection of independent auditors for the
Funds,funds,
	on any other matters described in the  Funds'funds'
current prospectuses or requiring a vote
by shareholders under the Investment Company Act of 1940, and
	in some cases, to change the investment objectives and
contracts.
Even though We own the shares, We may give You the opportunity to tell Us how to vote the number of shares that are allocated to Your contract.
The  Fundsfunds  will determine if and how often
shareholder meetings are held.  As We receive
notice of these meetings, We will ask for Your voting
instructions.  The  Fundsfunds  are not
required to hold a meeting in any given year.
If We do not receive instructions in time from all contract
owners, then We currently intend to vote those
shares in the same proportion as We vote shares for which We have received instructions in that portfolio. We currently intend to vote any Fund shares that We alone are entitled to vote in the same proportions that contract owners vote. If the federal securities laws or regulations or interpretations of them change so that We are permitted to vote shares of the Fund in Our own right or to restrict owner voting, then We may do so.
How We Determine Your Voting Shares
You may participate in voting only on matters concerning the Fund portfolios in which Your accumulation value has been invested. We determine Your voting shares in each division by dividing the amount of Your accumulation value allocated to that division by the net asset value of one share of the
corresponding Fund portfolio. This is determined as of the record date set by the Fund's Board for the shareholders meeting.
If You have a voting interest, then We will send You proxy
material and a form for giving Us voting
instructions. In certain cases, We may disregard instructions relating to changes in the Fund's adviser or the investment contracts of its portfolios.
Our Reports to Owners
Shortly after the end of each   contractcalendar  year, We
will send You a report that shows
	Your accumulation value, and
	any transactions involving Your accumulation value that occurred during the year. Transactions include Your premium allocations, transfers and  partial
surrenders made in that year.
The annual statements are sent instead of sending a confirmation of certain transactions (such as
premium payments by automatic bank draft checking account
deductions or Civil Service allotments).
We also currently intend to send You semi-annual reports with financial information on the
Funds,funds,   including a list of the investments held by
each portfolio.
Contract Periods, Anniversaries
We measure contract years, contract months and contract anniversaries from the issue date shown on
Your contract's information page.  Each contract month begins on the same day in each  month.  The
calendar days of 29, 30, and 31 are not used for the purpose of contract anniversaries. If Your initial premium is received on one of these dates, Your contract
anniversary day will be the first day of the next
month.
Dividends
We do not pay any dividends on the contract described in this prospectus.
Performance
Performance information for the investment divisions may appear in reports and advertising to current and prospective owners.  The performance information is based on the historical investment experience
of the investment division and the portfolios and does not
indicate or represent future performance.
Total returns are based on the overall dollar or percentage change in value of a hypothetical investment.
Total return quotations reflect changes in portfolio share price, the automatic reinvestment by the
Separate Account of all distributions and the deduction of applicable charges (including any surrender charges that would apply if You surrendered the contract at the end of the period indicated).  Quotations
of total return may also be shown that do not take into account certain contract charges such as the surrender charge and rider charges. The total return percentage will be higher under this method than under the standard method described above.
A cumulative total return reflects performance over a stated
period of time.  If the performance had been
constant over the entire period, then an average annual total return reflects the hypothetical annually
compounded return that would have produced the same cumulative total return.  Because average annual
total returns tend to smooth out variations in an investment division's returns, You should recognize that they are not the same as actual year-by-year results.
Some investment divisions may also advertise yield.  These
measures reflect the income generated by an
investment in the investment divisions over a specified period of time. This income is annualized and shown as a percentage. Yields do not take into account capital gains or losses or the surrender charge or rider charges.  The standard quotations of yield reflect the annual maintenance fee.
The VIP Money Market investment division may advertise its current and effective yield. Current yield reflects the income generated by an investment in the investment division over a 7 day period. Effective yield is calculated in a similar manner except that income earned is assumed to be reinvested.  Other
investment divisions may advertise a 30 day yield which reflects the income generated by an investment
in the investment division over a 30 day period.
Midland may also advertise performance figures for the investment divisions based on the performance of a portfolio prior to the time the Separate Account commenced operations.
Your Beneficiary
You name Your beneficiary in Your contract application. The beneficiary is entitled to the insurance benefits of the contract.  You may change the beneficiary during the owner's and annuitant's lifetime by
writing to Our Principal Office.  This change takes effect as of the date that the written notice was
signed. If no beneficiary is living when the owner or annuitant dies, then We will pay the death benefit to the owner's or annuitant's estate.  If the beneficiary is living at the time of the owner's or annuitant's
death, then proceeds are payable to the contingent beneficiary, if any.
Assigning Your Contract
You may assign Your rights in this contract. You must send a copy of the assignment to Our Principal
Office.  The assignment takes effect as of the date that the written notice was signed.  We are not
responsible for the validity of the assignment or for any payment
We make or any action We take before
We record notice of the assignment. An absolute assignment is a change of ownership. There may be tax consequences.
When We Pay Proceeds From This Contract
We will generally pay any death benefits or surrenders within seven days after receiving the required
form(s) at Our Principal Office. Death benefits are determined as of the date We receive due proof of death and the election of how the death benefit is to be paid [or
90 days after  weWe  receive
proof of death].
We may delay payment for one or more of the following reasons:
1)	We cannot determine the amount of the payment because:
a)	the New York Stock Exchange is closed,
b)	trading in securities has been restricted by the SEC, or
c)	the SEC has declared that an emergency exists,
2)	the SEC by order permits Us to delay payment to protect Our
owners, or
3)	Your premium check(s) have not cleared Your bank.
We may defer payment of any surrender or surrender from the Fixed Account, for up to six months after
We receive Your request.
Sales Agreements
The contract will be sold by individuals who, in addition to being licensed as life insurance agents for
Midland National Life, are registered representatives of [_____],Sammons Securities Company,
LLC,   or broker-dealers who have entered into written sales
agreements with  [____].
[____],Sammons Securities Company, LLC.  Sammons Securities
Company, LLC,  the principal
underwriter of the contracts, is registered with the SEC as a broker-dealer under the Securities Exchange
Act of 1934 and is a member of the National Association of Securities Dealers, Inc. (NASD).
The mailing address for  Sammons Securities Company, LLC is:
				4261 Park Road
				Ann Arbor, MI  48103
[___  is:]
We will pay a commission of up to 6.25% of premiums paid. We may sell Our contracts through broker-dealers registered with the SEC under the Securities Exchange Act of 1934 that enter into selling agreements with Us.
To the extent permitted by NASD rules, promotional incentives or payments may also be provided to broker-dealers based on sales volumes, the assumption of wholesaling functions or other sales-related criteria. Other payments may be made for other services that do not directly involve the sale of the contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services.
We intend to recoup commissions and other sales expenses primarily, but not exclusively, through:
	the surrender charge;
	the mortality and expense risk charge;
	revenues, if any, received from the underlying portfolios or their managers; and
	investment earningsgain on amounts allocated under contracts to the Fixed Account.
Commissions paid on the contract, including other incentives or payments, are not charged to the contract owners or the Separate Account.
Pending regulatory approvals, We intend to distribute the contract in all states, except New York, and in certain possessions and territories.
Regulation
We are regulated and supervised by the Iowa Insurance Department.
We are subject to the insurance
laws and regulations in every jurisdiction where We sell contracts. The provisions of this contract may vary somewhat from jurisdiction to jurisdiction.
We submit annual reports on Our operations and finances to insurance officials in all the jurisdictions where We sell contracts. The officials are responsible for reviewing Our reports to be sure that We are financially sound and are complying with the applicable laws and regulations. We are also subject to various federal securities laws and regulations.
Discount for Employees of Sammons Enterprises, Inc.
Employees of Sammons Enterprises, Inc., and its subsidiaries, may receive waiver of charges, reduced charges, or a premium contribution to the contract of X.XX%65%
 of the first year commission
that would normally have been paid on the employee's first year premiums. Midland is a subsidiary of Sammons Enterprises, Inc., and additional premium payments contributed solely by Midland National
Life will be paid into the employee's contract during the first year.
Legal Matters
The law firm of Sutherland Asbill & Brennan LLP, Washington, DC, has provided advice regarding certain matters relating to federal securities laws. We are not involved in any material legal proceedings.
Financial Statements
The financial statements of Midland National Life Separate Account
C and Midland National Life
Insurance Company, included in the SAI, have been audited by PricewaterhouseCoopers LLP, independent auditors, for the periods indicated in their report which appears in the SAI. The address for PricewaterhouseCoopers LLP is:
[IBM Park Building
Suite 1300
650 Third Avenue South
Minneapolis, MN 55402-4333]

The financial statements audited by PricewaterhouseCoopers LLP have been included in reliance on their reports given upon their authority as experts in accounting and auditing.


Statement of Additional Information
A SAI is available which contains more details concerning the subjects discussed in this prospectus. You can get this SAI by checking the appropriate box on the application form, by writing Our Principal
Office, or by calling the Principal Office's Toll Free number at 1-877-586-0240. The following is the
Table of Contents for the SAI:
 TABLE OF CONTENTS
	    Page
THE CONTRACT
	Entire Contract		4
	Changes to the Contract		4
	Beneficiary		4
	Change of Beneficiary	4
	Changes to the Contract			4
	Beneficiary			4
	Change of Beneficiary			4
	Change in Maturity Date			4
	Incontestability			4
	Misstatement of Age or Sex			4
	Periodic Reports		5
	Non-participating		5
	Claims of Creditors		5
	Minimum Benefits		5
	Payment of Premiums		5
	Ownership		5
	Assignment	5
	Non-participating			5
	Claims of Creditors			5
	Minimum Benefits			5
	Payment of Premiums			5
	Ownership			5
	Assignment			6
	Accumulation Unit Value			6
	Annuity Payments			6
CALCULATION OF YIELDS AND TOTAL RETURNS
	VIP Money Market Investment Division Yield Calculation
	7
	Other Investment Division Yield Calculations		8
	Total Return Calculations			9
	Cumulative Total Returns			10
	Adjusted Historical Performance Data		10
FEDERAL TAX MATTERS
	Tax Free Exchanges (Section 1035) 			11
	Required Distributions			11
	Taxation of Qualified Contracts			12
DISTRIBUTION OF THE CONTRACT 			1411
SAFEKEEPING OF ACCOUNT ASSETS		1412
STATE REGULATION		12
RECORDS AND REPORTS		12
LEGAL PROCEEDINGS		12
LEGAL MATTERS		12
EXPERTS		12
OTHER INFORMATION		13
FINANCIAL STATEMENTS		13


	14
RECORDS AND REPORTS			14
LEGAL PROCEEDINGS			15
LEGAL MATTERS			15
EXPERTS			15
OTHER INFORMATION			15
FINANCIAL STATEMENTS			15

VA3Pre1EDGAR.txt


STATEMENT OF ADDITIONAL INFORMATION FOR THE
VARIABLE ANNUITY III
NATIONAL ADVANTAGE VARIABLE ANNUITY CONTRACT
Offered by
MIDLAND NATIONAL LIFE INSURANCE COMPANY
(Through Midland National Life Separate Account C)
This Statement of Additional Information expands upon subjects discussed in the current Prospectus for the Variable Annuity Contract IIINational Advantage Variable
Annuity ("Contract") offered by Midland National Life
Insurance Company. You may obtain a copy of the Prospectus dated _____, 2001, by writing to Midland National Life
Insurance Company, One Midland Plaza, Sioux Falls, SD 57193. Terms used in the current Prospectus for the Contract are incorporated in this Statement.
THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS AND SHOULD BE READ ONLY IN
CONJUNCTION WITH THE PROSPECTUS FOR THE CONTRACT.
Dated ____, 2001



TABLE OF CONTENTS
	Page
THE CONTRACT
Entire Contract	4
Changes to the Contract	4
Beneficiary	4
Change of Beneficiary	4
Change in Maturity Date	4
Incontestability	4
Misstatement of Age or Sex	4
Periodic Reports	5
Non-participating	5
Claims of Creditors	5
Minimum Benefits	5
Payment of Premiums	5
Ownership	5
Assignment	6
Accumulation Unit Value	6
Annuity Payments	6
CALCULATION OF YIELDS AND TOTAL RETURNS
VIP Money Market Investment Division Yield Calculation	7
Other Investment Division Yield Calculations	8
Total Return Calculations	9
Cumulative Total Returns	10
Adjusted Historical Performance Data	10
FEDERAL TAX MATTERS
Tax Free Exchanges (Section 1035) 	11
Required Distributions	11
Taxation of Qualified Contracts	12
DISTRIBUTION OF THE CONTRACT	1114
SAFEKEEPING OF ACCOUNT ASSETS	1214
STATE REGULATION	12
RECORDS AND REPORTS	12
LEGAL PROCEEDINGS	12
LEGAL MATTERS	12
EXPERTS	12
OTHER INFORMATION	13
FINANCIAL STATEMENTS	1314
RECORDS AND REPORTS	14
LEGAL PROCEEDINGS	15
LEGAL MATTERS	15
EXPERTS	15
OTHER INFORMATION	15
FINANCIAL STATEMENTS	15


THE CONTRACT
Entire Contract
The entire Contract between You and Us consists of the Contract, the attached written application and any attached endorsements, riders, and amendments.
Changes to the Contract
No one has the right to change any part of the Contract or to waive any of its provisions unless the change is approved in writing by one of Our officers. Only our President or Secretary may modify the Contract.
We may change the Contract without Your consent to conform to state or federal laws or regulations. A change will be made by attaching an endorsement to the Contract.
Beneficiary
You will name the Beneficiary in the application. A Beneficiary is revocable unless otherwise stated in the Beneficiary designation. If no Beneficiary is living when the Owner or Annuitant dies, the death benefit will be paid to You or Your
estate.   If
no primary Beneficiary is living at the time of the Owner's or Annuitant's death, the proceeds are payable to the Contingent Beneficiary, if any.
Change of Beneficiary
You may change a revocable Beneficiary. We must receive Written Notice informing Us of the change. Upon receipt and acceptance, a change takes effect as of the date the Written Notice was signed. We will not be liable for any payment made before We record the Written Notice.
Change in Maturity Date
At any time You may change the Maturity Date by Written Notice.
We must receive Your Written Notice requesting such change
at least 30 days prior to the original Maturity Date. Any Maturity Date may not be a date that is before the end of the Surrender
Period shown on the Specifications Page.
Incontestability
We will not contest the Contract.
Misstatement of Age or Sex
If the age or sex of the Annuitant has been misstated, We will adjust the amount of each annuity payment to whatever the applied value would have purchased at the correct age and sex.
Any underpayments made by Us will be paid to the Payee. Any overpayments made by Us will be charged against benefits falling due after adjustment. All underpayments and overpayments will include interest at the rate required by the jurisdiction in which the Contract is delivered.
Periodic Reports
At least once each year, We will send You a report containing information required by applicable state law.
Non-participating
The Contract does not participate in the surplus or profits of the Company and the Company does not pay any dividends on it.
Claims of Creditors
To the extent permitted by law, no benefits payable under the Contract to a Beneficiary or Payee are subject to the claims of creditors.
Minimum Benefits
The annuity payments, surrender values and death benefit under the Contract are not less than the minimum required by the laws of the state in which the Contract is delivered.
Payment of Premiums
The Initial Premium is due on the Issue Date. You may make additional premium payments in any amount and frequency, subject to the limits shown on the Specifications Page.
Ownership
The Contract belongs to You. You have all rights granted by the Contract, including the right to change Owners and
Beneficiaries, subject to the rights of:
1)	Any assignee of record with Us;
2)	Any irrevocable Beneficiary; and
3)	Any restricted Ownership.
We must receive Written Notice informing Us of any change, designation or revocation. Once recorded, a change, designation or revocation takes effect as of the date the Written Notice was signed. However, We are not liable for payments made by Us before We record the Written Notice.


Assignment
An assignment may have adverse tax consequences.
You may assign the Contract by giving Us Written Notice.  We will not be responsible for the validity of any assignment. We will not be liable for any payments We make prior to recording the
Written Notice of assignment.
Accumulation Unit Value
We determine Accumulation Unit Values for each Investment Division of Our Separate Account at the end of each Business
Day. The Accumulation Unit Value for each Investment Division was initially set at $10.00. The Accumulation Unit Value for any
Business Day is equal to the Accumulation Unit Value for the preceding Business Day multiplied by the net investment factor for that division on that Business Day.
We determine the net investment factor for each Investment
Division every Business Day as follows:
	First, We take the net asset value per share held in the investment division at the end of the current Business Day plus the
per share amount of  any dividends or capital gain distributions on shares held in the investment divisions on the current
Business Day; minus the per share amount of any capital loss, realized or unrealized, on shares held in the investment
divisions on the current Business Day.
	Then, We divide this amount by the net asset value per share held in the investment division at the close of business on the preceding Business Day (after giving effect to any Contract transactions on that day).
	Then, We subtract a daily asset charge for each calendar day between Business Days (for example, a Monday calculation may include charges for Saturday, Sunday, and Monday). The daily charge for the basic Contract, with no riders, is currently .00XXX%0.00260% which is an effective annual
rate of 0.95%.  This charge is for mortality and
expense risks assumed by Us under the Contract and to cover administrative costs We incur for transactions related to the
Separate Account.  The daily charge, for a Contract with all of the riders, is currently X.XX%0.00986% which as
an effective annual rate of X.XX%.3.60%
	Finally, We reserve the right to subtract any other daily charge for taxes or amounts set aside as a reserve for taxes. Generally, this means that We would adjust unit values to reflect what happens to the Funds, and also for any charges.
Annuity Payments
The amount of each fixed annuity payment will be set on the
Maturity Date and will not subsequently be affected by the
investment performance of the Investment Divisions.
The amount of each variable annuity payment will be affected by the investment performance of the Investment Divisions.
Variable payment options are not available in certain states.
The dollar amount of the first monthly variable annuity payment is computed for each Investment Division by applying the value in the Investment Division, as of a date not more than 10 business days prior to the Maturity Date, to the appropriate rate for the payout option selected using the age and sex (where permissible)
of the Annuitant. The number of Annuity Units for each
Investment Division is then calculated by dividing the first variable annuity payment for that Investment Division by the Investment Division's Annuity Unit Value as of the same date.
The dollar amount of each subsequent payment from an Investment Division is equal to the number of Annuity Units for that
Investment Division times the Annuity Unit Value for that
Investment Division as of a uniformly applied date not more than
10
business days before the annuity payment is due.
The payment made to the Annuitant for the first payment and all subsequent payments will be the sum of the payment amounts for each Investment Division.
The Annuity Unit Value for each Investment Division was initially set at $10.  The Annuity Unit Value for any business day is
equal to (1) multiplied by (2) multiplied by (3) where:
(1) = the Annuity Unit Value for the preceding business day:
(2) = the net investment factor (as described above) for that division on that business day.
(3) = the investment result adjustment factor
(._______%99.986634% per day), which recognizes an assumed
interest
rate of   3%5%  per year used in determining the annuity
payment amounts.
Transfers after the Maturity Date will only be allowed twice per Contract Year and will be made using the Annuity Unit Value for the Investment Divisions on the date the request for transfer is received. On the transfer date, the number of Annuity Units transferred from the Investment Division is multiplied by the
Annuity Unit Value for that Investment Division to determine the value being transferred. This value is then transferred into the indicated Investment Division(s) by converting this value into
Annuity Units of the proper Investment Division(s). The Annuity
Units are determined by dividing the value being transferred into an Investment Division by the Annuity Unit Value of the Investment Division on the transfer date. The transfer shall result in the same dollar amount of variable annuity payment on the date of transfer.
CALCULATION OF YIELDS AND TOTAL RETURNS
VIP Money Market Investment Division Yield Calculation
In accordance with regulations adopted by the Securities and
Exchange Commission, Midland is required to compute the VIP
Money Market Investment Division's current annualized yield for a seven-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the VIP Money Market Portfolio or on its portfolio securities.
This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) in the value of a hypothetical account having a balance of one unit of the VIP Money Market Investment Division at the beginning of such seven-day period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return and annualizing this quotient on a 365-day basis.
The net change in account value reflects the deductions for the annual maintenance fee, the mortality and expense risk charge, and income and expenses accrued during the period. Because of these deductions, the yield for the VIP Money Market Investment Division of the Separate Account will be lower than the yield for the VIP Money Market Portfolio or any comparable substitute funding vehicle.
The Securities and Exchange Commission also permits Midland to disclose the effective yield of the VIP Money Market
Investment Division for the same seven-day period, determined on a compounded basis. The effective yield is calculated by compounding the unannualized base period return by adding one to the base period return, raising the sum to a power equal to
365 divided by 7, and subtracting one from the result.
The yield on amounts held in the VIP Money Market Investment
Division normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The VIP Money Market Investment Division's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the VIP Money Market Portfolio or substitute funding vehicle, the types and quality of portfolio securities held by the
VIP Money Market Portfolio or substitute funding vehicle, and operating expenses. In addition, the yield figures do not reflect the
effect of any Surrender Charge that may be applicable to a
particular Contract. The annualized yield for the seven-day period ending 12/31/2000 was ___%.0.56%.
Other Investment Division Yield Calculations
Midland may from time to time disclose the current annualized yield of one or more of the Investment Divisions (except the
Money Market Investment Division) for 30-day periods. The
annualized yield of an Investment Division refers to income
generated by the Investment Division over a specified 30-day period. Because the yield is annualized, the yield generated by an Investment Division during the 30-day period is assumed to be generated each 30-day period. This yield is computed by dividing the net investment income per accumulation unit earned during the period by the price per unit on the last day of the period, according to the following formula:
YIELD = 2 [ (a - b + 1)6 - 1 ]
cd
Where:	a =	net investment income earned during the period
by the portfolio (or substitute funding vehicle) attributable to
		shares owned by the Investment Division.
	b =	expenses accrued for the period (net of
reimbursements).
	c =	the average daily number of units outstanding during
the period.
	d =	the maximum offering price per unit on the last day of
the period.
Net investment income will be determined in accordance with rules established by the Securities and Exchange Commission.
Accrued expenses will include all recurring fees that are charged to all Owner accounts. The yield calculations do not reflect the effect of any Surrender Charges that may be applicable to a particular Contract. Surrender Charges range from 7% to 0% of the amount of Premium withdrawn depending on the elapsed time since the premium was paid.
Because of the charges and deductions imposed by the Separate
Account the yield of the Investment Division will be lower than the yield for the corresponding portfolio. The yield on amounts held in the Investment Divisions normally will fluctuate over time.
Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return.
The Investment Division's actual yield will be affected by the types and quality of portfolio securities held by the portfolio, and its
operating expenses.
Total Return Calculations
Midland may from time to time also disclose average annual total returns for one or more of the Investment Divisions for various periods of time. Average annual total return quotations are computed by finding the average annual compounded rates of return over one, five and ten year periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:
P (1 + T)n = ERV
Where:	P =	a hypothetical initial payment of $1,000
	T =	average annual total return
	n =	number of years
	ERV =	ending redeemable value of a hypothetical $1,000
payment made at the beginning of the one, five, or
		ten-year period, at the end of the one, five, or ten-
year period (or fractional portion thereof).
All recurring fees that are charged to all Owner accounts are recognized in the ending redeemable value. The standard average annual total return calculations assume the Contract is
surrendered and therefore will reflect the effect of Surrender
Charges that
may be applicable to a particular period.
Midland may disclose average annual total returns in various ways, depicting (a) whether the Contract is surrendered or maintained in force; (b) whether the bonus credit is selected; (c) whether other optional riders are selected. Accordingly, Midland may disclose the following types of average annual total return:
1.  The Contract is surrendered and has the bonus credit and all other optional riders;
2.  The Contract is surrendered, but neither the bonus nor any other riders are selected;
3.  The Contract is surrendered, the bonus is selected but no other riders are selected;
4.  The Contract is not surrendered, the bonus credit is not selected, but all other riders are selected; and
5.  The Contract is not surrendered, and neither the bonus credit nor any other riders are selected.
Total return figures may also reflect that some but not all riders (other than the bonus) are selected.
Cumulative Total Returns
Midland may from time to time also disclose cumulative total returns in conjunction with the annual returns described above.
The
cumulative returns will be calculated using the following formula.
CTR = [ERV/P] - 1
Where:	CTR =	the cumulative total return net of Investment
Division recurring charges for the period.
	ERV =	ending redeemable value of an assumed $1,000 payment
at the beginning of the one, five, or
	ten-year period at the end of the one, five, or ten-year period (or fractional portion thereof).
	P      =	an assumed initial payment of $1,000
The returns which assume the Contract is kept in-force will only be shown in conjunction with returns which assume the Contract is surrendered.
Midland may also disclose the value of an assumed payment of $10,000 (or other amounts) at the end of various periods of time. Adjusted Historical Performance Data
Midland may also disclose adjusted historical performance data for an Investment Division for periods before the Investment
Division commenced operations, based on the assumption that the Investment Division was in existence before it actually was, and that the Investment Division had been invested in a particular portfolio that was in existence prior to the Investment
Division's commencement of operations. The portfolio used for these calculations will be the actual portfolio that the Investment
Division will invest in.
Adjusted historical performance data of this type will be calculated as follows. First, the value of an assumed $1,000 investment in the applicable portfolio is calculated on a monthly basis by comparing the net asset value per share at the beginning of the month with the net asset value per share at the end of the month (adjusted for any dividend distributions during the month), and the resulting ratio is applied to the value of the investment at the beginning of the month to get the gross value of the investment at the end of the month. Second, that gross value is then reduced by a "Contract Charges" factor to reflect the charges imposed under the Contract. The Contract Charges factor is calculated by taking the daily Separate Account asset charge and adding an additional amount that adjusts for the annual $30 annual maintenance fee. This additional amount is based on an anticipated average Accumulation Value of $______,$35,000 so it is calculated as [$30/$_____, or 0.__%[$30/$35,000, or 0.09%
annually]. The total is then divided by 12 to get the monthly
Contract Charges factor, which is then applied to the value of the hypothetical initial payment in the applicable portfolio to get the value in the Investment Division. The Contract Charges factor is assumed to be deducted at the beginning of each month. In this manner, the Ending Redeemable Value ("ERV") of a hypothetical $1,000 initial payment in the Investment Division is calculated each month during the applicable period, to get the ERV at the end of the period. Third, that ERV is then utilized in the formulas above.
FEDERAL TAX MATTERS
Tax-Free Exchanges (Section 1035)
Midland accepts Premiums which are the proceeds of a Contract in a transaction qualifying for a tax-free exchange under
Section 1035 of the Internal Revenue Code. Except as required by federal law in calculating the basis of the Contract, the Company does not differentiate between Section 1035 Premiums and non-Section 1035 Premiums.
We also accept "rollovers" from Contracts qualifying as individual retirement annuities or accounts (IRAs), or any other qualified Contract which is eligible to "rollover" into an IRA (except
403(b) Contracts). The Company differentiates between nonqualified Contracts and IRAs to the extent necessary to comply with federal tax laws.
Required Distributions
In order to be treated as an annuity Contract for federal income tax purposes, section 72(s) of the code requires any Nonqualified Contract to provide that (a) if any Owner dies on or after the Annuity Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if any Owner dies prior to the annuity starting date, the entire interest in the Contract will be distributed (1) within five years after the date of that Owner's death, or (2) as Annuity payments which will begin within one year of that Owner's death and which will be made over the life of the Owner's
"Designated Beneficiary" or over a period not extending beyond the life expectancy of that Beneficiary. The Owner's "Designated Beneficiary" is the person to whom ownership of the Contract passes by reason of death and must be a natural person.
However, if the Owner's Designated Beneficiary is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Owner.
The Nonqualified Contracts contain provisions which are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.
Other rules may apply to Qualified Contracts.
 Non-Natural Person
If a non-natural person (e.g., a corporation or a trust) owns a Nonqualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the Contract
(generally, the premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.
The tax discussion in the prospectus and herein generally applies to Contracts owned by natural persons.
Diversification Requirements
The Code requires that the investments of each investment division of the separate account underlying the Contracts be "adequately diversified" in order for the Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that each investment division, through the fund in which it invests, will satisfy these diversification requirements.
Owner Control
In certain circumstances, owners of variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets.
There is little guidance in this area, and some features of our Contracts, such as the flexibility of an owner to allocate premium payments and transfer amounts among the investment divisions of the separate account, have not been explicitly addressed in published rulings.
While we believe that the Contracts do not give Owners investment control over separate account assets, we reserve the right to modify the Contracts as necessary to prevent an Owner from being treated as the Owner of the separate account assets supporting the Contract.
Taxation of Qualified Contracts
The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract.
Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.
Individual Retirement Accounts (IRAs), as defined in Section 408 of the Internal Revenue Code (Code), permit individuals to make annual contributions of up to the lesser of specific dollar amount or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain pension plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits.
Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 591/2, unless certain exceptions apply.
Roth IRAs, as described in Code section 408A, permit certain eligible individuals to contribute to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. The
Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10%
penalty tax may apply to distributions made (1) before age 591/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.
Corporate pension and profit-sharing plans under Section 401(a) of the Code allow corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans for themselves and their employees. Adverse tax consequences to the retirement plan, the participant or both may result if the Contract is transferred to any individual as a means to provide benefit payments, unless the plan complies with all the requirements applicable to such benefits prior to transferring the Contract.
Tax Sheltered Annuities under section 403(b) of the Code allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (social security) tax.
Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 591/2, separation from service, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties.

Section 457 Plans, while not actually providing for a qualified plan as that term is normally used, provides for certain deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The
Contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a non-governmental plan, all such investments, however, are owned by and are subject to, the claims of the general creditors of the
sponsoring employer.   In general, all amounts received
under a section 457 plan are taxable and are subject to federal income tax withholding as wages.
DISTRIBUTION OF THE CONTRACT
 [____],Sammons Securities Company, LLC, the principal underwriter of the Contract, is registered with the
Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the
National Association of Securities Dealers, Inc. The address for
 [____]Sammons Securities Company, LLC is as follows:
[XXXX].4261 Park  Road, Ann Arbor, Michigan  48103.
The Contracts are offered to the public through brokers, licensed under the federal securities laws and state insurance laws, that have entered into agreements with [____].Sammons Securities
Company, LLC.   The offering of the Contracts is
continuous and  [____]Sammons Securities Company, LLC  does
not anticipate discontinuing the offering of the
Contracts. However,   Sammons Securities [____]Company, LLC
does reserve the right to discontinue the offering of the Contracts. Midland will pay an underwriting commission to [____]Sammons Securities Company, LLC equal to
6.25% of all  Variable Annuity IIINational Advantage Variable
Annuity  premiums.

SAFEKEEPING OF ACCOUNT ASSETS
Title to assets of the Separate Account is held by Midland. The assets are held separate and apart from our fixed account assets. Records are maintained of all Premiums and redemptions of Fund shares held by each of the Investment Divisions.
STATE REGULATION
Midland is subject to the insurance laws and regulations of all the states where it is licensed to operate. The availability of certain
Contract rights and provisions depends on state approval and/or filing and review processes. Where required by state law or regulation, the Contracts will be modified accordingly.
RECORDS AND REPORTS
All records and accounts relating to the Separate Account will be maintained by Midland. As presently required by the Investment Company Act of 1940 and regulations promulgated thereunder, reports containing such information as may be required under that Act or by any other applicable law or regulation will be sent to Owners semi-annually at their last known address of record.
LEGAL PROCEEDINGS
There are no legal proceedings to which the Separate Account is a party or to which the assets of the Separate Account are subject that are material to the Contracts. We are not involved in any litigation that is of material importance in relation to our total assets or that relates to the Separate Account.
LEGAL MATTERS
Legal advice regarding certain matters relating to the federal securities laws applicable to the issue and sale of the Contracts has been provided by Sutherland Asbill & Brennan LLP, Washington, D.C.

EXPERTS

The financial statements of Midland National Life Separate Account C and Midland National Life Insurance Company as of and for the year(s) ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent auditors.
The financial statements and schedules audited by PricewaterhouseCoopers LLP have been included in reliance on their report, given on their authority as experts in accounting and auditing. The mailing address for PricewaterhouseCoopers LLP is as follows:
PricewaterhouseCoopers LLP
IBM Park Building, Suite 1300
650 Third Avenue S.
Minneapolis, MN  55402-4333
OTHER INFORMATION
A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this Statement of Additional Information. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in this Statement of Additional Information. Statements contained in this Statement of Additional Information concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

FINANCIAL STATEMENTS

The financial statements of Midland National Life Insurance
Company should be considered only as bearing on the ability of Midland to meet its obligations under the Contracts.
They should not be considered as bearing on the investment performance of Separate Account C.

VA3SAIBegEDGAR.txt


Midland National Life
Insurance Company
Separate Account C
Report on Unaudited Financial Statements at and for the Nine Months Ended September 30, 2001



	Page(s)

Statement of Assets	3-4

Statements of Operations and Changes in Net Assets	5-15



Value
Per


ASSETS
Shares

Share

Investments at net asset value:

Variable Insurance Products Fund:

Money Market Portfolio (cost $17,354,818)
17,354,821

1.00

$       17,354,821


High Income Portfolio (cost $5,761,615)
581,204

6.23

3,620,904


Equity-Income Portfolio (cost $25,673,882)
1,070,515

20.80

22,266,706


Growth Portfolio (cost $52,764,348)
1,141,707

28.77

32,846,896

Overseas Portfolio (cost $6,414,115)
306,106

12.63

3,866,116


Midcap Portfolio (cost $2,033,565)
107,515

17.87

1,921,296

Variable Insurance Products Fund II:


Asset Manager Portfolio (cost $8,515,479)
512,979

13.39

6,868,791


Investment Grade Bond Portfolio (cost $6,420,857)
525,756

12.91

6,787,504


Index 500 Portfolio (cost $37,628,262)
248,442

117.56

29,206,860


Contrafund Portfolio (cost $23,254,815)
947,664

18.83

17,844,511


Asset Manager: Growth Portfolio (cost $5,483,649)
347,838

11.26

3,916,653

Variable Insurance Products Fund III:

Balanced Portfolio (cost $3,811,875)
250,825

12.65

3,172,937


Growth & Income Portfolio (cost $9,137,743)
579,696

12.02

6,967,946


Growth Opportunities Portfolio (cost $6,462,059)
302,693

17.74

4,092,410

American Century Variable Portfolios, Inc.:

Balanced Portfolio (cost $1,251,914)
172,914

6.19

1,070,338


Capital Appreciation Portfolio (cost $4,881,516)
388,213

6.94

2,694,199


International Portfolio (cost $5,064,503)
478,639

6.40

3,063,291


Value Portfolio (cost $3,053,201)
478,156

6.56

3,136,701


Income & Growth Portfolio (cost $2,100,971)
282,234

5.87

1,656,712

Massachusetts Financial Services Investment Management:

VIT Emerging Growth Series Portfolio (cost $12,593,471)
386,485

14.74

5,696,795


VIT Investors Trust Series Portfolio (cost $1,331,196)
65,947

15.84

1,044,600


VIT New Discovery Series Portfolio (cost $4,276,109)
257,122

12.11

3,113,753


VIT Research Series Portfolio (cost $3,715,857)
180,221

12.75

2,297,821

Lord, Abbett & Company:


VC Growth & Income Portfolio (cost $3,869,449)
167,524

20.97

3,512,985


VC Mid-Cap Value Portfolio (cost $3,725,107)
261,918

13.74

3,598,752


VC International Portfolio (cost $343,352)
31,679

5.88

186,270

Fred Alger Management, Inc.:

Growth Portfolio (cost $1,949,925)
43,723

32.35

1,414,423


MidCap Growth Portfolio (cost $1,575,510)
69,467

15.00

1,041,999


Leveraged AllCap Portfolio (cost $1,746,249)
49,841

27.75

1,383,079


Small Capitalization Portfolio (cost $131,689)
7,182

14.32

102,848

Total investments (cost $262,327,103)

$     195,748,917

Value
Per


NET ASSETS
Units

Unit

Net assets represented by:

Variable Insurance Products Fund:

Money Market Portfolio
1,289,530

13.46

$       17,354,821


High Income Portfolio
360,460

10.05

3,620,904


Equity-Income Portfolio
1,032,587

21.56

22,266,706


Growth Portfolio
1,574,585

20.86

32,846,896


Overseas Portfolio
315,446

12.26

3,866,116


Midcap Portfolio
220,169

8.73

1,921,296

Variable Insurance Products Fund II:

Asset Manager Portfolio
442,807

15.51

6,868,791


Investment Grade Bond Portfolio
456,824

14.86

6,787,504


Index 500 Portfolio
1,274,929

22.91

29,206,860


Contrafund Portfolio
876,171

20.37

17,844,511


Asset Manager: Growth Portfolio
250,720

15.62

3,916,653

Variable Insurance Products Fund III:

Balanced Portfolio
273,417

11.60

3,172,937


Growth & Income Portfolio
524,013

13.30

6,967,946


Growth Opportunities Portfolio
426,449

9.60

4,092,410

American Century Variable Portfolios, Inc.:

Balanced Portfolio
88,069

12.15

1,070,338


Capital Appreciation Portfolio
214,224

12.58

2,694,199


International Portfolio
265,119

11.55

3,063,291


Value Portfolio
220,862

14.20

3,136,701


Income & Growth Portfolio
164,352

10.08

1,656,712

Massachusetts Financial Services Investment Management:

VIT Emerging Growth Series Portfolio
608,529

9.36

5,696,795


VIT Investors Trust Series Portfolio
113,611

9.19

1,044,600


VIT New Discovery Series Portfolio
196,001

15.89

3,113,753


VIT Research Series Portfolio
244,964

9.38

2,297,821

Lord, Abbett & Company:

VC Growth & Income Portfolio
285,861

12.29

3,512,985


VC Mid-Cap Value Portfolio
246,444

14.60

3,598,752


VC International Portfolio
30,175

6.17

186,270

Fred Alger Management, Inc.:

Growth Portfolio
227,186

6.23

1,414,423


MidCap Growth Portfolio
152,750

6.82

1,041,999


Leveraged AllCap Portfolio
251,830

5.49

1,383,079


Small Capitalization Portfolio
21,438

4.80

102,848

Net assets

$     195,748,917

Operations (1) side one (page 4)

Combined

9/30/2001

Investment income:

Dividend income
$    13,251,861

Capital gains distributions

13,251,861

Expenses:

Administrative expense
257,026


Mortality and expense risk
2,156,979
Contract maintenance charge
194,659

Net investment income
10,643,197

Realized and unrealized gains (losses) on investments:

Net realized gains (losses) on investments
(5,138,732)

Net unrealized (depreciation) appreciation on

investments
(58,040,024)

Net realized and unrealized (losses) gains on

investments
(63,178,756)

Net (decrease) increase in net assets resulting

From operations
$   (52,535,559)

Net assets at beginning of year
$  245,574,128

Net (decrease) increase in net assets resulting from
operations
(52,535,559)

Capital shares transactions:


Net premiums
23,942,137

Transfers of policy loans
(74,764)

Transfers of surrenders
(13,606,918)

Transfers of death benefits
(744,283)

Transfers of other terminations
(3,595,636)

Interfund and net transfers to general account
(3,210,188)

Net increase (decrease) in net assets from capital share

transactions
2,710,348

Total increase (decrease) in net assets
(49,825,211)

Net assets at end of year
$  195,748,917

Variable Insurance Products Fund

Money Market Portfolio

High Income Portfolio

Equity-Income Portfolio

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$              486,021

$            548,482

$      1,692,144

Capital gains distributions


486,021

548,482

1,692,144

Expenses:

Administrative expense
16,136

4,769

29,877


Mortality and expense risk
135,413

40,019

250,733

Contract maintenance charge
5,353

3,485

20,677

Net investment income
329,119

500,209

1,390,857

Realized and unrealized gains (losses) on investments:

Net realized gains (losses) on investments


(523,011)

(267,364)

Net unrealized (depreciation) appreciation on

investments


(620,129)

(4,879,211)

Net realized and unrealized (losses) gains on

investments

(1,143,140)

(5,146,575)

Net (decrease) increase in net assets resulting

from operations
$              329,119

$          (642,931)

$     (3,755,718)

Net assets at beginning of year
$         11,227,632

$         4,481,899

$    27,330,870

Net (decrease) increase in net assets resulting from
operations
329,119

(642,931)

(3,755,718)

Capital shares transactions:

Net premiums
3,473,185

157,671

1,742,117

Transfers of policy loans
(67,883)

(6,637)

11,154

Transfers of surrenders
(1,857,030)

(243,898)

(1,597,785)

Transfers of death benefits
(25,867)

(7,092)

(83,346)

Transfers of other terminations
(455,247)

(75,992)

(454,180)

Interfund and net transfers to general account
4,730,912

(42,116)

(926,406)

Net increase (decrease) in net assets from capital share

transactions
5,798,070

(218,064)
(1,308,446)

Total increase (decrease) in net assets
6,127,189

(860,995)

(5,064,164)

Net assets at end of year
$         17,354,821

$         3,620,904

$    22,266,706
Operations (1) side two (page 4)

Operations (2) side one (page 5)

Variable Insurance Products Fund (cont.)

Growth Portfolio

Overseas Portfolio

Midcap Portfolio

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$        3,480,780

$       715,747

$                 -

Capital gains distributions

3,480,780

715,747

-

Expenses:

Administrative expense
50,644

5,826

1,661

Mortality and expense risk
425,017

48,890

13,939


Contract maintenance charge
40,440

5,220

782

Net investment income
2,964,679

655,811

(16,382)

Realized and unrealized gains (losses) on investments:

Net realized gains on investments
(753,701)

(217,969)

(37,939)

Net unrealized (depreciation) appreciation on

investments
(17,718,476)

(2,123,887)

(157,781)

Net realized and unrealized (losses) gains on

investments
(18,472,177)

(2,341,856)

(195,720)

Net increase (decrease) in net assets resulting

from operations
$    (15,507,498)

$  (1,686,045)
$    (212,102)

Net assets at beginning of year
$      53,620,470

$    5,989,762

$   1,230,175

Net increase (decrease) in net assets resulting from

operations
(15,507,498)

(1,686,045)

(212,102)

Capital shares transactions:

Net premiums
3,103,997

341,344

848,244

Transfers of policy loans
4,572

886



Transfers of surrenders
(2,405,374)

(321,932)

(1,841)

Transfers of death benefits
(107,224)

(16,807)

Transfers of other terminations
(641,763)

(60,329)

(30,810)

Interfund and net transfers to general account
(5,220,284)

(380,763)
87,630

Net (decrease) increase in net assets from capital share

transactions
(5,266,076)

(437,601)

903,223

Total (decrease) increase in net assets
(20,773,574)

(2,123,646)

691,121

Net assets at end of year
$      32,846,896

$    3,866,116

$   1,921,296


Operations (2) side two (page 5)

Variable Insurance Products Fund II

Asset Manager Portfolio

Investment Grade Bond Portfolio

Index 500 Portfolio

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$               493,718

$            260,477

$                437,371

Capital gains distributions

493,718

260,477

437,371

Expenses:

Administrative expense
9,233

6,135

41,363


Mortality and expense risk
77,486

51,487

347,118


Contract maintenance charge
6,284

3,367

35,376

Net investment income
400,715

199,488

13,514

Realized and unrealized gains (losses) on investments:

Net realized gains on investments
(315,149)

24,005

634,025

Net unrealized (depreciation) appreciation on

investments
(1,109,703)

160,335

(9,180,173)

Net realized and unrealized (losses) gains on

investments
(1,424,852)

184,340

(8,546,148)

Net increase (decrease) in net assets resulting

from operations
$          (1,024,137)

$            383,828

$            (8,532,634)

Net assets at beginning of year
$            9,276,571

$         4,721,249

$           41,228,375

Net increase (decrease) in net assets resulting from

operations
(1,024,137)

383,828

(8,532,634)

Capital shares transactions:

Net premiums
457,899

751,369

1,936,347

Transfers of policy loans
4,708

(4,883)

(5,049)

Transfers of surrenders
(1,332,873)

(317,916)

(2,068,046)

Transfers of death benefits
(143,739)

(57,131)

(115,099)

Transfers of other terminations
(145,075)

(85,255)

(447,499)

Interfund and net transfers to general account
(224,563)

1,396,243

(2,789,535)

Net (decrease) increase in net assets from capital share

transactions
(1,383,643)

1,682,427

(3,488,881)

Total (decrease) increase in net assets
(2,407,780)

2,066,255

(12,021,515)

Net assets at end of year
$            6,868,791

$         6,787,504

$           29,206,860

 Variable Insurance Products Fund II (cont.)

Contrafund Portfolio

Asset Manager: Growth Portfolio

9/30/2001

9/30/2001

Investment income:

Dividend income

$                    757,445

$                    335,414

Capital gains distributions

757,445

335,414

Expenses:

Administrative expense

23,095

5,523

Mortality and expense risk

193,818

46,353

Contract maintenance charge

21,917

5,042

Net investment income

518,615

278,496

Realized and unrealized gains (losses) on investments:

Net realized gains on investments

(64,034)

(343,182)

Net unrealized (depreciation) appreciation on

investments

(4,830,716)

(880,693)

Net realized and unrealized (losses) gains on

investments

(4,894,750)

(1,223,875)

Net increase (decrease) in net assets resulting from operations

$               (4,376,135)

$                  (945,379)

Net assets at beginning of year

$               23,439,413

$                 5,696,438

Net increase (decrease) in net assets resulting from

operations

(4,376,135)

(945,379)

Capital shares transactions:

Net premiums

1,373,066

359,249

Transfers of policy loans

1,515

1,887

Transfers of surrenders

(896,578)

(604,601)

Transfers of death benefits

(12,408)

(3,469)

Transfers of other terminations

(300,306)

(91,261)

Interfund and net transfers to general account

(1,384,056)

(496,211)
Net (decrease) increase in net assets from capital share

transactions

(1,218,767)

(834,406)

Total (decrease) increase in net assets

(5,594,902)

(1,779,785)

Net assets at end of year

$               17,844,511

$                 3,916,653
Operations (3) side one (page 6)

Operations (3) side two (page 6)

Variable Insurance Products Fund III

Balanced Portfolio

Growth & Income Portfolio

Growth Opportunities Portfolio

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$     126,952

$     476,246

$             20,344

Capital gains distributions

126,952

476,246

20,344




Expenses:

Administrative expense
3,914

9,265

5,877


Mortality and expense risk
32,846

77,757

49,317


Contract maintenance charge
2,533

7,585

5,900

Net investment income (loss)
87,659

381,639

(40,750)

Realized and unrealized gains (losses) on investments:

Net realized gains (losses) on investments
(76,148)

(280,146)

(350,192)

Net unrealized (depreciation) appreciation on

investments
(383,336)

(1,696,308)

(1,020,696)

Net realized and unrealized (losses) gains on

investments
(459,484)

(1,976,454)

(1,370,888)

Net (decrease) increase in net assets resulting

from operations
$   (371,825)

$(1,594,815)

$      (1,411,638)

Net assets at beginning of year
$  3,558,438

$  9,004,885

$        6,127,285

Net (decrease) increase in net assets resulting from

operations
(371,825)

(1,594,815)

(1,411,638)

Capital shares transactions:

Net premiums
211,645

503,860

170,406

Transfers of policy loans
4,810

(9,432)

2,718

Transfers of surrenders
(130,673)

(270,599)

(301,566)

Transfers of death benefits
(16,315)

(77,851)

(36,143)

Transfers of other terminations
(73,764)

(119,181)

(69,011)

Interfund and net transfers to general account
(9,379)

(468,921)

(389,641)

Net increase (decrease) in net assets from capital share

transactions
(13,676)

(442,124)

(623,237)

Total (decrease) increase in net assets
(385,501)

(2,036,939)

(2,034,875)

Net assets at end of year
$  3,172,937

$  6,967,946

$        4,092,410

Operations (4) side one (page 7)

American Century Variable Portfolios, Inc.

Balanced Portfolio

Capital Appreciation Portfolio

International Portfolio

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$       60,942

$  1,218,939

$        389,171

Capital gains distributions

60,942

1,218,939

389,171

Expenses:

Administrative expense
1,206

3,764

4,450


Mortality and expense risk
10,119

31,587

37,340


Contract maintenance charge
787

2,802

3,633

Net investment income (loss)
48,830

1,180,786

343,748

Realized and unrealized gains (losses) on investments:

Net realized (losses) gains on investments
(25,685)

(687,058)

(11,397)

Net unrealized (depreciation) appreciation on

investments
(141,509)

(1,926,986)

(1,862,749)

Net realized and unrealized (losses) gains on

investments
(167,194)

(2,614,044)

(1,874,146)

Net (decrease) increase in net assets resulting

from operations
$   (118,364)

$(1,433,258)

$   (1,530,398)

Net assets at beginning of year
$  1,052,664

$  4,195,597

$     4,755,934

Net (decrease) increase in net assets resulting from

operations
(118,364)

(1,433,258)

(1,530,398)

Capital shares transactions:

Net premiums
168,340

470,692

486,270

Transfers of policy loans
1,350

(2,360)

(1,052)

Transfers of surrenders
(22,350)

(97,187)

(320,473)

Transfers of death benefits
(9,260)

-

-

Transfers of other terminations
(22,932)

(52,216)

(59,553)

Interfund and net transfers to general account
20,890

(387,069)

(267,437)

Net increase (decrease) in net assets from capital share

transactions
136,038

(68,140)

(162,245)

Total increase (decrease) in net assets
17,674

(1,501,398)

(1,692,643)

Net assets at end of year
$  1,070,338

$  2,694,199

$     3,063,291

American Century Variable Portfolios, Inc. (cont)

Value Portfolio

Income & Growth Portfolio

9/30/2001

9/30/2001

Investment income:

Dividend income

$                     27,231

$                        17,044

Capital gains distributions

27,231

17,044

Expenses:

Administrative expense

3,059

2,182

Mortality and expense risk

25,670

18,310

Contract maintenance charge

2,452

1,575

Net investment income (loss)

(3,950)

(5,023)

Realized and unrealized gains (losses) on investments:

Net realized (losses) gains on investments

24,631

(25,632)

Net unrealized (depreciation) appreciation on

investments

(125,430)

(327,170)

Net realized and unrealized (losses) gains on

investments

(100,799)

(352,802)

Net (decrease) increase in net assets resulting

from operations

$                 (104,749)

$                     (357,825)

Net assets at beginning of year

$                2,180,858

$                   2,051,090

Net (decrease) increase in net assets resulting from

operations

(104,749)

(357,825)

Capital shares transactions:

Net premiums

328,829

239,223

Transfers of policy loans

(3,542)

(11,098)

Transfers of surrenders

(89,168)

(192,252)

Transfers of death benefits

-

(6,323)

Transfers of other terminations

(56,972)

(17,385)

Interfund and net transfers to general account

881,445

(48,718)

Net increase (decrease) in net assets from capital share transactions

1,060,592

(36,553)

Total increase (decrease) in net assets

955,843

(394,378)

Net assets at end of year

$                3,136,701

$                   1,656,712
Operations (4) side two (page 7)

Massachusetts Financial Services Investment Management

VIT Emerging Growth Series Portfolio

VIT Investors Trust Series Portfolio

VIT New Discovery Series Portfolio

VIT Research Series Portfolio

9/30/2001

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$         536,009

$         36,705

$            124,829

$          360,522

Capital gains distributions

536,009

36,705

124,829

360,522

Expenses:

Administrative expense
9,345

1,284

4,361

3,150

Mortality and expense risk
78,420

10,774

36,599

26,439


Contract maintenance charge
8,101

878

3,440

1,702

Net investment income (loss)
440,143

23,769

80,429

329,231

Realized and unrealized gains (losses) on investments:

Net realized (losses) gains on investments
(1,170,835)

(24,804)

(300,351)

(108,609)

Net unrealized appreciation (depreciation) on

investments
(4,319,364)

(298,780)

(878,235)

(1,231,750)

Net realized and unrealized gains (losses) on

investments
(5,490,199)

(323,584)

(1,178,586)

(1,340,359)

Net increase (decrease) in net assets resulting

from operations
$     (5,050,056)

$     (299,815)

$       (1,098,157)

$      (1,011,128)

Net assets at beginning of year
$    10,880,096

$    1,051,267

$         3,874,269

$       2,930,830

Net increase (decrease) in net assets resulting from

operations
(5,050,056)

(299,815)

(1,098,157)

(1,011,128)

Capital shares transactions:

Net premiums
1,117,151

213,486

661,048

410,375

Transfers of policy loans
1,336

372

1,847

Transfers of surrenders
(199,237)

(14,058)

(96,357)

(41,717)

Transfers of death benefits
-
-

(26,209)

Transfers of other terminations
(113,712)

(21,699)

(42,722)

(42,048)

Interfund and net transfers to general account
(938,783)

115,419

(184,700)

75,871

Net increase (decrease) in net assets from

capital share transactions
(133,245)

293,148

337,641

378,119

Total increase (decrease) in net assets
(5,183,301)

(6,667)

(760,516)

(633,009)

Net assets at end of year
$      5,696,795

$    1,044,600

$         3,113,753

$       2,297,821
Operations (5) side one (page 8)

Lord, Abbett & Company

VC Growth & Income Portfolio

VC Mid-Cap Value

VC International Portfolio

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$                     -

$                   -

$                      -

Capital gains distributions

-

-

-

Expenses:

Administrative expense
3,759

3,250

247

Mortality and expense risk
31,543

27,274

2,069

Contract maintenance charge
1,803

2,341

317
Net investment income (loss)
(37,105)

(32,865)

(2,633)

Realized and unrealized gains (losses) on investments:

Net realized gains (losses) on investments
(10,159)

116,089

(20,993)

Net unrealized (depreciation) appreciation on

investments
(683,450)

(321,146)

(58,210)

Net realized and unrealized (losses) gains on

investments
(693,609)

(205,057)

(79,203)

Net (decrease) increase in net assets resulting

from operations
$       (730,714)

$     (237,922)

$          (81,836)

Net assets at beginning of year
$      2,668,710

$    1,898,823

$          236,731


Net (decrease) increase in net assets resulting from

operations
(730,714)

(237,922)

(81,836)

Capital shares transactions:

Net premiums
851,129

839,844

18,744

Transfers of policy loans

28

(12)

Transfers of surrenders
(29,377)

(148,144)

(1,222)

Transfers of death benefits
-

-

Transfers of other terminations
(57,941)

(31,577)

(1,356)

Interfund and net transfers to general account
811,178

1,277,700

15,221

Net increase (decrease) in net assets from capital share

transactions
1,574,989

1,937,851

31,375

Total increase (decrease) in net assets
844,275

1,699,929

(50,461)

Net assets at end of year
$      3,512,985

$    3,598,752

$          186,270
Operations (5) side two (page 8)

Fred Alger Management, Inc.

MidCap

Leveraged

Small

Growth

Growth

AllCap

Cap

9/30/2001

9/30/2001

9/30/2001

9/30/2001

Investment income:

Dividend income
$   159,459

$   449,205

$     40,623

$            42

Capital gains distributions

159,459

449,205

40,623

42

Expenses:

Administrative expense
1,299

1,028

1,208

116


Mortality and expense risk
10,902

8,631

10,137

972


Contract maintenance charge
256

312

288

10

Net investment income (loss)
147,002

439,234

28,990

(1,056)

Realized and unrealized gains (losses) on investments:

Net realized (losses) gains on investments
(51,552)

(170,075)

(74,126)

(27,371)

Net unrealized (depreciation) appreciation on

investments
(534,146)

(530,551)

(333,118)

(26,656)

Net realized and unrealized (losses) gains on

investments
(585,698)

(700,626)

(407,244)

(54,027)

Net (decrease) increase in net assets resulting

from operations
$  (438,696)

$  (261,392)

$  (378,254)

$    (55,083)

Net assets at beginning of year
$   176,907

$   249,753

$   422,236

$     14,901

Net (decrease) increase in net assets resulting from
operations
(438,696)

(261,392)

(378,254)

(55,083)

Capital shares transactions:

Net premiums
545,727

952,635

1,120,711

87,533

Transfers of policy loans

Transfers of surrenders
(3,917)

(748)

Transfers of death benefits

Transfers of other terminations
(4,542)

(9,335)

(11,355)

(618)

Interfund and net transfers to general account
1,138,944

111,086

229,741

56,115

Net increase (decrease) in net assets from

capital share transactions
1,676,212

1,053,638

1,339,097

143,030

Total increase (decrease) in net assets
1,237,516

792,246

960,843

87,947

Net assets at end of year
$1,414,423

$1,041,999

$1,383,079

$   102,848
Operations (6) side one (page 9)


Operations (6) side two (page 9)

Operations (7) side one (page 10)


Midland National Life Insurance Company
UNAUDITED
Separate Account C
Statements of Assets
At September 30, 2001



These financial statements are unaudited.

7

Midland National Life Insurance Company
UNAUDITED
Separate Account C
Statements of Operations and Changes in Net Assets
For the nine months ended September 30, 2001


Midland National Life Insurance Company
UNAUDITED
Separate Account C
Statements of Operations and Changes in Net Assets
For the nine months ended September 30, 2001

These financial statements are unaudited.

6

Midland National Life Insurance Company
UNAUDITED
Separate Account C
Statements of Operations and Changes in Net Assets
For the nine months ended September 30, 2001


These financial statements are unaudited.

8

These financial statements are unaudited.

9

These financial statements are unaudited.

10

These financial statements are unaudited.

11

These financial statements are unaudited.

13

These financial statements are unaudited.

14

These financial statements are unaudited.

MNLIC Separate Account C FS.txt


Report of Independent Accountants.

The Board of Directors and Stockholder

Midland National Life insurance Company:

In our opinion, the accompanying statement of assets and the related statements of operations and changes in net assets present fairly, in all material respects, the financial position of Midland National Life Insurance Company Separate Account C. (Comprising, respectively, the portfolios of the Variable Insurance Products Fund, the Variable Insurance Products Fund, II, the Variable Insurance products fund III, the American Century Variable Portfolios, Inc., the Massachusetts Financial Services, the Lord, Abbett & Company, and Fred Alger Management, Inc.) At the December 31, 2000, and the related statements of operations and changes in net assets for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Midland National Life Insurance Company's management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the accounting standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, accessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at December 31, 2000, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

Pricewaterhousecoopers LLP

March 9, 2001

PWC Opin Sep Act .txt




	Value

	Per
ASSETS							Shares
	Share


Investments at net asset value:

	Variable Insurance Products Fund:

Money Market Portfolio (cost $11,227,632)
                                 	11,227,632 1.00
	$11,227,632
High Income Portfolio (cost $6,002,481)
                                	547,909    8.18
	4,481,899
Equity-Income Portfolio (cost $25,858,835)
	                        	1,070,959 25.52
	27,330,870
Growth Portfolio (cost $55,819,445)
                              	1,228,419 43.65
	53,620,470
Overseas Portfolio (cost $6,413,874)
                              	299,638   19.99
	5,989,762
Midcap Portfolio (cost $1,184,663)
                                 	60,749    20.25
	1,230,175

Variable Insurance Products Fund II:

Asset Manager Portfolio (cost $9,813,556)
	                             579,786    16.00
	9,276,571
Investment Grade Bond Portfolio (cost $4,514,937)
	                            375,000    12.59
	4,721,249
Index 500 Portfolio (cost $40,469,604)
                                  275,720   149.53
	41,228,375
Contrafund Portfolio (cost $24,019,001)
                                  987,338   23.74
	23,439,413
Asset Manager: Growth Portfolio (cost $6,382,741)
	                            395,311   14.41
	5,696,438

Variable Insurance Products Fund III:


Balanced Portfolio (cost $3,814,040)
	                           246,259 	 14.45
	3,558,438
Growth & Income Portfolio (cost $9,478,374)
	                           590,097   15.26
	9,004,885
Growth Opportunities Portfolio (cost $7,476,238)
	                           345,394   17.74
	6,127,285

American Century Variable Portfolios, Inc.:



Balanced Portfolio (cost $1,092,731)
                                144,796 	 7.27
	1,052,664
Capital Appreciation Portfolio (cost $4,455,928)
	                          265,881   15.78
	4,195,597
International Portfolio (cost $4,894,396)
                               464,901 	10.23
	4,755,934
Value Portfolio (cost $1,971,928)
                               326,965 	6.67
	2,180,858
Income & Growth Portfolio (cost $2,168,179)
	                       	288,480     7.11
2,051,090

Massachusetts Financial Services Investment Management:


VIT Emerging Growth Series Portfolio (cost $13,457,406)
	                     	377,257  	28.84
	10,880,096
VIT Investors Trust Series Portfolio (cost $1,039,083)

	                        50,037 	21.01
	1,051,267
VIT New Discovery Series Portfolio (cost $4,158,390)
	                   	233,249 	16.61
	3,874,269
VIT Research Series Portfolio (cost $3,117,115)
	                  	140,873	20.80
	2,930,830

Lord, Abbett & Company:

VC Growth & Income Portfolio (cost $2,343,076)
	                    	104,861 	25.45
	2,668,710
VC Mid-Cap Value Portfolio (cost $1,704,033)
	                  	132,046 	14.38
	1,898,823
VC International Portfolio (cost $335,604)
	                      	27,655 	8.56
236,731

Fred Alger Management, Inc.:


Growth Portfolio (cost $178,263)
	                        3,742 	47.27
	176,907
MidCap Growth Portfolio (cost $252,713)
	                         8,157 	30.62
	249,753
Leveraged AllCap Portfolio (cost $452,288)
		                  10,882 	38.80
	422,236
Small Capitalization Portfolio (cost $17,087)
	                           634 	23.49 		14,901

Total investments (cost $254,113,641)
	                                        		$245,574,128



								      	Value

								      	Per

NET ASSETS							Units		Unit


Net assets represented by:




	Variable Insurance Products Fund:




		Money Market Portfolio
	854,558
	13.14
	$11,227,632
		High Income Portfolio
	378,755
	11.83
	4,481,899
		Equity-Income Portfolio
	1,089,815
	25.08
	27,330,870
		Growth Portfolio					1,792,936
	29.91

	53,620,470
		Overseas Portfolio
	346,900
	17.27
	5,989,762
		Midcap Portfolio					123,097
	9.99
	1,230,175
	Variable Insurance Products Fund II:




		Asset Manager Portfolio
	523,744
	17.71 		9,276,571
		Investment Grade Bond Portfolio
	340,769

	13.85 		4,721,249
		Index 500 Portfolio
	1,414,775
	29.14
	41,228,375
		Contrafund Portfolio
	934,830
	25.07
	23,439,413
		Asset Manager: Growth Portfolio
	299,570

	19.02 		5,696,438
	Variable Insurance Products Fund III:




		Balanced Portfolio
	275,343
	12.92
	3,558,438
		Growth & Income Portfolio
	557,245
	16.16 		9,004,885
		Growth Opportunities Portfolio
	483,155

	12.68 		6,127,285
	American Century Variable Portfolios, Inc.:




		Balanced Portfolio					77,654

	13.56
	1,052,664
		Capital Appreciation Portfolio
	219,731

	19.09 		4,195,597
		International Portfolio
	280,155
	16.98
	4,755,934
		Value Portfolio					151,155
	14.43

	2,180,858
		Income & Growth Portfolio
	167,671
	12.23 		2,051,090
	Massachusetts Financial Services Investment Management:




		VIT Emerging Growth Series Portfolio

	627,082
	17.35 		10,880,096
		VIT Investors Trust Series Portfolio

	87,928
	11.96 		1,051,267
		VIT New Discovery Series Portfolio
	181,758

	21.32 		3,874,269
		VIT Research Series Portfolio
	216,734
	13.52 		2,930,830
	Lord, Abbett & Company:



		VC Growth & Income Portfolio
	177,087
	15.07 		2,668,710
		VC Mid-Cap Value Portfolio
	122,941
	15.44 		1,898,823
		VC International Portfolio
	26,139

	9.06
	236,731
	Fred Alger Management, Inc.:




		Growth Portfolio					21,814
	8.11
	176,907
		MidCap Growth Portfolio					28,748

	8.69
	249,753
		Leveraged AllCap Portfolio
	56,253

	7.51
	422,236
		Small Capitalization Portfolio
	1,874
		7.95
	14,901

		Net assets
	$245,574,128







Operations (1) side one (page 4)
							Combined


							2000		1999
	1998

Investment income:



	Dividend income						$4,219,613
	$2,978,989 		$1,855,034
	Capital gains distributions
	13,838,823
	6,033,384 		5,675,705

							18,058,436
	9,012,373
	7,530,739

	Expenses:

		Administrative expense
	372,169
	280,390
		168,950
		Mortality and expense risk
	3,114,400
	2,353,056 		1,417,832
		Contract maintenance charge
	210,625
	157,339 		102,872

		Net investment income
	14,361,242
	6,221,588 		5,841,085

Realized and unrealized gains (losses) on investments:




	Net realized gains (losses) on investments


	10,697,758 		7,020,695 		4,099,295
	Net unrealized (depreciation) appreciation on




			investments				(47,352,267)
	17,547,652
	9,895,409

		Net realized and unrealized (losses) gains on




				investments			(36,654,509)
	24,568,347
	13,994,704

		Net (decrease) increase in net assets resulting




				from operations
	$(22,293,267)
	$30,789,935
	$19,835,789

Net assets at beginning of year
	$233,300,558
	$150,730,459 		$84,882,243

Net (decrease) increase in net assets resulting from




		operations					(22,293,267)
	30,789,935
	19,835,789

Capital shares transactions:




	Net premiums						56,639,826
	63,727,881
	57,035,498
	Transfers of policy loans
	(100,793)
	(184,136)		(239,919)
	Transfers of surrenders
	(17,083,046)

	(8,871,246)		(9,129,836)
	Transfers of death benefits
	(1,403,350)
	(401,144)		(153,431)
	Transfers of other terminations
	(4,739,258)
	(3,461,010)		(1,499,885)
	Interfund and net transfers to general account


	1,253,458 		969,819

		Net increase (decrease) in net assets from capital share



				transactions			34,566,837
	51,780,164
	46,012,427

Total increase (decrease) in net assets

	12,273,570
	82,570,099 		65,848,216

Net assets at end of year
	$245,574,128

	$233,300,558 		$150,730,459







Operations (1) side two (page 4)
Variable Insurance Products Fund




Money Market Portfolio						High Income
Portfolio


2000		1999		1998		2000		1999		1998


$719,280 		$703,466 		$436,463 		$463,767
	$613,686 		$345,800
								22,941
	219,727

719,280 		703,466 		436,463 		463,767
	636,627
		565,527


17,739 		20,870 		12,375 		8,946
	10,492
		8,514
148,872 		175,149 		103,848 		75,076
	88,052

	71,449
5,216 		6,500 		3,876 		5,483
	6,430
		5,071

547,453 		500,947 		316,364 		374,262
	531,653
		480,493


						(612,029)		(228,826)
	32,833

						(1,239,567)		128,297
	(873,410)


						(1,851,596)		(100,529)
	(840,577)


$547,453 		$500,947 		$316,364 		$(1,477,334)

	$431,124 		$(360,084)

$15,789,041 		$12,473,870 		$6,219,257
	$7,080,699
	$6,437,316 		$4,692,229


547,453 		500,947 		316,364 		(1,477,334)
	431,124
		(360,084)


5,389,007 		8,660,228 		11,300,710 		719,008
	1,391,786 		2,769,358
(32,787)		(62,973)		1,026 		1,114
	1,451
		(1,161)
(976,372)		(1,196,313)		(2,868,366)		(419,330)
	(303,839)		(728,562)
(102,734)		(19,647)				(12,633)
	(34,218)

(610,440)		(583,055)		(187,199)		(115,638)
	(145,565)		(91,242)
(8,775,536)		(3,984,025)		(2,307,922)		(1,293,987)
	(697,356)		156,778


(5,108,862)		2,814,215 		5,938,249 		(1,121,466)
	212,259
		2,105,171

(4,561,409)		3,315,162 		6,254,613 		(2,598,800)
	643,383
		1,745,087

$11,227,632 		$15,789,032 		$12,473,870
	$4,481,899
	$7,080,699 		$6,437,316








Operations (2) side one (page 5)
							Variable Insurance
Products
Fund


							Equity-Income Portfolio



							2000		1999
	1998

Investment income:



	Dividend income						$499,739
	$407,328 		$272,867
	Capital gains distributions
	1,882,737
	900,409 		971,085

							2,382,476
	1,307,737
	1,243,952

	Expenses:

		Administrative expense					41,204

	44,566
	34,579
		Mortality and expense risk
	345,790
	373,999 		290,193
		Contract maintenance charge
	25,020

	26,672
	21,936

		Net investment income
	1,970,462
	862,500
		897,244

Realized and unrealized gains (losses) on investments:




	Net realized gains on investments
	1,025,457
	1,303,519 		820,340
	Net unrealized (depreciation) appreciation on




			investments				(1,324,647)
	(935,246)
	462,810

		Net realized and unrealized (losses) gains on




				investments			(299,190)
	368,273
	1,283,150

		Net increase (decrease) in net assets resulting




				from operations			$1,671,272
	$1,230,773
	$2,180,394

Net assets at beginning of year
	$30,310,122
	$27,130,618 		$18,903,655

Net increase (decrease) in net assets resulting from




		operations					1,671,272
	1,230,773
	2,180,394

Capital shares transactions:




	Net premiums						1,723,654
	5,363,478
	7,033,996
	Transfers of policy loans
	(2,974)
	(42,001)		(7,815)
	Transfers of surrenders
	(2,672,851)
	(1,660,446)		(998,478)
	Transfers of death benefits
	(147,764)
	(62,841)		(56,152)
	Transfers of other terminations
	(494,204)
	(520,582)		(250,351)
	Interfund and net transfers to general account


	(3,056,385)		(1,128,877)		325,369

		Net (decrease) increase in net assets from capital share



				transactions			(4,650,524)
	1,948,731
	6,046,569

Total (decrease) increase in net assets

	(2,979,252)
	3,179,504 		8,226,963

Net assets at end of year
	$27,330,870

	$30,310,122 		$27,130,618






Operations (2) side two (page 5)
Variable Insurance Products Fund




Growth Portfolio						Overseas Portfolio




2000		1999		1998		2000		1999		1998


$55,622 		$49,711 		$86,915 		$87,810
	$70,311
		$89,108
5,534,409 		3,125,561 		2,273,513 		552,968
	113,405
		262,634

5,590,031 		3,175,272 		2,360,428 		640,778
	183,716
		351,742


85,846 		53,575 		31,608 		9,818
	7,244
		7,131
720,425 		449,606 		265,252 		82,389
	60,789

	59,845
46,353 		29,538 		22,059 		6,399
	5,360
		6,034

4,737,407 		2,642,553 		2,041,509 		542,172
	110,323
		278,732


4,010,953 		1,959,438 		669,341 		276,391
	170,861
		251,364

(16,482,322)		7,168,644 		4,319,239
	(2,293,944)
	1,512,914 		(54,181)


(12,471,369)		9,128,082 		4,988,580
	(2,017,553)
	1,683,775 		197,183


$(7,733,962)		$11,770,635 		$7,030,089
	$(1,475,381)

	$1,794,098 		$475,915

$49,214,344 		$27,707,561 		$16,774,778
	$6,358,194
	$4,635,216 		$4,666,058


(7,733,962)		11,770,635 		7,030,089 		(1,475,381)
	1,794,098 		475,915


12,113,009 		10,039,894 		5,293,591 		1,360,222
	464,119
		565,888
(41,919)		(19,963)		(27,860)		632
	(162)
	(268)
(3,893,577)		(2,070,908)		(1,012,070)		(552,297)
	(257,078)		(601,662)
(198,322)		(34,780)		(49,021)		(2,043)
	(11,917)

	(20,400)
(918,365)		(508,824)		(181,637)		(76,910)
	(87,796)		(73,320)
5,079,262 		2,330,729 		(120,309)		377,345
	(178,286)		(376,995)


12,140,088 		9,736,148 		3,902,694 		1,106,949
	(71,120)		(506,757)

4,406,126 		21,506,783 		10,932,783 		(368,432)
	1,722,978 		(30,842)

$53,620,470 		$49,214,344 		$27,707,561
	$5,989,762
	$6,358,194 		$4,635,216







Operations (3) side one (page 6)
							Variable Insurance
Products
Fund


							Midcap Portfolio


							2000		1999
	1998

Investment income:



	Dividend income						$4,692
	$-
	$-
	Capital gains distributions





							4,692 		-
	-

	Expenses:

		Administrative expense					247



		Mortality and expense risk
	2,070



		Contract maintenance charge
	37




		Net investment income (loss)
	2,338

	-
	-

Realized and unrealized gains (losses) on investments:




	Net realized gains (losses) on investments


	(2,331)

	Net unrealized (depreciation) appreciation on




			investments				45,512



		Net realized and unrealized (losses) gains on




				investments			43,181
	-
	-

		Net (decrease) increase in net assets resulting




				from operations			$45,519
	$-
	$-

Net assets at beginning of year
	$-
	$-
	$-

Net (decrease) increase in net assets resulting from




		operations					45,519



Capital shares transactions:




	Net premiums						184,985



	Transfers of policy loans




	Transfers of surrenders



	Transfers of death benefits




	Transfers of other terminations
	(218)


	Interfund and net transfers to general account


	999,889


		Net (decrease) increase in net assets from capital share



				transactions			1,184,656
	-
	-

Total (decrease) increase in net assets

	1,230,175
	- 		-

Net assets at end of year
	$1,230,175
	$-
	$-





Operations (3) side two (page 6)
Variable Insurance Products Fund II




Asset Manager Portfolio						Investment
Grade
Bond
Portfolio
2000		1999		1998		2000		1999		1998


$352,440 		$328,912 		$255,496 		$340,976
	$189,896 		$79,445
830,325 		416,622 		766,487
	59,575

	9,426

1,182,765 		745,534 		1,021,983 		340,976
	249,471
		88,871


15,406 		15,747 		13,340 		6,675
	8,037
		3,933
129,285 		132,151 		111,951 		56,014
	67,451

	33,009
8,889 		8,759 		7,947 		3,584
	3,565
		1,897

1,029,185 		588,877 		888,745 		274,703
	170,418
		50,032


142,934 		290,650 		276,757 		(199,469)
	(5,194)

	42,970

(1,708,761)		77,798 		(37,623)		324,308
	(299,351)
	95,639


(1,565,827)		368,448 		239,134 		124,839
	(304,545)		138,609


$(536,642)		$957,325 		$1,127,879 		$399,542
	$(134,127)		$188,641

$11,284,126 		$9,994,590 		$8,036,950
	$5,383,130
	$4,451,512 		$1,641,646


(536,642)		957,325 		1,127,879 		399,542
	(134,127)		188,641


845,835 		1,652,160 		1,647,691 		517,816
	2,156,896 		2,609,124
8,944 		4,995 		781 		(2,882)
	2,656

	(11,442)
(1,740,796)		(667,529)		(700,495)		(332,692)
	(345,265)		(116,906)
(4,514)		(87,135)				(20,803)
	(43,057)

(169,212)		(149,818)		(163,587)		(87,119)
	(63,101)		(56,620)
(411,170)		(420,462)		45,371 		(1,135,743)
	(642,384)
	197,069


(1,470,913)		332,211 		829,761 		(1,061,423)
	1,065,745 		2,621,225

(2,007,555)		1,289,536 		1,957,640 		(661,881)
	931,618
		2,809,866

$9,276,571 		$11,284,126 		$9,994,590
	$4,721,249
	$5,383,130 		$4,451,512






Operations (4) side one (page 7)
							Variable Insurance
Products
Fund II


							Index 500 Portfolio



							2000		1999
	1998

Investment income:



	Dividend income						$442,841
	$244,796 		$137,495
	Capital gains distributions
	193,577
	166,112 		318,462

							636,418
	410,908
	455,957

	Expenses:

		Administrative expense					66,493

	49,038
	24,798
		Mortality and expense risk
	558,017
	411,530 		208,102
		Contract maintenance charge
	41,606

	28,776
	15,687

		Net investment income
	(29,698)
	(78,436)		207,370

Realized and unrealized gains (losses) on investments:




	Net realized gains on investments
	2,889,062
	1,804,895 		1,233,566
	Net unrealized (depreciation) appreciation on




			investments				(7,744,504)
	4,144,885
	2,634,811

		Net realized and unrealized (losses) gains on




				investments			(4,855,442)
	5,949,780
	3,868,377

		Net (decrease) increase in net assets resulting




				from operations			$(4,885,140)

	$5,871,344
	$4,075,747

Net assets at beginning of year
	$43,422,060
	$23,878,794 		$10,788,748

Net (decrease) increase in net assets resulting from




		operations					(4,885,140)
	5,871,344
	4,075,747

Capital shares transactions:




	Net premiums						7,826,274
	12,979,359
	9,690,307
	Transfers of policy loans
	(22,895)
	(18,661)		(54,944)
	Transfers of surrenders
	(2,769,843)
	(1,072,745)		(1,003,115)
	Transfers of death benefits
	(193,315)
	(28,360)		(27,858)
	Transfers of other terminations
	(868,877)
	(560,725)		(180,785)
	Interfund and net transfers to general account


	(1,279,889)		2,373,054 		590,694

		Net increase (decrease) in net assets from capital share



				transactions			2,691,455
	13,671,922
	9,014,299

Total increase (decrease) in net assets

	(2,193,685)
	19,543,266 		13,090,046

Net assets at end of year
	$41,228,375

	$43,422,060 		$23,878,794






Operations (4) side two (page 7)
Variable Insurance Products Fund II




Contrafund Portfolio						Asset
Manager:
Growth
Portfolio

2000		1999		1998		2000		1999		1998


$77,392 		$65,432 		$51,154 		$138,997
	$121,753 		$64,271
2,809,314 		479,834 		376,347 		563,503
	201,931
		300,563

2,886,706 		545,266 		427,501 		702,500
	323,684
		364,834


35,311 		24,746 		14,264 		9,803
	8,823
		5,833
296,332 		207,669 		119,708 		82,269
	74,040

	48,950
23,515 		15,839 		9,717 		6,766
	6,240
		4,194

2,531,548 		297,012 		283,812 		603,662
	234,581
		305,857


1,151,996 		1,018,462 		498,083 		92,666
	201,802

	121,005

(5,666,968)		2,333,521 		1,742,246 		(1,613,086)
	347,897
		169,827


(4,514,972)		3,351,983 		2,240,329 		(1,520,420)
	549,699
		290,832


$(1,983,424)		$3,648,995 		$2,524,141
	$(916,758)
	$784,280 		$596,689

$22,043,087 		$12,944,327 		$6,895,729
	$6,800,541
	$4,947,729 		$2,956,656


(1,983,424)		3,648,995 		2,524,141 		(916,758)
	784,280
		596,689


5,247,775 		5,594,931 		4,060,420 		985,381
	1,259,896 		1,483,303
(1,869)		(2,141)		(27,929)		8,087
	(10,248)

	(23,118)
(1,251,210)		(669,452)		(493,218)		(644,898)
	(133,855)		(186,830)
(168,071)		(35,458)				(18,108)
	(10,660)

(366,860)		(321,907)		(152,896)		(133,656)
	(158,543)		(84,533)
(80,015)		883,792 		138,080 		(384,151)
	121,942
		205,562


3,379,750 		5,449,765 		3,524,457 		(187,345)
	1,068,532 		1,394,384

1,396,326 		9,098,760 		6,048,598 		(1,104,103)
	1,852,812 		1,991,073

$23,439,413 		$22,043,087 		$12,944,327
	$5,696,438
	$6,800,541 		$4,947,729





Operations (5) side one (page 8)
							Variable Insurance
Products
Fund III


							Balanced Portfolio



							2000		1999
	1998

Investment income:



	Dividend income						$111,994
	$48,703
		$12,482
	Capital gains distributions
	93,328

	56,601
	19,070

							205,322
	105,304
	31,552

	Expenses:

		Administrative expense					5,517

	4,455
	1,490
		Mortality and expense risk
	46,303

	37,385
	12,508
		Contract maintenance charge
	3,299

	2,021
	506

		Net investment income (loss)
	150,203
	61,443 		17,048

Realized and unrealized gains (losses) on investments:




	Net realized gains (losses) on investments


	6,964
	48,144 		10,601
	Net unrealized (depreciation) appreciation on




			investments				(368,922)
	(30,812)
	132,761

		Net realized and unrealized (losses) gains on




				investments			(361,958)
	17,332

	143,362

		Net (decrease) increase in net assets resulting




				from operations			$(211,755)
	$78,775

	$160,410

Net assets at beginning of year
	$3,650,118
	$1,941,731 		$454,728

Net (decrease) increase in net assets resulting from




		operations					(211,755)
	78,775

	160,410

Capital shares transactions:




	Net premiums						533,096
	1,659,319
	1,271,252
	Transfers of policy loans
	5,260

	(8,898)
	(17,484)
	Transfers of surrenders
	(171,295)
	(48,002)		(43,612)
	Transfers of death benefits
	(57,777)
	(8,586)
	Transfers of other terminations
	(87,456)

	(46,830)		(13,646)
	Interfund and net transfers to general account


	(101,753)		82,609 		130,083

		Net increase (decrease) in net assets from capital share



				transactions			120,075
	1,629,612
	1,326,593

Total (decrease) increase in net assets

	(91,680)
	1,708,387 		1,487,003

Net assets at end of year
	$3,558,438
	$3,650,118 		$1,941,731






Operations (5) side two (page 8)
Variable Insurance Products Fund III




Growth & Income Portfolio						Growth
Opportunities
Portfolio

2000		1999		1998		2000		1999		1998


$100,520 		$31,870 		$- 		$95,024
	$51,200
	$12,462
656,026 		63,740 		4,138 		481,909
	95,722
		43,319

756,546 		95,610 		4,138 		576,933
	146,922

	55,781


13,677 		10,667 		3,381 		10,560
	9,771
		3,873
114,780 		89,519 		28,371 		88,624
	81,999
		32,501
9,054 		5,428 		821 		8,017
	6,231

	1,519

619,035 		(10,004)		(28,435)		469,732
	48,921

	17,888


276,754 		247,612 		65,638 		45,879
	171,585

	72,022

(1,365,399)		258,233 		618,738 		(1,904,113)
	(52,308)		570,415


(1,088,645)		505,845 		684,376 		(1,858,234)
	119,277
		642,437


$(469,610)		$495,841 		$655,941 		$(1,388,502)

	$168,198 		$660,325

$9,068,414 		$4,759,121 		$678,443 		$7,743,927
	$4,835,642 		$932,079


(469,610)		495,841 		655,941 		(1,388,502)
	168,198
		660,325


1,712,234 		3,780,951 		3,298,663 		1,061,981
	2,732,213 		3,172,501
(4,965)		(11,750)		(37,622)		(6,530)
	(4,443)

	(11,920)
(517,463)		(73,729)		(70,135)		(391,285)
	(109,451)		(135,082)
(85,128)		(8,978)				(47,856)
	(8,941)

(173,457)		(91,071)		(15,091)		(97,406)
	(108,830)		(27,043)
(525,140)		218,029 		248,922 		(747,044)
	239,539
		244,782


406,081 		3,813,452 		3,424,737 		(228,140)
	2,740,087 		3,243,238

(63,529)		4,309,293 		4,080,678 		(1,616,642)
	2,908,285 		3,903,563

$9,004,885 		$9,068,414 		$4,759,121 		$6,127,285
	$7,743,927 		$4,835,642






Operations (6) side one (page 9)
							American Century
Variable
Portfolios,
Inc.

							Balanced Portfolio



							2000		1999
	1998

Investment income:



	Dividend income						$22,016
	$11,995
		$3,481
	Capital gains distributions
	13,864

	82,763
	21,588

							35,880 		94,758

	25,069

	Expenses:

		Administrative expense					1,407

	1,038
	508
		Mortality and expense risk
	11,809

	8,715
	4,258
		Contract maintenance charge
	765
	516
	198

		Net investment income (loss)
	21,899

	84,489
	20,105

Realized and unrealized gains (losses) on investments:




	Net realized (losses) gains on investments


	(11,509)		(6,468)		(2,099)
	Net unrealized (depreciation) appreciation on




			investments				(53,708)
	(13,667)
	25,457

		Net realized and unrealized (losses) gains on




				investments			(65,217)
	(20,135)
	23,358

		Net (decrease) increase in net assets resulting




				from operations			$(43,318)
	$64,354

	$43,463

Net assets at beginning of year
	$861,226

	$588,604 		$154,125

Net (decrease) increase in net assets resulting from




		operations					(43,318)
	64,354

	43,463

Capital shares transactions:




	Net premiums						298,904
	242,591

	332,426
	Transfers of policy loans
	1,862

	(2,014)
	(4,834)
	Transfers of surrenders
	(54,375)
	(26,643)		(9,952)
	Transfers of death benefits
	(13,387)


	Transfers of other terminations
	(19,587)

	(8,212)		(7,035)
	Interfund and net transfers to general account


	21,339
	2,546 		80,411

		Net increase (decrease) in net assets from capital share



				transactions			234,756
	208,268

	391,016

Total increase (decrease) in net assets

	191,438
	272,622 		434,479

Net assets at end of year
	$1,052,664
	$861,226 		$588,604





Operations (6) side two (page 9)
American Century Variable Portfolios, Inc.




Capital Appreciation Portfolio
	International
Portfolio

2000		1999		1998		2000		1999		1998


$- 		$- 		$- 		$4,142 		$-
	$2,742
53,689 				9,181 		61,932

	28,153

53,689 				9,181 		66,074

	30,895


4,471 		904 		391 		6,427 		2,355

	1,127
37,516 		7,583 		3,282 		53,937
	19,767
		9,456
1,425 		561 		231 		2,462 		1,207

	566

10,277 		(9,048)		5,277 		3,248
	(23,329)
		19,746


488,961 		(8,229)		(9,962)		233,144
	25,436
		4,464

(632,474)		367,555 		19,781 		(1,182,703)
	992,347

	56,812


(143,513)		359,326 		9,819 		(949,559)
	1,017,783
	61,276


$(133,236)		$350,278 		$15,096 		$(946,311)
	$994,454 		$81,022

$1,008,162 		$473,579 		$157,393 		$2,847,535
	$1,170,066 		$382,210


(133,236)		350,278 		15,096 		(946,311)
	994,454

	81,022


1,882,517 		114,291 		269,862 		1,984,484
	536,161
		705,423
(21)		181 		(766)		(456)		(660)		(645)
(107,967)		(14,429)		(20,297)		(204,152)
	(13,742)		(52,917)
(138,982)						(662)
(53,714)		(11,005)		(192)		(56,699)
	(13,635)
	(2,178)
1,738,838 		95,267 		52,483 		1,132,195
	174,891

	57,151


3,320,671 		184,305 		301,090 		2,854,710
	683,015
		706,834

3,187,435 		534,583 		316,186 		1,908,399
	1,677,469 		787,856

$4,195,597 		$1,008,162 		$473,579 		$4,755,934
	$2,847,535 		$1,170,066





Operations (7) side one (page 10)
							American Century
Variable
Portfolios,
Inc.

							Value Portfolio


		Income &
Growth Portfolio
							2000		1999
	1998
	2000
	1999		1998





Investment income:




	Dividend income						$21,234
	$17,599

	$4,356 		$8,193 		$73 		$497
	Capital gains distributions
	54,334

	166,732
	52,012





							75,568
	184,331
	56,368 		8,193
	73 		497





	Expenses:




		Administrative expense					2,611

	2,697 		1,733
	2,678 		990 		21
		Mortality and expense risk
	21,912

	22,635 		14,541
	22,472 		8,310 		177
		Contract maintenance charge
	1,708

	2,169 		610
	1,394 		327 		1





		Net investment income (loss)
	49,337

	156,830
	39,484 		(18,351)		(9,554)		298





Realized and unrealized gains (losses) on investments:




	Net realized (losses) gains on investments


	(100,474)
	(75,400)		12,052 		24,335 		16,206

	31
	Net unrealized appreciation (depreciation) on




			investments				334,598
	(136,115)
	(11,455)
		(232,291)		106,838 		8,364





		Net realized and unrealized gains (losses) on




				investments			234,124
	(211,515)
	597
	(207,956)		123,044 		8,395





		Net increase (decrease) in net assets resulting




				from operations			$283,461
	$(54,685)		$40,081
		$(226,307)		$113,490 		$8,693





Net assets at beginning of year
	$1,738,787 		$1,791,579
	$547,559 		$1,172,804 		$145,186 		$-





Net increase (decrease) in net assets resulting from




		operations					283,461
	(54,685)
	40,081
	(226,307)		113,490 		8,693





Capital shares transactions:




	Net premiums						282,647
	294,033
		1,133,687
		753,518 		716,429 		133,891
	Transfers of policy loans
	1,073

	(1,318)		(13,918)
		617 		(5,394)
	Transfers of surrenders
	(57,901)
	(82,358)
	(87,563)		(57,500)		(21,890)
	Transfers of death benefits
	(848)
	(6,566)
	(12,842)
	Transfers of other terminations
	(47,959)
		(41,902)
	(12,235)		(44,178)		(13,912)
	Interfund and net transfers to general account


	(18,402)
	(159,996)		183,968 		464,978
	238,895
	2,602





		Net increase (decrease) in net assets from




				capital share transactions
	158,610
	1,893
	1,203,939 		1,104,593 		914,128
	136,493





Total increase (decrease) in net assets

	442,071 		(52,792)
		1,244,020 		878,286 		1,027,618
	145,186





Net assets at end of year
	$2,180,858
	$1,738,787
	$1,791,579 		$2,051,090 		$1,172,804
	$145,186


















Operations (7) side two (page 10)
Massachusetts Financial Services Investment Management




VIT Emerging Growth Series Portfolio
	VIT
Investors Trust Series Portfolio
					VIT New Discovery Series Portfolio



2000		1999		1998		2000		1999		1998
	2000
	1999
	1998










$465,523 		$- 		$- 		$9,690 		$733
	$-
	$29,390
	$7,690 		$-
								879









465,523 						9,690 		1,612


		29,390
	7,690










14,072 		1,828 		11 		1,297
	498
	3
		3,500 		141

118,093 		15,340 		92 		10,883
	4,178

	29 		29,374
	1,181
5,102 		403 				639 		187

	1,267 		20






328,256 		(17,571)		(103)		(3,129)
	(3,251)
	(32)		(4,751)
	6,348 		-










711,626 		48,155 		54 		6,975
	1,688

	100 		142,512
	8,132





(3,809,589)		1,221,538 		10,742 		(16,320)
	26,979
		1,525
	(399,189)		114,984 		84










(3,097,963)		1,269,693 		10,796 		(9,345)
	28,667
		1,625 		(256,677)
		123,116 		84










$(2,769,707)		$1,252,122 		$10,693
	$(12,474)
	$25,416
	$1,593 		$(261,428)		$129,464 		$84





$3,693,666 		$126,969 		$- 		$674,806
	$29,309
	$-
	$503,926 		$1,095 		$-










(2,769,707)		1,252,122 		10,693 		(12,474)
	25,416
		1,593
	(261,428)		129,464 		84










5,541,412 		1,589,235 		115,681 		390,122
	542,188

	22,610 		2,069,337 		242,984 		1,011
(465)		(2,873)

	(2,038)

(126,074)		(57,677)				(8,481)
	(5,023)
	(110)		(32,899)

(37,873)

	(22,752)

(184,104)		(9,778)		(295)		(16,229)
	(4,824)
			(32,999)

4,763,241 		795,668 		890 		23,523
	87,740

	5,216 		1,653,122
		130,383










9,956,137 		2,314,575 		116,276 		388,935
	620,081

	27,716 		3,631,771 		373,367 		1,011





7,186,430 		3,566,697 		126,969 		376,461
	645,497

	29,309 		3,370,343 		502,831 		1,095





$10,880,096 		$3,693,666 		$126,969
	$1,051,267
	$674,806
	$29,309 		$3,874,269 		$503,926 		$1,095


















Operations (8) side one (page 11)
							Massachusetts Financial
Services



							VIT Research Series
Portfolio



							2000		1999
	1998

Investment income:



	Dividend income						$127,595
	$657
	$-
	Capital gains distributions

	3,473


							127,595 		4,130



	Expenses:

		Administrative expense					3,549

	1,082
	11
		Mortality and expense risk
	29,784

	9,080
	91
		Contract maintenance charge
	1,123

	269


		Net investment income (loss)
	93,139

	(6,301)
	(102)

Realized and unrealized gains (losses) on investments:




	Net realized gains (losses) on investments


	71,748
	14,984 		13
	Net unrealized (depreciation) appreciation on




			investments				(410,123)
	217,509
	6,328

		Net realized and unrealized (losses) gains on




				investments			(338,375)
	232,493
	6,341

		Net (decrease) increase in net assets resulting




				from operations			$(245,236)
	$226,192

	$6,239

Net assets at beginning of year
	$1,541,364
	$115,273 		$-

Net (decrease) increase in net assets resulting from




		operations					(245,236)
	226,192
	6,239

Capital shares transactions:




	Net premiums						1,231,552
	1,005,242
	75,777
	Transfers of policy loans
	(8,581)
	80

	Transfers of surrenders
	(58,256)
	(32,384)
	Transfers of death benefits
	(57,334)


	Transfers of other terminations
	(39,861)

	(6,024)
	Interfund and net transfers to general account


	567,182
		232,985 		33,257

		Net increase (decrease) in net assets from capital share



				transactions			1,634,702
	1,199,899
	109,034

Total increase (decrease) in net assets

	1,389,466
	1,426,091 		115,273

Net assets at end of year
	$2,930,830
	$1,541,364 		$115,273





Operations (8) side two (page 11)
Lord, Abbett & Company



						VC Mid-Cap
	VC
International
VC Growth & Income Portfolio						Value
Portfolio

	Portfolio
2000		1999		1998		2000		1999		2000
	1999




$20,132 		$19,875 		$- 		$14,233
	$137
	$6,371 		$23
		69,394 				54,921
	1,985
		833


20,132 		89,269 				69,154
	137
	8,356 		856




3,849 		820 		26 		670 		4
	287
	2
23,425 		6,881 		221 		5,624
	35
	2,407 		13
948 		320 				365 				161



(8,090)		81,248 		(247)		62,495
	98
	5,501 		841




1,459 		13,240 		122 		27,451
	1
	(341)		2


334,538 		(6,745)		(3,501)		193,732
	1,058

	(99,771)		899




335,997 		6,495 		(3,379)		221,183
	1,059

	(100,112)		901




$327,907 		$87,743 		$(3,626)		$283,678
	$1,157

	$(94,611)		$1,742


$1,070,711 		$150,772 		$- 		$29,249
	$-
	$10,528 		$-




327,907 		87,743 		(3,626)		283,678
	1,157

	(94,611)		1,742




945,951 		697,288 		48,326 		374,173
	12,209

	132,179


(24,020)		(8,488)		(466)		(13,447)

	(4,065)

(5,094)						(54,508)



(38,533)		(5,071)				(3,966)

	(318)
391,788 		148,467 		106,538 		1,283,644
	15,883

	193,018 		8,786




1,270,092 		832,196 		154,398 		1,585,896
	28,092

	320,814 		8,786


1,597,999 		919,939 		150,772 		1,869,574
	29,249

	226,203 		10,528


$2,668,710 		$1,070,711 		$150,772 		$1,898,823
	$29,249
		$236,731 		$10,528







Operations (9) side one (page 12)
							Fred Alger Management,
Inc.



									MidCap
	Leveraged			Small
							Growth		Growth

	AllCap
	Capitalization
							2000		2000
	2000

	2000




Investment income:




	Dividend income						$-
	$-
	$- 			$-
	Capital gains distributions








							- 		-
	-

	-




	Expenses:



		Administrative expense					14
	29
	62 			4
		Mortality and expense risk
	122
	244
	520 			32
		Contract maintenance charge



	26




		Net investment income (loss)
	(136)
	(273)
	(608)			(36)




Realized and unrealized gains (losses) on investments:




	Net realized (losses) gains on investments


	(149)
	(292)		(2,511)			(404)
	Net unrealized (depreciation) appreciation on




			investments				(1,356)
	(2,960)
	(30,052)			(2,186)




		Net realized and unrealized (losses) gains on




				investments			(1,505)
	(3,252)
	(32,563)			(2,590)




		Net (decrease) increase in net assets resulting




				from operations			$(1,641)
	$(3,525)

	$(33,171)			$(2,626)




Net assets at beginning of year
	$-
	$-
	$- 			$-




Net (decrease) increase in net assets resulting from




		operations					(1,641)
	(3,525)
	(33,171)			(2,626)




Capital shares transactions:




	Net premiums						145,507
	141,296

	228,930 			17,019
	Transfers of policy loans




	Transfers of surrenders




	Transfers of death benefits




	Transfers of other terminations
	(215)
	(208)
	(870)
	Interfund and net transfers to general account


	33,256
	112,190 		227,347 			508




		Net increase (decrease) in net assets from




				capital share transactions
	178,548
	253,278 		455,407 			17,527




Total increase (decrease) in net assets

	176,907
	249,753 		422,236 			14,901




Net assets at end of year
	$176,907
	$249,753 		$422,236 			$14,901



















1.	Organization and Significant Accounting Policies

Organization
Midland National Life Separate Account C ("Separate Account"), a unit investment trust, is a segregated investment account of Midland National Life Insurance Company
(the
"Company") in
accordance with the provisions of the Iowa Insurance laws. The assets and liabilities of the
Separate Account are clearly identified and distinguished from the other assets and liabilities of the
Company. The Separate Account is used to fund variable annuity contracts of the
Company.
Walnut Street Securities serves as the underwriter of the Separate
Account.

Investments
The Separate Account invests in specified portfolios of Variable
Insurance
Products Fund
("VIPF"), Variable Insurance Products Fund II ("VIPF II"),
Variable
Insurance
Products Fund III
("VIPF III"), American Century Variable Portfolios, Inc. ("ACVP"),
Massachusetts
Financial
Services ("MFS"), Lord, Abbett & Company ("LAC"), and Fred Alger
Management
("FAM"),
(collectively "the Funds"), each diversified open-end management companies registered under the
Investment Company Act of 1940, as directed by participants.  The
ACVP
Income &
Growth
portfolio, the MFS Emerging Growth, Investors Trust, New Discovery and
Research
portfolios as
well as the LAC's Growth & Income portfolio were each introduced in
1998.  The
LAC Mid-Cap
Value and International portfolios were introduced in 1999.  The
VIPF
III Mid-
Cap portfolio and
the FAM Growth, MidCap Growth, Leveraged AllCap, and Small Capitalization portfolios were introduced in 2000. All other portfolios have been in existence for more than three years.

Investments in shares of the Funds are valued at the net asset values
(fair
values) of the respective
portfolios of the Funds corresponding to the investment portfolios of the
Separate Account.
Investment transactions are recorded on the trade date. Dividends are automatically reinvested in shares of the Funds.

Investment income is recorded when earned. The first-in, first-out
(FIFO)
method is used to
determine realized gains and losses on investments. Dividend and capital gain distributions are recorded as income on the ex-dividend date.

Federal Income Taxes
The operations of the Separate Account are included in the federal income tax return of the
Company. Under the provisions of the policies, the Company has the right to charge the Separate
Account for federal income tax attributable to the Separate Account. No charge is currently being made against the Separate Account for such tax since, under current law, the
Company pays no tax
on investment income and capital gains reflected in variable annuity policy reserves. However, the
Company retains the right to charge for any federal income tax incurred which is attributable to the
Separate Account if the law is changed. Charges for state and local taxes, if any, attributable to the
Separate Account may also be made.



Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.	Expense Charges

The Company is compensated for certain expenses as described below. The rates of each applicable charge is described in the Separate Account's prospectus.

	A contract administration fee is charged to cover the Company's record keeping and other administrative expenses incurred to operate the Separate Account.
This
fee is
allocated to the
individual portfolios of the Funds based on the net asset value of the portfolios in proportion to the total net asset value of the Separate Account.

	A mortality and expense risk fee is charged in return for the
Company's
assumption of risks
associated with adverse mortality experience or excess administrative expenses in connection with policies issued. This fee is charged directly to the individual portfolios of the Funds based on the net asset value of the portfolio.

	An annual charge is deducted from the Separate Account value at the end of each contract year, upon full withdrawal or at maturity.

	A transfer charge is imposed on each transfer between portfolios of the
Separate Account in
excess of a stipulated number of transfers in any one contract year. A deferred sales charge may be imposed in the event of a full or partial withdrawal within the stipulated number of years.



Each management company of the Separate Account charges fees for their management advisory services as well as other operating expenses. The fees differ between companies and by portfolio within each company; however, the fees are generally calculated based on an annual rate applied to the average net asset of the respective portfolios. The effect of the fees are netted within the share value of the respective portfolios. The portfolio fee rates charged for the years ended December 31,
2000, 1999 and 1998, respectively, were as follows:

							2000		1999
	1998

Variable Insurance Products Fund:



	Money Market Portfolio						0.35%
	0.27%
	0.30%
	High Income Portfolio						0.68%
	0.69%
	0.70%
	Equity-Income Portfolio						0.56%
	0.57%
	0.58%
	Growth Portfolio						0.65%
	0.66%
	0.68%
	Overseas Portfolio
	0.89%
	0.91%
	0.91%
	Midcap Portfolio 						0.74%


Variable Insurance Products Fund II:




	Asset Manager Portfolio						0.61%
	0.63%
	0.64%
	Investment Grade Bond Portfolio
	0.54%
	0.54%		0.57%
	Index 500 Portfolio						0.28%
	0.28%
	0.35%
	Contrafund Portfolio						0.66%
	0.67%
	0.70%
	Asset Manager: Growth Portfolio
	0.69%
	0.71%		0.73%
Variable Insurance Products Fund III:




	Balanced Portfolio 						0.58%
	0.57%
	0.59%
	Growth & Income Portfolio
	0.58%
	0.60%
	0.61%
	Growth Opportunities Portfolio
	0.68%
	0.69%
	0.71%
American Century Variable Portfolios. Inc.:




	Balanced Portfolio						0.90%
	0.90%
	0.97%
	Capital Appreciation Portfolio
	0.98%
	1.00%
	1.00%
	International Portfolio						1.23%
	1.34%
	1.47%
	Value Portfolio						1.00%
	1.00%
	1.00%
	Income and Growth Portfolio
	0.70%
	0.70%
	0.70%
Massachusetts Financial Services Investment Management:




	VIT Emerging Growth Series Portfolio

	0.85%
	0.84%		0.85%
	VIT Investors Trust Series Portfolio

	0.87%
	0.88%		0.88%
	VIT New Discovery Series Portfolio
	1.06%
	1.07%		1.17%
	VIT Research Series Portfolio
	0.85%
	0.86%
	0.86%
Lord, Abbett & Company:



	VC Growth & Income Portfolio
	1.03%
	0.87%
	0.51%
	VC Mid-Cap Value Portfolio
	0.35%
	1.10%
	1.10%
	VC International Portfolio
	0.35%
	1.35%
	1.35%
Fred Alger Management, Inc.:



	Growth Portfolio						0.79%


	MidCap Growth Portfolio						0.84%



	Leveraged AllCap Portfolio
	0.90%



	Small Capitalization Portfolio
	0.90%






3.	Purchases and Sales of Investment Securities

The aggregate cost of purchases and proceeds from sales of investments for the years ended
December 31, 2000, 1999 and 1998 were as follows:

							2000
	1999

		1998
Portfolio							Purchases
	Sales
	Purchases		Sales		Purchases		Sales




Variable Insurance Products Fund:



	Money Market Portfolio
	$57,939,800

	$62,501,200 		$69,653,533 		$66,338,371

	$58,682,698
	$52,428,084
	High Income Portfolio
	1,493,181
	2,240,384 		2,537,416 		1,793,505
	4,668,527
	2,082,862
	Equity-Income Portfolio
	5,228,446
	7,908,509 		8,132,130 		5,320,898
	9,980,544
	3,036,731
	Growth Portfolio						27,819,973
	10,942,477 		17,767,430 		5,388,729
	8,654,016
	2,709,812
	Overseas Portfolio
	2,993,371
	1,344,250 		1,076,806 		1,037,604
	1,235,489
	1,463,514
	Mid-Cap Portfolio						1,306,476
	119,482





Variable Insurance Products Fund II:




	Asset Manager Portfolio
	2,307,132
	2,748,859 		3,087,413 		2,166,324
	3,260,450
	1,541,944
	Investment Grade Bond Portfolio
	1,554,830
	2,341,550 		3,886,724 		2,650,561
	3,291,279
	620,021
	Index 500 Portfolio
	12,530,246
	9,868,488 		18,350,998 		4,757,512
	12,815,098
	3,593,428
	Contrafund Portfolio
	10,544,376
	4,633,078 		8,593,440 		2,846,664
	5,501,476
	1,693,206
	Asset Manager: Growth Portfolio
	2,183,464
	1,767,146 		2,284,930 		981,817
	2,250,687
	550,446




Variable Insurance Products Fund III:




	Balanced Portfolio
	1,078,290
	808,012
		2,421,633 		730,578 		1,566,172
	222,531
	Growth & Income Portfolio
	3,618,062
	2,592,945 		5,141,454 		1,338,006
	3,879,201
	482,899
	Growth Opportunities Portfolio
	2,232,369
	1,990,777 		4,116,879 		1,327,871
	4,046,506
	785,381




American Century Variable



		Portfolios, Inc.:




	Balanced Portfolio
	436,387
	179,732
		505,555 		212,798 		484,206
	73,085
	Capital Appreciation Portfolio
	5,453,935
	2,122,987 		255,575 		80,317
	341,579
	35,214
	International Portfolio
	3,558,046
	700,089
		809,156 		149,470 		827,915
	101,335
	Value Portfolio						736,744
	528,797

	771,790 		613,068 		1,564,861
	321,438
	Income & Growth Portfolio
	1,335,895
	249,653 		1,030,538 		125,965
	136,991
	199




Massachusetts Financial Services




		Investment Manager:




	VIT Emerging Growth Portfolio
	12,417,515
	2,133,123 		2,522,488 		225,483
	116,572
	398
	VIT Investors Trust Portfolio
	592,448
	206,642 		641,616 		24,786 		28,365

	681
	VIT New Discovery Portfolio
	4,563,216
	936,196 		410,588 		30,873 		1,011


	VIT Research Portfolio
	2,145,416
	417,576
		1,805,962 		612,363 		109,033
	101




Lord, Abbett & Company:


	VC Growth & Income Portfolio
	1,608,712
	348,063 		1,077,732 		65,352

	VC Mid-Cap Value Portfolio
	1,864,735
	216,343 		28,229 		40
	VC International Portfolio
	354,217
	27,901 		9,642 		15 		155,023
	872




Fred Alger Management, Inc.:



	Growth Portfolio						190,003
	11,591


	MidCap Growth Portfolio
	265,021
	31,629
	Leveraged AllCap Portfolio
	486,428
	12,016
	Small Capitalization Portfolio
	19,649
		2,159





							$168,858,381
	$119,931,652

	$156,919,657 		$98,818,970 		$123,597,699

	$71,744,182















Purchases and sales in investment shares for the years ended
December
31, 2000,
1999 and 1998
were as follows:

							2000
	1999

		1998
Portfolio							Purchases
	Sales
	Purchases		Sales		Purchases		Sales




Variable Insurance Products Fund:



	Money Market Portfolio
	57,939,800
	62,501,200 		69,653,533 		66,338,371
	58,682,698
	52,428,084
	High Income Portfolio
	145,949
	224,096
		229,051 		161,305 		385,489
	172,703
	Equity-Income Portfolio
	228,953
	336,918
		320,079 		208,450 		415,179
	126,454
	Growth Portfolio						552,136
	219,664
		396,259 		117,820 		237,465
	72,108
	Overseas Portfolio
	127,073
	59,148
	50,425 		49,895 		64,183 		76,024
	Mid-Cap Portfolio						66,885
	6,135






Variable Insurance Products Fund II:




	Asset Manager Portfolio
	140,060
	164,673 		178,613 		124,577
	195,167
	91,053
	Investment Grade Bond Portfolio
	131,580

	199,271 		316,589 		217,378
	261,868
	49,092
	Index 500 Portfolio						77,658

	61,314
	121,853 		31,531 		103,427 		28,689
	Contrafund Portfolio
	415,281
	184,138
		338,326 		111,768 		265,406
	81,593
	Asset Manager: Growth Portfolio
	134,669

	109,354 		137,166 		57,699
	145,122
	35,316

Variable Insurance Products Fund III:




	Balanced Portfolio						72,008

	53,882
	154,250 		46,647 		104,379 		15,038
	Growth & Income Portfolio
	232,216
	166,304 		310,643 		81,139
	274,848
	34,311
	Growth Opportunities Portfolio
	109,001

	98,118 		182,311 		59,148
	201,831
	38,852




American Century Variable



		Portfolios, Inc.:




	Balanced Portfolio						58,082

	23,842
	67,268 		27,289 		61,199 		9,327
	Capital Appreciation Portfolio
	323,709

	125,764 		23,566 		8,134 		40,458

	4,214
	International Portfolio
	301,408
	64,310
	92,134 		17,883 		111,316 		13,642
	Value Portfolio						129,682
	94,950

	124,357 		98,332 		234,676 		47,482
	Income & Growth Portfolio
	174,903
	33,024 		142,531 		17,345 		21,444

	31




Massachusetts Financial Services




		Investment Manager:




	VIT Emerging Growth Portfolio
	340,936
	61,035 		100,175 		8,734 		5,933

	20
	VIT Investors Trust Portfolio
	28,128

	9,757
	31,433 		1,224 		1,493 		35
	VIT New Discovery Portfolio
	254,981
	50,911 		31,360 		2,288 		107

	VIT Research Portfolio						92,736

	17,903
	91,342 		31,353 		6,057 		6




Lord, Abbett & Company:


	VC Growth & Income Portfolio
	72,435

	15,891
	48,226 		7,694 		7,343 		41
	VC Mid-Cap Value Portfolio
	146,015
	16,947 		2,983 		4
	VC International Portfolio
	29,230

	2,462
	889 		1




Fred Alger Management, Inc.:



	Growth Portfolio						3,965
	223


	MidCap Growth Portfolio						8,529

	372

	Leveraged AllCap Portfolio
	11,575

	693

	Small Capitalization Portfolio
	732
	98





							62,350,315
	64,902,397
	73,145,362 		67,826,009 		61,827,088
	53,324,115



4.	Summary of Changes from Unit Transactions

Transactions in units for the years ended December 31, 2000, 1999 and
1998 were
as follows:

							2000
	1999

		1998
Portfolio							Purchases
	Sales
	Purchases		Sales		Purchases		Sales




Variable Insurance Products Fund:



	Money Market Portfolio
	4,456,187
	4,861,159 		5,592,166 		5,364,567
	4,894,728
	4,397,734
	High Income Portfolio						70,248

	148,895
	125,102 		111,182 		268,215
	129,662
	Equity-Income Portfolio
	124,449
	326,651
		289,858 		210,357 		410,330
	127,676
	Growth Portfolio						634,303
	285,772
		515,407 		173,021 		299,160
	114,792
	Overseas Portfolio
	116,935
	63,738
	51,631 		58,904 		58,771 		94,783
	Mid-Cap Portfolio						135,306
	12,209






Variable Insurance Products Fund II:




	Asset Manager Portfolio						61,098

	140,841
		133,311 		115,340 		140,855
	89,449
	Investment Grade Bond Portfolio
	90,659

	175,985 		284,337 		202,030
	253,553
	45,832
	Index 500 Portfolio
	374,876
	292,598
		606,518 		144,754 		510,263
	137,304
	Contrafund Portfolio
	287,245
	161,839
		335,380 		108,310 		266,211
	81,447
	Asset Manager: Growth Portfolio
	69,560

	78,642 		97,565 		44,120
	105,393
	26,976




Variable Insurance Products Fund III:




	Balanced Portfolio						65,120

	56,287
	171,651 		51,293 		123,529 		17,078
	Growth & Income Portfolio
	173,813
	149,875 		305,793 		73,759
	278,633
	32,237
	Growth Opportunities Portfolio
	114,120

	130,304 		259,336 		80,585
	300,626
	55,963




American Century Variable



		Portfolios, Inc.:




	Balanced Portfolio						28,415

	11,743
	31,091 		15,339 		37,294 		5,584
	Capital Appreciation Portfolio
	244,620

	81,654 		19,577 		6,070 		32,484

	3,096
	International Portfolio
	177,974
	35,381
	55,264 		9,133 		63,698 		7,241
	Value Portfolio						53,073
	42,303
		45,654
	46,751 		120,733 		23,917
	Income & Growth Portfolio
	100,354
	17,180 		81,543 		9,219 		12,173






Massachusetts Financial Services




		Investment Manager:




	VIT Emerging Growth Portfolio
	548,734
	90,391 		172,528 		13,896 		10,131

	25
	VIT Investors Trust Portfolio
	48,236

	15,876
	54,764 		1,735 		2,598 		59
	VIT New Discovery Portfolio
	191,947
	33,036 		24,005 		1,244 		85

	VIT Research Portfolio
	135,841
	26,048
	146,051 		48,892 		9,782




Lord, Abbett & Company:


	VC Growth & Income Portfolio
	120,482
	24,545 		86,058 		18,960

	VC Mid-Cap Value Portfolio
	135,980
	15,885 		2,846
	VC International Portfolio
	27,482

	2,161
	818 				14,108 		56




Fred Alger Management, Inc.:



	Growth Portfolio						23,096
	1,282


	MidCap Growth Portfolio						30,028

	1,280

	Leveraged AllCap Portfolio
	59,751

	3,498

	Small Capitalization Portfolio
	2,160
		286








5.	Net Assets

Net assets at December 31, 2000, consisted of the following:

									Accumulated



									Net
Investment
	Net

							Capital		Income
and
	Unrealized
							Share		Net Realized

	Appreciation
Portfolio							Transactions
	Gains
	of Investments		Total



Variable Insurance Products Fund:



	Money Market Portfolio
	$9,309,111
	$1,918,521 		$- 		$11,227,632
	High Income Portfolio
	4,920,600
	1,081,881 		(1,520,582)		4,481,899
	Equity-Income Portfolio
	16,845,484
	9,013,351 		1,472,035 		27,330,870
	Growth Portfolio						38,305,082
	17,514,362 		(2,198,974)		53,620,470
	Overseas Portfolio
	4,402,355
	2,011,519 		(424,112)		5,989,762
	Mid-Cap Portfolio						1,184,656
	7
	45,512 		1,230,175



Variable Insurance Products Fund II:




	Asset Manager Portfolio
	5,604,895
	4,208,661 		(536,985)		9,276,571
	Investment Grade Bond Portfolio
	4,082,048
	432,888 		206,313 		4,721,249
	Index 500 Portfolio
	33,713,271
	6,756,332 		758,772 		41,228,375
	Contrafund Portfolio
	18,049,881
	5,969,121 		(579,589)		23,439,413
	Asset Manager: Growth Portfolio
	4,755,503
	1,627,238 		(686,303)		5,696,438



Variable Insurance Products Fund III:




	Balanced Portfolio
	3,518,145
	295,895
		(255,602)		3,558,438
	Growth & Income Portfolio
	8,286,942
	1,191,431 		(473,488)		9,004,885
	Growth Opportunities Portfolio
	6,644,664
	831,574 		(1,348,953)		6,127,285



American Century Variable



		Portfolios, Inc.:




	Balanced Portfolio
	986,966
	105,766
		(40,068)		1,052,664
	Capital Appreciation Portfolio
	3,974,077
	481,852 		(260,332)		4,195,597
	International Portfolio
	4,633,349
	261,047
		(138,462)		4,755,934
	Value Portfolio						1,891,684
	80,246

	208,928 		2,180,858
	Income & Growth Portfolio
	2,155,214
	12,965 		(117,089)		2,051,090



Massachusetts Financial Services




		Investment Manager:




	VIT Emerging Growth Portfolio
	12,386,988
	1,070,417 		(2,577,309)		10,880,096
	VIT Investors Trust Portfolio
	1,036,732
	2,351 		12,184 		1,051,267
	VIT New Discovery Portfolio
	4,006,149
	152,241 		(284,121)		3,874,269
	VIT Research Portfolio
	2,943,635
	173,481
		(186,286)		2,930,830



Lord, Abbett & Company:



	VC Growth & Income Portfolio
	2,255,344
	87,732 		325,634 		2,668,710
	VC Mid-Cap Value Portfolio
	1,613,988
	90,045 		194,790 		1,898,823
	VC International Portfolio
	329,600
	6,003 		(98,872)		236,731



Fred Alger Management, Inc.:



	Growth Portfolio						178,548
	(285)
	(1,356)		176,907
	MidCap Growth Portfolio
	253,278
	(565)		(2,960)		249,753
	Leveraged AllCap Portfolio
	455,407
	(3,119)		(30,052)		422,236
	Small Capitalization Portfolio
	17,527
		(440)
	(2,186)		14,901



							$198,741,123
	$55,372,518

	$(8,539,513)		$245,574,128



3/19
Midland National Life Insurance Company
Separate Account C
Statement of Assets
At December 31, 2000

The accompanying notes are an integral part of the financial statements.

8
Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998







Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

7






Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

8






Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

9






Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

10






Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

11






Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

13






Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

12


Midland National Life Insurance Company
Separate Account C
Statements of Operations and Changes in Net Assets
For the years ended December 31, 2000, 1999 and 1998

The accompanying notes are an integral part of the financial statements.

14
Midland National Life Insurance Company
Separate Account C
Notes to Financial Statements

FinSepActc.txt

Midland National Life Insurance Company
Report on Unaudited Financial Statements at and for the Nine Months Ended September 30, 2001



			Page(s)

Balance Sheet - Unaudited	1

Statement of Income - Unaudited	2

Statement of Stockholder's Equity - Unaudited	3

Statement of Cash Flows - Unaudited	4



ASSETS
9/30/2001

Investments:

Fixed maturities
$              3,682,538

Equity securities
323,613

Policy loans
227,153

Short-term investments
199,053

Other invested assets
174,694

Total investments
4,607,051

Cash
5,703

Accrued investment income
64,692

Deferred policy acquisition costs
669,103

Present value of future profits of acquired businesses
15,497

Other receivables and other assets
3,090

Separate accounts assets
383,004

Total assets
$              5,748,140

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:

Policyholder account balances
$              3,871,490

Policy benefit reserves
456,357

Policy claims and benefits payable
36,801

Federal income tax liability
16,211

Other liabilities
236,545



Separate account liabilities
383,004

Total liabilities
5,000,408

Commitments and contingencies

Stockholder's equity:

Common stock, $1 par value, 2,549,439 shares authorized,

2,548,878 shares outstanding
2,549

Additional paid-in capital
33,707

Accumulated other comprehensive loss
16,576

Retained earnings
694,900

Total stockholder's equity
747,732

Total liabilities and stockholder's equity
$              5,748,140


9/30/2001

Revenues:

Premiums
$     64,415

Interest sensitive life and investment product charges
122,862

Net investment income
200,724

Net realized investment losses
14,460

Other income
4,434

Total revenue
406,895

Benefits and expenses:

Benefits incurred
128,249

Interest credited to policyholder account balances
100,761

Total benefits
229,010

Operating expenses (net of commissions and other

expenses deferred)
32,697

Amortization of deferred policy acquisition costs and

present value of future profits of acquired businesses
47,901

Total benefits and expenses
309,608

Income before income taxes
97,287

Income tax expense
34,114

Net income
$     63,173

Accumulated

Additional

Other

Total

Common

Paid-in

Comprehensive

Comprehensive

Retained

Stockholder's

Stock

Capital

Income (Loss)

Income (Loss)

Earnings

Equity

Balance at December 31, 2000
$   2,549

$   33,707


$  (16,106)

$    648,227

$    668,377

Comprehensive income:

Net income

$   63,173

63,173

63,173

Other comprehensive (loss):

Net unrealized loss on available-for-sale investments

32,682

32,682

32,682

Total comprehensive income

$   95,855

Dividends paid on common stock

(16,500)

(16,500)

Balance at September 30, 2001
2,549

33,707

16,576

694,900

747,732

9/30/2001
Cash flows from operating activities:
Net income
$     63,173

Adjustments to reconcile net income to net cash

(used in) provided by operating activities:

Amortization of deferred policy acquisition costs and

present value of future profits of acquired businesses
47,901

Net amortization of premiums and discounts on

investments
(2,370)

Policy acquisition costs deferred
(176,525)

Net realized investment losses
(14,460)

Deferred income taxes
5

Net interest credited and product charges on

universal life and investment policies
(22,101)

Changes in other assets and liabilities
89,336

Net cash (used in) provided by operating activities
(15,041)

Cash flows from investing activities:

Proceeds from investments sold, matured or repaid:

Mixed maturities
768,531

Equity securities
164,124

Other invested assets
8,017

Cost of investments acquired:

Fixed maturities
(1,757,923)

Equity securities
(78,270)

Other invested assets
(52,668)

Net change in policy loans
(4,555)

Net change in short-term investments
2,805

Net cash (used in) provided by investing activities
(949,939)

Cash flows from financing activities:

Receipts from universal life and investment products
$1,212,237

Benefits paid on universal life and investment products
(226,967)

Dividends paid on common stock
(16,500)

Repurchase of minority interest shares

Net cash provided by (used in) financing activities
968,770

(Decrease) increase in cash
3,790

Cash at beginning of year
1,913

Cash at end of year
$      5,703

Midland National Life Insurance Company
Index to Financial Statements

Midland National Life Insurance Company
UNAUDITED
Balance Sheet - Unaudited
For the nine months ended September 30, 2001
(Amounts in thousands, except share and per share amounts)

Midland National Life Insurance Company
Balance Sheets
At December 31, 2000 and 1999
(Amounts in thousands, except share and per share amounts)


3
The accompanying notes are an integral part of the financial statements.

These financial statements are unaudited.

1

Midland National Life Insurance Company
UNAUDITED
Statement of Income - Unaudited
For the nine months ended September 30, 2001
(Amounts in thousands)

These financial statements are unaudited.

2

Midland National Life Insurance Company
UNAUDITED
Statement of Cash Flow - Unaudited
For the nine months ended September 30, 2001
(Amounts in thousands)

These financial statements are unaudited.

MNLIC Report on Audit FS.txt

Report of Independent Accountants.

The Board of Directors and Stockholder

Midland National Life Insurance Company:

In our opinion, the accompanying balance sheets and the related statements of income, shareholder's equity, and cash flow present fairly, in all material respects, the financial position of Midland National Life Insurance Company, ("Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, accessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Pricewaterhousecoopers LLP

March 9, 2001

PWC Opin Gen Led.txt

ASSETS					       	2000		1999

Investments:
	Fixed maturities					$2,608,398
	$2,097,305
	Equity securities			      	396,109
364,462
	Policy loans					222,598
	217,012
	Short-term investments				201,858
	102,829
	Other invested assets				73,807
65,011

		Total investments		      	3,502,770
	2,846,619

Cash							      1,913 	2,105
Accrued investment income				48,836 	40,683
Deferred policy acquisition costs			554,426
	493,914
Present value of future profits of acquired businesses
                                                18,573 	23,473
Federal income tax asset				1,212 	30,415
Other receivables and other assets			36,197 	34,683
Separate accounts assets				437,000
	394,266

		Total assets				$4,600,927
	$3,866,158

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
	Policyholder account balances			$2,901,389
	$2,280,369
	Policy benefit reserves				429,496
	431,266
	Policy claims and benefits payable		34,395 	31,698
	Other liabilities					130,270
	100,139
	Separate account liabilities			437,000
	394,266

		Total liabilities				3,932,550
	3,237,738

Commitments and contingencies

Stockholder's equity:
	Common stock, $1 par value, 2,549,439 shares authorized,
			2,548,878 shares outstanding	2,549 	2,549
	Additional paid-in capital			33,707 	33,707
	Accumulated other comprehensive loss	(16,106)
	(51,130)
	Retained earnings				     648,227
	643,294

		Total stockholder's equity		668,377
	628,420
		Total liabilities and stockholder's equity
                                         	$4,600,927   $3,866,158


				      2000		1999		1998

Revenues:
	Premiums	      	$95,349 	$98,169 	$94,495
	Interest sensitive life and investment product charges
                            160,609 	159,927 	159,115
	Net investment income	235,739 	225,642 	224,939
	Net realized investment losses
                             (7,372)	(9,751)	(6,489)
	Net unrealized (losses) gains on trading securities
                               (275)	(16,124)	2,847
	Other income		6,393 	4,691 	3,157

		Total revenue	490,443 	462,554 	478,064

Benefits and expenses:
	Benefits incurred	    148,750 	139,943 	137,313
	Interest credited to policyholder account balances
                            133,563 	127,786 	133,529

		Total benefits	282,313 	267,729 	270,842

Operating expenses (net of commissions and other expenses
deferred)
                        	46,290 	46,283 	47,549
Amortization of deferred policy acquisition costs and present value of
future
profits of acquired
businesses	                 60,368 	65,695 	66,189

Total benefits and expenses	388,971 	379,707 	384,580

Income before income taxes	101,472 	82,847 	93,484
Income tax expense		36,539 	29,004 	32,618

		Net income		$64,933 	$53,843 	$60,866



                                             Accumulated
            Additional				   Other
Less
      Total
Common	Paid-in		Comprehensive  Comprehensive
Retained
Treasury
	Stockholder's
Stock		Capital		Income (Loss)  Income (Loss)Earnings
Stock
	Equity


Balance at December 31, 1997
 $2,549 	$33,707		$30,838 	$603,763 	$670,857


Comprehensive income:
	Net income
                              $60,866               	60,866
60,866
	Other comprehensive (loss):
Net unrealized loss on available-for-sale investments
                              (4,012)	(4,012)
	(4,012)


Total comprehensive income	$56,854





Dividends paid on common stock 			(15,000)

	(15,000)
Repurchase of minority interest shares

			$(178)		(178)


Balance at December 31, 1998	2,549 		33,707

	26,826 		649,629 	(178)		712,533


Comprehensive (loss):

	Net income					$53,843
	53,843
				53,843
	Other comprehensive (loss):
		Net unrealized loss on available-for-sale investments
	(77,956)
	(77,956)			(77,956)


		Total comprehensive (loss)
	$(24,113)

Dividends paid on common stock

	(60,000)			(60,000)
Retirement of treasury stock

		(178)		178


Balance at December 31, 1999	2,549 		33,707
	(51,130)
		643,294 		- 	628,420


Comprehensive income:
	Net income							$64,933
	64,933
				64,933
	Other comprehensive income:
		Net unrealized gain on available-for-sale investments
	35,024
		35,024 				35,024


		Total comprehensive income
	$99,957


Dividends paid on common stock

	(60,000)			(60,000)


Balance at December 31, 2000		$2,549 		$33,707
	$(16,106)		$648,227 	$- 	$668,377



							2000		1999
	1998

Cash flows from operating activities:
	Net income					$64,933 	$53,843
	$60,866
	Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
		Amortization of deferred policy acquisition costs and
			present value of future profits of acquired
			businesses			60,368 	65,695
	66,189
		Net amortization of premiums and discounts on
			investments			(4,150)	(1,948)
	4,325
		Policy acquisition costs
deferred(151,930)(66,199)(54,611)
		Net realized investment losses	7,372	  9,751
	6,489
		Net unrealized losses (gains) on trading securities
                                                 275 	 16,124
(2,847)
		Net proceeds from (cost of) trading securities
                                     		15,011 (37,769)
		Deferred income taxes
	(4,577)(2,808)(10,849)
		Net interest credited and product charges on
			universal life and investment policies
                                             (27,046) (32,140)
(25,586)
		Changes in other assets and liabilities:
			Net receivables			(10,120)(21,756)
	21,365
			Net payables			 45,052 (6,926)
825
			Policy benefits	   		14,033  13,555
	8,397
			Other					455    (646)
	1,173

		Net cash (used in) provided by operating activities
                                               (5,335) 41,556
	37,967

Cash flows from investing activities:
	Proceeds from investments sold, matured or repaid:
		Fixed maturities		   571,872 	957,817
	1,405,391
		Equity securities		   295,377 	183,458
	304,589
		Other invested assets	   12,371         535
2,601
	Cost of investments acquired:
		Fixed maturities		(1,018,000)	(927,119)
	(1,281,839)
		Equity securities		(305,655)	(294,286)
	(451,181)
		Other invested assets	(21,167)	(28,498)
	(10,346)
	Net change in policy loans	(5,586)	(3,745)
	(11,138)
	Net change in short-term investments(99,029) 178,114
	355,337
	Net change in security lending		(50,500)
	(257,625)
	Payment for purchase of insurance business, net of
cash acquired
	(1,026)

		Net cash (used in) provided by investing activities
                                    	(569,817)	15,776
	54,763


							2000		1999
	1998
Cash flows from financing activities:
	Receipts from universal life and investment products
                                         $1,003,901 	$355,962
$317,398
	Benefits paid on universal life and investment products
                                        (368,941)
	(351,943)(396,580)
	Dividends paid on common stock    (60,000)	(60,000)
(15,000)
	Repurchase of minority interest shares
	(178)

		Net cash provided by (used in) financing activities
                                             574,960
(55,981)(94,360)

(Decrease) increase in cash			(192)		1,351
(1,630)

Cash at beginning of year			2,105 	754
	2,384

Cash at end of year				$1,913 	$2,105
	$754

Supplemental disclosures of cash flow information:
	Cash paid during the year for:
		Interest					$73 	 $96
$119
		Income taxes, paid to parent		26,196 36,976
	45,980




1.	Summary of Significant Accounting Policies

Organization
Midland National Life Insurance Company ("Midland" or the
"Company") is
a
wholly-owned
subsidiary of Sammons Enterprises, Inc. ("SEI"). Midland operates predominantly in the individual life and annuity business of the life insurance industry.
The
Company is licensed to
operate in 49 states and the District of Columbia.

Basis of Presentation
In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

The Company is subject to the risk that interest rates will change and cause a decrease in the value of its investments. To the extent that fluctuations in interest rates cause the duration of assets and liabilities to differ, the Company may have to sell assets prior to their maturity and realize a loss.

Investments
The Company is required to classify its fixed maturity investments (bonds and redeemable preferred stocks) and equity securities (common and nonredeemable preferred stocks) into three categories: securities that the Company has the positive intent and the ability to hold to maturity are classified as "held-to-maturity"; securities that are held for current resale are classified as
"trading securities"; and securities not classified as held-to-maturity or as trading securities are classified as "available-for-sale." Investments classified as trading or available-for-sale are required to be reported at fair value in the balance sheet. The Company has no securities classified as held-to-maturity.

Trading securities are held for resale in anticipation of short-term market movements. The
Company's trading securities are stated at market value. Gains and losses on these securities, both realized and unrealized, are included in the determination of net income. Net cost of or proceeds from trading securities are included in operating activities in the statements of cash flows.

Available-for-sale securities are classified as such if not considered trading securities or if there is not the positive intent and ability to hold the securities to maturity.
Such
securities are carried at
market value with the unrealized holding gains and losses included as other comprehensive income in stockholder's equity, net of related adjustments to deferred policy acquisition costs, deferred income taxes and the accumulated unrealized holding gains (losses) on securities sold which are released into income as realized investment gains. Cash flows from available-for-sale security transactions are included in investing activities in the statements of cash flows.

For CMO's and mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities.
When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments.
The net investment
in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. This adjustment is included in net investment income.



Policy loans and other invested assets are carried at unpaid principal balances.
Short-term
investments are carried at amortized cost, which approximates fair value.

Investment income is recorded when earned. Realized gains and losses are determined on the basis of specific identification of the investments.

When a decline in value of an investment is determined to be other than temporary, the specific investment is carried at estimated realizable value and its original book value is reduced to reflect this impairment. Such reductions in book value are recognized as realized investment losses in the period in which they were written down.

Recognition of Traditional Life and Health Revenue and Policy
Benefits
Traditional life insurance products include those products with fixed and guaranteed premiums and benefits. Life insurance premiums, which comprise the majority of premium revenues, are recognized as premium income when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for policy benefit reserves and the amortization of deferred policy acquisition costs.

Liabilities for future policy benefits for traditional policies generally are computed by the net level premium method based on estimated future investment yield, mortality, morbidity, and withdrawals which were appropriate at the time the policies were issued or acquired.
Interest rate assumptions
range primarily from 6.25% to 11.25%.

Recognition of Revenue and Policy Benefits for Interest Sensitive
Life
Insurance
Products
and Investment Contracts (Interest Sensitive Policies)
Interest sensitive policies are issued on a periodic and single premium basis.
Amounts collected are
credited to policyholder account balances. Revenues from interest sensitive policies consist of charges assessed against policyholder account balances for the cost of insurance, policy administration, and surrender charges. Revenues also include investment income related to the investments which support the policyholder account balances. Policy benefits and claims that are charged to expense include benefits incurred in the period in excess of related policyholder account balances. Benefits also include interest credited to the account balances.

Policy reserves for universal life and other interest sensitive life
insurance
and investment contracts
are determined using the retrospective deposit method.  Policy reserves
consist
of the policyholder
deposits and credited interest less withdrawals and charges for mortality,
administrative, and policy
expenses.  Interest crediting rates ranged primarily from 2.75% to
7.5%
in 2000,
2.75% to 6.5% in
1999 and 3% to 6.5% in 1998. For certain contracts, these crediting rates extend for periods in excess of one year.



Equity Indexed Products
The Company has sold approximately $378,000 of annuity policies which have a policyholder return which is tied to a major equity market index. In order to fund these benefits the Company has invested in over-the-counter index (call) options which compensate the
Company for any
appreciation over the strike price and offsets the corresponding increase in the policyholder obligation. The Company classifies these derivative investments as
"Other
Invested Assets" and
amortizes the cost against investment income over the term of the option. When the option matures, any value received by the Company is reflected as investment income
($396 in 2000)
which is offset by the amount credited to the policyholder ($427 in
2000).  The
following relates to
the options owned as of December 31, 2000:

					Notional amount	     $393,000
					Amortized cost		$12,690
					Market value		$7,885

Deferred Policy Acquisition Costs
Policy acquisition costs which vary with, and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future profits. Such costs include commissions, policy issuance, underwriting, and certain variable agency expenses.

Deferred costs related to traditional life insurance are amortized over the estimated premium paying period of the related policies in proportion to the ratio of annual premium revenues to total anticipated premium revenues.

Deferred costs related to interest sensitive policies are being amortized over the lives of the policies
(up to 25 years) in relation to the present value of actual and estimated gross profits subject to regular evaluation and retroactive revision to reflect actual emerging experience.

Policy acquisition costs deferred and amortized for years ended
December 31 are
as follows:

						2000		1999		1998

Deferred policy acquisition costs, beginning
		of year			$493,914 	$417,164
	$416,767

Commissions deferred			133,330 	54,348 	44,072
Underwriting and acquisition expenses deferred
                                   18,600 	11,851 	10,539
Change in offset to unrealized gains and losses
                                   (35,950)	68,557 	3,766
Amortization				(55,468)	(58,006)
	(57,980)

Deferred policy acquisition costs, end of year
                                    $554,426 	$493,914
	$417,164

To the extent that unrealized gains and losses on available-for-sale securities would result in an adjustment to the amortization pattern of deferred policy acquisition costs or present value of future profits of acquired businesses had those gains or losses actually been realized, the adjustments are recorded directly to stockholder's equity through other comprehensive income as an offset to the unrealized gains or losses.



Present Value of Future Profits of Acquired Businesses
The present value of future profits of acquired businesses
("PVFP")
represents
the portion of the
purchase price of blocks of businesses which is allocated to the future profits attributable to the insurance in force at the dates of acquisition. The PVFP is amortized in relationship to the actual and expected emergence of such future profits. The composition of the
PVFP for
the years ended
December 31 is summarized below:

					        2000		1999
	1998

Balance at beginning of year		$23,473 	$31,162
	$40,397

Adjustment to purchase price	      (1,026)
Amortization				(4,900)	(7,689)
	(8,209)

Balance at end of year			$18,573 	$23,473
	$31,162

Retrospective adjustments of these amounts are made periodically upon the revision of estimates of current or future gross profits on universal life-type products to be realized from a group of policies. Recoverability of the PVFP is evaluated periodically by comparing the current estimate of future profits to the unamortized asset balance.

Based on current conditions and assumptions as to future events, the
Company
expects to amortize
approximately 24% of the December 31, 2000 balance of PVFP in 2001, 22%
in 2002,
20% in
2003, 5% in 2004, and 4% in 2005. The interest rates used to determine the amortization of the
PVFP purchased ranged from 5.5% to 6.5%.

Policy Claims and Benefits Payable
The liability for policy claims and benefits payable includes provisions for reported claims and estimates for claims incurred but not reported, based on the terms of the related policies and contracts and on prior experience. Claim liabilities are necessarily based on estimates and are subject to future changes in claim severity and frequency.
Estimates
are
periodically reviewed and
adjustments to such liabilities are reflected in current operations.

Federal Income Taxes
The Company is a member of SEI's consolidated United States federal income tax group. The policy for intercompany allocation of federal income taxes provides that the
Company compute the
provision for federal income taxes on a separate return basis.
The
Company
makes payment to, or
receives payment from, SEI in the amount they would have paid to, or received from, the Internal
Revenue Service had they not been members of the consolidated tax group. The separate Company provisions and payments are computed using the tax elections made by
SEI.

Deferred tax liabilities and assets are recognized based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.



Separate Account
Separate account assets and liabilities represent funds held for the exclusive benefit of variable universal life and annuity contractholders. Fees are received for administrative expenses and for assuming certain mortality, distribution and expense risks.
Operations
of the
separate accounts are
not included in these financial statements.

Comprehensive Income
The Company follows the reporting concept of "Comprehensive Income" which requires the reporting of comprehensive income in addition to net income from operations.
Comprehensive
income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.
Comprehensive income for the Company includes net income and unrealized gains and losses
(other comprehensive income) on available-for-sale securities.

Security Lending
The Company periodically entered into agreements to sell and repurchase securities during 2000,
1999 and 1998. Securities out on loan are required to be 100% collateralized.
There were no such
agreements outstanding as of December 31, 2000 and 1999.

Treasury Stock
During the fourth quarter of 1998, the Company purchased its remaining outstanding minority shares from the lone minority stockholder for $178. In 1998 the shares were retained as treasury stock as a reduction to stockholder's equity and were retired during
1999.


2.	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, Short-Term Investments, Policy Loans and Other Invested
Assets
The carrying amounts reported in the balance sheets for these instruments approximate their fair values.

Investment Securities
Fair value for fixed maturity securities (including redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services. In some cases, such as private placements and certain mortgage-backed securities, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value of equity securities are based on quoted market prices.



Investment-Type Insurance Contracts
Fair values for the Company's liabilities under investment-type insurance contracts are estimated using two methods. For those contracts without a defined maturity, the fair value is estimated as the amount payable on demand (cash surrender value). For those contracts with known maturities, fair value is estimated using discounted cash flow calculations using interest rates currently being offered for similar contracts with maturities consistent with the contracts being valued.

These fair value estimates are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in some cases, could not be realized in the immediate settlement of the instruments. Certain financial liabilities (including non investment-type insurance contracts) and all nonfinancial instruments are excluded from the disclosure requirements.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The carrying value and estimated fair value of the Company's financial instruments are as follows:

				December 31, 2000			December 31,
1999
				Carrying	Estimated		Carrying
	Estimated
				Value		Fair Value		Value
	Fair
Value

Financial assets:
Fixed maturities, available-
for-sale		     $2,608,398 	$2,608,398   $2,097,305
$2,097,305
	Equity securities, available-
for-sale		      396,109 	396,109 	    293,892
293,892
	Equity securities, trading			     70,570	70,570
	Policy loans	222,598 	222,598         217,012
217,012
	Short-term investments	201,858 	201,858   102,829
102,829
	Other investments	  73,807 	73,807 	    65,011	65,011

Financial liabilities:
	Investment-type insurance
		contracts	1,395,626 	1,258,609 	    810,219
796,148



3.	Investments and Investment Income

Fixed Maturities and Equity Security Investments
The amortized cost and estimated fair value of fixed maturities and equity securities classified as available-for-sale are as follows:

							December 31, 2000
					            Gross		Gross
					            Unrealized	Unrealized
	Estimated
					Amortized	Holding	Holding
	Fair
					Cost		Gains		Losses
	Value


Fixed maturities:


	U.S. Treasury and other U.S. Government
corporations and agencies	$129,243 	$9,195 	$54
	$138,384
	Corporate securities	1,571,682 	29,799   75,109
	1,526,372
	Mortgage-backed securities 928,398 	10,366   10,186
	928,578
	Other debt securities	   14,860 	   224  	20 	15,064

	Total fixed maturities 	 2,644,183 	49,584   85,369
	2,608,398

Equity securities			   397,546 	21,768    23,205
	396,109

	Total available-for-sale $3,041,729 $71,352 $108,574
$3,004,507


							December 31, 1999
            					Gross		Gross
		             			Unrealized	Unrealized
	Estimated
					Amortized	Holding	Holding
	Fair
					Cost		Gains		Losses
	Value

Fixed maturities:
	U.S. Treasury and other U.S. Government
corporations and agencies   $142,991 	$1,619     $2,512
$142,098
	Corporate securities 1,156,301 	8,186		76,620
1,087,867
	Mortgage-backed securities 885,155 	475 		33,348
852,282
	Other debt securities	14,861 	225 		28
	15,058

	Total fixed maturities	2,199,308 	10,505    112,508
2,097,305

Equity securities			318,944 	11,521     36,573
293,892

	Total available-for-sale $2,518,252 $22,026  $149,081
$2,391,197

The cost of the equity securities classified as trading securities was
$84,509
at December 31, 1999.
During 2000, the Company did not acquire any securities which it classified as trading securities.
In the fourth quarter of 2000 the Company determined that the remaining securities designated as trading securities were no longer held for current resale and as a result reclassified these securities as available-for-sale securities at the market value on the date of transfer of
$45,606.  The Company
had previously reflected the unrealized gains and losses related to these securities in the determination of net income.



The unrealized depreciation on the available-for-sale securities in
2000 and
1999 is reduced by
deferred policy acquisition costs and deferred income taxes and is reflected as accumulated other comprehensive income in the statements of stockholder's equity:

						2000		1999

Net unrealized depreciation		$(37,222)	$(127,055)
Deferred policy acquisition costs	  12,443 		48,393
Deferred income taxes		         8,673 		27,532

Accumulated other comprehensive loss  $(16,106)		$(51,130)

The other comprehensive income (loss) is comprised of the change in unrealized gains (losses) on available-for-sale fixed maturities and equity security investments arising during the period less the realized losses included in income, deferred policy acquisition costs and deferred income taxes as follows:

							2000		1999
	1998

Unrealized holding gains (losses) arising in the current period:
	Fixed maturities			   $60,815    $(155,733)
$(11,399)
	Equity securities			    21,644      (42,539)
(5,025)
	Less reclassification
adjustment for
losses released into income	           7,374 		9,783
6,484
	Less DAC impact			   (35,950)	     68,557
	3,766
	Less deferred income tax effect  (18,859)  	41,976
	2,162

		Net other comprehensive income (loss)
                                     $35,024 	   $(77,956)
$(4,012)

The amortized cost and estimated fair value of available-for-sale fixed maturities at December 31,
2000, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

							Amortized
	Estimated
							Cost			Fair
Value

Due in one year or less				$15,497
	$15,598
Due after one year through five years	385,424
	384,976
Due after five years through ten years	481,282
	491,495
Due after ten years				833,582
	787,752
Securities not due at a single maturity date (primarily
mortgage-backed securities)		      928,398
	928,577

		Total fixed maturities		$2,644,183
	$2,608,398


Investment Income and Investment (Losses) Gains
Major categories of investment income are summarized as follows:

				       	2000		1999		1998

Gross investment income:
	Fixed maturities			$185,212 	$168,511
	$173,475
	Equity securities	       	36,727 	31,366 	22,563
	Policy loans			16,237 	15,913 	15,331
	Short-term investments		11,241 	10,690 	24,308
	Other invested assets		1,989 	3,202 	2,730

	Total gross investment income	251,406 	229,682
	238,407

Investment expenses	      	15,667 	4,040 	13,468

	Net investment income		$235,739 	$225,642
	$224,939

Investment expenses for 2000 reflect amortization of investment options acquired of $10,200.

The major categories of investment gains and losses reflected in the income statement are summarized as follows:

			2000			1999			1998
			Unrealized -		Unrealized -
	Unrealized -
			Trading          		Trading
Trading
    Realized	Securities	Realized	Securities	Realized
	Securities

Fixed maturities
     $(5,404)	       	$(3,668)	       	$185
Equity securities
	(1,970)	$(275)	(6,115)	$(16,124)	(6,669)
	$2,847
Other
         	2 		          32      			(5)

	Net investment
	(losses) gains
       $(7,372)	$(275)	$(9,751)	$(16,124)	$(6,489)
	$2,847

Proceeds from the sale of available-for-sale securities and the gross realized gains and losses on these sales (excluding maturities, calls and prepayments) during 2000,
1999, and
1998 were as
follows:

		2000				1999				1998
		Fixed				Fixed				Fixed
		Maturities	Equity	Maturities	Equity
	Maturities
	Equity

Proceeds from sales
         	$433,163 	$267,944 	$629,645 	$168,763
	$744,300
	$304,589
Gross realized gains
         	7,356 	8,926 	4,579 	1,514 	7,527
	442
Gross realized losses
         	(1,140)	(7,035)	(8,443)	(3,265)
	(7,313)
	(6,303)

As a subsequent event in 2001, the Company sold most of its investments in Enron bonds and recorded a pretax realized loss of approximately
$28,000; which offset
gains taken on other securities during 2001 (unaudited).


Other
At December 31, 2000 and 1999, securities amounting to $4,191 and
$14,986,
respectively, were
on deposit with regulatory authorities as required by law.

The Company generally strives to maintain a diversified invested assets portfolio. Other than investments in U.S. Government or U.S. Government Agency or Authority, the
Company had no
investments in one entity which exceeded 10% of stockholder's equity at
December
31, 2000,
except for the following investment with the following carrying value:

	Norwest Asset Sec. Corp	$71,405


4.	Income Taxes

The significant components of the provision for federal income taxes are as follows:

   					2000		1999		1998

Current	       		$41,116 	$31,812 	$43,467
Deferred				(4,577)	(2,808)	(10,849)

	Total federal income tax expense $36,539 $29,004 $32,618

Income tax expense differs from the amounts computed by applying the
U.S.
Federal income tax
rate of 35% to income before income taxes as follows:

						  2000     	1999	 1998

At statutory federal income tax rate  $35,515 	$28,997 $32,720
Dividends received deductions	      (1,207)	(522)	   (191)
Other, net					2,231 	529    	89

		Total federal income tax expense
                                   $36,539	$29,004  $32,618

The federal income tax asset as of December 31 is comprised of the following:

					      		2000		1999

Net deferred income tax asset		       	$(9,033)
	$(23,315)
Income taxes currently payable (receivable)	7,821
(7,100)

		Federal income tax asset		$(1,212)
	$(30,415)


The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31 are as follows:

                    						2000
	1999

Deferred tax liabilities:
	Present value of future profits of acquired business
                                                     $6,501
	$8,216
	Deferred policy acquisition costs			141,659
124,098

		Total deferred income tax liabilities	148,160
132,314

Deferred tax assets:
	Policy liabilities and reserves			131,756
106,069
	Investments						       21,453
	48,599
	Other, net					           	3,984
	961
		Total gross deferred income tax assets	157,193
155,629

		Net deferred income tax asset			$(9,033)
$(23,315)

Prior to 1984, certain special deductions were allowed life insurance companies for federal income tax purposes. These special deductions were accumulated in a memorandum tax account designated as "Policyholders' Surplus." Such amounts will usually become subject to tax at the then current rates only if the accumulated balance exceeds certain maximum limitations or certain cash distributions are deemed to be paid out of this account. As a result of an
Internal Revenue
Service examination with respect to a prior period transaction, approximately
$8,000 was treated as
a deemed payment from this memorandum account. It is management's opinion that further deemed payments from this account are not likely to occur. Accordingly, no provision for income tax has been made on the approximately $58,000 balance in the policyholders' surplus account at
December 31, 2000.


5.	Reinsurance

The Company is involved in both the cession and assumption of reinsurance with other companies.
Reinsurance premiums and claims ceded and assumed for the years ended
December
31 are as
follows:

2000				1999				1998
Ceded	Assumed		Ceded	Assumed	     Ceded	Assumed

Premiums
$33,355 $5,246 		$20,244 $4,910     	$20,280 	$6,106


Claims
17,607 4,987 		10,529 4,777 	     11,495 	5,954



The Company generally reinsures the excess of each individual risk over
$500 on
ordinary life
policies in order to spread its risk of loss. Certain other individual health contracts are reinsured on a policy-by-policy basis. The Company remains contingently liable for certain of the liabilities ceded in the event the reinsurers are unable to meet their obligations under the reinsurance agreement.

Premiums and benefits incurred are stated net of the amounts of premiums and claims assumed and ceded. Policyholder account balances, policy benefit reserves, and policy claims and benefits payable are reported net of the related reinsurance receivables. These receivables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.


6.	Statutory Financial Data and Dividend Restrictions

In 1999, the Company redomesticated in Iowa and its statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the insurance department of the domiciliary state. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National
Association of Insurance Commissioners ("NAIC"). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed. Such practices differ from state to state and company to company.

Generally, the net assets of the Company available for distribution to its stockholders are limited to the amounts by which the net assets, as determined in accordance with statutory accounting practices, exceed minimum regulatory statutory capital requirements.
All
payments of dividends or
other distributions to stockholders are subject to approval by regulatory authorities. The maximum amount of dividends which can be paid by the Company during any 12-
month period,
without prior
approval of the insurance commissioner, is limited according to statutory regulations and is a function of statutory equity and statutory net income (generally, the greater of statutory-basis net gain from operations or 10% of prior year-end statutory-basis surplus).
The
Company paid a
statutory stockholder dividend of $60,000 and $126,000 in 2000 and 1999, respectively.  Dividends
payable in 2001 up to $60,000 will not require prior approval of regulatory authorities.

The statutory net income of the Company for the years ended
December
31, 2000
and 1999 is
approximately $64,000 and $69,000, respectively, and capital and surplus at
December 31, 2000
and 1999 is approximately $365,000 and $386,000, respectively, in accordance with statutory accounting principles.

In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manual as the
NAIC's
primary guidance
on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The
Iowa Insurance Division has adopted the Codification guidance, effective January
1, 2001.  The
effect of adoption on the Company's statutory surplus is expected to increase surplus by approximately $40 million (unaudited), primarily as a result of recording deferred tax asset, reestablishment of a goodwill asset, elimination of the cost-of-collections liability, and non-admission of certain assets.




7.	Employee Benefits

The Company participates in qualified pensions and other postretirement benefit plans sponsored by SEI. The Company also provides certain postretirement health care and life insurance benefits for eligible active and retired employees through a defined benefit plan. The following table summarizes the benefit obligations, the fair value of plan assets and the funded status as of
December 31, 2000 and 1999. The amounts reflect an allocation of the
Company's
portion of the
SEI plan:

					Pension Benefits		Other
Benefits
					2000		1999		2000
	1999

Benefit obligation at December 31
                             $9,012      $6,421     $1,218
	$1,327
Fair value of plan assets at December 31	3,754 		3,962

Funded status at December 31	$(5,258)	$(2,459)
	$(1,218)$(1,327)

Accrued benefit liability recognized in financial statements
                         	$2,034 	$1,292 	$1,648
	$1,650

The Company's postretirement benefit plan is not funded;
therefore, it
has no
plan assets.
The amounts of contributions made to and benefits paid from the plan are as follows:

                        Pension Benefits		Other Benefits
                         2000		1999		2000		1999

Employer contributions	      			$112 		$123
Employee contributions					54 		57
Benefit payments		$173 		$184 		166 		180

The following table provides the net periodic benefit cost for the years ended
2000, 1999, and 1998:

Pension Benefits				Other Benefits
2000		1999		1998		2000		1999		1998
Net periodic benefit costs
$742 		$676 	      $524 		$110 	       $123		$126

The assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

					Pension Benefits		Other
Benefits
					2000		1999		2000
	1999
Weighted-average assumptions as of
December 31:
	Discount rate		7.50%		7.75%		7.50%
	7.75%
	Expected return on plan assets
                            	8.75%		8.75%		N/A
	N/A
	Rate of compensation increase
                  		4.25%		4.25%		N/A
	N/A




For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually each year to a rate of 4.5% for 2006 and remain at that level thereafter.

The Company also participates in a noncontributory Employee Stock
Ownership Plan
("ESOP")
which is qualified as a stock bonus plan. All employees are eligible to participate in this plan upon satisfying eligibility requirements. The ESOP is sponsored by SEI.
Each year
the Company makes
a contribution to the ESOP as determined by the Board of SEI. The contributions to the ESOP for
2000, 1999, and 1998 were $1,191, $1,375, and $1,381,
respectively.
The expense
for 2000, 1999,
and 1998 was $2,917, $1,306, and $1,725, respectively.  All
contributions to the
ESOP are held in
trust.


8.	Commitments and Contingencies

Lease Commitments
Midland's home office building has been conveyed to the City of Sioux
Falls,
South Dakota, and
leased back in a transaction in which the City issued $4,250 of Industrial
Revenue Bonds for face
value. The bonds are collateralized by $2,079 of Midland's investments in government bonds. The lease includes a purchase option under which Midland may repurchase the building upon repayment of all bonds issued. The lease terms provide for 10 annual payments equivalent to principal of $425 beginning in 1993 and semiannual payments through
2002 in
amounts equivalent
to interest at 5.5% on the outstanding revenue bond principal.
The
ownership of
the building passes
to the Company at the end of the agreement. The building and land costs have been capitalized and are carried as part of other assets and the lease obligation as part of other liabilities.

The Company also leases certain equipment and office space.
Rental
expense on
operating leases
amounted to $2,365, $2,004, and $1,511 for the years ended
December 31,
2000,
1999, and 1998,
respectively. The minimum future rentals on capital and operating leases at
December 31, 2000,
are as follows:

Year Ending December 31		Capital 	Operating		Total

				2001	$466 		$1,916 		$2,382
				2002	442 		1,495 		1,937
				2003	            1,132 		1,132
				2004			  795 		795
				2005			  799 		799
				Thereafter		3,408 		3,408
	Total				908 		$9,545
	$10,453

Less amount representing interest
                   		58
Present value of amounts due under capital leases
                             $850



Other Contingencies
The Company is a defendant in various lawsuits related to the normal conduct of its insurance business. Litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance; however, in the opinion of management, the ultimate resolution of such litigation will not materially impact the Company's financial position.


9.	Other Related Party Transactions

The Company pays fees to SEI under management contracts.  The
Company
was
charged $3,880,
$3,022, and $1,552 in 2000, 1999, and 1998, respectively, related to
these
contracts.

The Company pays investment management fees to an affiliate
(Midland
Advisors
Company).  Net
fees related to these services were $1,781, $1,688, and $1,855 in 2000,
1999,
and 1998,
respectively.

The Company provides certain insurance and non-insurance services to
North
American Company
for Life and Health Insurance ("North American"). The Company was reimbursed
$6,076, $4,786,
and $1,465 in 2000, 1999, and 1998, respectively, for the costs incurred to render such services.

In 1998, the Company sold certain securities to North American at the current market value of
$15,856, incurring a realized loss of $2,736. In addition, the Company acquired securities totaling
$22,679 from North American.


10.	Mortgage Loan Operations

In January 1999, the Company acquired a mortgage loan operation whose primary business was to underwrite, originate and resell mortgage loans with the intent of dividending the remaining net assets to SEI during 1999. Effective December 1, 1999, this operation was dividended to SEI at the remaining value of the underlying assets. Due to the temporary nature of the transaction, the capital contributed of $67,554, the losses for the 11 months of $1,602, and the ultimate dividend have been excluded from the financial statements.


11.	Recently Issued Accounting Standards

Statement of Financial Accounting Standards No. 133, "Accounting for
Derivative
Instruments and
Hedging Activities" ("SFAS #133") requires all derivative instruments to be recorded on the balance sheet at estimated fair value beginning in 2001. Changes in the fair value of derivative instruments are to be recorded either in current operations or other comprehensive income, depending on the type of derivative and how it is used. The Company's derivatives consist primarily of liability options tied to major equity indexes and related investment options. The
Company has analyzed the impact of adopting SFAS #133 and does not believe it will have a material impact on its financial statements.


Midland National Life Insurance Company
Index to Financial Statements




Midland National Life Insurance Company
Balance Sheets
At December 31, 2000 and 1999
(Amounts in thousands, except share and per share amounts)

The accompanying notes are an integral part of the financial statements.

2
Midland National Life Insurance Company
Statements of Income
For the years ended December 31, 2000, 1999 and 1998
(Amounts in thousands)

The accompanying notes are an integral part of the financial statements.

3
Midland National Life Insurance Company
Statements of Stockholder's Equity
For the years ended December 31, 2000, 1999 and 1998
(Amounts in thousands)

The accompanying notes are an integral part of the financial statements.

5
Midland National Life Insurance Company
Statements of Cash Flows
For the years ended December 31, 2000, 1999 and 1998
(Amounts in thousands)

Midland National Life Insurance Company
Notes to Financial Statements
(Amounts in thousands)

24
Midland National Life Insurance Company
Notes to Financial Statements
(Amounts in thousands)

FinGenAct.txt



PART II


                          UNDERTAKING TO FILE REPORTS


     Subject to the terms and conditions of Section 15(d) of the Securi-

ties Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore, or hereafter duly adopted pursuant to authority conferred in that section.


                              RULE 484 UNDERTAKING


    Insofar as indemnification for liability arising under the Securities

Act of 1933 may be permitted to directors, officers and controlling per-

sons of the registrant pursuant to the foregoing provisions, or other-

wise, the registrant has been advised that in the opinion of the Securi-

ties and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the

event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifi-

cation by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

UNDRTAKE.txt


Part C.

Item 24.

 (a)  Financial Statements

      Financial statements are included in Part B of the Registration
      Statement.

 (b)  Exhibits:

      (1)    Resolution of the Board of Directors of Midland
National Life
             Insurance Company authorizing establishment of
Separate
     	       Account C  (4)
      (2)    Not Applicable
      (3) 	(a)  	Principal Underwriting Agreement between Midland
National
                  Life Insurance Company and Sammons Securities
(7)
           	(b)  	Registered Representative Contract  (4)
      (4)   (a)  	Form Flexible Premium Deferred Variable Annuity
Contract (7)
      (5)   (a)  	Form of Application for Flexible Premium
Deferred Variable
                  Annuity Contract (7)
      (6)   (a)  	Articles of Incorporation of Midland National
Life Insurance
                  Company (4)
         	(b)  	By-laws of Midland National Life Insurance
Company  (4)
      (7) 		Not Applicable
      (8)   (a) 	Form of Participation Agreement between Midland
National
                  Life Insurance Company and Fidelity VIP I and
VIP II (4)
            (b)   Amendments to Participation Agreement for
Fidelity
                  Distributors Corporation/Variable Insurance
Products
                  Fund, and Variable Products Fund II  (3)
            (c)	Form of Participation Agreement between Midland
                  National Life Insurance Company and Fidelity VIP
III (4)
            (d)  	Form of Participation Agreement between Midland
                  National Life Insurance Company and American
Century
                  Investment Services Inc. (4)
            (e)  	Participation Agreement for Massachusetts
Financial Variable
                  Insurance Trusts (5)
 	      (f)   Participation Agreement for Lord Abbett Series
Funds,
                  Inc. (5)
	      (g)   Participation Agreement for Fred Alger
Management, Inc.  (6)
	      (h)   Amendments to Participation Agreement for Lord
Abbett
                  Series Funds, Inc.  (2)
	      (i)   Amendments to Participation Agreement for
Fidelity
                  Distributors Corporation/Variable Insurance
Products
                  Fund III.  (6)
             (j)  Form of Participation Agreement between Midland
National
                  Life Insurance Company and Van Eck Associates
Corporation (7)
             (k)  Form of Participation Agreement between Midland
National
                  Life Insurance Company and INVESCO Funds Group,
Inc. (7)
       (9) 		Opinion and Consent of Counsel (7)
       (10) (a)  	Consent of Counsel (7)
          	(b)  	Consent of Independent Auditors (7)
       (11) 	Not Applicable
       (12) 	Not Applicable
       (13) 	Performance Data Calculations - Not applicable

(1)  Filed with Post-effective Amendment #2 of form N-4
Registration
       Statement, file number 33-64016 (April 30, 1995) and incorporated by reference.
(2) Incorporated to the like-numbered exhibit in Pre-Effective
Amendment
       No. 1 for Form S-6 File No. 333-80975 on August 31, 1999.
(3) Incorporated to the like-numbered exhibit in Pre-Effective
Amendment
       No. 2 for Form S-6 File No. 333-14061 on April 23, 1997.
(4)  Filed with Post-effective Amendment #6 of form N-4
Registration
       Statement, file number 33-64016 (April 30, 1998) and incorporated by reference.
(5) Filed with Post-effective Amendment #9 of form N-4
Registration
       Statement, file number 33-64016 (April 30, 1999) and incorporated by reference.
(6) Incorporated to the like-numbered exhibit in Post-Effective
Amendment
       No. 6 for Form S-6 File No. 333-14061 on February 15, 2001.
(7) Filed herein.

Item 25.

Below is a list of Midland's directors and executive officers.

Directors

Name and                Position with    	Principal Occupation
Business Address*       Midland          	During Past Five Years


Michael M. Masterson   	Chairman of the  	Chairman of the Board
(March 1999 to
                   	Board and Chief   present) Chief Executive
Officer
                        Executive Office  (March 1997 to Present)
President
     				                  (March 1997 to January
2002)
				                  President and Chief
Operating
                                          Officer (March 1996 to
February
                                          1997), Executive Vice
President-
                                          Marketing (March 1995 to
February
                                          1996), Midland National
Life
                                          Insurance Company; Vice
President-
                                          Individual Sales (prior
thereto)
                                          Northwestern National
Life

John J. Craig, II   	President and 	President (January 2000
to present),
   				Chief Operating  	Midland National Life;
Senior
                    	Officer  		Vice President and Chief
Financial
                                          Officer (October 1993 to
1998),
                                          Midland National Life
Insurance
                                          Company;
                                    	(January 1996 to
present), Briggs
                                         	ITD Corp.; Treasurer
(March 1996
                                         	to present), Sammons
Financial
                                         	Holdings, Inc.;
Treasurer
                                         (November 1993 to
present), CH
                                         	Holdings; Treasurer
(November
                                         	1993 to present),
Consolidated
                                         	Investment Services,
Inc.;
                                         	Treasurer (November 1993
to
                                         	present), Richmond
Holding
                                         	Company, L.L.C.; Partner
(prior
                                         	thereto), Ernst and
Young.

Steven C. Palmitier   	Senior Vice       Senior Vice President
and Chief
                  	President and   	Marketing Officer
(August 1996
				Chief Marketing  	to present), Midland
National
				Officer        	Life Insurance Company;
Senior
                                       	Vice President-Sales
(prior
                                       	thereto), Penn Mutual
Life
                                       	Insurance

Donald J. Iverson       Senior Vice      	Senior Vice President
and Corporate
				President and   	Actuary (November 1999
to Present);
				Chief Actuary    	Vice President - Chief
Actuary
                                          (prior
							thereto), ALLIED Life
Insurance

Stephen P. Horvat, Jr.  Senior Vice      	Senior Vice President
(January
				President-Legal 	to present), Midland
National
							Life Insurance Company;
Shareholder
                                        	(June 1996 to December
1997),
                                        	Sorling Law Firm; Senior
Vice
                                        	President, General
Counsel and
                                        	Secretary (prior
thereto), Franklin
                                        	Life Insurance Company

Robert W. Korba         Director   		President and Director
(since
Sammons Enterprises, Inc         		1988), Sammons
Enterprises, Inc.
300 Crescent CT
Dallas, TX 75201

Executive Officers (other than Directors)


Gary J. Gaspar      	Senior Vice     	Senior Vice President
and Chief
North American         	President &      	Information Officer
(August 1998
Company for Life &     	Chief      		to present), Midland
National Life
Health Insurance       	Information      	Insurance Company;
Senior Vice
222 South Riverside    	Officer    		Information Systems
Officer (1985
Chicago, IL 60606-5929           		to present; North
American Company
                                 		for Life and Health
Insurance

Jack L. Briggs          Vice President,   Vice President,
Secretary and
                        Secretary, and   	General Counsel   (since
1978),
                		General Counsel  	Midland National Life
Insurance
                                         	Company

Gary W. Helder	     	Vice President-   Vice President-Policy
				Policy            Administration (since
1991),
                 		Administration   	Midland National Life
Insurance
                           			Company

Robert W. Buchanan    	Vice President-  	Vice President-Marketing
	                  New Business and 	Services (March 1996 to
                  	Underwriting     	present), Second Vice
President-
                       				Sales Development (prior
                      				thereto), Midland
National Life
                      				Insurance Company

Thomas M. Meyer       	Sen.Vice President 	Vice President and
Chief
                        and Chief               Financial Officer
(January 1998
                        Financial Officer       to present),
Second Vice
                                                President and
Controller 1995 to
                                                1998), Midland
National Life
                                                Insurance Company

Jon P. Newsome      	President     	      President -
Annuity Division
Midland National Life   Sammons Annuity        	(January 2002 to
Present);
Annuity Division        Group                 	Executive Vice
President
4601 Westown Parkway                            (September 1996 to
February 1999),
Suite 300                                       Conseco Marketing,
LLC; Chairman and
West Des Moines, IA 50266-1071                  CEO (November 1995
to September
                                                1996), American
Life &
                                                Casualty Ins. Co.

Esfandyar Dinshaw     	Vice President -  	Vice President -
Annuity
                                                Division
Midland National Life - Annuity Division   	(April 1999 to
Present); Vice
Annuity Division                   			President -
Actuarial
                                                (September
4601 Westown Parkway                    		1996 to April
1999), Conseco;
                                                Vice
Suite 300                         			President -
Actuarial (January
                                                1991
West Des Moines, IA 50266-1071                  to August 1996),
American Life
                                                & Casualty Co.

* Unless otherwise noted, all addresses are Midland National Life, One Midland
Plaza, Sioux Falls, SD 57193.

Item 26.
Persons Controlled by or Under Common Control With the Depositor.

The Depositor, Midland National Life Insurance Company (Midland) is a subsidiary of Sammons Enterprises, Incorporated. The Registrant is a segregated asset account of Midland.

The following indicates the persons controlled by or under common control with Midland:

 Estate of Charles A. Sammons
I. Sammons Enterprises, Inc. (Delaware Corp) 90.17%
II. COMMUNICATIONS -  Sammons Communications, Inc. (Delaware Corp)
100%
         Sammons Communications of New Jersey, Inc. (New Jersey
Corp) 100%
         Sammons Communication of Pennsylvania, Inc. (Delaware
Corp) 100%
III. Consolidated Investment Services Inc. (Nevada Corp) 100% Richmond Holding Company, LLC (Delaware LLC) 5%
      A. Financial Services
         Sammons Financial Holdings, Inc. (Delaware Corp) 100%
           Midland National Life Insurance Company (Iowa Corp)
100%
                (FEDID #46-0164570 NAIC CO Code 66044 IA)
           NACOLAH Holding Corporation (Delaware Corp) 100%
                (FEDID #36-412699)
            Institutional Founders Life Insurance Company (Ill.
Corp.) 100%,
                FEDID No. 36-3508234, NAIC Co. Code 85707, Group
Code 0431 IL
             North American Company for Life & Health Insurance
(Ill.Corp)100%
                FEDID No. 36-2428931, NAIC Co. Code 66974, Group
Code 0431 IL
              North American Company for Life & Health Insurance
of
                New York (New York Corp.), 100%
                FEDID No. 361556010, NAIC Co. Code 91286, Group
Code 0431 NY
              NACOLAH Life Insurance Company (Ill. Corp.) 100%
                FEDID No. 36-3723034, NAIC Co. Code 85456, Group
Code 0431 IL
              NACOLAH Ventures, L.L.C. (Delaware Corp.), FEDID No.
36-3495904
           Midland Advisors Company (South Dakota Corp.) 100% Parkway Holdings, Inc. (Delaware Corp) 100%
              Parkway Mortgage, Inc.  (Delaware Corp.) 100%
         B. ALLIED
         CH Holdings Inc. (Delaware Corp) 100%
         Sammons Corporation (Texas Corp) 100%
         Otter, Inc.  (Oklahoma Corp.) 100%
         Cathedral Hill Hotel, Inc. (Delaware Corp) 100%
         Sammons Power Development Inc. (Delaware Corp) 100%
         Gila Bend Power Parnters, L.L.C. (Delaware L.L.C.) 50%
      C. WATER
         Mountain Valley Spring Company (Arkansas Corp) 100%
         Water Lines Inc. (Arkansas Corp) 100%
      D. SUPPLY AND SERVICE
         Sammons Distribution Holdings, Inc. (Delaware Corp.) 100% Vinson Supply Company (Delaware Corp) 100%
            Vinson Supply (UK) LTD. (United Kingdom Corp) 50% Myron C. Jacobs Supply Company (Oklahoma Corp) 100% Composite Thread Protectors, Inc. (Pennsylvania Corp)
100%
            Vinson Process Controls Company (Delaware Corp.) 100% Sammons Distribution Inc. (Delaware Corp.) 100%
         Briggs-Weaver Inc. (Delaware Corp) 100%
            TMIS Inc. (Texas Corp) 100%
            B-W Max, Inc. (Delaware Corp)100%
            B-W Max Services Inc.  (Delaware Corp)100%
               Abastecedora de Services Indutriales y Productos
S.A.
                    de C.V.  (ASPI) (Mexico Corp.)
               Personal Para Services Intogrados de Mexico
                    S.A. (Personal) (Mexico Corp)
               Especialistas en Systems de Distribucion
Industrial
                    S.A. de C.V. (ESDI) (Mexico Corp.)
               Especialistas en Procuramiento Industrial
                    S.A. de C.V. (EPI) (Mexico Corp.)
            Sealing Specialists of Texas, Inc. (Texas Corp) 100%
      E. Equipment Sales and Rentals
         Briggs ITD Corp.  (Delaware Corp.) 100%
         Briggs Equipment Trust (Delaware Business Trust) 100% Briggs Equipment Mexico Inc. (Delaware Corp.) 100% Montacargras Yale de Mexico S. A. de C.V. (YALESA)
            (Mexico Corp.)
         Briggs Equipment S.A. de C.V. (BESA) (Mexico Corp.) Briggs Construction Equipment Inc. (Delaware Corp) 100%
      F. Real Estate
         Crestpark LP Inc.  (Delaware Corp.) 100%
         Crestpark Holding Inc.  (Delaware Corp.) 100%
         Sammons Venture Properties, Inc. (Delaware Corp.) 100% Sammons Realty Corporation (Delaware Corp.) 100%
         Sammons Legacy Venture GP Inc. (Delaware Corp) 100% Sammons Legacy Venture LP Inc. (Delaware Corp) 100% Sammons Income Properties Inc. (Delaware Corp) 100% Sammons Eiger Venture, Inc. (Delaware Corp) 100%
         GBH Venture Co. Inc. (Delaware Corp) 100%
         Grand Bahama Hotel Co. (Delaware Corp) 100%
         Jack Tar Grand Bahama Limited (Bahama Corp.) 100%
      G. Tourism
         The Grove Park Inn Resort Inc. (Delaware Corp) 100% Adventure Tours USA, Inc. (Delaware Corp) 100%
         Santo Tours and Travel Inc.  (New York Corp) 100%

Item 27. Number of Contract Owners

No Contracts have been sold.

Item 28. Indemnification

The Company indemnifies actions against all officers, directors, and employees to the full extent permitted by South Dakota law. This includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. Such indemnification includes expenses, judgments, fines, and amounts paid in settlement of such actions, suits, or proceedings.

Item 29a. Relationship of Principal Underwriter to Other
Investment Companies

Sammons Securities Corporation, the principal underwriter of the Registrant is also the principal underwriter for flexible premium variable life insurance contracts issued through Midland National
Life Separate Account A.

Item 29b. Principal Underwriters

Unless otherwise noted, the address of each director and executive officer of
Sammons Securities is: Sigma Financial Corporation
                       4261 Park Road
                       Ann Arbor, MI 4813

      Name and Principal            Position and Offices
      Business Address              With Sammons Securities

	Jerome S. Rydell              President
      Michael J. Brooks             Vice-President

Item 29c. Compensation of Principal Underwriters

The following commissions and other compensation were received by each principal underwriter, directly or indirectly, from the Registrant with respect to these Contracts (File No. 333-71800) during the Registrant's last fiscal year:

(1) 		   (2)            (3)               (4)
	(5)
              Net
Name of       Underwriting
Principal     Discount and   	Compensation   	Brokerage
Underwriter   Commissions  	On Redemption  	Commissions
Compensation

Sammons Securities  0	 	  	0                		0
	0

Item 30. Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment
Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Midland National Life Insurance Company at:

   One Midland Plaza
   Sioux Falls, SD  57193

Item 31. Management Services

No management related services are provided to the Registrant, except as discussed in Parts A and B.

Item 32. Undertakings and Representations

(a) A post-effective amendment to this registration statement will be filed as frequently as is necessary to ensure that the audited financial statement in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Any application to purchase a contract offered by the prospectus will include a space that an applicant can check to request a Statement of
Additional Information.

(c) Any Statement of Additional Information and any financial statements required to be made available under this form will be delivered promptly upon written or oral request.

(d) Midland National Life Insurance Company represents that all fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses to be incurred and the risk assumed by Midland National Life Insurance Company.

Part C.txt


SIGNATURES

As required by the Securities Act of 1933, and under the Investment Company
Act of 1940, the Registrant, Midland National Life Separate
Account C has
caused this Registration Statement to be signed on its behalf, in the City of
Sioux Falls, South Dakota, on the 7th day of January, 2002.

                      				Midland National Life
Separate
                                          Account C

   (Seal)                      		By:  Midland National
Life Insurance
Company

                               		By: /s/Michael M.
Masterson____
                             				Chairman of the
Board

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following Officers and Directors of
Midland National Life Insurance Company in the capacities and on the dates indicated.


  Signature                   	Title
	Date

/s/ Michael M. Masterson   	Director, Chairman of the
January 7, 2002
    Michael M. Masterson      Board, Chief Executive
                              Officer

/s/ John J. Craig II       	Director, President
January 7, 2002
    John J. Craig II          and Chief Operating
                              Officer

/s/ Steven C. Palmitier    	Director, Senior Vice
January 7, 2002
    Steven C. Palmitier       President and Chief
                              Marketing Officer

/s/ Donald J. Iverson	      Director, Senior Vice
January 7, 2002
   Donald J. Iverson	      President and Chief
                          	Actuary

/s/ Stephen P. Horvat, Jr. 	Director, Senior Vice
January 7, 2002
    Stephen P. Horvat, Jr.    President - Legal

/s/ Thomas M. Meyer        	Senior Vice President
January 7, 2002
    Thomas M. Meyer         	and Chief Financial
                            	Officer

                         	Director
    Robert W. Korba

VA3 Sig Pre1.txt




                                                   Registration
No. 333-71800
                                                POST EFFECTIVE
AMENDMENT NO. 13


__________________________________________________________________
______________
__________________________________________________________________
______________



                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                ______________________________________________



                                  EXHIBITS

                                     TO

                                  FORM N-4

                           REGISTRATION STATEMENT

                                   UNDER

                         THE SECURITIES ACT OF 1933

                                    FOR

                           MNL SEPARATE ACCOUNT C

                                    AND

                   MIDLAND NATIONAL LIFE INSURANCE COMPANY

                ______________________________________________








__________________________________________________________________
______________
__________________________________________________________________
______________

ExhbtVA3Pre1.txt



EXHIBIT INDEX


      Exhibit
      _________


       3. a. Principal Underwriting Agreement between Midland
National
             Life Insurance Company and Sammons Securities

       4. a. Form Flexible Premium Deferred Variable Annuity
Contract
          b. Riders to Form Flexible Premium Deferred Variable
Annuity Contract

       5. a. Form of Application for Flexible Premium Deferred
Variable Annuity
             Contract

       8. j. Form of Participation Agreement between Midland
National Life
             Insurance Company and Van Eck Associates Corporation

       8. k. Form of Participation Agreement between Midland
National Life
             Insurance Company and INVESCO Funds Group, Inc.

       9.    Opinion and Consent of Counsel

      10. a. Consent of Sutherland Asbill and Brennan LLP

          b. Consent of Independent Auditors

IndVA3.txt





DISTRIBUTION AGREEMENT

AGREEMENT made this 14th day of January, 2002, between Midland National Life Insurance Company, an Iowa corporation ("Midland"), on its own behalf and on behalf of the separate accounts of Midland as set forth in Exhibit A (Variable Account) and Sammons
Securities Company, LLC, ("SSC") which is a member of the National Association of Securities Dealers, Inc. ("NASD") and is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended, (the "1934 Act").

WHEREAS, Midland issues variable life insurance and variable annuity contracts (Contracts), assets for which are allocated to a Variable Account. Midland proposes to accept premium payments on existing Contracts and to sell additional Contracts pursuant to the effectiveness of Registration Statements relating to the Contracts and
Variable Account filed with the SEC pursuant to the Securities Act of
1933, as amended (the "1933 Act");

WHEREAS, each Variable Account is registered as a unit investment trust under the Investment Company Act of 1940 (the
"1940 Act"); and

WHEREAS, SSC is an affiliate of Midland, and Midland desires to retain SSC as the General Distributor and Principal Underwriter to distribute and sell to the public the Contracts issued by Midland and
SSC is willing to render such services.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.	PRINCIPAL UNDERWRITER.

Midland hereby appoints SSC, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940
Act, the provisions of the 1934 Act and the NASD's Rules, and the conditions herein, to be the General Distributor and Principal Underwriter for the sale of Contracts to the public in each state and other jurisdictions in which the Contracts may be lawfully sold. SSC shall offer the Contracts for sale and distribution at prices set by
Midland, through its own representatives who are registered with the
NASD and through other broker-dealers contracted under a Selling Agreement as described in Paragraph 2 of this Agreement.

SSC shall act as an independent contractor relative to Midland and nothing herein contained shall constitute SSC or its agents, officers or employees as agents, officers or employees of Midland solely by virtue of their activities in connection with the distribution of the
Contracts hereunder. SSC agrees and acknowledges that its agents, officers, employees, and registered representatives shall not be eligible for any employee pension, welfare, or other benefits provided by Midland or its affiliates. SSC and its registered representatives shall not have authority to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract;
to waive any Contract provision; to extend the time of paying any premium payment; or to receive any monies or premium payments (except for the sole purpose of forwarding monies or premium payments to Midland). SSC shall not expend, nor contract for the expenditure of, the funds of Midland. In connection with sales of the
Contracts, SSC shall not possess or exercise any authority on behalf of Midland other than that expressly conferred on SSC by this Agreement.

2.	SELLING AGREEMENTS.

SSC is hereby authorized to enter into separate written agreements, on such terms and conditions as SSC and Midland determine are not inconsistent with this Agreement, with other broker-dealers (hereinafter "Broker") that agree to participate as a selling broker-dealer in the distribution of the Contracts and to use their best efforts to solicit applications for Contracts. Any such Broker shall be registered as a broker-dealer under the 1934 Act and shall be a member of the NASD, and shall be registered as a broker-dealer under state securities laws in any state requiring such registration. In addition, the representatives of each Broker shall be registered with the NASD. Midland shall undertake to appoint Broker's qualified registered representatives as life insurance agents of Midland, provided that Midland reserves the right to refuse to appoint any proposed representative, or once appointed, to terminate such appointment in its sole discretion.

3.	SUITABILITY.

Midland desires to ensure that Contracts will be sold to purchasers for whom the Contract will be suitable. SSC shall take reasonable steps to ensure that its registered representatives shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe the purchase of the Contract is suitable for such applicant based on information furnished after a reasonable inquiry of the applicant's insurance and investment objectives, tax status, financial situation and needs, and any other pertinent information. SSC shall require its registered representatives to make a good faith, reasonable inquiry of the facts and circumstances concerning each prospective contract owner's insurance and financial needs. No recommendation shall be made by SSC or its registered representatives that an applicant purchase a Contract when such a purchase is not reasonably consistent with the information that is known or reasonably should be known to SSC or its registered representatives. SSC shall ensure that its registered representatives do not encourage any Contract owner or applicant to surrender or exchange an insurance contract in order to purchase a Contract, or encourage a Contract owner to lapse, terminate, surrender, exchange or cancel his Contract or discontinue making premium payments there under, except if such actions are in the customer's best interests. SSC shall review all applications for suitability in accordance with NASD Conduct Rule 2310 and interpretations and guidance relating thereto. SSC shall impose similar obligations upon Brokers contracted under a Selling Agreement as described in Section 2 of this Agreement.

4.	CONFORMITY WITH REGISTRATION STATEMENT AND
APPROVED SALES MATERIALS.

In performing its duties as General Distributor, SSC will act in conformity with the Prospectus and with the instructions and directions of Midland, the requirements of the 1933 Act, the 1940 Act, the 1934 Act, and all other applicable federal and state laws and regulations. SSC shall not give any information or make any representations, concerning any aspect of the Contract or of Midland's operations to any persons or entity unless such information or representations are contained in the Registration Statement and the pertinent prospectus filed with the SEC, or are contained in sales or promotional literature approved by Midland. SSC will not use and will take reasonable steps to ensure that its registered representatives will not use any sales promotion material and advertising which has not been previously approved by Midland. SSC shall impose similar obligations upon Brokers contracted under a Selling Agreement as described in Paragraph 2 of this Agreement.

SSC shall be responsible for filing any sales literature or advertisements with the NASD and any state securities regulatory authorities requiring such filings.

5.	APPLICATIONS.

Completed applications for Contracts solicited by SSC through its registered representatives shall be transmitted directly to Midland. All payments under the Contracts shall be made by check payable to Midland or by other method acceptable to Midland, and if received by
SSC, shall be held at all times in a fiduciary capacity and remitted promptly to Midland. SSC acknowledges that all such payments shall be the property of Midland. SSC acknowledges that Midland shall have the unconditional right to reject, in whole or in part, any application or premium payment. SSC, if requested by Midland, shall promptly suspend its efforts to effectuate sales of the Contracts.

SSC shall train, supervise and be responsible for the conduct of its registered representatives in their solicitation and distribution of the
Contracts. SSC shall establish and implement written procedures that are reasonably designed to supervise its registered representatives and to ensure that they comply with all applicable laws and regulations in connection with their activities with respect to the
Contracts.

No representative of SSC shall solicit sales of a Contract unless at the time of such solicitation such individual is duly registered with the
NASD and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of Midland. All solicitation and sales activities engaged in by SSC and its registered representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, as well as all applicable insurance laws and regulations, and any rules, policies or procedures provided by Midland. SSC shall impose similar obligations upon Brokers contracted under a Selling Agreement as described in
Section 2 of this Agreement.

6.	STANDARD OF CARE.

SSC shall exercise reasonable care in carrying out the provisions of this Agreement.

7.	MAINTAINING REGISTRATION AND APPROVALS.

Midland shall be responsible for maintaining the registration of the
Contracts with the SEC and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction where the Contracts are sold.

Midland shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, provided however, that SSC shall have full responsibility for the securities activities of all persons employed by Midland who are engaged directly or indirectly in Contract operations, and for the training, supervision, and control of such persons to the extent of such activities.

SSC shall be responsible for maintaining its registration during the term of this Agreement as a broker-dealer under the 1934 Act and its membership with the NASD. SSC also shall be responsible for maintaining its registration as a broker-dealer under applicable state securities laws if so required.

8.	CONFIRMATIONS, RECORDS, AND REPORTS.

Midland, as agent for SSC, shall confirm to each applicant for and purchaser of a Contract, in accordance with Rule 10b-10 under the 1934 Act, acceptance of premium payments and such other transactions as are required by Rule 10b-10 or administrative interpretations there under. Midland shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. In addition, Midland, as agent for SSC, shall maintain and preserve such records as are required of
Midland, SSC, and the Variable Account, by applicable laws and regulations with regard to the offer and sale of variable insurance products. The books, accounts, and records of Midland, the Variable
Account and SSC relating to the Contracts, shall be maintained by Midland so as to clearly and accurately disclose the nature and details of the transactions. Midland agrees that it will maintain and preserve all such books and records in conformity with the requirements of the 1934 Act to the extent such requirements are applicable to the Contracts. Midland shall maintain all such books and records and hold such books and records on behalf of and as agent for SSC whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by SSC, the SEC, the NASD, and all other regulatory bodies having jurisdiction over the Contracts or SSC.

SSC shall furnish to or cause to be furnished to Midland such reports as Midland may reasonably request for the purpose of meeting its reporting and record keeping requirements under applicable law.

9. COMPENSATION.

Midland will pay commissions with respect to variable life insurance contracts and those variable annuity contracts agreed upon from time to time by the parties payable to registered representatives of SSC as paying agent on behalf of SSC and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 ACT on behalf of SSC. SSC shall be responsible for the payment of all other commissions including commissions with respect to variable annuity contracts not paid by Midland. Such payments may include certain amounts to registered representatives as an advance on commissions payable by SSC.
SSC and Midland acknowledge and agree that Midland's services in this regard are purely ministerial and clerical in nature and shall not interfere with the control and supervision exercised by SSC over its registered representatives with regard to the Contracts. The parties further acknowledge and agree that SSC shall not be liable to any party for commissions payable hereunder. Midland shall have no right to compensation for the performance of any activities described in this Section. Registered representatives of SSC shall have no interest in this agreement or right to any compensation to be paid by or on behalf of SSC hereunder prior to their receipt thereof.

Midland shall arrange for the payment of commissions to those Brokers that sell Contracts under agreements entered into pursuant to Section 2, hereof, and to wholesalers that solicit Brokers to sell
Contracts under agreements entered into pursuant to Section 2, hereof, in amounts as may be agreed to by Midland and SSC and specified in such written agreements.

10.	INVESTIGATION AND PROCEEDINGS.

SSC and Midland agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. SSC further agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement which may be requested in order to ascertain whether the operations of Midland, SSC or the Variable Account are being conducted in a manner consistent with applicable laws and regulations. SSC further agrees to comply with the reporting requirements imposed by NASD Conduct Rule 3070 with regard to sales of the Contracts.

SSC and Midland further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Midland, SSC, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

(a)	SSC will be notified promptly of any customer complaint or
notice of any regulatory investigation or proceeding or judicial proceeding received by Midland with respect to the Contracts, Midland, SSC, its registered representatives or any registered representative of a Broker, in connection with any Contract sold under this Agreement; and

(b)	SSC will promptly notify Midland of any customer complaint
or notice of any regulatory investigation or proceeding or judicial proceeding received by SSC or its affiliates, or of which SSC becomes aware, with respect to the Contracts, Midland , SSC, its registered representatives, or any registered representative of a Broker in connection with any Contract distributed under this Agreement or any activity in connection with any such Contract.

11.	INDEMNIFICATION.

(a)	By Midland. Midland shall indemnify and hold harmless
SSC and any officer, director, or employee of SSC against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which SSC and/or any such person may become subject, under any statute, regulation, NASD rule, or interpretation, at common law or otherwise, insofar as such losses, claims, damages, or liabilities:

(1)	arise out of or are based upon any untrue statement or
alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration
Statement; provided that Midland shall not be liable in any such case to the extent such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Midland by SSC specifically for use in the preparation of any such Registration
Statement, or any amendment or supplement thereto;

(2)	result from any breach by Midland  of any provision of
this Agreement.

These indemnification provisions shall be in addition to any liability that Midland may otherwise have; provided however, that no person shall be entitled to indemnification pursuant to these provisions if such loss, claim, damage, or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard or duty by the person seeking indemnification.

(b)	By SSC. SSC shall indemnify and hold harmless Midland
and the Variable Account and any officer, director, or employee thereof against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted),to which Midland , the Variable Account, and/or any such person may become subject, under any statute, regulation, NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages, or liabilities:

(1)	result from any breach by SSC of any provision of this
Agreement; or

(2)	result from any act of SSC or any registered
representative of SSC.

These indemnification provisions shall be in addition to any liability that SSC may otherwise have; provided however, that no person shall be entitled to indemnification pursuant to these provisions if such loss, claim, damage, or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard or duty by the person seeking indemnification.

(c)	General. Promptly after receipt by a party entitled to
indemnification ("indemnified person") under this Section
11 of notice of the commencement of any action as to
which a claim will be made against any person obligated to provide indemnification under this Section 11
("indemnifying party"), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this
Section 11. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.
The indemnification provisions contained in this Section 11 shall remain operative in full force and effect, regardless of any termination of the Agreement. A successor by law of
SSC or Midland, as the case may be, shall be entitled to
the benefits of the indemnification provisions contained in
this Section 11.
12.	EMPLOYEES.

SSC will not employ or contract with, in any material connection with the Contracts or the handling of Variable Account assets, any person who, to the respect to the knowledge of SSC:

(a)	in the last 10 years has been convicted of any felony or
misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Section
1341, 1342, or 1343 of Title 18, United States Code; or

(b)	within the last 10 years has been found by any state
regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law or regulation involving fraud, deceit, or knowing misrepresentation; or

(c)	within the last 10 years has been found by any federal or
state regulatory authorities to have violated or have acknowledged violation of any federal or state securities law or regulation involving fraud, deceit, or knowing misrepresentation.

13.	TERMINATION.

This Agreement may be terminated for any reason, by either party on
60 days' written notice to the other party, without the payment of any penalty. This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on purchase payments subsequently received for Contracts in effect at the time of termination, and the agreements contained in Sections 8,
9, 10, 11 and 17(g) hereof.

14.	REGULATION

This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations and rulings there under, and of the applicable rules and regulations of the NASD, and applicable state insurance law, state securities law, and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

15.	SEVERABILITY.

If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.


17.	MISCELLANEOUS.

(a)	The parties to this Agreement may amend Exhibit A to this
Agreement from time to time to reflect the additions of any class of Contracts or separate accounts. The provisions of this Agreement shall be equally applicable to each such class of Contracts and each separate account that may be added to Exhibit A, unless the context otherwise requires.

(b)	The rights, remedies and obligations contained in this
Agreement are cumulative and are in addition to any rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state or federal law. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be deemed a waiver of such condition. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

(c)	The headings in this Agreement are included for
convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(d)	This Agreement may be executed in two or more
counterparts, each of which taken together shall constitute one and the same instrument.

(e)	This Agreement constitutes the whole agreement between
the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, either oral or written, between the parties relating to the Contracts. No additions, amendments, or modifications of this Agreement or any waiver of any provision will be valid unless approved, in writing, by both parties to this Agreement.

(f)	Neither party shall assign or transfer, either wholly or
partially, this Agreement or any of the benefits accrued or to accrue under it, without the written prior consent of a duly authorized officer of the other party.

(g)	The parties to this Agreement covenant and agree that they
will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person
(other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (the
"confidential information") used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information: (I) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain;
(v) that was or is developed by means independent of information provided by a party or its affiliates. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction, except that no such disclosure shall be made sooner
(unless otherwise compelled) than five (5) business days after a party's written receipt of such an order. The party receiving such an order shall promptly notify the other parties of the order. The provisions of this paragraph shall survive termination of this Agreement.

(h)	Any notice hereunder shall be in writing and shall be
deemed to have been duly given if sent by certified or registered mail, postage prepaid, or via a national courier service with the capacity to track its shipments, to the following addresses:

If to Midland:	President
			Midland National Life Insurance Company
			One Midland Plaza
			Sioux Falls, SD  57193

If to SSC:		President
			Sammons Securities Company, LLC
			4261 Park Road
			Ann Arbor, MI  48106-1407

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MIDLAND LIFE INSURANCE COMPANY


By: /s/ 	John J. Craig II
_________________________________________________________________

Name:	John J. Craig II
Title:	President



SAMMONS SECURITIES COMPANY,
LLC


By: __/s/ __ Michael M. Masterson ______________________
Name:  Michael M. Masterson
Title:	Elected Manager
Exhibit A

Name of Separate Account

Midland National Life Separate Account A


Midland National Life Separate Account C

PUAwithSSC.txt



Midland National Life Insurance Company	 A Stock Company
Principal Office:  4601 Westown Parkway, Suite 300, West Des
Moines, IA  50266  (515) 440-5500
Executive Office: One Midland Plaza, Sioux Falls, SD  57193  (605)
335-5700



In this Contract, Midland National Life Insurance Company is referred to as "We", "Us", "Our", or the "Company". "You" and "Your" refer to the Owner.

We agree to pay the benefits provided by this Contract.  This
Contract is issued in consideration of the application and payment of the Initial Premium.

RIGHT TO EXAMINE CONTRACT - It is important to Us that You are satisfied with this Contract and that it meets Your insurance goals. Read it carefully. If You are not satisfied with it, You may return it to Our
Principal office or to Your agent within 10 days, or as required by state law, after You receive it. We will then void it as of the Issue Date and we will refund the full Accumulation Value, or if greater and required by state law, premiums paid.



THIS IS A LEGAL CONTRACT BETWEEN YOU AND US.  READ IT CAREFULLY.









Individual Flexible Premium Deferred Variable Annuity Contract

Annuity Payments Starting On Maturity Date
Death Benefit Payable Before Maturity Date
Non-Participating - Not Eligible For Dividends


ANNUITY PAYMENTS, DEATH BENEFIT AND ACCUMULATION VALUES WILL
 REFLECT THE INVESTMENT EXPERIENCE OF OUR SEPARATE ACCOUNT,
WHICH MAY CAUSE THEM TO INCREASE OR DECREASE



TABLE OF CONTENTS

SECTION
RIGHT TO EXAMINE CONTRACT
CONTRACT FACE PAGE
DEFINITIONS
1
GENERAL PROVISIONS
2

Entire Contract
2.1

Changes to the Contract
2.2

Beneficiary
2.3

Change of Beneficiary
2.4

Change in Maturity Date
2.5

Incontestability
2.6

Misstatement of Age or Sex
2.7

Periodic Reports
2.8

Non-participating
2.9

Claims of Creditors
2.10

Minimum Benefits
2.11

Payment of Premiums
2.12

Ownership
2.13

Assignment
2.14

Postponement of Payments
2.15
YOUR INVESTMENT OPTIONS
3

The Fixed Account
3.1

Current Interest Rate
3.2

Fixed Account Dollar Cost Averaging (DCA)
3.3

The Separate Account
3.4

Initial Allocation
3.5

Allocations
3.6

Transfers Prior to Maturity Date
3.7

Transfers After the Maturity Date
3.8

Account Investments
3.9

Change in Investment Policy
3.10

Change of Fund
3.11
ACCUMULATION VALUES
4

Fixed Account Value
4.1

Separate Account Value
4.2

Accumulation Units
4.3

Accumulation Unit Value
4.4

Net Investment Factor
4.5

Charges Against The Investment Division
4.6
SURRENDERS
5

Surrender
5.1

Surrender Value
5.2

Surrender Charges
5.3
PARTIAL SURRENDERS
6

Partial Surrenders
6.1

Penalty-Free Partial Surrenders
6.2

Surrender Charges
6.3
SYSTEMATIC WITHDRAWAL OPTION
7
DEATH BENEFIT
8

Death of Annuitant or Owner Before the Maturity Date
8.1

Spousal Continuance
8.2

Death of Annuitant or Owner On or After the Maturity Date....
Simultaneous Death
8.3
8.4



PAY-OUT PROVISIONS
9

Payment of Contract Proceeds
9.1

Frequency of Annuity Payments
9.2

Fixed Payment Options
9.3

Fixed Payment Plans
9.4

Variable Payment Options
9.5

Variable Payment Plans
9.6

Annuity Unit Value
9.7

Additional Payment Plans
Evidence of Age and
Survival..........................................
9.8
9.9
SETTLEMENT OPTION TABLES
APPENDIX



SECTION 1:  DEFINITIONS

The following are key words used in this Contract. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Contract, refer back to these definitions.

Account(s): The Fixed Account(s) or Separate Account.

Accumulation Value: The value used to determine annuity payments at maturity and death benefits under this Contract. The Accumulation Value is equal to the sum of the amounts you have in the Fixed
Account(s) and the Investment Divisions of the Separate Account less any administration fees.

Annual Maintenance Fee: The amount as defined on the Specifications Page.

Annuitant: The person(s) named in the application and on the Specifications Page to whom periodic income will be paid. This is the person whose life is used to determine the amount and duration of any periodic income involving life contingencies. The Annuitant will be considered the Owner of the Contract unless otherwise stated on the application.

Beneficiary: The person(s) to whom the death benefit will be paid in the event of the death of the Owner or Annuitant.

Business Day:  A day when the New York Stock Exchange is open.
Our Business Day ends when the
New York Stock Exchange closes. The Separate Account will be valued each Business Day.

Contract Anniversary: The same date in each Contract Year as the Issue Date.

Contract Year: The period from one Contract Anniversary to the next Contract Anniversary. The first
Contract Year is from the Issue Date to the first Contract
Anniversary.

Endorsement or Rider: A form which amends this Contract or which provides additional benefits. When an Endorsement or Rider is attached to this Contract, it is a part of this Contract and is subject to all the terms of this Contract unless We state otherwise.

Funds: The investment companies, more commonly called mutual funds, available for investment by
Separate Account C on the issue date or as later changed by Us.

Initial Premium: The premium as shown on the Specifications Page.

Issue Age: Age of the Annuitant on the last birthday before the issue date.

Issue Date: The date this Contract is issued and Your rights and benefits begin and from which Contract
Anniversaries and Contract Years are measured. The Issue Date is shown on the Specifications Page.

Maturity Date: The date on which monthly income payments will begin. The maximum Maturity Date is the later of a) the Contract Anniversary immediately following the Annuitant's 100th birthday or b) the first day of the eighth contract year. The Maturity Date is shown on the Specifications Page.

Minimum Account Value: The Minimum Account Value is shown on the
Specifications Page.

Minimum Partial Surrender Amount: The amount as defined on the Specifications Page.

Net Premium:  The total premiums received less any Partial
Surrenders including any Surrender
Charges.

Owner: The person(s) or entity that is named in the application or on the latest change filed with Us who is entitled to exercise all rights and privileges provided in the Contract.

Payee: The Annuitant is the Payee on the Maturity Date.  The
Beneficiary is the Payee of the proceeds at the death of the Annuitant or Owner if the date of death is prior to the Maturity Date.

Premium Tax: An amount that may be deducted from the Accumulation
Value at full surrender,
annuitization or death.

Proof of Death: Proof of Death may consist of a certified copy of the death certificate or any other proof satisfactory to the Company.

Surrender Charge Schedule: The Surrender Charge Schedule is shown on the Specifications Page.
During the Surrender Charge Schedule, a Surrender Charge will apply to any full or Partial Surrender, except as described in Section 6.2.

Surrender Value: The amount available at time of full surrender.

Valuation Period: The time beginning at the close of the New York Stock Exchange on one Business
Day and ending at the close of the New York Stock Exchange on the next Business Day.

Written Notice: A notice or request submitted in a written form satisfactory to Us, that is signed by the Owner and received by Us at the address shown on the Specifications Page.

 SECTION 2:	GENERAL PROVISIONS

2.1	Entire Contract: The entire Contract between You and Us
consists of this Contract, the attached
written application and any attached endorsements, riders, and amendments.

2.2	Changes to the Contract: No one has the right to change any
part of this Contract or to waive
any of its provisions unless the change is approved in writing by one of Our officers. Only our President or Secretary may modify this Contract.

	We may change this Contract without Your consent to conform to state or federal laws or regulations. A change will be made by attaching an endorsement to this Contract.

2.3	Beneficiary: You named the Beneficiary in the application.
A Beneficiary is revocable unless
otherwise stated in the Beneficiary designation.  If no
Beneficiary is living when the Owner or
Annuitant dies, the death benefit will be paid to You or Your
estate.   If no primary Beneficiary is
living at the time of the Owner's or Annuitant's death, the proceeds are payable to the Contingent
Beneficiary, if any.

2.4	Change of Beneficiary: You may change a revocable
Beneficiary.  We must receive Written
Notice informing Us of the change. Upon receipt and acceptance, a change takes effect as of the date the Written Notice was signed. We will not be liable for any payment made before We record the Written Notice.

2.5	Change in Maturity Date: At any time You may change the
Maturity Date by Written Notice.  We
must receive Your Written Notice requesting such change at least
30 days prior to the original
Maturity Date. Any Maturity Date may not be a date that is before the end of the first day of the eighth contract year.

2.6	Incontestability: We will not contest this Contract.


2.7	Misstatement of Age or Sex: If the age or sex of the
Annuitant has been misstated, We will
adjust the amount of each annuity payment to whatever the applied value would have purchased at the correct age and sex.

	Any underpayments made by Us will be paid to the Payee. Any overpayments made by Us will be charged against benefits falling due after adjustment. All underpayments and overpayments will include interest at the rate required by the jurisdiction in which this Contract is delivered.

2.8	Periodic Reports: At least once each year, We will send You
a report containing information
required by applicable state law.

2.9	Non-participating: This Contract does not participate in the surplus or profits of the Company
and the Company does not pay any dividends on it.

2.10	Claims of Creditors: To the extent permitted by law, no
benefits payable under this Contract to a Beneficiary or Payee are subject to the claims of creditors.

2.11	Minimum Benefits: The annuity payments, Surrender Value and
death benefit under this
Contract are not less than the minimum required by the laws of the state in which this Contract is delivered.

2.12	Payment of Premiums: The Initial Premium is due on the Issue
Date.  You may make additional
premium payments in any amount and frequency, subject to the limits shown on the Specifications
Page.

2.13	Ownership: This Contract belongs to You.  You have all
rights granted by this Contract, including the right to change Owners and Beneficiaries, subject to the rights of:

1)	Any assignee of record with Us;

2)	Any irrevocable Beneficiary; and

3)	Any restricted Ownership.

We must receive Written Notice informing Us of any change, designation or revocation. Once recorded, a change, designation or revocation takes effect as of the date the Written Notice was signed. However, We are not liable for payments made by Us before We record the Written
Notice.

2.14	Assignment: You may assign this Contract by giving Us
Written Notice.  We will not be
responsible for the validity of any assignment. We will not be liable for any payments We make prior to recording the Written Notice of assignment.

2.15	Postponement of Payments:  Payments from the Separate
Account may be postponed if:

1)	The New York Stock Exchange is closed or trading on the
Exchange is restricted as
determined by the Securities and Exchange Commission ("SEC") or

2)	The SEC determines that an emergency exists that would make
the disposal of securities
held in the Separate Account or determination of their value not reasonably practicable.






	SECTION 3:  YOUR INVESTMENT OPTIONS

3.1	The Fixed Account: The Fixed Account is an account in which
premiums allocated to the Fixed
Account, less Partial Surrenders allocated to the Fixed Account, plus or minus transfers to or from the Fixed Account, accumulate at the Current Interest Rate.

3.2	Current Interest Rate: The Current Interest Rate on the
Issue Date is shown on the
Specifications Page and is applicable to the Initial Premium allocated to the Fixed Account. The rate is guaranteed for the duration shown on the Specifications
Page.  An interest rate will be
declared for future durations.

We will also declare the Current Interest Rate for any subsequent premiums or amounts transferred to the Fixed Account. The declared rate will never be less than 3%.

3.3	Fixed Account Dollar Cost Averaging (DCA):  At the time of
application, You may elect one of
two Fixed Account DCA programs. These programs allow You to have a specific amount of Your
Initial Premium transferred each month to the investment divisions of Your choice. These programs may only be elected at issue. You may choose either a 6-Month Fixed Account DCA
Program or a 12-Month Fixed Account DCA Program. The interest rate for the Program You choose is shown on the Specifications Page. You will choose how the DCA premium will be allocated. These allocations cannot be changed during the program period.

3.4	The Separate Account: The Separate Account is Our Separate
Account C, established under the
Insurance Laws of the State of Iowa, and is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Iowa. We own the assets of the account; We keep them separate from the assets of the Fixed Account(s). We established the account to support variable annuity contracts.

3.5	Initial Allocation:  The Initial Premium will be allocated
to the selected Fixed and Separate
Accounts on the Issue Date.

3.6	Allocations: The Separate Account has several Investment
Divisions.  We list them on the
Supplemental Application and in the Prospectus. You determine, using percentages, how
Premiums will be allocated to the Fixed Account(s) or among the Investment Divisions. You may choose to allocate nothing to the Fixed Account(s) or to a particular Investment Division. But any allocation must be a whole number; You may not choose a fractional percent. The amount allocated to an Account must be at least equal to the Minimum Account Value shown on the
Specifications Page.

We reserve the right to limit the number of Investment Divisions in which You have funds invested.

You may change the allocation for subsequent Premiums at any time while the Contract is in force. To do so, You must send Us Written Notice. The change will take effect on the date We receive Written Notice at Our Principal Office.

3.7	Transfers Prior to Maturity Date:  You may request in
writing to transfer monies from one
Investment Division to another or between the Investment Divisions and the Fixed Account. The minimum amount You may transfer is shown in the Specifications Page. This minimum need not come from any one Investment Division or be transferred to any one Investment Division. The minimum applies to the net amounts being transferred in Your request. The Maximum Number of
Free Transfers You may make in each Contract Year without charge is shown in the
Specifications Page. For each additional transfer there is a charge which will not exceed the Maximum Transfer Charge shown in the Specifications Page. This charge will be deducted from the Investment Divisions or the Fixed Account from which the transfer is being made in equal proportion to the number of such Investment Divisions or the Fixed Account on the day of the transfer. The amount remaining in any Investment Division after deducting the transfer and any transfer charge must be equal to or greater than zero. The maximum amount that can be transferred from the Fixed Account to the Separate Account in any Contract Year is 20% of the Fixed Account Value on the first day of the Contract Year.

3.8	Transfers After The Maturity Date:  You may request two
transfers among the Separate
Account Investment Divisions each contract year. No transfers are allowed in or out of the Fixed
Account.

3.9	Account Investments: We use the assets of Our Separate
Account to buy shares in the Funds.
Each Investment Division is invested in a corresponding specific portfolio. Income and realized and unrealized gains and losses from Our shares in each portfolio are credited to, or charged against, the Investment Division. This is without regard to income, gains, or losses in Our other investment accounts.

We will always keep assets in the Separate Account with a total value at least equal to the Accumulation Values under contracts like this one. To the extent those assets do not exceed this amount, We use them only to support those policies; We do not use those assets to support any other business We conduct. We may use any excess over this amount in any way We choose.

3.10	Change In Investment Policy - A portfolio of the Funds may
make a material change in its
Investment Policy. In that case, We will send You a notice of the change. Within 60 days after
You receive the notice, or within 60 days after the effective date of the change, if later, You may transfer any amount You have in that Investment Division to another Investment Division of Our
Separate Account. The process for changing the Investment Policy of the Separate Account will be approved by Iowa, our state of domicile, and the process for doing so is on file with the Insurance Commissioner in the state in which this Contract is delivered.

3.11	Change Of Fund - A portfolio might, in Our judgement, become unsuitable for investment by an
Investment Division. This may happen because of a change in investment contract, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, We have the right to substitute another portfolio of the Funds, or to invest in a Fund other than the ones We show on the Supplemental Application. However, We would first seek approval from the SEC and, where required, the insurance regulator where this
Contract is delivered.


SECTION 4:	ACCUMULATION VALUES

4.1	Fixed Account Value: The Fixed Account Value equals:

1)	Your Initial Premium allocated to the Fixed Account; plus

2)	Subsequent premiums allocated to the Fixed Account, if any;
plus or minus

3)	Any transfers in or out of the Fixed Account; less

4)	Any Partial Surrenders including deduction for Surrender
Charges allocated to the Fixed
Account; less

5)	The Annual Maintenance Fee and transfer charges if any; plus

6)	Interest credited at the Current Interest Rate.


4.2	Separate Account Value:  The amount You have in Our Separate
Account at any time will be the
sum of the values in each Investment Division. The value in each Investment Division is equal to
(a) multiplied by (b) where:

a.	is the Accumulation Unit Value as of the end of the
Valuation Period for which the value in the Investment Division is determined.

b.	is the number of Accumulation Units in the Investment
Division;

We guarantee that adverse mortality and expense experience will not affect the amount You have in Our Separate Account.

4.3	Accumulation Units:  We will credit amounts to or deduct
amounts from the Investment
Divisions in the Separate Account C in the form of Accumulation Units prior to the Maturity Date.
The number of Accumulation Units to be credited or deducted from any Investment Division will be determined by dividing the amount to be credited or deducted from the Investment Division by the Accumulation Unit Value of the Investment Division. Accumulation Units will be credited or deducted using the Unit Value for the Business Day during which the transaction occurs. If any credit or deduction is scheduled to occur on a date that is not a Business Day, such credit or deduction will be deemed to occur on the next Business Day unless otherwise specified.

4.4	Accumulation Unit Value:  The Accumulation Unit Value of
each Investment Division was set at
$10.00 on the first Valuation Period of the Investment Division. The Accumulation Unit Value for each subsequent Valuation Period is then determined at the end of the Valuation Period and is the Net Investment Factor for that period multiplied by the Accumulation Unit Value for the immediately preceding Valuation Period. The Accumulation Unit Value for a Valuation Period applies to each day in the period. The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

4.5		Net Investment Factor: The Net Investment Factor is an
index used to measure the investment
performance of an Investment Division from one Valuation Period to the next. The Net
Investment Factor can be greater or less than one; therefore, the value of an Investment Division unit may increase or decrease.

The Net Investment Factor for each Investment Division for a
Valuation Period is determined by
adding (a) and (b), subtracting (c) and then dividing the result by (a) where:

(a)	is the value of the assets at the end of the preceding
Valuation Period;

(b)	is the investment income and capital gains, realized or
unrealized, credited during the current
Valuation Period;

(c)	is the sum of:

1.	the capital losses, realized or unrealized, charged during
the current Valuation Period
plus any amount charged or set aside for taxes during the current
Valuation Period;
plus

2.	the Mortality and Expense Charge for each day in the current
Valuation Period.

4.6		Charges Against The Investment Division: In
determining the values for the Accumulation
Units, We deduct the Mortality and Expense Charge, as shown on the Specifications Page, from the assets of each Investment Division. This charge is for mortality and expense risks that We assume.



		The earnings of the Separate Account are taxed as part of Our operations. At the present time, We do not expect to incur taxes on earnings of any Investment
Division to the extent that earnings
are credited under this Contract. If We incur additional taxes due to the operation of the Separate
Account, We may make charges for such taxes against the Investment
Divisions.


SECTION 5:	SURRENDERS

5.1	Surrender: You may surrender this Contract for its Surrender
Value at any time prior to the
Maturity Date. The Surrender Value will be determined as of the first Business Day that We receive Written Notice and the Contract.

	We may defer payment of the Surrender Value for up to six months. If payment is deferred for 30 or more days, interest at the rate required by the jurisdiction in which this Contract is delivered will be paid during the period of deferment.

5.2	Surrender Value: The Surrender Value is equal to:

1)	The Fixed Account Value; plus

2)	The Separate Account Value; less

3)	The Surrender Charge; less

4)	The Annual Maintenance Fee (if any); less

5)	Any applicable Premium Tax.

1)	5.3	Surrender Charges: We may deduct a Surrender Charge
from any surrender of
premiums. The length of time between each premium payment and surrender determines the amount of the Surrender Charge. The Surrender Charge Percentage is shown on the
Specifications Page. Any amount that You withdraw will be treated as being from premiums first, and then from investment income, if any. There is no Surrender Charge on the investment income withdrawn.


SECTION 6:	PARTIAL SURRENDERS

6.1	Partial Surrenders: You may withdraw part of the
Accumulation Value at any time before the Maturity Date, subject to the Minimum Partial Surrender Amount shown on the Specifications
Page. A Partial Surrender may not bring the Fixed Account Value or any Investment Division of the Separate Account Value below the Minimum Account Value shown on the Specifications
Page.

	The Minimum Partial Surrender Amount does not apply if You exercise the penalty-free Partial
Surrender as described in Section 6.2.

	We may defer payment of the Partial Surrender for up to six months. If payment is deferred for 30 or more days, interest at the rate required by the jurisdiction in which this Contract is delivered will be paid during the period of deferment.

	Unless you specify otherwise, Your Partial Surrender will be allocated among all investment divisions and the Fixed Account in the same proportion as Your
Accumulation Value bears to
each Investment Division and the Fixed Account. This allocation is subject to minimum amount requirements.

6.2	Penalty-Free Partial Surrenders: Once in each Contract Year
You may withdraw up to 10% of
the Net Premium as of the date of the Partial Surrender, without any Surrender Charge.

If this option is not exercised during any Contract Year, or if less than 10% is withdrawn, any unused amount will not be carried over to a subsequent Contract
Year.

6.3	Surrender Charges: We will deduct a Surrender Charge upon
any Partial Surrender in excess of
the allowable penalty-free Partial Surrender. The charge is equal to:

1)	The requested amount; less

2)	The penalty-free Partial Surrender amount (if available);
multiplied by

3)	The Surrender Charge percentage shown on the Specifications
Page.

	The Surrender Charge will be based on the length of time between premium payments and Partial
Surrenders. For the purpose of determining the Surrender Charge, any amount that You withdraw will be treated as being from premiums first, and then from investment income, if any, without regard to allocations of premiums or surrenders among Investment Divisions. There is no
Surrender Charge on the investment income (if any) withdrawn.


SECTION 7:  SYSTEMATIC WITHDRAWAL OPTION

You may elect a Systematic Withdrawal Option if all of the following requirements are satisfied as of the date we receive your request:

1)	The Annuitant is living,

2)	The Contract has not reached the Maturity Date, and

3)	Your right to examine the Contract has expired.

All systematic withdrawals are considered Partial Surrenders and will be taken pro-rata from both
the Fixed and Separate Accounts. Withdrawals may be made monthly, quarterly, semi-annually or annually.  However, We reserve the right to change the
frequency of payments or discontinue
payments if the payment is less than $200.   Systematic
Withdrawals will be delayed until the last day of the Valuation Period in which they fall.

Surrender Charges will apply to all amounts in excess of the Penalty-Free amount. You may discontinue systematic withdrawals at any time.

The balance remaining in the Accumulation Value will continue to increase or decrease, depending on the investment experience of the Investment Divisions in which Your Accumulation
Value resides. If Your Accumulation Value declines due to unscheduled withdrawals or due to the investment experience, Your Accumulation Value may no longer support Systematic Withdrawals.


SECTION 8:	DEATH BENEFIT

8.1	Death of Annuitant or Owner Before the Maturity Date: If the
Annuitant or Owner dies prior to
the Maturity Date We will pay the death benefit to the appropriate Beneficiary. The death benefit is the greater of Net Premium or the Accumulation Value on the date the We receive the later of a) due proof of death, or b) election of a settlement option, increased by interest at the rate required by the jurisdiction in which this Contract is delivered until the date of payment and less any applicable Premium Tax. If We do not receive a written election of settlement option within 90 days after receipt of due proof of death, then a lump sum settlement will be paid as of that date.

	If there are joint Owners, the death benefit will be paid upon the first death.

If there are joint Annuitants, the death benefit will be paid upon the second death.

Payments under this provision are in full settlement of all liability under this Contract.

8.2	Spousal Continuance: If the Owner dies, and the Beneficiary
is the deceased Owner's spouse,
the Beneficiary may elect to continue this Contract as the new
Owner.

8.3	Death of Annuitant or Owner On or After the Maturity Date:
If the Annuitant or Owner dies on
or after the Maturity Date, We will pay the Beneficiary any remaining balance at least as rapidly as under the payment option in effect on the date of death.
8.4	Simultaneous Death:  If Joint Owners or Joint Annuitants die
within 24 hours of one another they
are considered to have died simultaneously and the eldest is presumed to have died first. In the event of the simultaneous death of the Owner and the Annuitant, the Owner is presumed to have died first, and the Owner's beneficiary would be paid the death benefit.


SECTION 9:	PAY-OUT PROVISIONS

9.1	Payment of Contract Proceeds: On the Maturity Date, We will
pay the Accumulation Value of
this Contract, less any applicable Premium Tax, to the Annuitant if living. You may elect to have the value paid under one of the payment plans described below.
The election of a payment plan
must be made in writing at least 30 days prior to the Maturity Date. If no election is made, the automatic payment plan of a life annuity with 10 year certain period (monthly income for a minimum of 120 months and as long thereafter as the Annuitant lives) will be applied.

If the Accumulation Value on the Maturity Date is less than $2,500, the annual payment is less than $50, or the Payee is a corporation, partnership, association, trustee or assignee, We reserve the right to pay the full value to the Owner in a lump sum cash payment.

9.2	Frequency of Annuity Payments: Annuity payments will be made monthly, unless a different
mode of payment is elected. If monthly payments would be less than $50, We reserve the right to change the payment frequency, so that payments are at least $50.

9.3	Fixed Payment Options:  Payments and earnings under the
Fixed Payment Options are not
affected by the investment experience of any Investment Division of Our Separate Account.
Interest Credited on all Fixed Payment Options will never be less than 3%.

9.4	Fixed Payment Plans: Annuity Payments will be made under one of the following payment plans:

Option 1 - Income for Specified Period: We will pay an income for a specific number of years in equal installments. We guarantee these payments to be at least those shown in Table 1.

	Installments shown are for each $1,000 of value applied based on a minimum interest of 3% per annum.

At Our sole discretion, excess interest may be paid or credited from time to time in addition to the payments guaranteed under Option 1.


Option 2 - Life Annuity:

	Life Annuity: We will pay equal monthly payments during the lifetime of the Payee. Upon the death of the Payee, payments will cease.

With Certain Period: We will pay equal monthly payments for a selected number of guaranteed payments, and then for as long as the Payee is living thereafter.

We guarantee these payments to be at least those shown in Table 2.

Installments shown are for each $1,000 of value applied, based on Annuity 2000 Tables and a minimum interest of 3% per annum.

Option 3 - Income for a Specified Amount: We pay income of the specified amount until the principal and interest are exhausted. Equal monthly payments will be at least $4.71 per month for each $1,000 of value. Payments will begin on the Maturity Date and will continue until the principal and interest, at the rate of 3% compounded per annum, are exhausted.

Option 4 - Joint and Survivor Income: We will pay monthly payments during the lifetime of the
Annuitant and the named Beneficiary. We determine the payment by the sex and age of each person from Table 3. The Annuitant must be at least 50 years old, and the Beneficiary/Payee must be at least 45 years old, at the time of the first monthly payment. We will furnish values for age or sex combinations not shown in the table on request.

Installments shown are monthly and are for each $1,000 of value applied, based on Annuity
2000 Tables and a minimum interest of 3% per annum.

9.5	Variable Payment Options:  Payments under the Variable
Payment Options are affected by the
investment experience of the Investment Divisions of Our Separate
Account.  Therefore, the
amount of the Variable Payments may increase or decrease, depending on the investment experience of the Investment Division.

We guarantee that adverse mortality and expense experience will not affect the dollar amount of the Variable Payment.

9.6	Variable Payment Plans: Annuity payments will be made under
one of the following payment
plans:

Life Annuity: We will pay monthly payments during the lifetime of the Payee. Upon the death of the Payee, payments will cease.

Life Annuity With Certain Period: We will pay monthly payments for a selected number of guaranteed payments, and then for as long as the Payee is living thereafter.

The dollar amount of the first Variable Payment is computed by multiplying the amount in each
Investment Division, calculated as of a date not more than ten Business Days prior to the date of the first payment, by the appropriate rate from Table 4 for the option selected. The payment from each Investment Division is then converted to Annuity Units which will be used to determine subsequent payments.

The Initial payments shown in Table 4 are monthly and are for each $1,000 of value applied, based on Annuity 2000 Tables and interest of 5% per annum.



The number of Annuity Units credited to each Investment Division is:

a)	the portion of the first Variable Payment from the
Investment Division; divided by

b)	the Investment Division's Annuity Unit Value as of the date
used to calculate the first
Variable Payment.

The dollar amount of each subsequent payment for an Investment
Division is equal to:

a)	the number of Annuity Units for that Investment Division;
multiplied by

b)	the Annuity Unit Value for that Investment Division as of a
uniformly applied date not
more than ten Business Days before the date of the payment.

The Variable Payment made to the Annuitant is the sum of the payment amounts for each
Investment Division.

9.7	Annuity Unit Value:  The Annuity Unit Value of each
Investment Division was set at $10.00 at the end of the first Valuation Period of the Investment Division.
The unit value for each
subsequent Valuation Period is then determined at the end of the Valuation Period and is equal to:

a)	the Annuity Unit Value for the immediately preceding
Valuation Period; multiplied by

b)	the Net Investment Factor for that period; multiplied by

c)	.99986634 for each day in the Valuation Period.

9.8		Additional Payment Plans: Annuity payments may be made
under any payment plan offered by
Us at the time an election is made.

9.9	Evidence of Age and Survival: Income under Options 2 and 4
of the Fixed Payment Plans or
any Variable Payment Plan is based on the age of each Payee. We require proof of age. We reserve the right to require proof of survival under these Options.




APPENDIX


TABLE 1

INCOME FOR SPECIFIED PERIOD FACTORS

Installments shown are for each $1,000 of net proceeds applied for Fixed Payment Plans.
Interest is 3%, and is subject to change as described in the Payout Provisions Section.

ANNUAL
YEARS
ANNUAL
SEMI-ANNUAL
QUARTERLY
MONTHLY*
  1
    N/A
    N/A
   N/A
  N/A
  2
    N/A
    N/A
   N/A
  N/A
  3
    N/A
    N/A
   N/A
  N/A
  4
    N/A
    N/A
   N/A
  N/A
  5
211.99
106.78
53.59
17.91
  6
179.22
  90.27
45.30
15.14
  7
155.83
  78.49
39.39
13.16
  8
138.31
  69.66
34.96
11.68
  9
124.69
  62.81
31.52
10.53
10
113.82
  57.33
28.77
  9.61
11
104.93
  52.85
26.52
  8.86
12
  97.54
  49.13
24.65
  8.24
13
  91.29
  45.98
23.08
  7.71
14
  85.95
  43.29
21.73
  7.26
15
  81.33
  40.96
20.56
  6.87
16
  77.29
  38.93
19.54
  6.53
17
  73.74
  37.14
18.64
  6.23
18
  70.59
  35.56
17.84
  5.96
19
  67.78
  34.14
17.13
  5.73
20
  65.26
  32.87
16.50
  5.51

*Each monthly payment for the number of years elected, not to exceed 25 years. Payments will begin on the Maturity Date.




TABLE 2

MONTHLY INCOME FOR LIFE AND LIFE WITH GUARANTEED PERIODS


Equal monthly payments for life only, for guaranteed periods of 10 or 20 years as elected, and for life thereafter as shown in the table below for Fixed Payment Plans.
Amount of each monthly installment
shown is per $1,000 of net proceeds. Amounts are based on Annuity 2000 Table and 3% interest.

Unisex


Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain

Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain
25
2.99
2.99
2.99

53
4.01
3.99
3.93
26
3.01
3.01
3.01

54
4.08
4.06
3.98
27
3.03
3.03
3.03

55
4.15
4.13
4.04
28
3.05
3.05
3.05

56
4.23
4.20
4.10
29
3.07
3.07
3.07

57
4.31
4.28
4.17
30
3.09
3.09
3.09

58
4.40
4.36
4.23
31
3.12
3.12
3.11

59
4.49
4.45
4.30
32
3.14
3.14
3.14

60
4.59
4.54
4.37
33
3.17
3.16
3.16

61
4.69
4.64
4.44
34
3.19
3.19
3.19

62
4.80
4.74
4.51
35
3.22
3.22
3.21

63
4.92
4.84
4.58
36
3.25
3.25
3.24

64
5.04
4.96
4.65
37
3.28
3.28
3.27

65
5.18
5.08
4.72
38
3.31
3.31
3.30

66
5.32
5.20
4.80
39
3.34
3.34
3.33

67
5.47
5.34
4.87
40
3.38
3.37
3.36

68
5.64
5.48
4.94
41
3.41
3.41
3.40

69
5.82
5.63
5.01
42
3.45
3.45
3.43

70
6.01
5.78
5.07
43
3.49
3.48
3.47

71
6.21
5.95
5.13
44
3.53
3.53
3.51

72
6.44
6.12
5.19
45
3.57
3.57
3.54

73
6.68
6.30
5.24
46
3.62
3.61
3.59

74
6.94
6.48
5.29
47
3.67
3.66
3.63

75
7.22
6.68
5.33
48
3.72
3.71
3.67

76
7.52
6.87
5.36
49
3.77
3.76
3.72

77
7.85
7.07
5.40
50
3.83
3.81
3.77

78
8.21
7.27
5.42
51
3.89
3.87
3.82

79
8.60
7.47
5.45
52
3.95
3.93
3.87

80
9.02
7.67
5.47



TABLE 2 (continued)

MONTHLY INCOME FOR LIFE AND LIFE WITH GUARANTEED PERIODS


Equal monthly payments for life only, for guaranteed periods of 10 or 20 years as elected, and for life thereafter as shown in the table below for Fixed Payment Plans.
Amount of each monthly installment
shown is per $1,000 of net proceeds. Amounts are based on Annuity 2000 Table and 3% interest.

Female


Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain

Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain
25
2.99
2.99
2.99

53
4.01
3.99
3.93
26
3.01
3.01
3.01

54
4.08
4.06
3.98
27
3.03
3.03
3.03

55
4.15
4.13
4.04
28
3.05
3.05
3.05

56
4.23
4.20
4.10
29
3.07
3.07
3.07

57
4.31
4.28
4.17
30
3.09
3.09
3.09

58
4.40
4.36
4.23
31
3.12
3.12
3.11

59
4.49
4.45
4.30
32
3.14
3.14
3.14

60
4.59
4.54
4.37
33
3.17
3.16
3.16

61
4.69
4.64
4.44
34
3.19
3.19
3.19

62
4.80
4.74
4.51
35
3.22
3.22
3.21

63
4.92
4.84
4.58
36
3.25
3.25
3.24

64
5.04
4.96
4.65
37
3.28
3.28
3.27

65
5.18
5.08
4.72
38
3.31
3.31
3.30

66
5.32
5.20
4.80
39
3.34
3.34
3.33

67
5.47
5.34
4.87
40
3.38
3.37
3.36

68
5.64
5.48
4.94
41
3.41
3.41
3.40

69
5.82
5.63
5.01
42
3.45
3.45
3.43

70
6.01
5.78
5.07
43
3.49
3.48
3.47

71
6.21
5.95
5.13
44
3.53
3.53
3.51

72
6.44
6.12
5.19
45
3.57
3.57
3.54

73
6.68
6.30
5.24
46
3.62
3.61
3.59

74
6.94
6.48
5.29
47
3.67
3.66
3.63

75
7.22
6.68
5.33
48
3.72
3.71
3.67

76
7.52
6.87
5.36
49
3.77
3.76
3.72

77
7.85
7.07
5.40
50
3.83
3.81
3.77

78
8.21
7.27
5.42
51
3.89
3.87
3.82

79
8.60
7.47
5.45
52
3.95
3.93
3.87

80
9.02
7.67
5.47



TABLE 2 (continued)

MONTHLY INCOME FOR LIFE AND LIFE WITH GUARANTEED PERIODS


Equal monthly payments for life only, for guaranteed periods of 10 or 20 years as elected, and for life thereafter as shown in the table below for Fixed Payment Plans.
Amount of each monthly installment
shown is per $1,000 of net proceeds. Amounts are based on Annuity 2000 Table and 3% interest.

Male


Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain

Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain
25
3.08
3.08
3.08

53
4.30
4.26
4.13
26
3.10
3.10
3.10

54
4.38
4.33
4.19
27
3.13
3.13
3.12

55
4.46
4.41
4.25
28
3.15
3.15
3.14

56
4.55
4.50
4.31
29
3.17
3.17
3.17

57
4.65
4.59
4.37
30
3.20
3.20
3.19

58
4.75
4.68
4.44
31
3.23
3.23
3.22

59
4.86
4.78
4.50
32
3.26
3.25
3.25

60
4.98
4.88
4.57
33
3.28
3.28
3.27

61
5.10
4.99
4.64
34
3.32
3.31
3.30

62
5.23
5.11
4.70
35
3.35
3.35
3.33

63
5.37
5.23
4.77
36
3.38
3.38
3.36

64
5.52
5.36
4.83
37
3.42
3.42
3.40

65
5.69
5.49
4.90
38
3.46
3.45
3.43

66
5.86
5.63
4.96
39
3.50
3.49
3.47

67
6.04
5.77
5.02
40
3.54
3.53
3.50

68
6.24
5.92
5.08
41
3.58
3.57
3.54

69
6.45
6.08
5.13
42
3.63
3.62
3.58

70
6.67
6.24
5.18
43
3.67
3.66
3.62

71
6.90
6.40
5.23
44
3.72
3.71
3.67

72
7.16
6.57
5.27
45
3.78
3.76
3.71

73
7.43
6.74
5.31
46
3.83
3.82
3.76

74
7.71
6.91
5.35
47
3.89
3.87
3.81

75
8.02
7.09
5.38
48
3.95
3.93
3.85

76
8.35
7.27
5.41
49
4.01
3.99
3.91

77
8.70
7.44
5.43
50
4.08
4.05
3.96

78
9.08
7.62
5.45
51
4.15
4.12
4.01

79
9.48
7.79
5.47
52
4.22
4.19
4.07

80
9.91
7.96
5.48



TABLE 3

JOINT AND SURVIVOR INCOME FACTORS

We will furnish values for age combinations not shown in the table on request. They will be calculated on the same basis as those in this table.


Female Age							Male Age

	45	50	55	60	65	70

45	3.34	3.41	3.46	3.50	3.54	3.55
50	3.44	3.54	3.62	3.69	3.74	3.78
55	3.53	3.66	3.79	3.90	3.99	4.05
60	3.60	3.78	3.95	4.12	4.27	4.38
65	3.66	3.87	4.10	4.34	4.57	4.77
70	3.71	3.95	4.22	4.54	4.87	5.18

Installments shown are monthly and are for each $1,000 of net proceeds applied for Fixed Payment Plans.
Based on Annuity 2000 Tables, and 3% interest, subject to change as described in the Payout Provisions
Section.



TABLE 4

MONTHLY INCOME FOR LIFE AND LIFE WITH GUARANTEED PERIODS


Initial monthly payments for life only, for guaranteed periods of 10 or 20 years as elected, and for life thereafter as shown in the table below for Variable Payment Plans. Amount of each monthly installment shown is per $1,000 of net proceeds. Amounts are based on Annuity 2000 Table and 5% interest.

Female


Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain

Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain
25
4.34
4.34
4.34

53
5.21
5.19
5.11
26
4.35
4.35
4.35

54
5.28
5.25
5.15
27
4.36
4.36
4.37

55
5.35
5.32
5.21
28
4.38
4.38
4.38

56
5.42
5.39
5.26
29
4.40
4.40
4.40

57
5.50
5.46
5.32
30
4.41
4.41
4.41

58
5.58
5.53
5.37
31
4.43
4.43
4.43

59
5.67
5.61
5.43
32
4.45
4.45
4.45

60
5.76
5.70
5.49
33
4.47
4.47
4.47

61
5.86
5.79
5.56
34
4.49
4.49
4.48

62
5.97
5.89
5.62
35
4.51
4.51
4.51

63
6.08
5.99
5.68
36
4.53
4.53
4.53

64
6.20
6.10
5.75
37
4.56
4.56
4.55

65
6.33
6.21
5.81
38
4.58
4.58
4.57

66
6.47
6.33
5.88
39
4.61
4.61
4.60

67
6.62
6.46
5.94
40
4.64
4.64
4.62

68
6.79
6.60
6.00
41
4.67
4.67
4.65

69
6.96
6.74
6.07
42
4.70
4.70
4.68

70
7.15
6.89
6.12
43
4.74
4.74
4.71

71
7.36
7.05
6.18
44
4.78
4.77
4.74

72
7.58
7.21
6.23
45
4.81
4.81
4.78

73
7.83
7.38
6.27
46
4.85
4.85
4.81

74
8.09
7.56
6.32
47
4.90
4.89
4.85

75
8.37
7.74
6.35
48
4.94
4.93
4.89

76
8.68
7.93
6.39
49
4.99
4.98
4.93

77
9.01
8.12
6.42
50
5.04
5.03
4.97

78
9.37
8.32
6.44
51
5.10
5.08
5.01

79
9.77
8.51
6.46
52
5.15
5.14
5.06

80
10.19
8.70
6.48



TABLE 4 (continued)

MONTHLY INCOME FOR LIFE AND LIFE WITH GUARANTEED PERIODS


Initial monthly payments for life only, for guaranteed periods of 10 or 20 years as elected, and for life thereafter as shown in the table below for Variable Payment Plans. Amount of each monthly installment shown is per $1,000 of net proceeds. Amounts are based on Annuity 2000 Table and 5% interest.

Male


Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain

Age of
Payee
Life
Only
Life
with 10
Year
Certain
Life
with 20
Year
Certain
25
4.41
4.41
4.41

53
5.50
5.45
5.29
26
4.43
4.43
4.42

54
5.58
5.52
5.34
27
4.45
4.45
4.44

55
5.66
5.60
5.40
28
4.46
4.46
4.46

56
5.75
5.68
5.45
29
4.48
4.48
4.48

57
5.84
5.76
5.51
30
4.51
4.51
4.50

58
5.94
5.85
5.57
31
4.53
4.53
4.52

59
6.04
5.94
5.62
32
4.55
4.55
4.54

60
6.16
6.04
5.68
33
4.57
4.57
4.56

61
6.28
6.15
5.74
34
4.60
4.60
4.58

62
6.41
6.26
5.80
35
4.63
4.63
4.61

63
6.55
6.37
5.86
36
4.66
4.66
4.63

64
6.70
6.50
5.92
37
4.69
4.69
4.66

65
6.86
6.62
5.97
38
4.72
4.72
4.69

66
7.03
6.76
6.03
39
4.76
4.75
4.72

67
7.22
6.89
6.08
40
4.79
4.79
4.75

68
7.42
7.04
6.13
41
4.83
4.83
4.78

69
7.63
7.18
6.18
42
4.88
4.87
4.82

70
7.85
7.34
6.22
43
4.92
4.91
4.85

71
8.09
7.49
6.27
44
4.96
4.95
4.89

72
8.34
7.65
6.30
45
5.01
5.00
4.93

73
8.61
7.82
6.34
46
5.06
5.04
4.97

74
8.91
7.98
6.37
47
5.12
5.09
5.01

75
9.22
8.15
6.40
48
5.17
5.15
5.05

76
9.55
8.32
6.42
49
5.23
5.20
5.10

77
9.90
8.48
6.45
50
5.29
5.26
5.14

78
10.29
8.65
6.46
51
5.36
5.32
5.19

79
10.69
8.81
6.48
52
5.43
5.38
5.24

80
11.13
8.97
6.49







Individual Flexible Premium Deferred Variable Annuity Contract

Annuity Payments Starting On Maturity Date
Death Benefit Payable Before Maturity Date
Non-Participating - Not Eligible For Dividends


ANNUITY PAYMENTS, DEATH BENEFIT AND ACCUMULATION VALUES WILL
 REFLECT THE INVESTMENT EXPERIENCE OF OUR SEPARATE ACCOUNT,
WHICH MAY CAUSE THEM TO INCREASE OR DECREASE
AS087A


AS087A

VA3BasContract.txt

SPECIFICATIONS PAGE

OWNER:	[MARY DOE]			CONTRACT NUMBER:	[L012345678]

ANNUITANT:	[JOHN DOE]			ISSUE DATE:		[AUGUST 1,
2001]

AGE OF ANNUITANT:	[35]			MATURITY DATE:	[AUGUST 1,
2071]

SEX OF ANNUITANT:	[MALE]			MINIMUM TRANSFER AMOUNT:
[$200.00]

INITIAL PREMIUM:	[$10,000.00]		MAXIMUM TRANSFER CHARGE:
[$15.00]

MINIMUM PREMIUM:	[$10,000]		MAXIMUM NUMBER OF FREE
TRANSFERS: [12 per contract year]

MAXIMUM PREMIUM:	[$1,000,000]

MINIMUM PARTIAL SURRENDER AMOUNT*:	[$500.00]
*Minimum Partial Surrender Amount is not applicable for a withdrawal made in accordance with Section 6.2.

MINIMUM ACCOUNT VALUE:	[$500.00]

CURRENT INTEREST RATE:    [3.0% guaranteed for 1 year on that
portion of the Initial Premium allocated to the Fixed
Account]

[6-MONTH DOLLAR COST AVERAGING INTEREST RATE:  3.0%]

[12-MONTH DOLLAR COST AVERAGING INTEREST RATE:  3.0%]

MORTALITY AND EXPENSE CHARGE:  [The Current Mortality and Expense
Charge is an annual rate of 0.95%.]

ANNUAL MAINTENANCE FEE:  [Currently the Annual Maintenance Fee is
$30 per year. This fee is charged at the end of the year or upon surrender. It will be waived if the Net Premium is $50,000 or greater on the Contract Anniversary Date.
The maximum Annual Maintenance Fee is $60.]

SURRENDER CHARGE SCHEDULE:

[We impose a Surrender Charge on certain early surrenders

 Length of Time
 From Premium		       Surrender
               Payment      	                      Charge
        (Number of Years) 	      Percentage
1	7%
2	7%
3	6%
4	5%
5	4%
6	3%
7	2%
	8+			0%]

If You have any questions or concerns, contact Your agent or write or call Us at:

	Midland National Life Insurance Company
	[P. O. Box 79907
	Des Moines, Iowa 50325-0907
	Toll-free telephone: 1-866-270-9564]
PS087A

VA3SpecPgeCon.txt

BONUS CREDIT RIDER

This Rider forms a part of the Annuity Contract to which it is attached and is effective upon issuance.
In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. It is issued in consideration of Your application and the premium payment.


BENEFIT

The bonus credit is equal to the bonus credit percentage, as shown on the Additional Benefits
Provided By Endorsement Or Rider page of the Contract, times the premium amount received in the first Contract Year. Each bonus credit will be allocated to the Contract in the same proportion that the applicable premium payment is allocated.

If You exercise the Right to Examine provision in the Contract, We will return Your Accumulation
Value less the bonus credit.


COST

The cost for this Rider is shown on the Additional Benefits
Provided
By Endorsement Or Rider page of
the Contract. We may charge less than but not more than the maximum charge. We will charge an additional mortality and expense charge against Your Separate Account Accumulation Value during the first seven Contract Years. Over time, the amount of the charges may exceed the amount of the bonus credit.


TERMINATION

This Rider terminates on the earliest of:

a.	when the Contract to which it is attached terminates;
b.	on the Maturity Date; or
c.	upon full surrender of the Contract or death of the Owner or
Annuitant, where the
Beneficiary does not continue the Contract under Spousal
Continuance.

Once terminated, this Rider may not be reinstated.




		President					Secretary
AR115A

BonCredRid.txt

CHARITABLE REMAINDER TRUST
ENDORSEMENT

This Endorsement forms a part of the Annuity Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the provisions of this
Endorsement will control. It is issued automatically when the Owner is a Charitable Remainder Trust.


BENEFIT

This benefit provides for a potential increase in the free surrender amount allowed each Contract
Year. Under this benefit, the free surrender amount is the greater of:

a)	Your Accumulation Value less Your Net Premiums at the close
of the prior Business Day;
or
b)	10% of Your Net Premiums at the time of the Partial
Surrender.


COST

There is no additional cost associated with this Endorsement.


TERMINATION

This Endorsement terminates on the earliest of:

a.	when the Contract to which it is attached terminates;
b.	on the Maturity Date; or
c.	upon full surrender of the Contract or death of the Owner or
Annuitant, where the
Beneficiary does not continue the Contract under Spousal
Continuance.

Once terminated, this Endorsement may not be reinstated.




		President					Secretary
AR114A

ChairRemainRid.txt

ADDITIONAL BENEFITS PROVIDED BY ENDORSEMENT OR RIDER


DESCRIPTION OF	CURRENT	MAXIMUM
ADDITIONAL CONTRACT BENEFITS	 CHARGE 	 CHARGE

Bonus Credit Rider - 4%				0.60%		    0.70%
Minimum Premium Rider				0.30%		    0.50%
Guaranteed Minimum Death Benefit Rider - 7%		0.50%
0.75%
Higher Education Rider - 40%				2.00%
4.00%
Estate Planning Rider - 40%			0.50%		    0.75%


Charitable Remainder Trust Endorsement

PS087A

VA3EndRider.txt

ESTATE PLANNING RIDER

This Rider forms a part of the Annuity Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. It is issued in consideration of your application and premium payment.


DEFINITIONS

Gain - Accumulation Value less Premiums.


BENEFIT

Prior to the Maturity Date, We will provide an extra death benefit to Your Beneficiary(ies) equal to the percentage of Gain in the Contract as shown on the Additional
Benefits Provided By Endorsement Or
Rider page upon the death of the Owner or the Annuitant.

The extra death benefit is determined as of the end of the Business Day on which We receive both due proof of death and an election for the payment method. Once determined, the extra death benefit will become part of the death benefit and will be paid in accordance with the Death Benefit provision of the Contract.

The maximum extra death benefit is limited to 50% of the Net
Premiums.

There is no cash value for this Rider.


COST

The cost for this Rider is shown on the Additional Benefits
Provided By Endorsement Or Rider page of
Your Contract. We may charge less than but not more than the maximum charge. We will charge an additional mortality and expense charge against Your Separate
Account Accumulation Value (until the
Maturity Date).

TERMINATION

This Rider terminates on the earliest of:

a.	when the Contract to which it is attached terminates;
b.	on the Maturity Date; or
c.	upon full surrender of the Contract or death of the Owner or
Annuitant, where the
Beneficiary does not continue the Contract under Spousal
Continuance.

Once terminated, this Rider may not be reinstated.

AR113A

EstatePlanRid.txt

GUARANTEED MINIMUM
DEATH BENEFIT RIDER

This Rider forms a part of the Annuity Contract to which it is attached and is effective upon issuance.
In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. It is issued in consideration of Your application and the premium payment.


BENEFIT

We guarantee that the Death Benefit will be the greater of:
a.	The Accumulation Value; or
b.	Total Premiums minus adjustments for Partial Surrenders
accumulated at the Death
Benefit Interest Rate shown on the Additional Benefits Provided By Endorsement Or Rider page of the Contract (limited to an additional 100% of Premiums minus adjustments for
Partial Surrenders). Any adjustments for Partial Surrenders will reduce the Death Benefit by the same proportion the Accumulation Value was reduced by the Partial Surrender.

There is no cash value for this Rider.


COST

The cost for this Rider is shown on the Additional Benefits Provided By Endorsement Or Rider page of the Contract. We may charge less than but not more than the maximum charge. We will charge an additional mortality and expense charge against Your Separate Account Accumulation Value (until the
Maturity Date). You will incur this charge even during periods when this Rider would pay no benefit.


TERMINATION

This Rider terminates on the earliest of:

a.	when the Contract to which it is attached terminates;
b.	on the Maturity Date; or
c.	upon full surrender of the Contract or death of the Owner or
Annuitant, where the
Beneficiary does not continue the Contract under Spousal
Continuance.

Once terminated, this Rider may not be reinstated.

		President					Secretary
AR111A

GMDBRid.txt

HIGHER EDUCATION RIDER

This Rider forms a part of the Annuity Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. It is issued in consideration of Your application and premium payment.


DEFINITIONS

United States Accredited Institution of Higher Education - an institution licensed by the appropriate state agency and regionally accredited or seeking accreditation by the appropriate accrediting body recognized by the United States Department of Education.

Gain - Accumulation Value less Premiums.


BENEFIT

In the event of a request for a Partial or Full Surrender from the Contract anytime after the 7th Contract
Anniversary and prior to the Maturity Date, and such payment is made payable to a United States
Accredited Institution of Higher Education, We will make an additional payment to the Owner equal to the percentage of the Gain of the Partial or Full Surrender of the Contract as shown on the Additional
Benefits Provided By Endorsement Or Rider page.

There is no cash value for this Rider.


COST

The cost for this Rider is shown on the Additional Benefits
Provided By Endorsement Or Rider page of the Contract. We may charge less than but not more than the maximum charge. We will charge an additional mortality and expense charge against Your Separate
Account Accumulation Value (until the
Maturity Date).

Surrender Charges may apply to any amount in excess of the 10% penalty free withdrawal amount.

TERMINATION

This Rider terminates on the earliest of:

a.	when the Contract to which it is attached terminates;
b.	on the Maturity Date; or
c.	upon full surrender of the Contract or death of the Owner or
Annuitant, where the
Beneficiary does not continue the Contract under Spousal
Continuance.

Once terminated, this Rider may not be reinstated.

AR112A

HiEduRid.txt

MINIMUM PREMIUM RIDER

This Rider forms a part of the Annuity Contract to which it is attached and is effective upon issuance.
In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. It is issued in consideration of Your application and the premium payment.


BENEFIT

We will lower the amount of Your minimum initial premium requirement from $10,000 to $2,000.


COST

The cost for this Rider is shown on the Additional Benefits Provided By Endorsement Or Rider page of the Contract. We may charge less than but not more than the maximum charge. We will charge an additional mortality and expense charge against Your Separate Account Accumulation Value until
Your Net Premium is equal to or greater than the regular minimum premium requirement of $10,000.
Once Your Net Premium exceeds $10,000 the additional charge against Your Separate Account
Accumulation Value will end, even if in the future Your Separate Account Accumulation Value falls below $10,000 due to negative investment performance. If the Net Premium is never greater than
$10,000, then the additional daily charge will continue until the Maturity Date.


TERMINATION

This Rider terminates on the earliest of:

a.	when the Contract to which it is attached terminates;
b.	on the Maturity Date; or
c.	upon full surrender of the Contract or death of the Owner or
Annuitant, where the
Beneficiary does not continue the Contract under Spousal
Continuance.

Once terminated, this Rider may not be reinstated.



		President					Secretary
AR116A

MinPremRid.txt


VARIABLE ANNUITY APPLICATION
Mail to: P.O. Box 79907 Des Moines, Iowa 50325-0907
Or Fax: 866-270-9565
1.	Annuitant Name (first, middle initial, last)
2. Street Address	City	State	ZIP code
3. Email Address
4. Date of Birth
  Male              Female
5. Home Phone Number
6. Social Security Number
7. Joint Annuitant (if applicable)
8. Street Address	City	State	ZIP code
9. Email Address
10. Date of Birth
 Male             Female
11. Home Phone Number
12. Social Security Number
13. Owner Name(if not Annuitant)
14. Owner's Address			City			State
	ZIP code
15. Email Address
16. Date of Birth
17. Owner's Tax ID or Social Security Number
18. Joint Owner (if applicable)
19. Joint Owner's Address			City			State
	ZIP
code
20. Email Address
21. Date of Birth
22. Joint Owner's Tax ID or Social Security Number
23. Primary Beneficiary-List full name and relationship.
24. Social Security Number
25. Contingent Beneficiary-List full name and relationship.
26. Social Security Number
27. Product Selection
 (Please complete the Application Supplement for this product.)
28. Plan Type
Nonqualified
IRA for Year
Roth IRA
TSA/403(b)
Other
29. Replacement Information-Will this annuity replace or change any existing Life
Insurance or Annuity Contract 	 	Yes 	No
If yes, please provide the name of the company.
30. Remarks
31. Initial Premium
Payment with Application $
Monthly pre-authorized withdrawal-check one:
 Checking
Savings  (First payment will be drawn after policy is issued.)
Draft Date (not available on day 29, 30 or 31)
Monthly amount (minimum $50)
Transit Routing
 Account
1035 Exchange Expected Amount $
Transfer/Rollover of Qualified Funds-Expected Amount $
NOTE: Make all checks payable to Midland National Life Insurance
Company
32. Telephone Instructions (Read carefully) I hereby authorize and direct Midland
National Life Insurance Company (MNL) to act on telephone instructions when proper identification is furnished, to exchange units between the Fixed
Account or Fund
Portfolios and/or to change the allocation of future premium payments. I agree that
MNL is not liable for any loss arising from any exchange or change in allocation of future premium payments by acting in accordance with these telephone instructions. MNL will employ reasonable procedures to confirm that telephone instructions are genuine; if we do not, we may be liable for any losses due to unauthorized or fraudulent instructions.

Check here to decline.
33. Authorization for Registered Representative/Agent (Read carefully)
I hereby authorize and direct Midland National Life Insurance Company (MNL) to act on telephone, written or facsimile instructions communicated by the Registered
Representative/Agent of Record to exchange units between the Fixed
Account or Fund
Portfolios and/or to change the allocation of future premium payments. This authorization does not grant the Representative discretion to communicate any transaction without my prior approval. I agree that MNL is not liable for any loss arising from any exchange or change in allocation of future premium payments by acting in accordance with these instructions. MNL will employ reasonable procedures to confirm that instructions are genuine; if we do not, we may be liable for any losses due to unauthorized or fraudulent instructions. This authorization will remain in effect until Midland receives written notification of cancellation from the policyowner, or the named Representative is no longer contracted and appointed with Midland.

Check here
to decline.
34. Fraud Warning
FL Residents: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, files a statement of claim or an application containing any false, incomplete or misleading information is guilty of a felony of the third degree.

AR, KY, LA, NM, OH and PA Residents: Any person who knowingly, and with intent to defraud any insurance company or other person, files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

CO Residents: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete or misleading facts or information to a contractholder or claimant for the purpose of defrauding or attempting to defraud the contractholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

DC Residents: Warning: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

ME and VA Residents: It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company.
Penalties may include imprisonment, fines or a denial of insurance benefits.

NJ Residents: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.
35. Financial Institution Disclosure-Insurance products and annuities are not a deposit or other obligation of, or guaranteed by a bank, any affiliate of a bank, or savings association, and are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other agency of the United States, a bank, any affiliate of a bank, or savings association and involve investment risk, including possible loss of value.
36. Owner Statement I understand that I am purchasing a variable annuity product and that: (a) past performance is not a guarantee of future results;
(b) variable annuity
products are not insured by the Federal Deposit Insurance Corporation (FDIC); (c) they are not guaranteed by a bank; (d) they are subject to investment rules, including possible loss of principal investment; and (e) early withdrawals from an annuity will be subject to surrender charges, taxation as ordinary income, and an additional non-deductible excise tax.

I acknowledge receipt of a current prospectus.
I would like to receive the Statement of Additional Information
I would like to receive the variable annuity prospectus and fund company prospectus, and
all future	updates, electronically instead of on paper. (Option
only available if a valid
email address is provided-see page one.)

All statements made in this application (including all pages) are true and I agree to all terms and conditions stated herein. I also agree that this application will become a part of my annuity contract. I further verify my understanding that all payments and values provided by the contract, when based on investment experience of the variable account, are variable and not guaranteed as to dollar amount. The variable annuity applied for is suitable for my investment objectives, financial situation and insurance needs. Under penalty of perjury, I certify that the social security or taxpayer identification number is correct as it appears in this application.
Signed at (city, state)
Date
Signature of Annuitant/Owner (if other than Annuitant)
Signature of Joint Owner
37. Registered Representative/Agent Certification-I certify that I have reviewed this application, determined that all questions are answered fully, completely and accurately as supplied by the applicant and recorded full details as required.
Will this annuity replace or change any existing Life Insurance or Annuity Contract
Yes
No
If yes, please provide the name of the company.
Agent's Signature
Agent's Name/Number (Please Print)
Phone Number
Additional Agent Name/Number (Please Print)
Percentage
State license ID
(Required in FL only)
Resident Agent's Countersignature/Phone Number
(Where Required)

VA3App.txt

VARIABLE ANNUITY SUPPLEMENTAL APPLICATION
Mail to: P.O. Box 79907 Des Moines, Iowa 50325-0907
Or Fax: 866-270-9565
Product Selection (Availability may vary by state.)
National Advantage Variable Annuity

Rider Selection (Availability may vary by state.)
Bonus Credit
 Higher Education
 Estate Planning
Minimum Premium
Guaranteed Minimum Death Benefit

Initial Premium Allocation-Use whole numbers only. The total must equal 100%.
 Alger American Growth Portfolio
 Alger American Leveraged AllCap Portfolio
 Alger American MidCap Growth Portfolio
 Alger American Small Capitalization Portfolio
 American Century VP Balanced
 American Century VP Capital Appreciation
 American Century VP Income & Growth
 American Century VP International
 American Century VP Value
 Fidelity VIP II Asset Manager Portfolio
 Fidelity VIP II Asset Manager: Growth Portfolio
 Fidelity VIP III Balanced Portfolio
 Fidelity VIP II Contrafund Portfolio
 Fidelity VIP Equity-Income Portfolio
 Fidelity VIP Growth Portfolio
 Fidelity VIP III Growth & Income Portfolio
 Fidelity VIP III Growth Opportunities Portfolio
 Fidelity VIP High Income Portfolio
 Fidelity VIP II Index 500 Portfolio
 Fidelity VIP II Investment Grade Bond Portfolio
 Fidelity VIP MidCap Portfolio
 Fidelity VIP Money Market Portfolio
 Fidelity VIP Overseas Portfolio
 INVESCO VIF-Financial Services Fund
 INVESCO VIF-Health Sciences Fund
 Lord, Abbett & Co. Series Fund Growth & Income
 Lord, Abbett & Co. Series Fund International
 Lord, Abbett & Co. Series Fund MidCap Value
 MFS VIT Emerging Growth Series
 MFS VIT Investors Trust Series
 MFS VIT New Discovery Series
 MFS VIT Research Series
 Van Eck Worldwide Hard Assets Fund
 LEVCO Equity Value Fund

Fixed DCA 6 Month (Complete next section.)
	 (Not  available in MA, OR, SC, TX & WA.)

Fixed DCA 12 Month (Complete next section.)
	 (Not available in MA, OR, SC, TX & WA.)

Fixed Account (Not available in MA, OR, SC, TX & WA.)
Fixed DCA Account Allocation-Use whole numbers only. The total must equal
100%.(Not available in MA, OR, SC, TX & WA.)
Transfer from a Fixed DCA 6 month to:
Transfer from a Fixed DCA 12 month to:

Signatures
The undersigned hereby agree(s) that this supplement shall be a part of the application fully as though made in said application.
Signed at (city, state)
Date
Signature of Annuitant/Owner (if other than Annuitant)
Signature of Joint Owner
Signature of Agent
ANNUITY PAYMENTS, DEATH BENEFITS AND ACCUMULATION VALUES
WILL REFLECT THE INVESTMENT EXPERIENCE OF OUR SEPARATE
ACCOUNT, WHICH MAY CAUSE THEM TO INCREASE OR DECREASE.

VA3AppSupp.txt


PARTICIPATION AGREEMENT

Among

VAN ECK WORLDWIDE INSURANCE TRUST,

VAN ECK SECURITIES CORPORATION.

VAN ECK ASSOCIATES CORPORATION

LEVCO SERIES TRUST

LEVCO SECURITIES INC.

JOHN A. LEVIN & CO., INC.

And

MIDLAND NATIONAL LIFE INSURANCE COMPANY


THIS AGREEMENT, made and entered into to be effective on ____________________, by and among Midland
National Life Insurance Company hereinafter the "Company"), a _______________________ corporation, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto and incorporated herein by this reference, as such Schedule A may from time to time be amended by mutual written agreement of the parties hereto (each such account hereinafter referred to as the "Account"), and LEVCO SERIES TRUST, an unincorporated business trust organized under the laws of the State of Delaware and WORLDWIDE INSURANCE TRUST, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter the "Funds"), LEVCO SECURITIES INC., and VAN
ECK SECURITIES CORPORATION (hereinafter the "Underwriters"), both Delaware corporations and VAN ECK
ASSOCIATES CORPORATION and JOHN A. LEVIN & CO., INC.,(hereinafter the "Advisers"), both Delaware corporations.

WHEREAS, the Funds engage in business as open-end management investment companies and are available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (hereafter referred to collectively as the "Variable Insurance
Products") to be offered by insurance companies which have entered into participation agreements with the Funds and the Underwriters (hereinafter the "Participating Insurance Companies"); and

WHEREAS, the beneficial interest in the Funds is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets (each such series hereinafter referred to as a "Portfolio"); and

WHEREAS, both of the Funds have obtained an order from the Securities and Exchange Commission
(hereinafter the "SEC"), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and
15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-
2(b) (15) and 6e-3(T) (b) (15) thereunder, to the extent necessary to permit shares of the Funds to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Order"); and

WHEREAS, the Funds are registered as open-end management investment companies under the 1940 Act and their shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act");
and

WHEREAS, the Company has registered or will register certain variable life insurance and variable annuity contracts under the 1933 Act, unless such contracts are exempt from registration thereunder;
and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid variable life insurance and variable annuity contracts; and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act, unless such Account is exempt from registration thereunder; and

WHEREAS, the Underwriters are registered as broker-dealers with the SEC under the Securities Exchange
Act of 1934, as amended (hereinafter the "1934 Act"), and are members in good standing of the National
Association of Securities Dealers, Inc. (hereinafter the "NASD");
and

WHEREAS, the Advisers are duly registered as investment advisers under the Investment Advisers Act of 1940 and any applicable state securities law; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid variable life and variable annuity contracts and the Underwriters are authorized to sell such shares to unit investment trusts such as each Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Funds, the Underwriters and the Advisers agree as follows:


ARTICLE I
 Sale of Fund Shares

1.1.	The Underwriters agree to sell to the Company those shares
of the Portfolios (which are listed
on Schedule B attached hereto and incorporated herein by this reference, as such Schedule B may from time to time be amended by mutual written agreement of the parties hereto) which each Account orders, executing such orders on a daily basis at the net asset value per share next computed after receipt by the Funds or their designee of the order for the shares of the Portfolios subject to the terms and conditions of this Agreement. For purposes of this Section 1.1, the Company shall be the designee of the Funds for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Funds; provided that the Funds receive notice of such order by 9:00 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock
Exchange is open for business and on which the Funds calculates the Portfolios' net asset values pursuant to the rules of the SEC.

1.2.	The Funds agree to make Portfolio shares available for
purchase at the applicable net asset
value per share by the Company and their Accounts on those days on which the Funds calculate their net asset values pursuant to the rules of the SEC and the Funds shall use reasonable efforts to calculate such net asset values on each day on which the New York Stock Exchange is open for trading.
Notwithstanding the foregoing, the Boards of Trustees of the Funds (hereinafter the "Board") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction, or if it is, in the sole discretion of the Board, desirable or advisable, and in the best interests of the shareholders of such Portfolio.

1.3.	The Funds and the Underwriter agree that shares of the Funds will be sold only to Participating
Insurance Companies and their separate accounts or other accounts (e.g., qualified retirement plans) as may be permitted so that the Variable Insurance Products continue to qualify as a "life insurance, annuity or variable contract" under Section 817(h) of the Internal Revenue Code of 1986, as amended
(hereinafter the "Code"). No shares of any Portfolio will be sold to the general public.

1.4.	The Funds and the Underwriters will not sell Fund shares to
any insurance company, separate
account or other account unless an agreement containing provisions substantially the same as Article
I, Section 2.5 of Article II, Sections 3.4 and 3.5 of Article III,
Article V and Article VII of this
Agreement is in effect to govern such sales.

1.5.	Subject to their rights under Section 18(f) of the 1940 Act, the Funds agree to redeem for cash,
on the Company's request, any full or fractional shares of a Portfolio held by the Company, executing such requests on a daily basis at the net asset value per share next computed after receipt by the Funds or their designee of the request for redemption. For purposes of this Section 1.5, the Company shall be the designee of the Funds for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Funds; provided that the Funds receive notice of such request for redemption by 9:00 a.m., Eastern Time, on the next following Business Day. Payment of redemption proceeds for any whole or fractional shares shall be made within seven days of actual receipt of the redemption request by the Funds, or within such greater or lesser period as may be permitted by law or rule, regulation, interpretive position or order of the SEC.

1.6.	The Company agrees that purchases and redemptions of
Portfolio shares offered by the then-
current prospectus of the Funds shall be made in accordance with the provisions of such prospectus.
The Company agrees that all net amounts available in the Accounts which are listed in Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may from time to time be amended by mutual written agreement of the parties hereto (the "Contracts"), shall be invested in the Portfolios and in such other Funds advised by the Adviser as are listed in Schedule B, or in the Company's general account; provided that such amounts may also be invested in an investment company other than the Funds if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of all the Portfolios of the Funds; or (b) the Company gives the Funds and the Underwriters 45 days' written notice of their intention to make such other investment company available as a Funding vehicle for the Contracts; or (c) such other investment company was available as a Funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Funds and Underwriters prior to their signing this Agreement (a list of such Funds appearing on Schedule C to this Agreement); or (d) the Funds or the Underwriters consent in writing to the use of such other investment company.

1.7.	The Company shall pay for Portfolio shares on the next
Business Day after an order to purchase
such shares is made in accordance with the provisions of this
Article I. Payment shall be in federal
Funds transmitted by wire. For purposes of Sections 2.10 and 2.11, upon receipt by the Funds of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Funds.

1.8.	Issuance and transfer of the Funds' shares will be by book
entry only. Stock certificates will
not be issued to the Company or any Account. Shares ordered from the Funds will be recorded in an appropriate title for each Account or the appropriate sub account of each Account.

1.9.	The Funds shall furnish same day notice (by wire or
telephone, followed by written confirmation) to the Company of any income dividends or capital gain distributions payable on the Portfolios' shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Funds shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10.	The Funds shall make the net asset value per share for each
Portfolio available to the Company
on a daily basis as soon as reasonably practical after the net asset value per share is calculated
(normally by 6:30 p.m., Eastern Time) and shall use their best efforts to make such net asset value per share available by 7:00 p.m., Eastern Time.

ARTICLE II
Representations and Warranties

2.1.	The Company represents and warrants that the Contracts are
or will be registered under the 1933
Act or exempt therefrom; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the Insurance Code and Regulations of the State of
____________________, (the "Code") and has registered or, prior to any issuance or sale of the Contracts, will, unless exempt from registration, register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the
Contracts.

2.2.	The Company represents that the Contracts will be eligible
for treatment as life insurance or
annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Funds and the Underwriter promptly upon having determined that the Contracts may have ceased to be so treated or that they might not be so treated in the future.

	2.3.	The Company represents and warrants that all of its
directors/trustees, employees,
investment advisers and other individuals/entities dealing with money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Funds, in an amount not less than $5 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Company shall notify the Funds, the Underwriter and the Adviser in the event that such coverage no longer applies.

2.4.	The Funds represent and warrant that Fund shares sold
pursuant to this Agreement are registered under the 1933 Act, duly authorized for issuance and sale in compliance in all material respects with the terms of this Agreement and all applicable federal and state securities laws, and that, while shares of the Portfolios are being offered for sale, the Funds are and shall remain registered under the 1940 Act. The Funds shall amend their Registration Statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of Portfolio shares. The
Funds shall register or otherwise qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Funds or the Underwriter.

2.5.	The Funds represent that each Portfolio is qualified as a
Regulated Investment Company under
Subchapter M of the Code and that it will make every effort to maintain such qualification (under
Subchapter M or any successor or similar provision) and that it will notify the Company promptly upon having determined that any Portfolio may have ceased to so qualify or that it might not so qualify in the future.

2.6.	The Funds currently do not intend to make any payments to
finance distribution expenses pursuant
to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Funds undertake to have a board of trustees, a majority of whom are not interested persons of the Funds, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

2.7.	The Funds make no representation as to whether any aspect of their operations (including, but
not limited to, fees, expenses and investment policies) complies with the insurance laws or regulations of the various states except that the Funds represents that the Funds have disclosed or made available, in writing, all information requested by Company and represents and warrants that such written information is true and accurate in all material respects as of the effective date of this Agreement. Without prior written notice to the Company, the Funds will not make any changes in fundamental investment policies or advisory fees, and shall at all times remain in compliance with federal securities law as it applies to insurance products. The Company will use its best efforts to provide the Funds with copies of amendments to provisions of state insurance laws and regulations related to separate accounts and variable products, which may affect the Funds' operations.

2.8.	The Worldwide Insurance Trust represents that it is lawfully organized and validly existing
under the laws of the Commonwealth of Massachusetts and Levco
Series Trust represents that it is
lawfully organized and validly existing under the laws of the State if Delaware and that they both do and will comply in all material respects with the 1940 Act.

2.9.	The Underwriters represent and warrant that they are members in good standing of the NASD and
are registered as broker-dealers with the SEC. The Underwriters further represents that they will sell and distribute Portfolio shares to the Company in accordance with all applicable state and federal securities laws, including, without limitation, the 1933 Act, the 1934 Act and the 1940 Act.

2.10.	The Advisers represent and warrant that they are and shall
remain duly registered in all
material respects under all applicable federal and state securities laws and that they shall perform its obligations for the Funds in compliance in all material respects with any applicable state and federal securities laws.

2.11.	The Funds, the Underwriters and the Advisers represent and
warrant that all of their
directors/trustees, officers, employees, investment advisers and other individuals/entities dealing with money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Funds, in an amount not less than the minimum coverage as required by Rule 17g-1 of the 1940 Act or related provisions as may from time to time be promulgated. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Funds shall notify the Company in the event such coverage no longer applies.

ARTICLE III
Prospectuses and Proxy Statements; Voting

3.1.	The Underwriters shall provide the Company (at the
Underwriter's expense) with as many copies of the Funds' current prospectus as the Company may reasonably request. If requested by the Company in lieu thereof, the Funds shall provide such documentation (including a final copy of the new prospectus as set in type at the Funds' expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Funds is amended) to have the prospectus (or private offering memorandum, if a Contract and its associated Account are exempt from registration) for the Contracts and the Funds' prospectus printed together in one document (such printing to be at the Company's expense).

3.2.	The Funds' prospectuses shall state that the Statement of
Additional Information for the Funds
is available from the Underwriters (or in the Funds' discretion, from the Funds), and the Underwriters
(or the Funds), at their expense, shall provide such Statement of Additional Information free of charge to the Company and to any owner of a Contract or prospective owner who requests such Statement.

3.3.	The Fund, at their expense, shall provide the Company with
copies of their proxy statements,
reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

3.4.	If and to the extent required by law, the Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote Portfolio shares in accordance with instructions
received from Contract owners; and

(iii)	vote Portfolio shares for which no instructions have been
received in the same proportion as
shares of such Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Company shall be responsible for assuring that each of its separate accounts participating in the Funds calculates voting privileges in a manner consistent with the standards set forth in the Shared Funding
Order and rules and regulations of the SEC, which standards will also be provided to other
Participating Insurance Companies.

	3.5.	The Funds will comply with all provisions of the 1940
Act requiring voting by
shareholders, and in particular, the Funds will either provide for annual meetings or comply with
Section 16(c) of the 1940 Act (although or the Funds are not one of the trusts described in Section
16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the
Funds will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV
Sales Material and Information

4.1.	The Company shall furnish, or shall cause to be furnished,
to the Funds or its designee, each
piece of sales literature or other promotional material in which the Funds, the Underwriter or the Adviser is named, at least fifteen Business Days prior to its use. No such material shall be used unless approved in writing by the all of the Funds or the Underwriters. The Funds and the Underwriters will use reasonable best efforts to provide the Company with written response within ten Business Days of receipt of such materials. Any piece which merely names the Funds, the Underwriters or the
Advisers as participating in the Variable Insurance Products may be used after ten Business Days of receipt by the Funds and the Underwriters if the Company has not received a written response from the Funds or the Underwriters.

4.2.	The Company shall not give any information or make any
representations or statements on behalf
of the Funds or concerning the Funds in connection with the sale of the Contracts other than the information or representations contained in the registration statements or prospectuses for the Funds, as such registration statements and prospectuses may from time to time be amended or supplemented, or in reports or proxy statements for the Funds, or in sales literature or other promotional material provided to the Company by the Funds or their designee or by the Underwriters, except with the written permission of the Funds or such Underwriter, pursuant to Section
4.1 hereof.

4.3.	The Funds, the Underwriters or their designee shall furnish, or shall cause to be furnished, to
the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s), is named at least fifteen Business Days prior to its use. No such material shall be used unless approved in writing by the Company or its designee. The Company will use reasonable best efforts to provide the Funds with written response within ten Business Days of receipt of such materials. Any piece which merely states that the Funds, the Underwriters or the Advisers are participating in the Variable Insurance Products may be used after ten Business Days after receipt by the Company if the Funds or the Underwriters have not received a written response from the Company.

4.4.	The Funds and the Underwriters shall not give any
information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may from time to time be amended or supplemented, or in published reports which are in the public domain or approved by the Company for distribution to
Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5.	The Funds will provide to the Company at least one complete
copy of all registration statements,
prospectuses, Statements of Additional Information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to any of the Portfolios or their shares, promptly following the filing of such document with the SEC or other regulatory authorities.

4.6.	The Company will provide to the Funds at least one complete
copy of all registration statements,
prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or each Account, promptly following the filing of such document with the SEC or other regulatory authorities; and, if a Contract and its associated Account are exempt from registration, the equivalents to the above.

4.7.	For purposes of this Agreement, the phrase "sales literature or other promotional material"
includes, but is not limited to, any of the following that refer to the Funds or any affiliate of the
Funds: advertisements (such as material published or designed for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape or electronic display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

ARTICLE V
Fees and Expenses

5.1.	The Funds and the Underwriters shall pay no fee or other
compensation to the Company under this
Agreement, except that if the Funds or any Portfolio adopts and implements a plan pursuant to Rule
12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter or other resources available to the Underwriter. No such payments shall be made directly by the Funds. Currently, no such payments are contemplated.

5.2.	Except as otherwise expressly provided in the Agreement, all expenses incident to performance by
the Funds under this Agreement shall be paid by the Funds. The
Funds shall see to it that all
Portfolio shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Funds, in accordance with applicable state laws prior to their sale. The Funds shall bear the expenses for the cost of registration and qualification of the Portfolios' shares, preparation and filing of the Funds' prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law and all taxes on the issuance or transfer of the Portfolios' shares.

5.3.	The Company shall bear the expenses of printing and
distributing the Funds' prospectus to owners of Contracts issued by the Company and of distributing the Funds' proxy materials and reports to such Contract owners.


ARTICLE VI
Diversification

6.1.	The Funds will at all times invest money from the Contracts
in such a manner as to ensure that
the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Funds will at all times comply with
Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment or life insurance contracts and any amendments or other modifications to such Section or Regulation. In the event of a breach of this Article VI by the Funds, it will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Funds so as to achieve compliance with the grace period afforded by Regulation 1.817-5.

ARTICLE VII
Potential Conflicts

7.1.	The Boards will monitor the Funds for the existence of any
material irreconcilable conflict
between the interests of the contract owners of all separate accounts investing in the Funds. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding;
(d) the manner in which the
investments of a Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Boards shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof.

7.2.	The Company will report any potential or existing conflicts
to the Boards. The Company will
assist the Boards in carrying out its responsibilities under the Shared Funding Order, by providing the Boards with all information reasonably necessary for the Boards to consider any issues raised.
This includes, but is not limited to, an obligation by the Company to inform the Boards whenever any of the events in Section 7.1, as they pertain to the Company, occur (e.g., a decision to disregard contract owner voting instructions).

7.3.	If it is determined by a majority of a Board, or a majority
of its disinterested trustees, that
a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Funds or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another
Portfolio of the Funds, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners or variable contract owners of one or more Participating Insurance
Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change, and (2) establishing a new registered management investment company or managed separate account.

7.4.	If a material irreconcilable conflict arises because of a
decision by the Company to disregard
contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Funds election, to withdraw the affected
Account's investment in the Funds and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested trustees of the
Board. Any such withdrawal and termination must take place within six months after the Funds give written notice that this provision is being implemented, and until the end of that six month period the Funds and the Underwriters shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Funds.

7.5.	If a material irreconcilable conflict arises because a
particular state insurance regulator's
decision applicable to the Company conflicts with that of other state regulators, then the Company will withdraw the affected Account's investment in the Funds and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested trustees of the Board. Until the end of that six-month period, the Funds and the Underwriter shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Funds.

7.6.	For purposes of Sections 7.3 through 7.6 of this Agreement,
a majority of the disinterested
trustees of each Board shall determine whether any proposed action adequately remedies a material irreconcilable conflict, but in no event will the Funds be required to establish a new funding medium for the Contracts. The Company shall not be required by Section
7.3 to establish a new funding medium
for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy a material irreconcilable conflict, then the Company will withdraw the Account's investment in the Funds and terminate this Agreement within six months after the Board informs the Company in writing of the foregoing determination;
provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested trustees of the Boards.

7.7.	If and to the extent that Rule 6e-2 and Rule 6e-3(T) are
amended, or Rule 6e-3 is adopted, to
provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Order) on terms and conditions materially different from those contained in the Shared Funding Order, then (a) the Funds and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3 as adopted, to the extent such rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4 and 7.5
of this Agreement shall continue in
effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII
Indemnification

8.1.	Indemnification By The Company

8.1(a).	The Company agrees to indemnify and hold harmless the
Funds, the Underwriters and the
Advisers and each trustee/director and officer thereof and each person, if any, who controls the Funds, the Underwriters, or the Advisers within the meaning of
Section 15 of the 1933 Act
(collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company), expenses or litigation (including legal and other expenses) (hereinafter referred to collectively as a "Loss"), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the sale or acquisition of the Funds' shares or the Contracts and:

(i)	arise out of or are based upon any untrue statement or
alleged untrue statement of any material fact contained in the registration statement, prospectus or private offering memorandum for the
Contracts or contained in the Contracts or sales literature or other promotional materials for the
Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Indemnified Party for use in the registration statement or prospectus for the Contracts or in the Contracts or in sales literature or any other promotional materials (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of statements or representations
(other than statements or
representations contained in the registration statements, prospectuses or sales literature or other promotional materials of the Funds not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Funds shares; or

(iii)	arise out of any untrue statement or alleged untrue
statement of a material fact contained in a registration statement, prospectus or sales literature or other promotional materials of the Funds (or any amendment or supplement to any of the foregoing) or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon or in conformity with written information furnished to the Funds, the Underwriters or the Advisers by or on behalf of the Company; or

(iv)	arise as a result of any failure by the Company to provide
the services and 	furnish the
materials under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any
representation and/or warranty made by
the Company in this Agreement or arise out of or result from any other material breach of this
Agreement by the Company, as limited by and in accordance with the provisions of Sections 8.1 (b) and 8.1(c) hereof.

8.1(b).	The Company shall not be liable under this
indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Funds, the Underwriters or the Advisers, whichever is applicable.

8.1(c).	The Company shall not be liable under this
indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such
Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the
Company shall be entitled to participate, at its own expense, in the defense thereof. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such Party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

8.1(d).	The Indemnified Parties will promptly notify the
Company of the commencement of any
litigation or proceedings against them in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts or the operation of the Funds.

	8.2. Indemnification By The Funds

8.2(a).	The Funds severally agree to indemnify and hold
harmless the Company, and each of its
directors/trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section
8.2) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the operations of the Funds and:

(i)	arise as a result of any failure by the Funds to provide the services and furnish the materials
under the terms of this Agreement (including a failure to comply with the diversification requirements specified in Article VI of this Agreement);or

(ii) arise out of or result from any material breach of any representation and/or warranty made by the Funds in this Agreement or arise out of or result from any other material breach of this Agreement by the Funds, as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

8.2(b).	The Funds shall not be liable under this
indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company, an Account, the Funds, the Underwriters or the Advisers, whichever is applicable.

8.2(c).	The Funds shall not be liable under this
indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Funds in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified
Party shall have received notice of such service on any designated agent), but failure to notify the Funds of any such claim shall not relieve the Funds from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the
Funds shall be entitled to participate, at their own expense, in the defense thereof. The Funds also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Funds to such party of the Funds' election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Funds will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d).	The Company will promptly notify the Funds of the
commencement of any litigation or
proceedings against the Indemnified Parties in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts, the operation of each Account or the acquisition of shares of the Funds.

	8.3. Indemnification By The Underwriters

8.3(a)	The Underwriters severally agree to indemnify and hold
harmless the Company and each of
its directors/trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this
Section 8.3) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the sale or acquisition of the Funds' shares or the Contracts and:

(i)	arise out of or are based upon any untrue statement or
alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or other promotional materials of the Funds (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Funds, the Underwriters or the Advisers by or on behalf of the Indemnified Party for use in the registration statement or prospectus of the Funds or in sales literature or other promotional materials (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of statements or representations
(other than statements or
representations contained in the registration statements, prospectuses or sales literature or other promotional materials for the Contracts not supplied by the Underwriters or persons under their control) or wrongful conduct of the Funds or Underwriters or persons under their control, with respect to the sale or distribution of the Contracts or Funds shares; or

(iii)	arise out of any untrue statement or alleged untrue
statement of a material fact contained in a registration statement, prospectus or private offering memorandum for the Contracts or contained in the Contracts or sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon or in conformity with written information furnished to the Company by or on behalf of the Funds or the Underwriters; or

(iv)	arise as a result of any failure by the Underwriters to
provide the services and furnish the
materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or

(v)	arise out of or result from any material breach of any
representation and/or warranty made by
the Underwriters in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriters, as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

8.3(b).	The Underwriters shall not be liable under this
indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified
Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified
Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or an Account, whichever is applicable.

8.3(c).	The Underwriters shall not be liable under this
indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriters in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriters of any such claim shall not relieve the Underwriters from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriters shall be entitled to participate, at its own expense, in the defense thereof. The Underwriters also shall be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. After notice from an Underwriter to such Party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

8.3(d).	The Company will promptly notify the Underwriters of
the commencement of any litigation or
proceedings against the Indemnified Parties in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts or the operation of each Account.

	8.4. Indemnification By The Advisers

8.4(a)	The Advisers severally agree to indemnify and hold
harmless the Company and each of its
directors/trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section
8.4) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as a Loss is related to the sale or acquisition of the Funds' shares or the Contracts and:

(i)	arise out of or as a result of statements or representations
(other than statements or
representations contained in the registration statements, prospectuses or sales literature or other promotional materials for the Contracts not supplied by the Advisers, or persons under its control) or wrongful conduct of the Advisers or persons under its control, with respect to the sale or distribution of the Contracts or Funds shares; or

(ii)	arise out of any untrue statement or alleged untrue
statement of a material fact contained in a registration statement, prospectus or private offering memorandum for the Contracts or contained in the Contracts or sales literature or other promotional materials for the Contracts (or any amendment or supplement to any of the foregoing) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon or in conformity with written information furnished to the Company by or on behalf of the Advisers; or

(iii)	arise as a result of any failure by the Advisers to provide
the services and furnish the
materials under the terms of this Agreement (including a failure by the Funds, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or

(iv)	arise out of or result from any material breach of any
representation and/or warranty made by an Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by an Adviser, as limited by and in accordance with the provisions of Sections 8.4(b) and 8.4(c) hereof.

8.4(b).	An Adviser shall not be liable under this
indemnification provision with respect to any Loss incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or an Account, whichever is applicable.

8.4(c).	An Adviser shall not be liable under this
indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Advisers in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such
Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Advisers of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the
Adviser shall be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

8.4(d).	The Company will promptly notify the Adviser of the
commencement of any litigation or
proceedings against the Indemnified Parties in connection with this Agreement, the issuance or sale of Portfolio shares or the Contracts or the operation of each Account.

8.5.	Except as otherwise expressly provided in the Agreement, no
party shall be liable to any other
party for special, consequential, punitive or exemplary damages, or damages of a like kind or nature;
and, without limiting the foregoing, with respect to Section 1.10 of Article I and Sections 8.2, 8.3 and 8.4 of Article VIII as such Sections relate to errors in calculation or untimely reporting of net asset value per share or dividend or capital gain rate, the liability of a party to any other party shall be limited to the amount required to correct the value of the Account as if there had been no incorrect calculation or reporting or untimely reporting of the net asset value per share or dividend or capital gain rate.

ARTICLE IX
Applicable Law

9.1.	This Agreement shall be construed and the provisions hereof
interpreted under and in accordance
with the laws of the State of New York.

9.2.	This Agreement shall be subject to the provisions of the
1933 Act, the 1934 Act and the 1940 Act
and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Shared Funding Order) and the terms of this Agreement shall be interpreted and construed in accordance therewith.



ARTICLE X
Termination

10.1.	This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party for any reason by sixty (60) days'
advance written notice delivered to
the other parties; or

(b)	termination by the Company by written notice to a Fund and
its Underwriter with respect to any
Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c)	termination by the Company by written notice to a Fund and
its Underwriter with respect to any
Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)	termination by the Company by written notice to a Funds its
Underwriter and its Adviser with
respect to any Portfolio in the event that such Portfolio ceases to qualify as a "regulated investment company" under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that the Fund will fail to so qualify; or

(e)	termination by the Company by written notice to a Fund, its
Underwriter  and its Adviser with
respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Article VI hereof; or

(f)	termination by either the Funds or the Underwriters by
written notice to the Company, if either one or both of the Funds or one or both of the Underwriters shall determine, in their sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(g)	termination by the Company by written notice to the Funds
and the Underwriters, if the Company
shall determine, in its sole judgment exercised in good faith, that either a Fund or a Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)	termination by the Funds or an Underwriter by written notice to the Company, if the Company
gives a Fund and an Underwriter the written notice specified in
Section 1.6(b) hereof and at the time
such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however, that any termination under this
Section 10.1(h) shall be effective
forty-five days after the notice specified in Section 1.6(b) was given.

10.2.	Effect of Termination. Notwithstanding termination of this
Agreement, the Funds and the
Underwriters shall, if the Company and the Underwriter mutually agree, continue to make available additional shares of the Funds pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as
"Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to retain investments in the Funds, reinvest dividends and redeem investments in the Funds.
The parties agree that this Section 10.2 shall not apply to any terminations under Section 1.2 of
Article I or under Article VII, and the effect of such Article VII terminations shall be governed by
Article VII of this Agreement.

10.3 The Company shall not redeem Funds shares attributable to the Contracts (as opposed to Funds shares attributable to the Company's assets held in the Account) except (i) as necessary to implement
Contract Owner initiated or approved transactions; or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption"); or (iii) as a result of action by the Funds' Boards, acting in good faith, upon sixty (60) days' advance written notice to the Company and Contract Owners. Upon request, the Company will promptly furnish to the Funds and the Underwriter the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Funds and the Underwriter) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption, or is as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. In the event that the Company is to redeem shares pursuant to clause (iii) above, the Funds will promptly furnish to the Company the opinion of counsel for the Funds (which counsel shall be reasonably satisfactory to the
Company) to the effect that any such redemption is not in violation of the 1940 Act or any rule or regulation thereunder, or is as permitted by an order of the SEC. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Funds or the Underwriter 90 days' advance written notice of its intention to do so.

ARTICLE XI
Notices

Any notice shall be sufficiently given when sent by registered or certified mail or next-day delivery to the other parties at the address of such parties set forth below or at such other address as any party may from time to time specify in writing to the other parties.


If to the Company:
___________________________________
		___________________________________
		Attention:___________________________


If to the Worldwide Insurance Funds:
c/o Van Eck Global
99 Park Avenue, 8th Floor
New York, New York 10016
Attention: President, with a copy to the General Counsel

If to Levco Series Trust
___________________________________
		___________________________________
		Attention:___________________________


If to the Van Eck Securities Corporation:
		99 Park Avenue, 8th Floor
		New York, New York 10016
Attention: President, with a copy to the General Counsel

If to Levco Securities Inc.
___________________________________
		___________________________________
		Attention:___________________________

If to Van Eck Associates Corporation:
		99 Park Avenue, 8th Floor
New York, New York 10016
		Attention: President, with a copy to the General
Counsel

If to John A. Levin & Co. Inc.
___________________________________
		___________________________________
		Attention:___________________________

ARTICLE XII
Miscellaneous

12.1.	All persons dealing with the Funds must look solely to the
property of the Funds for the
enforcement of any claims against the Funds as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Funds.

12.2.	Subject to the requirements of legal process and regulatory
authority, each party hereto shall
treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party, until such time as it may come into the public domain.

12.3.	The captions in this Agreement are included for convenience
of reference only and in no way
define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.4.	This Agreement may be executed simultaneously in two or more counterparts, each of which taken
together shall constitute one and the same instrument.

12.5.	If any provision of this Agreement shall be held or made
invalid by a court decision, statute,
rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.6.	Each party hereto shall cooperate with each other party and
all appropriate governmental
authorities (including, without limitation, the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.7.	The rights, remedies and obligations contained in this
Agreement are cumulative and are in
addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8.	This Agreement or any of the rights and obligations
hereunder may not be assigned by any party without the prior written consent of all parties hereunder; provided, however, that the Underwriter may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Underwriter, if such assignee is duly licensed and registered to perform the obligations of the Underwriter under this Agreement.

12.9.	The Company shall furnish, or shall cause to be furnished,
to the Funds or its designee, copies
of the following reports:

(a)	the Company's annual statement (prepared under statutory
accounting principles) and annual
report (prepared under generally accepted accounting principles
("GAAP"), if any), as soon as
practical and in any event within 120 days after the end of each fiscal year;

(b)	the Company's semi-annual statements (statutory) (and GAAP,
if any), as soon as practical and in
any event within 60 days after the end of each period:

(c)	any financial statement, proxy statement, notice or report
of the Company sent to stockholders
and/or policyholders, as soon as practical after the delivery thereof to stockholders;

(d) any registration statement (without exhibits) and financial reports of the Company filed with the SEC or any state insurance regulator, as soon as practical after the filing thereof;

(e)	any other report submitted to the Company by independent
accountants in connection with any
annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.






IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.


___________________________		Attest:

By: 				By: ________________________
Name: 				Name: ______________________
Title: 				Title: _______________________
VAN ECK WORLDWIDE INSURANCE TRUST		Attest:
By: 				By: _________________________
Name: 				Name: _______________________
Title: 				Title: ________________________
VAN ECK SECURITIES CORPORATION			Attest:
By: 				By: __________________________
Name: 				Name: ________________________
Title: ______________________				Title:
_________________________
VAN ECK ASSOCIATES CORPORATION			Attest:
By: _______________________				By:
__________________________
Name: ____________________				Name:
________________________
Title: _____________________				Title:
_________________________

LEVCO SERIES TRUST						Attest
By: _______________________				By:
__________________________
Name: ____________________				Name:
________________________
Title: _____________________				Title:
_________________________
LEVCO SECURITIES INC.
By: _______________________				By:
__________________________
Name: ____________________				Name:
________________________
Title: _____________________				Title:
_________________________

JOHN A. LEVIN & CO., INC.

By: _______________________				By:
__________________________
Name: ____________________				Name:
________________________
Title: _____________________				Title:
_________________________


SCHEDULE A
ACCOUNTS


							Date Established by the
Company's 				Name
of Account				Board of Directors

SCHEDULE B
PORTFOLIOS AND OTHER FUNDS
ADVISED BY ADVISERS

I.	Portfolios

Van Eck Worldwide Insurance Trust
		Hard Assets Fund

Levco Series Trust
		Levco Equity Value Fund

II.	Other Funds Advised by the Adviser

SCHEDULE C
OTHER INVESTMENT COMPANIES AVAILABLE
AS FUNDING VEHICLE FOR THE CONTRACTS

(If none, so state)

VAN ECK Participation Midland.txt



ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is made as of the ____ day of __________________, 2001, by and between INVESCO Funds
Group, Inc. ("INVESCO"), and ______________________ ("________"),
a ___________ corporation,
collectively, the "Parties."

WITNESSETH:
WHEREAS, INVESCO serves as the administrator for the INVESCO Variable Investment Funds, Inc. (the
"Company"); and
WHEREAS, INSURANCE COMPANY has entered into an agreement, dated ___________________, with the
Company, INVESCO Distributors, Inc. and INVESCO (the " Fund Participation Agreement") pursuant to which the Company will make shares of certain of its managed portfolio of securities ("Portfolios") available to certain variable life insurance and/or variable annuity contracts offered by INSURANCE
COMPANY through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Fund Participation Agreement; and
WHEREAS, the Fund Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's
(or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications
(collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract
Owners") who have allocated any Contract value to a Portfolio; and WHEREAS, the Fund Participation Agreement provides that INSURANCE COMPANY, at its expense, will provide various administrative and shareholder contact services with respect to prospective and actual
Variable Contract Owners of INSURANCE COMPANY; and
WHEREAS, the Fund Participation Agreement makes no provision for the rate at which each party shall incur expenses in connection with the servicing of Contract Owners who have allocated Contract value to a portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and
WHEREAS, the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;
NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:
I. Services Provided
[INSURANCE COMPANY] agrees to provide services to the Company and INVESCO including the following:

a)	responding to inquiries from INSURANCE COMPANY Contract
Owners using one or more of the
Portfolios as an investment vehicle regarding the services
performed by INSURANCE COMPANY as they
relate to INVESCO, the Company or its Portfolios;
b)	providing information to INVESCO or the Company and to
Contract Owners with respect to shares
attributable to Contract Owner accounts;
c)	communicating directly with Contract Owners concerning
INVESCO or the Company's operations;
e)	providing such similar services as INVESCO or the Company
may reasonably request to the extent
permitted or required under applicable statutes, rules and
regulations.
II. Expense Allocations
Subject to Section III hereof, and the provisions of Article IV of the Fund Participation Agreement,
INSURANCE COMPANY or its affiliates shall initially bear the costs of the following:
a)	printing and distributing all Fund Materials to be
distributed to prospective Contract Owners
except as may otherwise be provided in the Fund Participation
Agreement;
b)	printing and distributing all sales literature or
promotional material developed by INSURANCE
COMPANY or its affiliates and relating to the Contracts;
c)	servicing Contract Owners who have allocated Contract value
to a Portfolio, which servicing
shall include, but is not limited to, the items listed in
Paragraph I of this Agreement.
III. Payment of Expenses
In recognition of the substantial savings in administrative
expenses to INVESCO and the Company by
virtue of having a sole shareholder, INSURANCE COMPANY, and
having that shareholder be responsible
for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to INSURANCE
COMPANY, as described below:
a) INVESCO shall pay to INSURANCE COMPANY an Administrative
Services Fee (hereinafter, the
"Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios attributable to Contracts offered by INSURANCE COMPANY, at the annual rate of 0.25% on the aggregate net assets placed by INSURANCE COMPANY in the Portfolios of the Company designated in Schedule B of the Fund
Participation Agreement, as may be amended from time to time. The Quarterly Fee is in consideration of the expenses incurred by INSURANCE COMPANY pursuant to
Section II hereof.  The payment of the
Quarterly Fee shall commence on the date first indicated above.
b) From time to time, the Parties hereto shall review the
Quarterly Fee to determine whether it
reasonably approximates the incurred and anticipated costs, over time, of INSURANCE COMPANY in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the
Quarterly Fee proposed by another Party in good faith.
c)	This Agreement shall not modify any of the provisions of
Article IV or Article VI of the Fund
Participation Agreement, but shall supplement those provisions.
IV. Term of Agreement
This Agreement shall continue in effect for so long as INSURANCE COMPANY or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its Portfolios, and
continues to perform in a similar capacity for the Company and
INVESCO.
V.  Confidentiality
Each party agrees to maintain all information about the other party that it may acquire pursuant to
this Agreement in confidence, and each party agrees not to use, or permit the use of, any such information for any purpose except that set forth herein, or to disclose any such information to any person, without the prior written consent of the other party.
This provision shall survive the
termination of this Agreement.
VI.  Indemnification
(a)	INSURANCE COMPANY agrees to indemnify and hold harmless
the Company and INVESCO, and their
officers, employees, and directors, from any and all loss,
liability and expense resulting from the
gross negligence or willful wrongful act of INSURANCE COMPANY under this Agreement, except to the
extent such loss, liability or expense is the result of the
willful misfeasance, bad faith or gross
negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.
(b)	The Company and INVESCO agree to indemnify and hold harmless
INSURANCE COMPANY and its
officers, employees, and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company or INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of INSURANCE COMPANY in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.
VII. Notices
Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:
INVESCO Funds Group, Inc.
7800 East Union Avenue
Denver, CO 80237
Attn: Ronald L. Grooms, Senior Vice President
FAX: 303 930-6541

INSURANCE COMPANY
_____________________________
_____________________________
_____________________________


VIII. Applicable Law
Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.
IX. Execution in Counterparts
This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.
X. Severability
If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
XI. Rights Cumulative
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.
XII. Headings
The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

INVESCO Funds Group, Inc.	INSURANCE COMPANY
By:  		By:
Ronald L. Grooms		Name:
Senior Vice President & Treasurer		Title:


INVESCO Variable Investment Funds, Inc.
By:
Ronald L. Grooms
Treasurer

INVESCO Participation Agreement.txt



January 11, 2002



The Board of Directors
Midland National Life Insurance Company
Des Moines, Iowa



Gentlemen

With reference to the Registration Statement for Midland National
Life Separate
Account C filed
on form N-4 (File No. 333-71800) with the Securities and Exchange Commission covering flexible premium deferred variable annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	Midland National Life Insurance Company is duly organized
and validly
existing
under the laws of the State of Iowa and has been duly authorized to issue individual flexible premium deferred variable annuity contracts by the Department of
Insurance
of the State of Iowa.

2.	The Midland National Life Insurance Company Separate Account
C is a duly
authorized and existing separate account established pursuant to the provisions of the Iowa Statutes.

3.	The flexible premium deferred variable annuity contracts,
when issued as
contemplated by said From N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Midland National Life Insurance
Company.

I hereby consent to the filing of this opinion as an Exhibit to said N-4
Registration Statement.

						Very truly yours,



						Stephen P. Horvat, Jr.
						Senior Vice President
                                    General Counsel

SPH Legal Consent.txt





January 2, 2002

Midland National Life Insurance Company
One Midland Plaza
Sioux Falls, SD  57193


Re: Midland National Life Separate Account C
    Form N-4, File No. 333-71800

Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of the Pre-Effective Amendment No. 1 to the Registration
Statement on Form N-4 filed by Midland National Life Insurance Company Separate Account C for certain variable annuity contracts (File No. 333-71800). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,


SUTHERLAND ASBILL & BRENNAN LLP


by:     /s/ Frederick R. Bellamy
           Frederick R. Bellamy

SABConsVA3Pre1.txt

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Midland National Life
Separate Account C on Form N-4 (File No. 333-71800) of our reports dated March 9,
2001, on our audits of the financial statements of Midland
National Life Separate
Account C and the financial statements of Midland National Life Insurance Company, respectively. We also consent to the reference of our firm under the caption "Financial" in such Registration Statement.



						PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
January 14, 2002

PWC Consent.txt